As filed with the Securities and Exchange Commission on April 12, 2010

Registration No. 333-164031

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

Excel Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(858) 613-1800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary B. Sabin

Chairman and Chief Executive Officer

Excel Trust, Inc.

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(858) 613-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig M. Garner, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, California 92130 (858) 523-5400	Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 (212) 878-8000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus, dated April 12, 2010

PROSPECTUS

15,000,000 Shares

Common Stock

Excel Trust, Inc. is a vertically integrated, self-administered, self-managed real estate firm with the principal objective of acquiring, financing, developing, leasing, owning and managing value oriented community and power centers, grocery anchored neighborhood centers and freestanding retail properties. We intend to elect to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

This is our initial public offering and no public market currently exists for our common stock. We are offering          shares of our common stock. All of the shares of our common stock offered by this prospectus are being sold by us. We expect that the initial public offering price for our common stock will be between $16.00 and $18.00 per share. Our common stock has been authorized for listing on the New York Stock Exchange under the symbol “EXL.”

To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% on our common stock. See “Restrictions on Ownership and Transfer” beginning on page 156.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 21 of this prospectus for certain risks regarding an investment in our common stock, including, among others:

•	We may be unable to invest the proceeds of this offering on acceptable terms or at all, which may harm our financial condition and operating results.

•	We have no operating history as a REIT or a public company and may not be successful in operating as a public REIT, which may adversely affect our ability to make distributions to stockholders.

•

We have not obtained any recent appraisals for the 20 properties we expect to acquire in our formation transactions. The terms of the contribution agreements related to four of these properties, each of which is wholly or majority owned by our directors and officers, were not negotiated in an arm’s length transaction, and the consideration we pay for these and the other properties we expect to acquire in our formation transactions may exceed their aggregate fair market value.

•	We may be unable to identify, acquire, develop or operate properties successfully, which could harm our financial condition and ability to pay distributions to you.

•

Our success depends on key personnel with extensive experience dealing with the commercial real estate industry, and the loss of these key personnel could threaten our ability to operate our business successfully.

•	Conflicts of interest could result in our management acting other than in our stockholders’ best interests.

•

Our failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, would result in significant adverse tax consequences to us and would adversely affect our business and the value of our stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)

Excludes a structuring fee of 0.75% of the public offering price in the aggregate payable to Morgan Stanley & Co. Incorporated, Barclays Capital Inc., UBS Securities LLC and HFF Securities L.P. See “Underwriting.”

We have granted the underwriters the right to purchase up to an additional 2,250,000 shares of common stock to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock sold in this offering will be ready for delivery on or about             , 2010.

Morgan Stanley	Barclays Capital	UBS Investment Bank

Wells Fargo Securities	KeyBanc Capital Markets

Raymond James	Stifel Nicolaus	HFF Securities L.P.	PNC Capital Markets LLC

The date of this prospectus is             , 2010

EXCEL TRUST

Plaza at Rockwall Phase I – Rockwall, TX**

Lowe's

Lowe's – Shippensburg, PA**

BARNES & NOBLE
BOOKSELLERS

5000 South Hulen – Fort Worth, TX**

Publix

Five Forks Place – Simpsonville, SC*

Excel Centre – San Diego, CA*

Newport Towne Center – Newport, TN*

ROSS

Main Street Plaza – El Cajon, CA**

Walgreens

Walgreens – Multiple Locations**

ROSS

Grant Creek Town Center – Missoula, MT**

St. Mariner's Point Shopping Center
St. Marys, GA**

Merchants Central Shopping Center
Milledgeville, GA**

Shop'n Save

Shop 'n Save – Ballwin, MO**

Jewel Osco

Jewel Osco – Morris, IL**

*Contribution Property.

**Acquisition Property.

You should rely only on the information contained in this prospectus or any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

i

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements of our predecessor appearing elsewhere in this prospectus, including under the caption “Risk Factors.” References in this prospectus to “Excel Trust,” “we,” “our,” “us” and “our company” refer to Excel Trust, Inc., a Maryland corporation, Excel Trust, L.P., and any of our other subsidiaries. Excel Trust, L.P. is a Delaware limited partnership of which we are the sole general partner and to which we refer in this prospectus as our operating partnership. Unless otherwise indicated, the information contained in this prospectus is as of December 31, 2009 and assumes that (1) the underwriters’ over-allotment option is not exercised, (2) our formation transactions described herein have been completed, (3) the common stock to be sold in this offering will be sold at $17.00 per share, which is the mid-point of the range of prices set forth on the cover page of this prospectus, and (4) the units of partnership in our operating partnership, or operating partnership units, issued in our formation transactions are valued at $17.00 per unit.

Excel Trust, Inc.

Overview

We are a vertically integrated, self-administered, self-managed real estate firm with the principal objective of acquiring, financing, developing, leasing, owning and managing value oriented community and power centers, grocery anchored neighborhood centers and freestanding retail properties. Our strategy is to acquire high quality, well-located, dominant retail properties that generate attractive risk-adjusted returns. We will target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We consider competitively protected properties to be located in the most prominent shopping districts in their respective markets, ideally situated at major “Main and Main” intersections. We generally lease our properties to national and regional supermarket chains, big-box retailers and select national retailers that offer necessity and value oriented items and generate regular consumer traffic. Our tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, which we believe generates more predictable property-level cash flows.

Upon the completion of this offering and our formation transactions, we expect to own an initial portfolio consisting of 16 retail properties totaling 1,222,517 square feet of gross leasable area, which were approximately 93.5% leased and had a weighted average age of approximately 5.8 years as of December 31, 2009 based on gross leasable area. We have also agreed to acquire one additional retail shopping center consisting of approximately 85,600 square feet of gross leasable area upon the completion of its development and the occupancy of its key tenants. In addition, we expect to own one commercial office property totaling 82,157 square feet of gross leasable area, which was 100% leased as of December 31, 2009. We utilize a portion of this commercial building as our headquarters. We also expect to own two land parcels comprising approximately 32.6 acres that we will have the ability to develop.

We believe the current market environment will create a substantial number of favorable investment opportunities with attractive yields on investment and significant upside potential. We have identified a pipeline of potential acquisitions from which we will seek to purchase properties that best meet our acquisition criteria and that will enhance our initial portfolio. Since December 15, 2009, the date of our incorporation, we have signed agreements contingent upon the completion of this offering to acquire eleven properties from our pipeline having an aggregate purchase price of approximately $163.8 million. As of March 31, 2010, we were actively negotiating an additional 13 potential property acquisitions from our pipeline, which have an estimated aggregate purchase price of approximately $550 million and comprise approximately 3.5 million square feet of gross leasable area. These properties include neighborhood centers, community centers and power centers located in Alabama, California, South Carolina, Texas and Virginia. Our management team sourced the properties in our pipeline through their extensive relationships with banks, insurance companies, public institutions, fund managers, real estate investment trusts, or REITs, retailers, private investors and developers, established over the last three decades. More than 75% of the potential property acquisitions we are actively negotiating from our pipeline are off-market transactions sourced through these relationships. Upon the completion of this offering and our formation transactions, we expect to have approximately $84.8 million of equity growth capital, in addition to funds available under a $150.0 million unsecured revolving credit facility that we intend to have in place after the completion of this offering, to invest in retail properties.

Gary Sabin, our Chairman and Chief Executive Officer, has over 30 years of experience in the real estate sector having overseen more than $4 billion of retail-related acquisitions and developments. We have an integrated team of 20 professionals with experience across all stages of the real estate investment cycle. Our senior management team includes Spencer Plumb, our President and Chief Operating Officer, James Nakagawa, our Chief Financial Officer, Mark Burton, our Chief Investment Officer and Senior Vice President of Acquisitions, and Eric Ottesen, our Senior Vice President and General Counsel. Mr. Sabin has worked with Mr. Plumb for 12 years, Mr. Nakagawa for 15 years, Mr. Burton for 26 years and Mr. Ottesen for 15 years. Excel Trust will represent our senior management team’s fifth U.S. publicly listed company focused on retail real estate. See “Business and Properties — Management History and Experience.”

We were organized as a Maryland corporation on December 15, 2009 and intend to elect to be taxed as a REIT beginning with our taxable year ending December 31, 2010. We will conduct substantially all of our business through Excel Trust, L.P., a Delaware limited partnership, or our operating partnership. We are the sole general partner of our operating partnership. Our primary offices are located in San Diego, California and Salt Lake City, Utah. Our headquarters is located at 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128. Our telephone number is (858) 613-1800. Our Internet address is www.ExcelTrust.com. Our Internet website and the information contained therein or connected thereto does not constitute a part of this prospectus or any amendment or supplement hereto.

Market Opportunity

We believe the challenging real estate capital markets in conjunction with weakened economic and real estate fundamentals have pushed the broader real estate sector near its cyclical low, presenting a rare opportunity for well-capitalized companies to acquire high quality retail properties at attractive prices. From 2003 to 2007, increased discretionary spending, fueled by factors such as household wealth creation and easy access to credit, contributed to robust sales growth for the U.S. retail market and strong fundamentals for the retail property market. In addition, record levels of capital flowed into the debt and equity commercial real estate markets which compressed capitalization rates to record low levels and boosted asset values. During this time, many commercial real estate buyers flush with liquidity due, in part, to relaxed lending standards paid “Class A” prices for “Class B” properties. We believe a unique opportunity exists today to accomplish the reverse – acquire “Class A” properties for “Class B” prices. The distinctions between classes of properties are subjective and are determined independently by each real estate buyer, seller or tenant, and may vary by region or city. We believe that “Class A” properties are properties that have premium location and access, attract investors and high quality tenants, are managed professionally, are constructed from high quality building materials and command competitive rents. “Class B” properties, which may still attract high quality tenants, have average (as compared to premium) locations, management and construction.

In late 2007, with the onset of the sub-prime mortgage contagion and the ensuing credit crisis, the U.S. consumer retrenched, leading to a severe decline in the retail industry. Significantly reduced consumer spending resulted in lower retail sales, causing retailers to close stores or curtail expansion plans and landlords to confront increasing vacancies and declining rents. At the same time, the real estate capital markets froze, access to traditional sources of financing for retail properties became limited and real estate company capital structures began to fail. The confluence of these events that began in late 2007 contributed to retail real estate asset values posting their biggest decline in over 30 years.

In spite of the overall weakness in the retail sector, our target property types, which are anchored by necessity oriented retailers, which are retailers that sell items that consumers purchase on a regular basis, such as food, clothing, household supplies and health care items, and value oriented retailers, which are retailers that sell items ranging from necessity items to household appliances and sporting goods generally at lower prices than other retailers that carry such goods, have fared better than other retail property types in terms of operating fundamentals. This is primarily because consumer spending on necessity and value oriented goods has remained strong. In addition, we believe we may be at the beginning of an economic recovery period and the ensuing rebound in the retail market may be similar to those of past economic downturns. According to the U.S. Census data, retail sales recorded average year-over-year growth rates of 6.4%, 6.4% and 5.1% during the three years following the recessions of 1982, 1990 and 2001, respectively; however, there is no guarantee that comparable growth rates will occur in the future.

We believe that the current environment, which is characterized by the difficulty of refinancing existing debt and the risk of foreclosure, has resulted and will continue to result in distressed sellers. We believe that many cash-constrained landlords may not be able to fund required tenant improvements, leasing commissions and building improvements to attract or retain tenants and, because of this, these landlords may seek to dispose of their properties. As a result, we believe we will have the opportunity to purchase high quality, well-located, retail properties, and on a select basis, distressed assets, at attractive prices that can potentially generate substantial initial yields with the opportunity to grow cash flow over time through active management.

Given our liquidity and the proven track record of our senior management team, we believe we will be well positioned to take advantage of the current dislocation in the market and acquire retail properties at attractive pricing. Our management team has extensive contacts in the U.S. real estate market to source investment opportunities, in particular through access to both distressed and more conventional sellers such as banks, insurance companies, public institutions, fund managers, REITs, retailers, private investors and developers.

Our Competitive Advantages

We distinguish ourselves from our peers through the following competitive advantages:

•

Experienced and committed senior management team with a proven track record.    Mr. Sabin and our senior management team have repeatedly demonstrated both public and private market success in the retail property industry while generating significant returns on invested capital. Excel Trust will represent our senior management team’s fifth U.S. publicly listed company focused on retail real estate. Mr. Sabin has worked with each member of our senior management team for a minimum of twelve years, a consistency in executive leadership that we believe differentiates us from most existing and prospective public REITs. In addition, upon the completion of this offering and our formation transactions, our executive officers are expected to own approximately 8.6% of our aggregate equity interests on a fully diluted basis (assuming the exchange of all operating partnership units for shares of our common stock), which we believe will strongly align their interests with those of our stockholders.

•

Vertically integrated real estate platform.    Our vertically integrated real estate platform includes in-house capabilities in the areas of asset underwriting, leasing, property management, legal and construction management. We have the flexibility and experience to take advantage of opportunities across market cycles, as demonstrated by our willingness to sell assets when it meets our investment objectives and to refrain from making investments in unfavorable market conditions or at unattractive valuations. As economic challenges and the consumer landscape continue to evolve, we believe that companies such as ours with experience and a platform covering all aspects of the real estate investment cycle will operate at a competitive advantage.

•

Cornerstone portfolio which supports future growth.    Upon the completion of this offering and our formation transactions, we expect to own an initial portfolio consisting of 16 retail properties, one additional retail shopping center upon the completion of its development and the occupancy of its key tenants, one commercial office property and two land parcels that we expect will generate cash flow in an amount that will exceed our first year general and administrative expenses. The retail properties that are part of our initial portfolio fit within our target property acquisition profile as they are competitively protected, anchored by tenants that sell necessity and value oriented items, such as supermarkets and drug stores, and are located in local markets that exhibit stable demographics and have historically exhibited favorable trends, such as strong population and income growth. These properties represent a component of the larger portfolio that we expect to build over time.

•

Access to an extensive pipeline of investment opportunities through quality relationships and reputation.    We have identified a pipeline of potential acquisitions from which we will seek to purchase properties that best meet our acquisition criteria and that will enhance our initial portfolio. Since December 15, 2009, the date of our incorporation, we have signed agreements contingent upon the completion of this offering to acquire eleven properties from our pipeline having an aggregate purchase price of approximately $163.8 million. As of March 31, 2010, we were actively negotiating an additional 13 potential property acquisitions from our pipeline, which have an estimated aggregate purchase price of approximately $550 million and comprise approximately 3.5 million square feet of gross leasable area. These properties include neighborhood centers, community centers and power centers located in Alabama, California, South Carolina, Texas and Virginia. Our existing pipeline has been sourced primarily through the quality relationships our management team has formed over the past 30 years transacting with banks, insurance companies, public institutions, fund managers, REITs, retailers, private investors and developers. We believe the breadth of our relationships will generate a continual source of attractive investment opportunities that we can execute by utilizing our integrated platform. For example, more than 75% of the potential property acquisitions we are actively negotiating from our pipeline are off-market transactions sourced through these relationships. Furthermore, we believe our reputation as a preferred counterparty, established by executing fair and timely transactions through several real estate cycles, will provide access to off-market transactions. The ability to source quality investment opportunities and target acquisitions employing our proprietary underwriting methodologies will enhance our ability to utilize our growth capital in an efficient timeframe.

•

Growth oriented capital structure with no legacy issues.    Upon the completion of this offering and our formation transactions, we expect to have approximately $84.8 million of equity growth capital, in addition to funds available under a $150.0 million unsecured revolving credit facility that we intend to have in place after the completion of this offering, to invest in retail properties. Some of our peers face challenges from the recent economic downturn, which we refer to as legacy issues, such as significant declines in cash flows, excessive leverage with near-term maturities and funding requirements for joint venture partnerships. We believe that being free of such legacy issues positions us well to acquire properties and selectively leverage our assets to make future investments. We also believe that as a well-capitalized public company we will have access to multiple sources of financing currently unavailable to our private market peers or overleveraged public competitors.

Our Business Objective and Growth Strategies

Our objective is to maximize total returns to our stockholders through the pursuit of the following business and growth strategies:

Pursue value oriented investment strategy targeting core retail properties.    Our strategy is to acquire high quality, well-located, dominant retail properties that generate attractive risk-adjusted returns. We will acquire retail properties based on identified market and property characteristics, including:

•

Property type.    We intend to focus our investment strategy on value oriented community and power centers, grocery anchored neighborhood centers and freestanding retail properties. We intend to target a leasing mix where anchor tenants consist of 50 to 70% of our portfolio’s gross leasable area.

¡

Neighborhood centers.    A neighborhood center is designed to provide convenience shopping for the day-to-day needs of consumers in the immediate neighborhood. Neighborhood centers are often anchored by a supermarket or drugstore.

¡

Community centers.    A community center typically offers a wider range of apparel and other soft goods relative to a neighborhood center and in addition to supermarkets and drugstores, can include discount department stores as anchor tenants.

¡

Power centers.    A power center is dominated by several large anchors, including discount department stores, warehouse clubs or category killers. Category killers are stores that offer tremendous selection in a particular merchandise category at low prices.

¡	Freestanding retail properties. A freestanding retail property constitutes any retail building that is typically occupied by a single tenant.

•

Anchor tenant type.    We will target properties with anchor tenants that offer necessity and value oriented items that are less impacted by fluctuations in consumers’ disposable income. We believe nationally and regionally recognized anchor tenants that offer necessity and value oriented items provide more predictable property-level cash flows as they are typically higher credit quality tenants that generate stable revenues.

•

Lease terms.    In the near term, we intend to acquire properties that feature one or more of the following characteristics in their tenants’ lease structure: properties with long-term leases for anchor tenants; properties under triple-net leases, which are leases where the tenant agrees to pay rent as well as all taxes, insurance and maintenance expenses that arise from the use of the property thereby minimizing our expenses; and properties with leases which incorporate percentage rent and/or rental escalations that act as an inflation hedge while maximizing operating cash flows. As a longer-term strategy, we will look to acquire properties with shorter-term lease structures for in-line tenants, which are tenants that rent smaller spaces around the anchor tenants within a property, that have below market rents that can be renewed at higher market rates.

•

Geographic markets and demographics.    We plan to seek investment opportunities throughout the United States; however, we will focus on the Northeast, Northwest and Sunbelt regions, which are characterized by attractive demographic and property fundamental trends. We will target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth.

Capitalize on network of relationships to pursue off-market transactions.    We plan to pursue off-market transactions in our target markets through the long-term relationships we have developed over the past three decades. These relationships have been the source of approximately 75% of the properties that we expect to acquire from third parties in our formation transactions, as well as the source of more than 75% of the potential property acquisition that we are actively negotiating from our pipeline. We believe the current dislocation in the real estate capital markets will allow us to supplement this strategy in the near term by targeting opportunities resulting from both troubled owners and distressed real estate. We will target overleveraged property owners facing liquidity constraints or solvency issues. We also intend to target properties that, although well-located, are challenged by tenant bankruptcies, mismanagement or neglect. We believe these sellers will provide us the opportunity to obtain high quality, well-located, dominant retail properties at attractive valuations.

Maximize value through proactive asset management.    We believe our market expertise, targeted leasing strategies and proactive approach to asset management will enable us to maximize the operating performance of our portfolio. We will continue to implement an active asset management program to increase the long-term value of each of our properties. This may include expanding existing tenants, re-entitling site plans to allow for additional outparcels, which are small tracts of land used for freestanding development not attached to the main buildings, and repositioning tenant mixes to maximize traffic, tenant sales and percentage rents. As we grow our portfolio, we will seek to maintain a diverse pool of assets with respect to both geographic distribution and tenant mix, helping to minimize our portfolio risk. We continually monitor our markets for opportunities to selectively dispose of properties where returns appear to have been maximized and redeploy proceeds into new acquisitions that have greater return prospects.

Leverage our experienced property management platform.    Our management team has an extensive track record of managing, operating and leasing retail properties. We believe tenants value our commitment to maintaining the high standards of our properties through our handling of many property management functions in-house. Furthermore, we consider ourselves to be in the best position to oversee the day-to-day operations of our properties, which in turn helps us service our tenants. We feel this generates higher renewal and occupancy rates, minimizes rent interruptions, reduces renewal costs and helps us achieve stronger operating results. Along with this, a major component of our leasing strategy is to cultivate long-term relationships through consistent tenant dialogue in conjunction with a proactive approach to meeting the space requirements of our tenants.

Grow our platform through a comprehensive financing strategy.    Our capital structure will provide us with significant financial capacity and flexibility to fund future growth. As a well-capitalized public company, we believe we will have access to multiple sources of financing that are currently unavailable to many of our private market peers or overleveraged public competitors, which will provide us with a competitive advantage. Over time, these financing alternatives may include follow-on offerings of our common stock, unsecured corporate level debt, preferred equity and credit facilities.

Summary Risk Factors

•	We may be unable to invest the proceeds of this offering on acceptable terms or at all, which may harm our financial condition and operating results.

•	We have no operating history as a REIT or a public company and may not be successful in operating as a public REIT, which may adversely affect our ability to make distributions to stockholders.

•

We have not obtained any recent appraisals for the 20 properties we expect to acquire in our formation transactions. The terms of the contribution agreements related to four of these properties, each of which is wholly or majority owned by our directors and officers, were not negotiated in an arm’s length transaction, and the consideration we pay for these and the other properties we expect to acquire in our formation transactions may exceed their aggregate fair market value.

•

Because the value of the consideration paid to our directors and officers in connection with our formation transactions may increase if our initial public offering price increases, the consideration we pay for our contribution properties may exceed the fair market value of the properties.

•	Our expansion strategy may not yield the returns expected, may result in disruptions to our business, may strain our management resources and may adversely affect our operations.

•	We may be unable to identify, acquire, develop or operate properties successfully, which could harm our financial condition and ability to pay distributions to you.

•

Our success depends on key personnel with extensive experience dealing with the commercial real estate industry, and the loss of these key personnel could threaten our ability to operate our business successfully.

•	Failure by any major tenant to make rental payments to us, because of a deterioration of its financial condition or otherwise, could seriously harm our performance.

•	The assets we acquire in connection with our formation transactions may be subject to unknown liabilities that affect the value and profitability of these properties.

•	Significant competition may decrease or prevent increases in our properties’ occupancy and rental rates and may reduce our investment opportunities

•	Our properties depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

•	Illiquidity of real estate investments may make it difficult for us to sell properties in response to market conditions and could harm our financial condition and ability to make distributions.

•

Conflicts of interest could result in our management acting other than in our stockholders’ best interests. We may choose not to enforce, or to enforce less vigorously, our rights under contribution and other agreements because of conflicts of interest with certain of our directors and officers. In addition, members of our executive management team have outside business interests that could require time and attention.

•

Our board of directors may amend our investing and financing guidelines without stockholder approval, and, accordingly, you would have limited control over changes in our policies that could increase the risk we default under our debt obligations or that could harm our business, results of operations and share price.

•	Debt obligations expose us to increased risk of property losses and may have adverse consequences on our business operations and our ability to make distributions.

•	If we fail to obtain external sources of capital, which is outside of our control, we may be unable to make distributions to our stockholders, maintain our REIT status, or fund growth.

•

Our failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, would result in significant adverse tax consequences to us and would adversely affect our business and the value of our stock.

•	To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions to make distributions to our stockholders.

Our Properties

Upon the completion of this offering and our formation transactions, we expect to own 20 properties. These properties will include four assets that will be contributed to us in exchange for cash, shares of our common stock and operating partnership units. We refer to these properties as our contribution properties, and they consist of Five Forks Place, Newport Towne Center, Excel Centre and Red Rock Commons. In addition to the contribution properties, we have signed agreements contingent upon the completion of this offering to acquire an additional 16 properties. We refer to these properties as our acquisition properties, and they consist of six retail shopping centers, including Plaza at Rockwall Phase I, 5000 South Hulen, Grant Creek Town Center, Main Street Plaza, St. Mariner’s Point Shopping Center and Merchants Central Shopping Center, one single tenant retail property leased by Lowe’s Home Centers, Inc., one single tenant retail property leased by SuperValu Inc., the parent of the grocery store Shop ’n Save, one single tenant retail property leased by the grocery store Jewel-Osco, a subsidiary of SuperValu, five single tenant retail properties leased by Walgreen Co., Shops at Foxwood, which we have agreed to acquire upon the completion of this retail shopping center’s development and the occupancy of its key tenants, and Plaza at Rockwall Phase II, a 12.7 acre land parcel located adjacent to Plaza at Rockwall Phase I. We refer to the contribution and acquisition properties, collectively, as our initial portfolio. The table below sets forth relevant information with respect to the operating properties in our initial portfolio as of December 31, 2009.

Property/Location(1)	Year Built(2)		Total GLA(3)		Percent Leased		Number of Tenants		Major Tenant(4)	Major Lease Expiration Date	Annualized Base Rent(5) ($ in 000s)		% Base Annualized Rent Related to Anchor Tenants(6)
Retail Properties
Five Forks Place, Simpsonville, SC	2002		61,191		100.0%		13		Publix*	2022	$744		63.0%
Newport Towne Center, Newport, TN	2006		60,100		55.5	(7)	11		Dollar Tree Stores, Inc.(7)	2011	408	(7)	—	(7)
Plaza at Rockwall Phase I, Rockwall, TX	2007		334,027	(8)	93.6		13		J.C. Penney*	2028	2,977	(9)	72.6
5000 South Hulen, Fort Worth, TX	2005		86,838		94.3	(10)	19	(10)	Barnes & Noble*	2015	1,915	(10)	35.8
Grant Creek Town Center, Missoula, MT	1998		163,774		90.7	(11)	26	(11)	Ross Dress for Less*	2013	1,656	(11)	44.7	(11)
Main Street Plaza, El Cajon, CA	1993	(12)	79,797		96.6		3		24 Hour Fitness*	2024	1,482		91.3
Lowe’s, Shippensburg, PA	2008		171,069		100.0		1		Lowe’s Home Centers*	2031	1,475		100.0
Shop ’n Save, Ballwin, MO	2007		53,411		100.0		1		Shop ’n Save*	2027	721	(13)	100.0
Jewel-Osco, Morris, IL	1999	(14)	51,762		100.0		1		Jewel-Osco*	2024	660		100.0
Walgreens, Beckley, WV	2009		14,820		100.0		1		Walgreens*(15)	2034	575		100.0
St. Mariner’s Point Shopping Center, St. Marys, GA	2001		45,215		86.9		16		Shoe Show(16)	2011	573		—	(16)
Merchants Central Shopping Center, Milledgeville, GA	2004		45,013		93.8		16		Dollar Tree(17)	2014	567		—	(17)
Walgreens, Cross Lanes, Charleston, WV	2009		14,550		100.0		1		Walgreens*(15)	2034	400		100.0
Walgreens, Barbourville, KY	2008		13,650		100.0		1		Walgreens*(15)	2033	337		100.0
Walgreens, Corbin, KY – South	2009		13,650		100.0		1		Walgreens*(15)	2034	335		100.0
Walgreens, Corbin, KY – North	2009		13,650		100.0		1		Walgreens*(15)	2034	282		100.0

Subtotal/Weighted Average Retail Properties			1,222,517		93.5%		125				$15,107		67.5%

Office Property
Excel Centre, San Diego, CA	1999		82,157		100.0		12		Kaiser Permanente	2019	2,959		39.7

Total/Weighted Average			1,304,674		93.9%		137				$18,066		62.9%

*	Denotes anchor tenant.

(1)

We have entered into agreements pursuant to which we expect that these properties will be contributed to, or acquired by, us at or promptly following the completion of this offering. We cannot assure you that any of these transactions will be completed. Our operating portfolio does not include Shops at Foxwood, which we have agreed to acquire upon the completion of this retail shopping center’s development and the occupancy of its key tenants, Red Rock Commons, a 19.9 acre land parcel that we will have the ability to develop, or Plaza at Rockwall Phase II, a 12.7 acre land parcel located adjacent to Plaza at Rockwall Phase I that we will have the ability to develop.

(2)	Year built represents the year in which construction was completed.

(3)	Total GLA represents total gross leasable area owned by us at the property.

(4)	Major tenant represents the tenant in each property that has the highest annualized base rent.

(5)

Annualized base rent means the annualized fixed base rental amount in effect under existing leases as of December 31, 2009. In the case of triple-net leases, annualized base rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants. Does not reflect amounts attributable to percentage rent increases, where applicable.

(6)	Amount represents the percentage of annualized base rent attributable to anchor tenants.

(7)

The anchor tenant of Newport Towne Center, Goody’s Family Clothing, declared bankruptcy in January 2009 and vacated its space. Although Dollar Tree Stores is the largest current tenant at Newport Towne Center, it is not the anchor tenant of the property. We have signed a lease agreement for 20,020 square feet with Stage Stores Inc., which purchased the Goody’s Family Clothing name out of bankruptcy. The lease commences in April 2010 and Stage Stores is expected to operate a retail clothing store under the Goody’s Family Clothing name. Under the lease with Stage Stores, we will receive 6.5% of gross sales as rental income. The previous tenant, Goody’s Family Clothing, for the two years immediately prior to vacating its space, had an estimated average of $2,547 of annual sales. As of March 2, 2010, the date of this lease, Newport Towne Center was 88.8% leased.

(8)	Of the total GLA for Plaza at Rockwall Phase I, 104,294 square feet and 75,524 square feet are leased under ground leases to J.C. Penney and Belk Department Store, respectively.

(9)	Amount includes rent attributable to ground leases to J.C. Penney and Belk Department Store.

(10)

Percent leased, number of tenants and annualized base rent include two tenants who have ceased paying their rent and vacated their space. The first tenant, which is under a lease for 1,661 square feet and annualized base rent of $49.8, stopped paying rent in October 2009. The seller is negotiating the terms of the lease with this tenant. The other tenant, which is under a lease for 1,685 square feet and annualized base rent of $56.9, stopped paying rent and vacated its space in March 2010.

(11)

Percent leased and number of tenants include Recreational Equipment, Inc.’s, or REI’s, lease of 27,251 square feet executed on December 22, 2009. Annualized base rent and percentage of base annualized rent related to anchor tenants do not include rent from the lease with REI, as REI is not required to commence paying rent until May 2010 under the terms of its lease. Upon the commencement of rent payments, REI will have an annualized base rent of $282.3. REI will be an anchor tenant of the property. Percent leased, number of tenants and annualized base rent do not include three additional leases that were executed subsequent to December 31, 2009 for an aggregate of 8,003 square feet and an aggregate annualized base rent of $103.8.

(12)	Main Street Plaza was originally constructed in 1993 and was completely renovated in 2009.

(13)	Amount does not include $13.8 related to a cell tower lease.

(14)	Jewel-Osco was originally constructed in 1999 and was completely renovated in 2008.

(15)

Represents the earliest date these leases can be terminated by the tenant. Without early termination, the leases for Walgreens, Corbin, KY – North, Walgreens, Corbin, KY – South, Walgreens, Beckley, WV, and Walgreens, Cross Lanes, WV will expire in 2084 and the lease for Walgreens, Barbourville, KY will expire in 2083.

(16)	Shoe Show is not the anchor tenant of this property. St. Mariner’s Point Shopping Center is anchored by a non-owned Super Wal-Mart.

(17)	Dollar Tree is not the anchor tenant of this property. Merchants Central Shopping Center is anchored by a non-owned Super Wal-Mart.

Structure and Formation of Our Company

Formation Transactions and Contribution and Acquisition of Properties

We refer to the following series of transactions as our formation transactions:

•	Excel Trust, Inc. was formed as a Maryland corporation on December 15, 2009.

•	Excel Trust, L.P., our operating partnership, was organized as a Delaware limited partnership on December 16, 2009.

•

We will sell 15,000,000 shares of our common stock in this offering, and an additional 2,250,000 shares if the underwriters exercise their over-allotment option in full, and we will contribute the net proceeds of this offering to our operating partnership. In return for our capital contribution, we will receive operating partnership units and initially will own 95.5% of the operating partnership units in our operating partnership. Individuals and entities who will contribute the contribution properties will own the remaining 4.5% of the operating partnership units and will be limited partners of our operating partnership.

•

Four properties wholly or majority owned by our directors and officers will be contributed to our operating partnership. In exchange for these properties, we will make cash payments of approximately $1.8 million, issue 499,456 shares of our common stock and 702,625 operating partnership units to the contributors and assume $18.4 million of debt. The amount of cash and number of shares of common stock and operating partnership units to be issued in exchange for our contribution properties will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties, which repayments amounted to an aggregate of approximately $363,000 as of December 31, 2009 (an aggregate of approximately $580,000 as of March 31, 2010). In addition, we will repay approximately $13.1 million of indebtedness with the net proceeds of this offering, including $6.2 million for debt secured by Newport Towne Center, $5.6 million for debt secured by Red Rock Commons and $1.4 million of payables due to Mr. Sabin for net advances made for mortgage debt repayments and other capital items relating to Red Rock Commons. Mr. Sabin will use this $1.4 million in its entirety to repay his personal credit facility that was used to fund the advances. These amounts reflect outstanding debt balances as of December 31, 2009. We will also pay approximately $0.2 million of costs related to the assumption of debt on these properties. None of our directors or officers will receive any cash in exchange for our contribution properties.

•

Our operating partnership will purchase 16 acquisition properties, located in California, Florida, Georgia, Illinois, Kentucky, Missouri, Montana, Pennsylvania, Texas and West Virginia, from unaffiliated third parties for an aggregate purchase price of approximately $187.9 million. We will fund the cash consideration of $133.6 million using the net proceeds of this offering. We will also assume $54.3 million of existing mortgage debt associated with five of these properties. The consideration to be paid for these acquisition properties was negotiated between us and the sellers of the properties.

•

We have obtained commitment letters for a $150.0 million unsecured revolving credit facility that we intend to have in place after the completion of this offering. We intend to use this new credit facility principally to fund growth opportunities and for working capital purposes. We are currently negotiating the terms of this facility with a principal lender, and we anticipate that this facility will contain customary restrictive covenants. We cannot assure you that we will be able to enter into this new facility.

The following chart reflects the value of consideration (dollars in thousands) to be paid in exchange for each of our contribution properties. The total value of consideration represents the cash payments, the value of the shares of common stock and operating partnership units issued and the value of the debt assumed or repaid in exchange for 100% of the property interests. Debt amounts reflect outstanding balances as of December 31, 2009.

Property/Location	Cash Payments(1)		Shares of Common Stock Issued(1)	Operating Partnership Units Issued(1)	Debt Repaid Subsequent to September 30, 2009(1)	Debt to be Repaid Upon Acquisition		Debt to be Assumed and Not Repaid Upon Acquisition	Total Value of Consideration(2)
Five Forks Place, Simpsonville, SC	$—		186,588	—	$39	$—		$5,408	$8,619
Newport Towne Center, Newport, TN	—		18,162	—	19	6,198		—	6,526
Excel Centre, San Diego, CA	1,792	(3)	—	702,625	65	—		12,989	26,791
Red Rock Commons, St. George, UT	—		294,706	—	240	6,950	(4)	—	12,200

Total	$1,792	(3)	499,456	702,625	$363	$13,148		$18,397	$54,136

(1)

The amount of cash and number of shares of common stock and operating partnership units to be issued in exchange for our contribution properties will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties. During the period from September 30, 2009 to March 31, 2010, the following amounts of debt were repaid: (a) $81 relating to Five Forks Place, (b) $57 relating to Newport Towne Center, (c) $112 relating to Excel Centre and (d) $330 relating to Red Rock Commons. See “Certain Relationships and Related Transactions — Contribution Agreements.”

(2)	Based on the mid-point of the range of prices set forth on the cover page of this prospectus.

(3)	None of our directors or officers will receive any cash in exchange for our contribution properties.

(4)

Includes approximately $1,355 of payables due to Mr. Sabin for net advances made for mortgage debt repayments and other capital items relating to Red Rock Commons. Mr. Sabin will use this amount in its entirety to repay his personal credit facility that was used to fund the advances.

The amount of cash, shares of common stock and operating partnership units that we will pay, or issue, in exchange for our contribution properties was determined by our executive officers based on a discounted cash flow analysis, a capitalization rate analysis, an internal rate of return analysis and an assessment of the fair market value of the properties. No single factor was given greater weight than any other in valuing the properties, and the values attributed to the properties do not necessarily bear any relationship to the book value for the applicable property. We did not obtain any recent third-party property appraisals of the properties to be contributed to us in our formation transactions, or any other independent third-party valuations or fairness opinions in connection with our formation transactions. As a result, the consideration we pay for these properties and other assets in our formation transactions may exceed their fair market value.

We anticipate completing the acquisition of the contribution properties and the acquisition properties at or promptly following the completion of this offering. Following the completion of this offering and our formation transactions, substantially all of our assets will be held by, and our operations conducted through, our operating partnership. Our interest in our operating partnership will entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As sole general partner of our operating partnership, we generally will have the exclusive power under the partnership agreement to manage and conduct its business, including with respect to property sales and refinancing decisions, subject to certain limited approval and voting rights of the limited partners. Our board of directors will manage the affairs of our company by directing the affairs of our operating partnership.

Benefits to Related Parties

Four of our officers, Messrs. Sabin, Nakagawa, Burton and Ottesen, directly or indirectly own 62.5%, 7.5%, 7.5% and 7.5%, respectively, of the ownership interests of the entity that owns Excel Centre. Mr. Sabin owns 100% of the ownership interests of the entities that own Five Forks Place and Newport Towne Center. Four of our officers, Messrs. Sabin, Plumb and Burton, as well as Matthew S. Romney, our Senior Vice President of Capital Markets, directly or indirectly own 82.8%, 0.6%, 0.4% and 1.7%, respectively, of the ownership interests of the entity that owns Red Rock Commons. In exchange for these properties, we will pay to our officers total consideration valued at $19.7 million in the form of 456,723 shares of our common stock and 702,625 operating partnership units. The amount of cash and number of shares of common stock and operating partnership units to be issued in exchange for our contribution properties will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties. In addition, we will pay approximately $1.4 million of payables due to Mr. Sabin for net advances made for mortgage debt repayments and other capital items relating to Red Rock Commons. Mr. Sabin will use this amount in its entirety to repay his personal credit facility that was used to fund the advances. None of our directors or officers will receive any cash in exchange for our contribution properties.

The following chart reflects the shares of common stock and operating partnership units to be issued and the total value of consideration (dollars in thousands) to be received by our directors and officers in connection with our formation transactions:

Contributor(1)	Shares of Common Stock Issued(2)	Operating Partnership Units Issued(2)	Total Value of Consideration(2)(3)
Gary B. Sabin	448,766	516,637	$16,412
Spencer G. Plumb	1,768	—	30
James Y. Nakagawa	—	61,996	1,054
Mark T. Burton	1,179	61,996	1,074
S. Eric Ottesen	—	61,996	1,054
Matthew S. Romney	5,010	—	85

Total	456,723	702,625	$19,709

(1)	None of our directors or officers will receive any cash in exchange for our contribution properties.
(2)

The amount of cash and number of shares of common stock and operating partnership units to be issued in exchange for our contribution properties will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties, which repayments amounted to an aggregate of approximately $363 as of December 31, 2009 (an aggregate of approximately $580 as of March 31, 2010). See “Certain Relationships and Related Transactions — Contribution Agreements.”

(3)	Based on the mid-point of the range of prices set forth on the cover page of this prospectus.

We will provide registration rights to holders of our common stock (including common stock issuable upon redemption of operating partnership units) that will be issued in connection with our formation transactions. See “Shares Eligible for Future Sale — Registration Rights.”

Our Structure

The following diagram depicts our expected ownership structure upon the completion of this offering and our formation transactions. Our operating partnership expects to directly or indirectly own the various properties depicted below.

Conflicts of Interest

The terms of the contribution agreements relating to the properties to be contributed to our operating partnership were not negotiated in an arm’s length transaction but were determined by our management team. In connection with our formation transactions, Messrs. Sabin, Plumb, Nakagawa, Burton, Ottesen and Romney will receive shares of our common stock and/or operating partnership units that are exchangeable for shares of our common stock. The amount of cash, shares of common stock and operating partnership units that we will pay in exchange for our contribution properties was determined by our executive officers based on a discounted cash flow analysis, a capitalization rate analysis, an internal rate of return analysis and an assessment of the fair market value of the properties. No single factor was given greater weight than any other in valuing the properties, and the values attributed to the properties do not necessarily bear any relationship to the book value for the applicable property. We did not obtain any recent third-party property appraisals of the properties to be contributed to us in our formation transactions, or any other independent third-party valuations or fairness opinions in connection with our formation transactions. As a result, the consideration we pay for these properties and other assets in our formation transactions may exceed their fair market value. As of December 31, 2009, the aggregate historical carrying value of the interests in the contribution properties, net of accumulated depreciation and amortization, was approximately $41.9 million. Other than Messrs. Sabin, Plumb, Nakagawa, Burton, Ottesen and Romney, the contributors are not affiliated with us or our management.

Upon the completion of this offering and our formation transactions, there will exist conflicts of interest with respect to certain transactions between the operating partnership unit holders, including some of our directors and officers, on the one hand, and us and our stockholders, on the other. Under the debt maintenance obligations of the contributors’ contribution agreements for the Excel Centre property, we have agreed for a period of up to ten years following the date of this offering to use commercially reasonable efforts consistent with our fiduciary duties to maintain at least $457,500 of debt to enable these contributors to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt.

Each of our executive officers will also have conflicts of interest with us because they will be parties to employment agreements with us. Because of our desire to maintain our relationships with the members of our senior management team with whom we have entered into contribution agreements in connection with our formation transactions and employment agreements, we may choose not to enforce, or may enforce less vigorously, our rights under these agreements. In addition, Mr. Sabin and members of our senior management team own interests in and will continue to manage properties that have not been contributed to us, and their outside business interests could require time and attention away from the management of our affairs. See “Business and Properties — Excluded Properties.”

We will adopt a code of business conduct and ethics and corporate governance guidelines that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of our operating partnership will agree that if there is a conflict in the duties we owe to our stockholders and, in our capacity as general partner of our operating partnership, to such limited partners, we will act in the best interests of our stockholders. In addition, our initial board of directors will consist of four independent directors, out of a total of seven, and the listing standards of the New York Stock Exchange, or NYSE, require that a majority of our board of directors be independent directors. Transactions between us and our directors and other entities in which our directors have a material financial interest are subject to certain provisions of Maryland law that address such transactions. We cannot assure you that these policies and protections always will be successful in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might not fully reflect the interests of all of our stockholders.

Restrictions on Ownership and Transfer of Our Capital Stock

Due to limitations on the concentration of ownership of REIT stock imposed by the Code, our charter generally prohibits any person from actually or constructively owning more than 9.8% of the outstanding shares of our common stock. Our charter, however, does permit our board of directors, in its sole discretion, to make exceptions for stockholders if our board of directors determines such exceptions will not jeopardize our tax status as a REIT.

Unsecured Revolving Credit Facility

We have obtained commitment letters from Wells Fargo Bank, National Association, which will act as administrative agent, Barclays Bank PLC, KeyBank National Association, Morgan Stanley Senior Funding, Inc., PNC Bank, National Association, Raymond James Bank, FSB, UBS Loan Finance LLC and U.S. Bank National Association, for a $150.0 million unsecured revolving credit facility. We expect the facility to have a term of three years and that we will have the option to extend the facility for one additional year if we meet specified requirements. We also expect the facility to have an accordion feature that may allow us to increase the availability thereunder by $250.0 million to $400.0 million. We intend to use this facility principally to fund growth opportunities and for working capital purposes. We anticipate that the facility will contain customary restrictive covenants for credit facilities of this type. We expect to enter into this facility following the completion of this offering. Although we have received commitment letters for this facility, we may be unable to close on the facility based on the terms described in this prospectus or at all.

The Offering

Common stock offered by us	15,000,000 shares

Common stock to be outstanding upon the completion of this offering and our formation transactions	15,924,750 shares(1)

Use of proceeds(1)

We will contribute the net proceeds of this offering to our operating partnership. Our operating partnership will subsequently use the net proceeds, which we estimate will be approximately $234.1 million, as follows:

•$1.8 million to acquire the interests of the contributors of our contribution properties who are not receiving common stock or operating partnership units,

•$13.1 million to repay indebtedness related to our contribution properties,

•$0.2 million to pay costs related to the assumption of debt on our contribution properties,

•$133.6 million to fund the equity portion of our acquisition properties, excluding closing costs, and

•$0.5 million to pay costs related to the assumption of debt on our acquisition properties.

The net proceeds remaining after the uses described above, which are estimated to be $84.8 million, as well as the proceeds intended for any of the acquisitions that are not consummated, will be used to pay closing costs on our acquisition properties, to acquire additional properties and for general corporate and working capital purposes. See “Use of Proceeds.”

New York Stock Exchange symbol	“EXL”

(1)

Includes 499,456 shares of common stock to be issued in connection with our formation transactions and 425,294 shares of restricted stock to be issued to our directors, officers and employees in connection with this offering (calculated based on restricted stock grants having an aggregate value of approximately $7.23 million divided by the public offering price in this offering) and excludes (a) up to 2,250,000 shares issuable upon exercise of the underwriters’ over-allotment option in full, (b) 702,625 shares issuable upon conversion of outstanding operating partnership units and (c) 924,706 shares available for future issuance under our equity incentive award plan. The amount of cash and the number of shares of common stock and operating partnership units to be issued in our formation transactions will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to the acquisition of the contribution properties, which repayments amounted to an aggregate of approximately $363,000 as of December 31, 2009 (an aggregate of approximately $580,000 as of March 31, 2010).

Distribution Policy

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2010. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. For more information, see “Material United States Federal Income Tax Considerations.” Our current policy is to target the payment of regular quarterly distributions to our stockholders and holders of operating partnership units in a range of 70% to 90% of our adjusted funds from operations, or AFFO, or such other amount as will be sufficient to enable us to qualify and maintain our status as a REIT and to avoid the payment of corporate level taxes on our undistributed taxable income. Our derivation of AFFO is described below. We plan to pay our first dividend in respect of the period from the closing of this offering through September 30, 2010, which may be prior to the time that we have fully used the net proceeds of this offering to acquire retail properties.

The timing, form, frequency and amount of distributions will be authorized by our board of directors based upon a variety of factors, including:

•	actual results of operations,

•	our level of retained cash flows,

•	the timing of the investment of the net proceeds of this offering,

•	the terms and provisions of our financing agreements, including our unsecured revolving credit facility,

•	any debt service requirements,

•	capital expenditure requirements for our properties,

•	our taxable income,

•	the annual distribution requirements under the REIT provisions of the Code,

•	our operating expenses, and

•	other factors that our board of directors may deem relevant, including the amount of distributions made by our peers.

We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to use the proceeds from future equity and debt offerings, sell assets or borrow funds to make some distributions. We cannot assure you that our distribution policy will not change in the future.

We compute funds from operations, or FFO, in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We compute AFFO by deducting non-incremental revenue generating capital expenditures from FFO and adding back non-cash items, including straight line rents and non-cash components of compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures.

Our computation may differ from the methodology for calculating FFO or AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

SUMMARY SELECTED FINANCIAL DATA

The following table sets forth summary selected financial and operating data on a pro forma basis and on a historical basis for Excel Trust, Inc. Predecessor, or our Predecessor. Our Predecessor is not a legal entity, but rather a combination of real estate entities and operations invested in the properties that we refer to as Five Forks Place, Newport Towne Center, Excel Centre and Red Rock Commons. We have not presented historical information for Excel Trust because we have not had any corporate activity since our formation other than the issuance of 1,000 shares of common stock in connection with the initial capitalization of our company and because we believe that a discussion of the results of Excel Trust would not be meaningful.

The following pro forma and historical information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited pro forma condensed combined financial statements and historical financial statements and related notes thereto included elsewhere in this prospectus. The historical combined balance sheet information as of December 31, 2009 and 2008 of our Predecessor and the historical combined statements of operations information for the years ended December 31, 2009, 2008 and 2007 of our Predecessor have been derived from the historical combined financial statements and related notes appearing elsewhere in this prospectus. The historical combined balance sheet information as of December 31, 2007 has been derived from the audited combined financial statements of our Predecessor.

The unaudited pro forma condensed combined balance sheet data are presented as if this offering and our formation transactions all had occurred on December 31, 2009, and the unaudited pro forma condensed combined statement of operations and other data for the year ended December 31, 2009 are presented as if this offering and our formation transactions all had occurred on January 1, 2009. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of or for the period indicated, nor does it purport to represent our future financial position or results of operations.

	Year Ended December 31,
	Pro Forma 2009	2009	2008	2007(1)
	(Dollars in thousands)
Operating Data
Total revenues	$18,776	$4,990	$3,832	$4,533
Expenses:
Property operating expenses	4,459	1,229	1,148	1,002
Administrative and miscellaneous	3,808	45	43	15
Depreciation and amortization	7,646	2,045	1,403	1,575

Total expenses	15,913	3,319	2,594	2,592
Net operating income	2,863	1,671	1,238	1,941
Interest expense	(4,259)	(1,359)	(1,593)	(1,593)
Interest income	6	6	29	35

Net income (loss)	(1,390)	318	(326)	383
Net income attributable to non-controlling interest	(60)	75	56	272

Net income (loss) attributable to controlling interest	$(1,330)	$243	$(382)	$111

Pro Forma consolidated basic and diluted net loss per share	$(0.09)	—	—	—
Pro Forma consolidated weighted average common shares — basic	15,552,618	—	—	—
Pro Forma consolidated weighted average common shares — diluted	15,924,750	—	—	—

Other Data
Funds from operations(2)	$6,256	$2,363	$1,077	$1,958

	As of December 31,
	Pro Forma 2009	2009	2008	2007(1)
	(Dollars in thousands)
Balance Sheet Data
Properties, net	$212,842	$41,869	$37,642	$37,688
Cash and cash equivalents	85,555	661	538	706
Total assets	322,685	45,456	42,131	43,112
Mortgage notes payable	71,126	30,190	31,182	32,899
Total liabilities	80,915	35,934	33,445	34,328
Owners’ equity	231,285	8,622	7,930	8,132
Non-controlling interests	10,485	900	756	652
Total liabilities and equity	322,685	45,456	42,131	43,112

Other Data
Operating properties
Number	17	3	3	3
Total owned gross leasable area	1,304,674	203,448	203,448	203,448
Other properties	3	1	1	1

(1)	In January 2007, we acquired Newport Towne Center and Red Rock Commons. The operating results of Newport Towne Center are included in the combined statement of operations from the acquisition date.

(2)

We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. The following table presents a reconciliation of our pro forma and historical FFO for the period presented (in thousands):

	Year Ended December 31, 2009
	Pro Forma	Historical
Net income (loss)	$(1,390)	$318
Adjustments:
Real estate depreciation and amortization	7,646	2,045

Funds from operations	$6,256	$2,363

RISK FACTORS

An investment in our common stock involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring shares of our common stock offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to Our Properties, Our Business and Our Growth Strategy

We may be unable to invest the proceeds of this offering on acceptable terms or at all, which may harm our financial condition and operating results.

We expect to receive net offering proceeds of $234.1 million upon the completion of this offering. In addition, we intend to have in place a $150.0 million unsecured revolving credit facility after the completion of this offering. However, we cannot assure you that we will be able to enter into this new facility. We intend to use $133.6 million of these proceeds to fund the equity portion of our acquisition properties, excluding closing costs. We will also pay approximately $1.8 million to acquire the interests of the contributors of our contribution properties who are not receiving common stock or operating partnership units, which amount will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties, which repayments amounted to an aggregate of approximately $363,000 as of December 31, 2009 (an aggregate of approximately $580,000 as of March 31, 2010). We expect to use approximately $13.1 million to repay indebtedness related to our contribution properties, and we will pay approximately $0.7 million of costs relating to our assumption of debt on our contribution and acquisition properties. The net proceeds remaining after these uses, which are estimated to be $84.8 million, as well as the proceeds intended for any of the acquisitions described below that are not consummated, will be used to acquire additional properties and for general corporate and working capital purposes. However, such additional properties have not yet been identified and, as a result, you will be unable to evaluate the economic merits of our investments prior to your investment decision. We will have broad authority to use such net proceeds to acquire any properties that we may identify in the future, and we may use those proceeds to make investments with which you may not agree. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. These factors will increase the uncertainty, and thus the risk, of investing in our common stock. Until we are able to acquire the properties we have under contract and to identify and purchase additional properties, we intend to invest temporarily the net proceeds remaining after these uses in interest-bearing accounts and short-term, interest-bearing securities. We do not have any policies that limit the duration of these temporary investments or the amount of the offering proceeds that may be invested in those securities. If we are unable to complete the acquisitions of properties under contract or acquire other properties on acceptable terms or timeframes, our operating results and ability to pay distributions to you may suffer.

Our planned property acquisitions are subject to due diligence, closing and other conditions that may prevent us from acquiring those properties.

We have entered into agreements for the contribution of four properties to us. In addition, we are under contract to acquire 16 new properties, totaling 1,186,826 square feet of gross leasable area, including a 12.7 acre land parcel, for an aggregate purchase price of approximately $187.9 million. Our ability to complete these acquisitions depends on many factors, including the completion of our due diligence and satisfaction of customary closing conditions. In addition, the purchase of the Lowe’s property and each of the portions of the Shops at Foxwood property leased to Publix Supermarkets, McDonald’s and Gateway Bank are subject to the right of first refusal of the respective tenants to purchase such properties, or portions thereof, and there can be no assurance that the tenants will not exercise their right to purchase these properties. Furthermore, the contribution of, and our assumption of debt on, Excel Centre, Five Forks Place, 5000 South Hulen, Grant Creek Town Center,

Lowe’s, St. Mariner’s Point Shopping Center and Merchants Central Shopping Center is subject to the prior consent of the lenders of the financing for such properties and there can be no assurance that we will be able to obtain the consent of these lenders. The inability to complete any of these acquisitions or obtain the required consents within our anticipated time frames may harm our financial condition, results of operations, cash flow and ability to pay distributions to you.

Current challenging economic conditions facing us and our tenants may have a material adverse effect on our financial condition and results of operations.

We and our tenants are susceptible to adverse economic developments in the United States. The United States has been in a recession and this challenging economic environment may continue into the future. There can be no assurance that government responses to disruptions in the economy and in the financial markets will restore consumer confidence. General economic factors that are beyond our control, including, but not limited to, the current recession, decreases in consumer confidence, reductions in consumer credit availability, increasing consumer debt levels, rising energy costs, tax rates, increasing business layoffs, downsizing and industry slowdowns, and/or rising inflation, could have a negative impact on the business of our tenants. In turn, this could have a material adverse effect on our business because current or prospective tenants may, among other things (1) have difficulty paying us rent as they struggle to sell goods and services to consumers, (2) be unwilling to enter into or renew leases with us on favorable terms or at all, (3) seek to terminate their existing leases with us or seek downward rental adjustment to such leases, or (4) be forced to curtail operations or declare bankruptcy. This may have a material adverse effect on our financial condition and results of operations.

The decrease in demand for retail space may have a material adverse effect on our financial condition and results of operations.

Our portfolio of properties consists primarily of retail properties and because we seek to acquire similar properties, a decrease in the demand for retail space may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. The market for retail space has been, and could continue to be, adversely affected by weakness in the national, regional and local economies, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets and increasing consumer purchases through catalogues or the Internet. Although we will take current economic conditions into account in acquiring properties in the future, our long-term success depends in part on improving economic conditions and the eventual return of a stable and dependable financing market for retail real estate. To the extent that these conditions continue, they are likely to negatively affect market rents for retail space and could materially and adversely affect our financial condition, results of operations, cash flow, the trading price of our common stock, our ability to satisfy our debt service obligations and our ability to make distributions to our stockholders.

Our debt maintenance obligations require us to maintain certain debt, which could limit our operating flexibility.

In our formation transactions, Messrs. Sabin, Nakagawa, Burton and Ottesen and certain other individuals will contribute the Excel Centre property to our operating partnership. We have agreed for a period of up to ten years following the date of this offering to use commercially reasonable efforts consistent with our fiduciary duties to maintain at least $457,500 of debt to enable the contributors of the Excel Centre property to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt. The debt maintained must meet certain requirements, including, in certain cases, with respect to the value of the property securing such indebtedness. Accordingly, this debt maintenance obligation may affect the way in which we conduct our business or incur indebtedness. During this period, the existence of the debt maintenance obligations could require us to maintain debt at a higher level than we might otherwise choose. Higher debt levels could adversely affect our ability to make distributions to our stockholders.

We have no operating history as a REIT or a public company and may not be successful in operating as a public REIT, which may adversely affect our ability to make distributions to stockholders.

We were formed in December 2009, and have no operating history as a REIT or a public company. We cannot assure you that our management team’s past experience will be sufficient to operate our company successfully as a REIT or a public company. Failure to maintain REIT status would have an adverse effect on our cash available for distribution to stockholders.

We have not obtained any recent appraisals for the 20 properties we expect to acquire in our formation transactions. The terms of the contribution agreements related to four of these properties, each of which is wholly or majority owned by our directors and officers, were not negotiated in an arm’s length transaction, and the consideration we pay for these and the other properties we expect to acquire in our formation transactions may exceed their aggregate fair market value.

Our directors and officers, including Messrs. Sabin, Plumb, Nakagawa, Burton, Ottesen and Romney, will receive total consideration in our formation transactions valued at $19.7 million in the form of 456,723 shares of our common stock and 702,625 operating partnership units. These amounts will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties, which repayments amounted to an aggregate of approximately $363,000 as of December 31, 2009 (an aggregate of approximately $580,000 as of March 31, 2010). We have not obtained any recent third-party appraisals of the contribution properties or the acquisition properties to be obtained by our operating partnership in our formation transactions, nor have we obtained any independent third-party valuations or fairness opinions in connection with our formation transactions. The terms of the contribution agreements relating to these properties were not negotiated in an arm’s length transaction but were determined by our management team. As a result, the consideration we pay for these and the other properties we expect to acquire in our formation transactions may exceed the fair market value of these properties. As of December 31, 2009, the aggregate historical carrying value of the interests in the contribution properties, net of accumulated depreciation and amortization, was approximately $41.9 million.

The amount of cash and number of shares of common stock and operating partnership units to be issued to the contributors has been fixed, except to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties, and because of this, the actual value of the consideration we pay to these individuals for our contribution properties will depend on the initial public offering price. The initial public offering price of our common stock will be determined in consultation with the underwriters. Among the factors to be considered are our record of operations, our management, our estimated net income, our estimated FFO, our estimated cash available for distribution to you, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price will not necessarily bear any relationship to our book value or the fair market value of our assets. Accordingly, these individuals and other contributors of the contribution properties receiving shares of our common stock or operating partnership units may receive value greater than the fair market value of the contribution properties if the initial public offering price of our common stock increases.

Our expansion strategy may not yield the returns expected, may result in disruptions to our business, may strain our management resources and may adversely affect our operations.

We expect to expand rapidly after we complete this offering and our formation transactions. This anticipated rapid growth will require substantial attention from our existing management team, which may divert management’s attention from our current properties and impair our relationships with our current tenants and employees. Implementing our growth plan also will require that we expand our management and staff with qualified and experienced personnel and that we implement administrative, accounting and operational systems sufficient to integrate new properties into our portfolio. We also must manage future property acquisitions without incurring unanticipated costs or disrupting the operations at our existing properties. Managing new properties requires a focus on leasing and retaining tenants. If we fail to successfully integrate future acquisitions into our portfolio, or if newly acquired properties fail to perform as we expect, our results of operations, financial condition and ability to pay distributions could suffer.

We may be unable to identify, acquire, develop or operate properties successfully, which could harm our financial condition and ability to pay distributions to you.

We continue to evaluate the market for available properties and may acquire additional properties when attractive opportunities exist. We also may develop or substantially renovate other properties. Acquisition, development and renovation activities are subject to significant risks, including:

•	we may be unable to obtain financing on favorable terms (or at all),

•

changing market conditions, including competition from others, may diminish our opportunities for acquiring a desired property on favorable terms or at all. Even if we enter into agreements for the acquisition of properties, these agreements are likely to be subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction,

•	we may spend more time or money than we budget to improve or renovate acquired properties or to develop properties,

•	we may abandon development activities after expending significant resources,

•	we may be unable to quickly and efficiently integrate new properties, particularly if we acquire portfolios of properties, into our existing operations,

•	we may fail to obtain the financial results expected from the properties we acquire or develop, making them unprofitable or less profitable than we had expected,

•	market and economic conditions may result in higher than expected vacancy rates and lower than expected rental rates,

•	when we develop properties, we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations,

•	we may experience difficulty in obtaining any required consents of third parties such as tenants and mortgage lenders,

•

acquired and developed properties may have defects we do not discover through our inspection processes, including latent defects that may not reveal themselves until many years after we put a property in service, and

•	we may acquire land, properties or entities owning properties which are subject to liabilities and for which, in the case of unknown liabilities, we may have limited or no recourse.

The realization of any of the above risks could significantly and adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock, ability to satisfy our debt service obligations and ability to pay distributions to you.

We may fail to obtain the financial results expected from the properties we acquire or develop, making them unprofitable or less profitable than we had expected.

We expect to acquire and/or develop a number of properties in the near future. In deciding whether to acquire or develop a particular property, we make certain assumptions regarding the expected future performance of that property. If a number of these properties do not perform as expected, such properties may be unprofitable or less profitable than we expected and our financial performance may be adversely affected.

We may not be successful in identifying acquisitions or development projects that meet our investment criteria, which may impede our growth.

Part of our business strategy is expansion through acquisitions and development projects, which requires us to identify acquisition and development candidates that satisfy our investment criteria and are compatible with our growth strategy. We may not be successful in identifying real estate properties or other assets that meet our acquisition or development criteria or in completing acquisitions or developments on satisfactory terms. Failure to identify or complete acquisitions or developments may slow our growth, which may materially adversely affect our operations.

We may suffer economic harm as a result of allocating resources to unprofitable efforts to enter new markets.

The properties in our initial portfolio are located in 13 states, and as we grow our business we will expand our operations into markets where we do not currently operate. We may fail to accurately gauge conditions in a new market prior to entering it, and therefore may not achieve our anticipated results in the new market. If this occurs, our cash flow from operations may be adversely affected.

We may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at expected levels.

To qualify for taxation as a REIT, we will be required to annually distribute to our stockholders at least 90% of our REIT taxable income excluding capital gains. Our current policy is to target the payment of regular quarterly distributions to our stockholders and holders of operating partnership units in a range of 70% to 90% of our AFFO, or such other amount as will be sufficient to enable us to qualify and maintain our status as a REIT and to avoid the payment of corporate level taxes on our undistributed taxable income. Our board of directors has the sole discretion to determine the timing, form, frequency and amount of any distributions to our stockholders. The timing, form, frequency and amount of distributions will be authorized by our board of directors based upon a variety of factors, including:

•	actual results of operations,

•	our level of retained cash flows,

•	the timing of the investment of the net proceeds of this offering,

•	the terms and provisions of our financing agreements, including our unsecured revolving credit facility,

•	any debt service requirements,

•	capital expenditure requirements for our properties,

•	our taxable income,

•	the annual distribution requirements under the REIT provisions of the Code,

•	our operating expenses, and

•	other factors that our board of directors may deem relevant, including the amount of distributions made by our peers.

Until such time as we are able to acquire the properties we have under contract, identify and purchase additional properties with our equity growth capital and build a portfolio of income-producing properties, the amount of distributions to our stockholders may be limited. Under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to use the proceeds from future equity and debt offerings, sell assets or borrow funds to make some distributions, or reduce the level of distributions to our stockholders. We cannot assure you that our distribution policy will not change in the future. If we need to borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of our distributions, our business, financial condition and results of operations and the trading price of our common stock may be materially and adversely affected.

Inflation may adversely affect our financial condition and results of operations.

Many of our leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance. However, increased inflation may have a more pronounced negative impact on our mortgage and debt interest and general and administrative expenses because these costs could increase at a rate higher than our rents. Also, inflation may adversely affect tenant leases with stated rent increases or limits on such tenant’s obligation to pay its share of operating expenses, which could be lower than the increase in inflation at any given time. For example, certain of our triple-net and bond leases for freestanding retail properties do not include rent escalation clauses and therefore tenants under such leases pay a flat rental rate throughout the life of their lease. Inflation could also have an adverse effect on consumer spending, which may impact our tenants’ sales and, in turn, our average rents.

Our property taxes could increase due to property tax rate changes or reassessment, which may adversely impact our cash flows.

Even if we qualify as a REIT for federal income tax purposes, we will be required to pay some state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay in the future may increase substantially. If the property taxes we pay increase, our cash flow would be impacted, and our ability to pay expected dividends to our stockholders may be adversely affected.

Our success depends on key personnel with extensive experience dealing with the commercial real estate industry, and the loss of these key personnel could threaten our ability to operate our business successfully.

Our future success depends, to a significant extent, on the continued services of our management team. In particular, we depend on the efforts of Gary Sabin, our Chairman and Chief Executive Officer, Spencer Plumb, our President and Chief Operating Officer, James Nakagawa, our Chief Financial Officer, Mark Burton, our Chief Investment Officer and Senior Vice President of Acquisitions, and Eric Ottesen, our Senior Vice President and General Counsel. Among the reasons that Messrs. Sabin, Plumb, Nakagawa, Burton and Ottesen are important to our success is that each has a national or regional reputation in the commercial real estate industry based on their extensive experience in running public and private companies, including REITs, devoted to real estate investment, management and development. Each member of our management team has developed informal relationships through past business dealings with numerous members of the commercial real estate community, including current and prospective tenants, lenders, real estate brokers, developers and managers. We expect that their reputations will attract business and investment opportunities before the active marketing of properties and will assist us in negotiations with lenders, existing and potential tenants, and industry personnel. If we lost their services, our relationships with such lenders, existing and prospective tenants, and industry personnel could suffer. We will enter into employment agreements with each of our executive officers, but we cannot guarantee that they will not terminate their employment prior to the end of the term.

Failure by any major tenant to make rental payments to us, because of a deterioration of its financial condition or otherwise, could seriously harm our performance.

As of December 31, 2009, our two largest retail tenants were Walgreen Co. and Lowe’s Home Centers, the scheduled annualized base rents for which represented 12.8% and 9.8%, respectively, of our total retail annualized base rent. As of December 31, 2009, our three largest office tenants were Kaiser Permanente, Swinerton, Inc. and UBS Financial Services, the scheduled annualized base rents for which represented 39.7%, 16.7% and 15.2%, respectively, of our total office annualized base rent. Our performance depends on our ability to collect rent from these and other tenants. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition, whether as a result of general economic conditions or otherwise. As a result, our tenants may fail to make rental payments when due under a number of leases, delay a number of lease commencements, decline to extend or renew a number of leases upon expiration, close a number of stores or declare bankruptcy. Any of these actions could result in the termination of the tenant’s leases and the loss of rental income attributable to the terminated leases. In addition, lease terminations by a major tenant or non-owned anchor or a failure by that major tenant or non-owned anchor to occupy the premises could result in lease terminations or reductions in rent by other tenants in the same shopping centers under the terms of some leases. In that event, we may be unable to re-lease the vacated space at attractive rents or at all. Furthermore, because many of our leases are triple-net, the failure of a tenant to make payments could result not only in lost rental income, but also in an increase in our operating expenses. The occurrence of any of the situations described above, particularly if it involves a substantial tenant or non-owned anchor with leases in multiple locations, could seriously harm our performance.

The bankruptcy of a tenant may adversely affect the income produced by and the value of our properties.

The bankruptcy or insolvency of a tenant may adversely affect the income produced by our properties. For example, in January 2009, the anchor tenant of Newport Towne Center, Goody’s Family Clothing, declared bankruptcy, defaulted on its lease and vacated its space. We did not re-lease this vacated space until March 2010. We cannot assure you that any tenant that files for bankruptcy protection will continue to pay rent. If any tenant becomes a debtor in a case under the Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. The bankruptcy court also might authorize the tenant to reject and terminate its lease with us, which would generally result in any unpaid, pre-bankruptcy rent being treated as an unsecured claim. An unsecured claim may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. In addition, our claim against the tenant for unpaid, future rent would be subject to a statutory cap equal to the greater of (1) one year of rent or (2) 15% of the remaining rent on the lease (not to exceed three years of rent). This cap might be substantially less than the remaining rent actually owed under the lease. Additionally, a bankruptcy court may require us to turn over to the estate all or a portion of any deposits, amounts in escrow, or prepaid rents. Our claim for unpaid, pre-bankruptcy rent, our lease termination damages and claims relating to damages for which we hold deposits or other amounts that we were forced to repay would likely not be paid in full.

The assets we acquire in connection with our formation transactions may be subject to unknown liabilities that affect the value and profitability of these properties.

As part of our formation transactions, we expect to acquire the contribution properties and the acquisition properties. These assets may be subject to existing liabilities that are unknown at the time we complete this offering which could affect such properties’ valuation or revenue potential. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions; claims of tenants, vendors or other persons dealing with the entities prior to this offering (that had not been asserted or threatened prior to this offering); tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. The existence of such liabilities could significantly adversely affect the value of the property subject to such liability and our ability to make distributions to you.

Risks Related to the Real Estate Industry

Significant competition may decrease or prevent increases in our properties’ occupancy and rental rates and may reduce our investment opportunities.

We compete with numerous owners, operators and developers for acquisitions and development of retail shopping centers, including institutional investors, other REITs and other owner-operators of community and neighborhood shopping centers, some of which own or may in the future own properties similar to ours in the same submarkets in which our properties are located. We also face significant competition in leasing available space to prospective tenants at our operating properties. Recent economic conditions have caused a greater than normal amount of space to be available for lease generally and in the markets in which our properties are located due to increased tenant delinquencies and/or defaults under leases, generally lower demand for rentable space, as well as potential oversupply of rentable space. In addition, business failures and downsizings have led to reduced consumer demand for retail products and services, which in turn has led to retail business failures or downsizings and reduced demand for retail space. The actual competition for tenants varies depending upon the characteristics of each local market (including current economic conditions) in which we own and manage property. We believe that the principal competitive factors in attracting tenants in our market areas are location, demographics, price, the presence of anchor stores and appearance of properties. Increased competition for tenants may require us to make unbudgeted capital improvements, while decreased occupancy could lower our revenues and cause us to incur expenses on vacant spaces, both of which may reduce cash available for distributions to stockholders. Our competitors may have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage. In the future, competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Further, as a result of their greater resources, those entities may have more flexibility than we do in their ability to offer rental concessions to attract tenants. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow, per share trading price of our common stock, ability to satisfy our debt service obligations and ability to pay distributions to you may be adversely affected. As of December 31, 2009, leases were scheduled to expire in 2010 and 2011 on a total of approximately 3.3% and 7.7%, respectively, of the gross leasable area of our operating properties.

Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.

We carry comprehensive general liability, fire and extended coverage and loss of rental insurance covering all of the contribution properties under a blanket portfolio policy. We believe the policy specifications and insured limits are adequate given the relative risk of loss, cost of the coverage and standard industry practice. We intend to carry similar insurance with respect to future acquisitions as appropriate. Our headquarters is one of the contribution properties and is located in San Diego, California, which is an area that is more likely to be subject to earthquakes. We presently do not carry earthquake insurance on our headquarters. In the future, we may be unable to renew or duplicate our current insurance coverage in adequate amounts or at reasonable prices. Insurance companies may no longer offer coverage against certain types of losses, such as losses due to terrorist acts, environmental liabilities, or other catastrophic events, or, if offered, the expense of obtaining these types of insurance may not be justified.

If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. We may choose not to use insurance proceeds to replace a property after it has been damaged or destroyed, if inflation, changes in building codes and ordinances, environmental considerations and other factors make it impractical or undesirable. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. If any of our properties were to experience a catastrophic loss, it could seriously disrupt our operations, delay revenue and result in large expenses to repair or rebuild the property. Events such as these could adversely affect our results of operations, our ability to meet our obligations and our ability to make distributions to our stockholders.

While we evaluate the credit ratings of each of our insurance companies at the time we enter into or renew our policies, the financial condition of one or more of these insurance companies could significantly deteriorate to the point that they may be unable to pay future insurance claims. This risk has increased as a result of the current economic environment and ongoing disruptions in the financial markets. The inability of any of these insurance companies to pay future claims under our policies may adversely affect our financial condition and results of operations.

Our properties depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Regional shopping centers are typically anchored by large, nationally recognized tenants. The value of our retail properties with anchor tenants, as well as the value of retail properties we may seek to acquire, could be adversely affected if these tenants fail to comply with their contractual obligations, seek concessions in order to continue operations or cease their operations. Consolidations among large retail establishments typically result in the closure of existing stores or duplicate or geographically overlapping store locations. We will not be able to control the disposition of those large retail establishments following a consolidation, nor will we control the vacant space that is not re-leased to closed stores. Some of our tenants are entitled to modify the terms of their existing leases in the event of such closures. The modification could be unfavorable to us as the lessor and could decrease rents or expense recovery charges. Additionally, major tenant closures may result in decreased customer traffic which could lead to decreased sales at other stores. If the sales of stores operating in our properties were to decline significantly due to closing of anchors, economic conditions or other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of default by a tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.

Illiquidity of real estate investments may make it difficult for us to sell properties in response to market conditions and could harm our financial condition and ability to make distributions.

Equity real estate investments are relatively illiquid and therefore will tend to limit our ability to vary our portfolio promptly in response to changing economic or other conditions. To the extent the properties are not subject to triple-net leases, some significant expenditures such as real estate taxes and maintenance costs are generally not reduced when circumstances cause a reduction in income from the investment. Should these events occur, our income and funds available for distribution could be adversely affected. Properties subject to triple-net leases may, in certain circumstances, be more illiquid than other properties as they may have been developed to suit the needs of a particular tenant. In addition, as a REIT, we may be subject to a 100% tax on net income derived from the sale of property considered to be held primarily for sale to customers in the ordinary course of our business. We may seek to avoid this tax by complying with certain safe harbor rules that generally limit the number of properties we may sell in a given year, the aggregate expenditures made on such properties prior to their disposition, and how long we retain such properties before disposing of them. However, we can provide no assurance that we will always be able to comply with these safe harbors. If compliance is possible, the safe harbor rules may restrict our ability to sell assets in the future and achieve liquidity that may be necessary to fund distributions. In addition, some of our tenants, including Gateway Bank, Kaiser Permanente, Lowe’s Home Centers, McDonald’s, Publix Supermarkets and Walgreens, have rights of first refusal or rights of first offer to purchase the properties, or portions thereof, in which they lease space in the event that we seek to dispose of such properties, or portions thereof. The presence of these rights of first refusal and rights of first offer could make it more difficult for us to sell these properties, or portions thereof, in response to market conditions.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire, which could adversely affect our business and our ability to pay distributions to you.

If we cannot renew leases, we may be unable to re-lease our properties at rates equal to or above the current rate. Even if we can renew leases, tenants may be able to negotiate lower rates as a result of market conditions. Our properties currently are located in 13 states. The economic condition of each of our markets may be dependent on one or more industries. An economic downturn in one of these industry sectors or in the markets in which our properties are located may result in an increase in tenant bankruptcies, which may harm our performance in the affected market. Economic and market conditions also may affect the ability of our tenants to make lease payments. Market conditions may also hinder our ability to lease vacant space in newly developed properties. In addition, we may enter into or acquire leases for properties with spaces that are specially suited to the needs of a particular tenant. Such properties may require renovations, tenant improvements or other concessions in order to lease them to other tenants if the initial leases terminate. Any of these factors could adversely impact our financial condition, results of operations, cash flow, per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to you.

We may be unable to secure funds for future tenant or other capital improvements, which could limit our ability to attract or replace tenants and adversely impact our ability to make cash distributions to our stockholders.

When tenants do not renew their leases or otherwise vacate their space, it is common that, in order to attract replacement tenants, we will be required to expend funds for tenant improvements and other concessions related to the vacated space. Such tenant improvements may require us to incur substantial capital expenditures. We may not be able to fund capital expenditures solely from cash provided from our operating activities because we must distribute at least 90% of our REIT taxable income excluding net capital gains each year to maintain our qualification as a REIT for U.S. federal income tax purposes. As a result, our ability to fund tenant and other capital improvements through retained earnings may be limited. If we have insufficient capital reserves, we will have to obtain financing from other sources. We may also have future financing needs for other capital improvements to refurbish or renovate our properties. If we are unable to secure financing on terms we feel are acceptable or at all, we may be unable to make tenant and other capital improvements or we may be required to defer such improvements. If this happens, it may cause one or more of our properties to suffer from a greater risk of obsolescence or a decline in value, as a result of fewer potential tenants being attracted to the property or existing tenants not renewing their leases. If we do not have access to sufficient funding in the future, we may not be able to make necessary capital improvements to our properties, pay other expenses or pay distributions to our stockholders.

We could incur significant costs related to government regulation and private litigation over environmental matters involving the presence, discharge or threat of discharge of hazardous or toxic substances, which could adversely affect our operations, the value of our properties, and our ability to make distributions to you.

Our properties may be subject to environmental liabilities. Under various federal, state and local laws, a current or previous owner, operator or tenant of real estate can face liability for environmental contamination created by the presence, discharge or threat of discharge of hazardous or toxic substances. Liabilities can include the cost to investigate, clean up and monitor the actual or threatened contamination and damages caused by the contamination (or threatened contamination).

The liability under such laws may be strict, joint and several, meaning that we may be liable regardless of whether we knew of, or were responsible for, the presence of the contaminants, and the government entity or private party may seek recovery of the entire amount from us even if there are other responsible parties. Liabilities associated with environmental conditions may be significant and can sometimes exceed the value of the affected property. The presence of hazardous substances on a property may adversely affect our ability to sell or rent that property or to borrow using that property as collateral.

Environmental laws also:

•	may require the removal or upgrade of underground storage tanks,

•	regulate the discharge of storm water, wastewater and other pollutants,

•	regulate air pollutant emissions,

•	regulate hazardous materials’ generation, management and disposal, and

•	regulate workplace health and safety.

We are unaware of any of our existing tenants or any of the tenants in the acquisition properties violating applicable laws and regulations, but we and our tenants cannot completely eliminate the risk of contamination or injury from these materials. If our properties become contaminated, or if a party is injured, we could be held liable for any damages that result. Such liability could exceed our resources and any environmental remediation insurance coverage we have, which could adversely affect our operations, the value of our properties, and our ability to make distributions to you.

Existing conditions at some of our properties may expose us to liability related to environmental matters.

Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our initial portfolio. Each of the site assessments has been completed as part of the due diligence in the acquisition process. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include subsurface investigations or mold or asbestos surveys. None of the recent site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations. However, the assessments may have failed to reveal all environmental conditions, liabilities or compliance concerns. Material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability.

We cannot assure you that costs of future environmental compliance will not affect our ability to make distributions to you or that such costs or other remedial measures will not have a material adverse effect on our business, assets or results of operations.

Our properties may contain asbestos or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem, which could adversely affect the value of the affected property and our ability to make distributions to you.

We are required by federal regulations with respect to our properties to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials, or ACMs, and potential ACMs. We may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs at our properties as a result of these regulations. The regulations may affect the value of any of our properties containing ACMs and potential ACMs. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACMs and potential ACMs when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a property.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions.

The presence of ACMs or significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the ACMs or mold from the affected property. In addition, the presence of ACMs or significant mold could expose us to liability to our tenants, their or our employees, and others if property damage or health concerns arise.

Compliance with the Americans with Disabilities Act and similar laws may require us to make significant unanticipated expenditures.

All of our contribution and acquisition properties are required to comply with the Americans with Disabilities Act of 1990, or the ADA. The ADA requires that all public accommodations must meet federal requirements related to access and use by disabled persons. We believe that the contribution properties were built in substantial conformance with the building codes of their respective cities, including in substantial compliance with the applicable ADA requirements at the time of construction. Although we believe that the acquisition properties substantially comply with present requirements of the ADA, we have not conducted an audit of all such properties to determine compliance. If one or more properties is not in compliance with the ADA, then we would be required to bring the non-compliant properties into compliance. Compliance with the ADA could require removing access barriers. Non-compliance could result in imposition of fines by the U.S. government or an award of damages and/or attorneys’ fees to private litigants, or both. Additional federal, state and local laws also may require us to modify properties or could restrict our ability to renovate properties. Complying with the ADA or other legislation at non-compliant properties could be very expensive. If we incur substantial costs to comply with such laws, our financial condition, results of operations, cash flow, per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to you could be adversely affected.

We may incur significant unexpected costs to comply with fire, safety and other regulations, which could adversely impact our financial condition, results of operations, and ability to make distributions.

Our contribution and acquisition properties are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements, building codes and land use regulations. If we fail to comply with these requirements, we could be subject to governmental fines or private damage awards. We believe that the contribution and acquisition properties are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements, including any requirements that may emerge from pending or future climate change legislation, will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow, the per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to you.

Litigation may result in unfavorable outcomes.

Like many real estate operators, we may be involved in lawsuits involving premises liability claims and alleged violations of landlord-tenant laws, which may give rise to class action litigation or governmental investigations. Any material litigation not covered by insurance, such as a class action, could result in us incurring substantial costs, harm our financial condition, results of operations, cash flow and ability to pay distributions to you.

Risks Related to Our Organizational Structure

Conflicts of interest could result in our management acting other than in our stockholders’ best interests.

Conflicts of interest exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. The limited partners of our operating partnership will expressly acknowledge that, as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

We may choose not to enforce, or to enforce less vigorously, our rights under contribution and other agreements because of conflicts of interest with certain of our directors and officers.    Messrs. Sabin, Plumb, Nakagawa, Burton, Ottesen and Romney and other individuals and entities not affiliated with us or our management have ownership interests in the properties to be contributed to our operating partnership in our formation transactions. Following the completion of this offering and our formation transactions, we, under the agreements relating to the contribution of those interests, will be entitled to indemnification and damages in the event of breaches of representations or warranties made by the members of our management and other contributors. In addition, certain members of senior management will enter into employment agreements with us pursuant to which they will devote substantially all of their business time to our affairs. None of these contribution and employment agreements were negotiated on an arm’s length basis. Messrs. Sabin, Nakagawa, Burton and Ottesen, as members of our management team and contributors of properties, faced conflicts in negotiating the contribution agreements, including the amount of consideration to be received by them for the contributed properties owned by them. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution and employment agreements because of our desire to maintain our ongoing relationships with the individuals involved.

Members of our executive management team have outside business interests that could require time and attention.    Members of our executive management team own interests in properties that have not been contributed to us. In some cases, one or more of these individuals or their affiliates will have management and fiduciary obligations that may conflict with that person’s responsibilities as an officer of our company and may adversely affect our operations. For example, Mr. Sabin and our senior management team will continue to manage various properties that will not be contributed to us, including properties referred to as Bluffton Commons, Kennerly Crossing, Anaheim Garden Walk and LA Fitness. See “Business and Properties — Excluded Properties.”

Certain of our directors and officers may face adverse tax consequences that could prevent the repayment of indebtedness.    The repayment of indebtedness relating to our Excel Centre property will have different effects on holders of operating partnership units than on our stockholders. The parties contributing this property to our operating partnership would incur adverse tax consequences upon the repayment of related debt that differ from the tax consequences to us and our stockholders. Consequently, these holders of operating partnership units, including Messrs. Sabin, Nakagawa, Burton and Ottesen, may have different objectives regarding the appropriate timing of any such repayment of debt. Certain of our directors and officers could exercise their influence in a manner inconsistent with the interests of some, or a majority, of our stockholders, including in a manner which could delay or prevent the repayment of indebtedness.

Our charter, bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control transaction and may prevent our stockholders from receiving a premium for their shares.

Our charter contains ownership limits that may delay, defer or prevent a change of control transaction.    Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% of the value of our outstanding shares of capital stock or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of our common stock. The board may not grant such an exemption to any proposed transferee whose ownership of in excess of 9.8% of the value of our outstanding shares would result in the termination of our status as a REIT. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify as a REIT. The ownership limit may delay or impede a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

We could authorize and issue stock without stockholder approval that may delay, defer or prevent a change of control transaction.    Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock. In addition, our board of directors may classify or reclassify any unissued shares of our common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. Our board of directors may also, without stockholder approval, amend our charter to increase the authorized number of shares of our common stock or our preferred stock that we may issue. The board of directors could establish a series of common stock or preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Certain provisions of Maryland law could delay, defer or prevent a change of control transaction.    Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control. In some cases, such an acquisition or change of control could provide you with the opportunity to realize a premium over the then-prevailing market price of your shares. These MGCL provisions include:

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“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” for certain periods. An “interested stockholder” is generally any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock. A person is not an interested stockholder under the statute if our board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. Business combinations with an interested stockholder are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. After that period, the MGCL imposes two super-majority voting requirements on such combinations, and

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“control share” provisions that provide that “control shares” of our company acquired in a “control share acquisition” have no voting rights unless holders of two-thirds of our voting stock (excluding interested shares) consent. “Control shares” are shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors. A “control share acquisition” is the direct or indirect acquisition of ownership or control of “control shares” from a party other than the issuer.

In the case of the business combination provisions of the MGCL, we opted out by resolution of our board of directors. In the case of the control share provisions of the MGCL, we opted out pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL. Further, we may opt in to the control share provisions of the MGCL in the future by amending our bylaws, which our board of directors can do without stockholder approval.

Maryland law, and our charter and bylaws also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Restrictions on Ownership and Transfer” and “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

The ability of our board of directors to revoke our REIT status without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Our board of directors may amend our investing and financing guidelines without stockholder approval, and, accordingly, you would have limited control over changes in our policies that could increase the risk we default under our debt obligations or that could harm our business, results of operations and share price.

Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of our target assets and the diversification of our portfolio. Our board of directors has adopted long-term guidelines of limiting our indebtedness to 40% of our gross undepreciated asset value. However, our organizational documents do not limit the amount or percentage of debt that we may incur, nor do they limit the types of properties we may acquire or develop. The amount of leverage we will deploy for particular investments in our target assets will depend upon our management team’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our investment portfolio, the potential for losses, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope and volatility of interest rates, the credit quality of our target assets and the collateral underlying our target assets. Our board of directors may alter or eliminate our current guidelines on borrowing or investing at any time without stockholder approval. Changes in our strategy or in our investment or leverage guidelines could expose us to greater credit risk and interest rate risk and could also result in a more leveraged balance sheet. These factors could result in an increase in our debt service and could adversely affect our cash flow and our ability to make expected distributions to you. Higher leverage also increases the risk we would default on our debt.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Upon the completion of this offering, as permitted by the MGCL, our charter will limit the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, our charter will authorize us to obligate our company, and our bylaws will require us, to indemnify and pay or reimburse our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited.

We may invest in properties with other entities, and our lack of sole decision-making authority or reliance on a co-venturer’s financial condition could make these joint venture investments risky.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities. We may acquire non-controlling interests or share responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such events, we would not be in a position to exercise sole decision-making authority regarding the property or entity. Investments in entities may, under certain circumstances, involve risks not present were a third party not involved. These risks include the possibility that partners or co-venturers:

•	might become bankrupt or fail to fund their share of required capital contributions,

•	may have economic or other business interests or goals that are inconsistent with our business interests or goals, and

•	may be in a position to take actions contrary to our policies or objectives.

Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Actions of partners or co-venturers may cause losses to our investments and adversely affect our ability to qualify as a REIT. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers if:

•	we structure a joint venture or conduct business in a manner that is deemed to be a general partnership with a third party, in which case we could be liable for the acts of that third party,

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third-party managers incur debt or other liabilities on behalf of a joint venture which the joint venture is unable to pay, and the joint venture agreement provides for capital calls, in which case we could be liable to make contributions as set forth in any such joint venture agreement, or

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we agree to cross-default provisions or to cross-collateralize our properties with the properties in a joint venture, in which case we could face liability if there is a default relating to those properties in the joint venture or the obligations relating to those properties.

Risks Related to Our Capital Structure

Debt obligations expose us to increased risk of property losses and may have adverse consequences on our business operations and our ability to make distributions.

After we complete this offering and our formation transactions, we expect to assume outstanding mortgage indebtedness secured by seven properties, and we may incur significant additional debt to finance future acquisition and development activities. As of December 31, 2009, the outstanding mortgage indebtedness secured by these seven properties was approximately $72.7 million. In addition, we intend to have in place a $150.0 million unsecured revolving credit facility after the completion of this offering. We cannot assure you that we will be able to enter into this new facility. In addition, under our contribution agreement with respect to the Excel Centre property, we have agreed to make $457,500 of indebtedness available for guarantee and may enter into similar agreements in the future.

Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of our target assets and the diversification of our portfolio. Our board of directors will adopt long-term guidelines of limiting our indebtedness to 40% of our gross undepreciated asset value. However, our organizational documents do not limit the amount or percentage of debt that we may incur, nor do they limit the types of properties we may acquire or develop. The amount of leverage we will deploy for particular investments in our target assets will depend upon our management team’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our investment portfolio, the potential for losses, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope and volatility of interest rates, the credit quality of our target assets and the collateral underlying our target assets. Our board of directors may alter or eliminate our current guidelines on borrowing or investing at any time without stockholder approval. Changes in our strategy or in our investment or leverage guidelines could expose us to greater credit risk and interest rate risk and could also result in a more leveraged balance sheet. These factors could result in an increase in our debt service and could adversely affect our cash flow and our ability to make expected distributions to you. Higher leverage also increases the risk we would default on our debt.

We have used and will continue to use debt to finance property acquisitions. Our use of debt may have adverse consequences, including the following:

•	Required payments of principal and interest may be greater than our cash flow from operations.

•	We may be forced to dispose of one or more of our properties, possibly on disadvantageous terms, to make payments on our debt.

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If we default on our debt obligations, the lenders or mortgagees may foreclose on our properties that secure those loans. Further, if we default under a mortgage loan, we will automatically be in default on any other loan that has cross-default provisions, and we may lose the properties securing all of these loans.

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A foreclosure on one of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the secured debt. If the outstanding balance of the secured debt exceeds our tax basis in the property, we would recognize taxable income on foreclosure without realizing any accompanying cash proceeds to pay the tax (or to make distributions based on REIT taxable income).

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We may not be able to refinance or extend our existing debt. If we cannot repay, refinance or extend our debt at maturity, in addition to our failure to repay our debt, we may be unable to make distributions to our stockholders at expected levels or at all.

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Even if we are able to refinance or extend our existing debt, the terms of any refinancing or extension may not be as favorable as the terms of our existing debt. If the refinancing involves a higher interest rate, it could adversely affect our cash flow and ability to make distributions to stockholders.

If any one of the above were to occur, our financial condition, results of operations, cash flow, cash available for distribution to you, per share trading price of our common stock and our ability to satisfy our debt service obligations could be materially adversely affected.

The commitment letters for our credit facility include restrictive covenants relating to our operations, which could limit our ability to respond to changing market conditions and our ability to make distributions to our stockholders.

The commitment letters for our credit facility impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. For example, we will be subject to a maximum leverage ratio (defined as total liabilities to total asset value) of 0.55 : 1.00 during the term of the loan, which could have the effect of reducing our ability to incur additional debt and consequently reduce our ability to make distributions to our stockholders. The commitment letters also contain limitations on our ability to make distributions to our stockholders in excess of those required to maintain our REIT status. Specifically, our credit facility will limit distributions to the greater of 95% of FFO, or the amount required for us to qualify and maintain our REIT status. In addition, the commitment letters contain customary restrictive covenants requiring us to maintain a minimum fixed charge coverage ratio, a maximum secured indebtedness ratio, a maximum unencumbered leverage ratio, a minimum unencumbered interest coverage ratio and a minimum tangible net worth. These or other limitations may adversely affect our flexibility and our ability to achieve our operating plans.

Recent disruptions in the financial markets and the downturn of the broader U.S. economy could affect our ability to obtain debt financing on reasonable terms or at all and have other adverse effects on us.

The U.S. credit markets in particular continue to experience significant dislocations and liquidity disruptions which have caused the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of certain types of debt financing. Continued uncertainty in the credit markets may negatively impact our ability to access additional debt financing or to refinance existing debt maturities on reasonable terms (or at all), which may negatively affect our ability to conduct operations, make acquisitions and fund current and future development and redevelopment projects. In addition, the financial position of the lenders under our credit facilities may worsen to the point that they default on their obligations to make available to us the funds under those facilities. A prolonged downturn in the credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly. In addition, these factors may make it more difficult for us to sell properties or may adversely affect the price we receive for properties that we do sell, as prospective buyers may experience increased costs of debt financing or difficulties in obtaining debt financing. These events in the credit markets have also had an adverse effect on other financial markets in the United States and globally, including the stock markets, which may make it more difficult or costly for us to raise capital through the issuance of common stock, preferred stock or other equity securities.

This reduced access to liquidity has had a negative impact on the U.S. economy, affecting consumer confidence and spending and negatively impacting the volume and pricing of real estate transactions. Additionally, increasing business layoffs, downsizing and industry slowdowns, and/or rising inflation, could have a negative impact on the business of our tenants. This could result in a material adverse effect on our business because current or prospective tenants may, among other things, (1) have difficulty paying rent as consumer spending decreases, (2) be unwilling to enter into or renew leases with us on favorable terms or at all, (3) seek to terminate their existing leases with us or request rent reductions, or (4) be forced to curtail operations or declare bankruptcy. If this downturn in the national economy were to continue or worsen, the value of our properties, as well as the income we receive from our properties, could be adversely affected.

We may engage in hedging transactions, which can limit our gains and increase exposure to losses.

Subject to maintaining our qualification as a REIT, we may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. Our hedging transactions may include entering into interest rate swap agreements or interest rate cap or floor agreements, or other interest rate exchange contracts. Hedging activities may not have the desired beneficial impact on our results of operations or financial condition. No hedging activity can completely insulate us from the risks associated with changes in interest rates. Moreover, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	available interest rate hedging may not correspond directly with the interest rate risk for which we seek protection,

•	the duration of the hedge may not match the duration of the related liability,

•	the party owing money in the hedging transaction may default on its obligation to pay,

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction, and

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the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value, such downward adjustments, or “mark-to-market losses,” which would reduce our stockholders’ equity.

Hedging involves risk and typically involves costs, including transaction costs, that may reduce our overall returns on our investments. These costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. These costs will also limit the amount of cash available for distribution to stockholders. We generally intend to hedge as much of the interest rate risk as management determines is in our best interests given the cost of such hedging transactions. The REIT qualification rules may limit our ability to enter into hedging transactions by requiring us to limit our income from non-qualifying hedges. If we are unable to hedge effectively because of the REIT rules, we will face greater interest rate exposure than may be commercially prudent.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to our stockholders.

Interest we pay could reduce cash available for distributions. Upon the completion of this offering and our formation transactions, we do not expect to have any variable rate debt, but we may incur variable rate debt in the future, including borrowings under a $150.0 million unsecured revolving credit facility that we intend to have in place after the completion of this offering. We cannot assure you that we will be able to enter into this new facility. Any increase in interest rates would increase our interest costs with respect to our variable rate debt. These increased interest costs would reduce our cash flows and our ability to make distributions to you. In addition, if we need to repay existing debt during a period of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.

If we fail to obtain external sources of capital, which is outside of our control, we may be unable to make distributions to our stockholders, maintain our REIT status, or fund growth.

In order to maintain our status as a REIT and to avoid incurring a nondeductible excise tax, we are required, among other things, to distribute annually at least 90% of our REIT taxable income, excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain financings on favorable terms or at all. Our access to third-party sources of capital depends, in part, on:

•	general market conditions,

•	the market’s perception of our growth potential,

•	with respect to acquisition financing, the market’s perception of the value of the properties to be acquired,

•	our current debt levels,

•	our current and expected future earnings,

•	our cash flow and cash distributions, and

•	the market price per share of our common stock.

It will adversely affect our business and limit our growth if we are unable to obtain capital from third-party sources. Without sufficient capital, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

Risks Related to Our REIT Status

Our failure to qualify as a REIT under the Code would result in significant adverse tax consequences to us and would adversely affect our business and the value of our stock.

We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes under the Code. Qualification as a REIT involves the application of highly technical and complex Code provisions, for which there are only limited judicial and administrative interpretations. The fact that we hold substantially all of our assets through a partnership further complicates the application of the REIT requirements. Even a seemingly minor technical or inadvertent mistake could jeopardize our REIT status. Our REIT status depends upon various factual matters and circumstances that may not be entirely within our control. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, such as rents from real property, and we must satisfy a number of requirements regarding the composition of our assets. Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding net capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions, each of which could have retroactive effect, may make it more difficult or impossible for us to qualify as a REIT, or could reduce the desirability of an investment in a REIT relative to other investments. We have not requested and do not plan to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Accordingly, we cannot be certain that we will be successful in qualifying as a REIT.

If we fail to qualify as a REIT in any taxable year, we will face serious adverse tax consequences that would substantially reduce the funds available to distribute to you. If we fail to qualify as a REIT:

•	we would not be allowed to deduct distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates,

•	we could also be subject to the federal alternative minimum tax and possibly increased state and local taxes, and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year in which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital and would adversely affect the value of our common stock.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions to make distributions to our stockholders.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding any net capital gain, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. To maintain our REIT status and avoid the payment of income and excise taxes we may need to borrow funds to meet the REIT distribution requirements. These borrowing needs could result from:

•	differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes,

•	the effect of non-deductible capital expenditures,

•	the creation of reserves, or

•	required debt or amortization payments.

We may need to borrow funds at times when the then-prevailing market conditions are not favorable for borrowing. These borrowings could increase our costs or reduce our equity and adversely affect the value of our common stock.

If our operating partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our operating partnership will be treated as a partnership for federal income tax purposes. As a partnership, our operating partnership will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be required to pay tax on its allocable share of the operating partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of the operating partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership or any such other subsidiary partnership as an entity taxable as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our operating partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% (through the end of 2010). Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the market price of our common stock.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests applicable to REITs and described below under “Material United States Federal Income Tax Considerations — Taxation of Our Company.” In addition, such hedging transactions must be properly identified as provided in the Treasury regulations. If we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the gross income tests applicable to REITs. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a Taxable REIT Subsidiary, or TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions which would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property held in inventory primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as inventory held for sale to customers in the ordinary course of our business, subject to certain statutory safe-harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe-harbors.

To maintain our REIT status, we may be forced to forego otherwise attractive opportunities.

To qualify as a REIT, we must satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, securities of any TRS or qualified REIT subsidiary of ours and securities that are qualified real estate assets) generally may not include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of any TRS or qualified REIT subsidiary of ours and securities that are qualified real estate assets) may consist of the securities of any one issuer. If we fail to comply with these requirements at the end of any calendar quarter, we must remedy the failure within 30 days or qualify for certain limited statutory relief provisions to avoid losing status as a REIT. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the market price of our common shares.

At any time, the federal income tax laws governing REITs may be amended or the administrative and judicial interpretations of those laws may be changed. We cannot predict when or if any new federal income tax law, regulation, or administrative and judicial interpretation, or any amendment to any existing federal income tax law, regulation or administrative or judicial interpretation, will be adopted, promulgated or become effective, and any such law, regulation, or interpretation may be effective retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative and judicial interpretation.

Risks Related to This Offering

There is currently no public market for our common stock. An active trading market for our common stock may not develop following this offering.

There has not been any public market for our common stock prior to this offering. Although our common stock has been authorized for listing on the NYSE, we cannot assure you that an active trading market for our common stock will develop after this offering or, if one develops, that it will be sustained. In the absence of a public market, you may be unable to liquidate an investment in our common stock. We and our underwriters have determined the initial public offering price of our common stock, considering such factors as our record of operations, our management, our estimated net income, our estimated FFO, our estimated cash available for distribution to you, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The price at which shares of our common stock trade after the completion of this offering may be lower than the price at which the underwriters sell them in this offering.

The market price and trading volume of our common stock may be volatile following this offering, and you could experience a loss if you sell your shares.

Even if an active trading market develops for our common stock, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends,

•	changes in our FFO or earnings estimates,

•	the extent of investor interest,

•	publication of research reports about us or the real estate industry,

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield,

•	changes in market valuations of similar companies,

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy,

•	the reputation of REITs generally and the reputation of REITs with portfolios similar to ours,

•	the attractiveness of the securities of REITs in comparison to securities issued by other entities (including securities issued by other real estate companies),

•	adverse market reaction to any additional debt we incur or acquisitions we make in the future,

•	additions or departures of key management personnel,

•	future issuances by us of our common stock,

•	actions by institutional stockholders,

•	speculation in the press or investment community,

•	the realization of any of the other risk factors presented in this prospectus, and

•	general market and economic conditions.

Market interest rates may have an adverse effect on the market price of our securities.

One of the factors that will influence the price of our common stock and preferred stock will be the dividend yield on such stock (as a percentage of the price of the stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to fall.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has recently experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performance. These broad market fluctuations could reduce the market price of our common stock or preferred stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the market price of our common stock.

The market price of our common stock could be adversely affected by our level of cash dividends.

The market’s perception of our growth potential and our current and potential future cash dividends, whether from operations, sales or refinancings, as well as the real estate market value of the underlying assets, may cause our common stock to trade at prices that differ from our net asset value per share. If we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock.

The number of shares of our common stock available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Upon the completion of this offering and our formation transactions, we will have outstanding 15,924,750 shares of our common stock (18,174,750 shares if the underwriters exercise their over-allotment option in full). Of these shares, the 15,000,000 shares of our common stock sold in this offering (17,250,000 shares if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, subject to limitations in our charter, except for shares held by our “affiliates” as defined in Rule 144 of the Securities Act. Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of operating partnership units, or the perception that such sales might occur, could adversely affect the market price of our common stock.

Any of the following could have an adverse effect on the market price of our common stock:

•	the exercise of the underwriters’ over-allotment option,

•	the exchange of operating partnership units for common stock,

•	the exercise of any options granted to certain directors, executive officers and other employees under our incentive award plan,

•	issuances of preferred stock with liquidation or distribution preferences, and

•	other issuances of our common stock.

Additionally, the existence of operating partnership units, options and shares of our common stock reserved for issuance upon exchange of operating partnership units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

Each of our directors and officers has entered into a lock-up agreement restricting the sale of his or her shares for up to 180 days. Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and UBS Securities LLC, or the Representatives, at any time, may release all or a portion of the common stock subject to the foregoing lock-up provisions. If the restrictions under such agreements are waived, the affected common stock may be available for sale into the market, which could reduce the market price of our common stock.

From time to time we also may issue shares of our common stock or operating partnership units in connection with property, portfolio or business acquisitions. We may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of our common stock, or the perception that these sales could occur, may adversely affect the prevailing market price for our common stock or may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that constitute forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations are forward-looking statements. Likewise, our pro forma financial statements and our statements regarding anticipated growth in our FFO and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in the retail industry or the markets in which we operate,

•	changes in local, regional and national economic conditions,

•	our inability to compete effectively,

•	our inability to collect rent from tenants,

•	defaults on or non-renewal of leases by tenants,

•	increased interest rates and operating costs,

•	decreased rental rates or increased vacancy rates,

•	our failure to obtain necessary outside financing on favorable terms or at all,

•	changes in the availability of additional acquisition opportunities,

•	our inability to successfully complete real estate acquisitions,

•	our failure to successfully operate acquired properties and operations,

•	our failure to qualify or maintain our status as a REIT,

•	government approvals, actions and initiatives, including the need for compliance with environmental requirements,

•	financial market fluctuations, and

•	changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs (or those of the indicated third parties), they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

We expect our net proceeds from this offering will be approximately $234.1 million, after deducting the underwriting discounts and commissions, structuring fees and estimated offering expenses we will pay. If the underwriters exercise their over-allotment option in full, we expect our net proceeds will be approximately $269.6 million.

We will contribute the net proceeds of this offering to our operating partnership. Our operating partnership will subsequently use the proceeds received from us as follows:

•

$1.8 million to acquire the interests of the contributors of our contribution properties who are not receiving common stock or operating partnership units, which amount will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to the acquisition of the contribution properties,

•	$13.1 million to repay the following debt related to our contribution properties:

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a loan secured by Newport Towne Center with a principal amount outstanding as of December 31, 2009 of $6.2 million, an adjustable interest rate of LIBOR plus 3.25%, and a maturity date of June 1, 2010,

¡

a loan secured by Red Rock Commons with a principal amount outstanding as of December 31, 2009 of $5.6 million, an interest rate equal to the greater of prime or 4.5%, and a maturity date of July 1, 2010, and

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$1.4 million of payables due to Mr. Sabin for net advances made for mortgage debt repayments and other capital items relating to Red Rock Commons. Mr. Sabin will use this amount in its entirety to repay his personal credit facility that was used to fund the advances,

•	$0.2 million to pay costs related to the assumption of debt on our contribution properties,

•	$133.6 million to fund the equity portion of our acquisition properties, excluding closing costs, and

•	$0.5 million to pay costs related to the assumption of debt on our acquisition properties.

The net proceeds remaining after the uses described above, which are estimated to be $84.8 million, as well as the proceeds intended for any of the acquisitions described below that are not consummated, will be used to pay closing costs on our acquisition properties, to acquire additional properties and for general corporate and working capital purposes. If the underwriters exercise their over-allotment option in full, we expect to use the additional net proceeds, which will be $35.6 million, to acquire additional properties and for general corporate and working capital purposes.

Pending application of cash proceeds, we will invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to qualify for taxation as a REIT.

A tabular presentation of our estimated use of proceeds follows:

	Dollar Amount (in thousands)	Percentage of Gross Proceeds
Gross offering proceeds	$255,000	100.0%
Underwriting discounts and commissions	(15,937)	6.2
Structuring fees	(1,913)	0.8
Other expenses of offering	(3,100)	1.2

Net offering proceeds	$234,050	91.8%
Pay cash portion of the purchase price of our contribution properties	1,802	1.0
Repay indebtedness related to our contribution properties	13,148	5.2
Pay costs related to the assumption of debt on our contribution properties	228	—
Pay cash portion of the price of our acquisition properties	133,642	52.4
Pay costs related to the assumption of debt on our acquisition properties	475	—
Proceeds for the acquisition of additional properties, general corporate and working capital purposes	84,755	33.2

Total net offering proceeds used	$234,050	91.8%
Total underwriting discounts and commissions, structuring fees and other expenses	20,950	8.2

Total application of gross offering proceeds	$255,000	100.0%

The following table sets forth the consideration we will pay for the contribution and acquisition properties (dollars in thousands). Debt amounts reflect outstanding balances as of December 31, 2009.

Property/Location	Cash Payments(1)		Shares of Common Stock Issued(1)	Operating Partnership Units Issued(1)	Debt Repaid Subsequent to September 30, 2009(1)	Debt to be Repaid Upon Acquisition		Debt to be Assumed and Not Repaid Upon Acquisition		Total Value of Consideration
Contribution Properties
Five Forks Place, Simpsonville, SC	$—		186,588	—	$39	$—		$5,408		$8,619	(2)
Newport Towne Center, Newport, TN	—		18,162	—	19	6,198		—		6,526	(2)
Excel Centre, San Diego, CA	1,792	(3)	—	702,625	65	—		12,989		26,791	(2)
Red Rock Commons, St. George, UT	—		294,706	—	240	6,950	(4)	—		12,200	(2)

Subtotal — Contribution Properties	$1,792	(3)	499,456	702,625	$363	$13,148		$18,397		$54,136

Acquisition Properties
Plaza at Rockwall Phase I, Rockwall, TX	$35,031	(5)	—	—	$—	$—		$—		$35,031	(5)
5000 South Hulen, Fort Worth, TX	6,668		—	—	—	—		15,182		21,850
Grant Creek Town Center, Missoula, MT	5,394	(6)	—	—	—	—		16,372		21,766	(6)
Main Street Plaza, El Cajon, CA	17,792		—	—	—	—		—		17,792
Lowe’s, Shippensburg, PA	3,095		—	—	—	—		14,455		17,550
Shop ’n Save, Ballwin, MO	8,450		—	—	—	—		—		8,450
Jewel-Osco, Morris, IL	8,150		—	—	—	—		—		8,150
Walgreens, Beckley, WV	7,187		—	—	—	—		—		7,187
St. Mariner’s Point Shopping Center, St. Marys, GA	3,036		—	—	—	—		3,546		6,582
Merchants Central Shopping Center, Milledgeville, GA	1,423		—	—	—	—		4,729		6,152
Walgreens, Cross Lanes, Charleston, WV	4,995		—	—	—	—		—		4,995
Walgreens, Barbourville, KY	4,213		—	—	—	—		—		4,213
Walgreens, Corbin, KY – South	4,181		—	—	—	—		—		4,181
Walgreens, Corbin, KY – North	3,526		—	—	—	—		—		3,526
Plaza at Rockwall Phase II, Rockwall, TX	5,969	(5)	—	—	—	—		—		5,969	(5)
Shops at Foxwood, Ocala, FL	14,532	(7)	—	—	—	—		—		14,532	(7)

Subtotal — Acquisition Properties	$133,642		—	—	$—	$—		$54,284		$187,926

Total	$135,434		499,456	702,625	$363	$13,148		$72,681	(8)	$242,062

(1)

The amount of cash and number of shares of common stock and operating partnership units to be issued in exchange for our contribution properties will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties. During the period from September 30, 2009 to March 31, 2010, the following amounts of debt were repaid: (a) $81 relating to Five Forks Place, (b) $57 relating to Newport Towne Center, (c) $112 relating to Excel Centre and (d) $330 relating to Red Rock Commons. See “Certain Relationships and Related Transactions — Contribution Agreements.”

(2)	Based on the mid-point of the range of prices set forth on the cover page of this prospectus.

(3)	None of our directors or officers will receive any cash in exchange for our contribution properties.

(4)

Includes approximately $1,355 of payables due to Mr. Sabin for net advances made for mortgage debt repayments and other capital items relating to Red Rock Commons. Mr. Sabin will use this amount in its entirety to repay his personal credit facility that was used to fund the advances.

(5)

We have agreed to purchase Plaza at Rockwall Phase I and Plaza at Rockwall Phase II for an aggregate purchase price of $41,000, excluding closing costs. We have allocated $35,031 to Plaza at Rockwall Phase I and $5,969 to Plaza at Rockwall Phase II.

(6)

The aggregate purchase price for Grant Creek Town Center is approximately $21,766, but may be increased for amounts to be paid to the seller after the closing date for additional lease-up of vacant space. The purchase price will be increased by an amount equal to the difference between the actual annualized net operating income on the closing date and October 1, 2011, divided by 9.00%, adjusted for certain expenses.

(7)

We will pay a base purchase price for Shops at Foxwood consisting of (a) an amount equal to the actual annualized net operating income generated by this property (excluding two ground leases) at the time of the closing of the sale, divided by 8.25%, and adjusted for certain expenses, plus (b) approximately $1,700 with respect to two ground leases. One year after the closing of the sale, we will pay an additional purchase price equal to (a) the difference between the actual annualized net operating income on the closing date and the one-year anniversary date, divided by 8.25%, and adjusted for certain expenses, plus (b) a vacant space fee of $0.13 per square foot for any remaining vacant building square footage. Assuming full occupancy at the time of the purchase of this property, the aggregate purchase price for Shops at Foxwood is expected to be approximately $14,532. The seller is responsible for leasing available space through the one-year anniversary date of the closing of the sale.

(8)

Amount does not reflect mark-to-market adjustments of $1,555, which would result in an aggregate of approximately $71,126 of condensed combined indebtedness on a pro forma basis as of December 31, 2009.

The following chart reflects the shares of common stock and operating partnership units issued and the total value of consideration (dollars in thousands) to be received by our directors and officers in connection with our formation transactions:

Contributor(1)	Shares of Common Stock Issued(2)	Operating Partnership Units Issued(2)	Total Value of Consideration(2)(3)
Gary B. Sabin	448,766	516,637	$16,412
Spencer G. Plumb	1,768	—	30
James Y. Nakagawa	—	61,996	1,054
Mark T. Burton	1,179	61,996	1,074
S. Eric Ottesen	—	61,996	1,054
Matthew S. Romney	5,010	—	85

Total	456,723	702,625	$19,709

(1)	None of our directors or officers will receive any cash in exchange for our contribution properties.

(2)

The amount of cash and number of shares of common stock and operating partnership units to be issued in exchange for our contribution properties will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties, which repayments amounted to an aggregate of approximately $363 as of December 31, 2009 (an aggregate of approximately $580 as of March 31, 2010). See “Certain Relationships and Related Transactions — Contribution Agreements.”

(3)	Based on the mid-point of the range of prices set forth on the cover page of this prospectus.

The amount of cash, shares of common stock and operating partnership units that we will pay in exchange for our contribution properties was determined by our executive officers based on a discounted cash flow analysis, a capitalization rate analysis, an internal rate of return analysis and an assessment of the fair market value of the properties. No single factor was given greater weight than any other in valuing the properties, and the values attributed to the properties do not necessarily bear any relationship to the book value for the applicable property. We did not obtain any recent third-party property appraisals of the properties to be contributed to us in our formation transactions, or any other independent third-party valuations or fairness opinions in connection with our formation transactions. As a result, the consideration we pay for these properties and other assets in our formation transactions may exceed their fair market value.

DISTRIBUTION POLICY

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2010. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. For more information, see “Material United States Federal Income Tax Considerations.” Our current policy is to target the payment of regular quarterly distributions to our stockholders and holders of operating partnership units in a range of 70% to 90% of our AFFO, or such other amount as will be sufficient to enable us to qualify and maintain our status as a REIT and to avoid the payment of corporate level taxes on our undistributed taxable income. Our derivation of AFFO is described below. We plan to pay our first dividend in respect of the period from the closing of this offering through September 30, 2010, which may be prior to the time that we have fully used the net proceeds of this offering to acquire retail properties.

The timing, form, frequency and amount of distributions will be authorized by our board of directors based upon a variety of factors, including:

•	actual results of operations,

•	our level of retained cash flows,

•	the timing of the investment of the net proceeds of this offering,

•	the terms and provisions of our financing agreements, including our unsecured revolving credit facility,

•	any debt service requirements,

•	capital expenditure requirements for our properties,

•	our taxable income,

•	the annual distribution requirements under the REIT provisions of the Code,

•	our operating expenses, and

•	other factors that our board of directors may deem relevant, including the amount of distributions made by our peers.

We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to use the proceeds from future equity and debt offerings, sell assets or borrow funds to make some distributions. We cannot assure you that our distribution policy will not change in the future.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We compute AFFO by deducting non-incremental revenue generating capital expenditures from FFO and adding back non-cash items, including straight line rents and non-cash components of compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures.

Our computation may differ from the methodology for calculating FFO or AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

CAPITALIZATION

The following table sets forth the capitalization of our Predecessor, as of December 31, 2009, on a historical basis, on a pro forma basis to reflect our formation transactions, but excluding this offering, and on an as adjusted basis to reflect our formation transactions, this offering and the use of the net proceeds as set forth in “Use of Proceeds” and “Certain Relationships and Related Transactions — Formation Transactions and Contribution and Acquisition of Properties.” You should read this table in conjunction with “Use of Proceeds,” “Certain Relationships and Related Transactions — Formation Transactions and Contribution and Acquisition of Properties,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited pro forma condensed combined financial information and our financial statements and the related notes to our financial statements appearing elsewhere in this prospectus.

	As of December 31, 2009
	Historical	Pro Forma	As Adjusted
		($ in 000s)
Mortgages and other secured loans	$30,190	$82,919	$71,126
Stockholders’ equity:
Common stock, par value $0.01 per share, 200,000,000 shares authorized, shares issued and outstanding on an as adjusted basis(1)	—	—	159
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding on an as adjusted basis	—	—	—
Additional paid in capital	—	—	231,126
Owners’ equity	8,622	8,622	—
Non-controlling interests	900	900	10,485

Total stockholders’ equity	9,522	9,522	241,770

Total capitalization	$39,712	$92,441	$312,896

(1)

Includes 499,456 shares of common stock to be issued in connection with our formation transactions and 425,294 shares of restricted stock to be issued to our directors, officers and employees in connection with this offering (calculated based on restricted stock grants having an aggregate value of approximately $7.23 million divided by the public offering price in this offering) and excludes (a) up to 2,250,000 shares issuable upon exercise of the underwriters’ over-allotment option in full, (b) 702,625 shares issuable upon conversion of outstanding operating partnership units and (c) 924,706 shares available for future issuance under our equity incentive award plan. The amount of cash and the number of shares of common stock and operating partnership units to be issued in our formation transactions will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to the acquisition of the contribution properties, which repayments amounted to an aggregate of approximately $363 as of December 31, 2009 (an aggregate of approximately $580 as of March 31, 2010).

DILUTION

Purchasers of our common stock offered in this prospectus will experience an immediate and substantial dilution of the net tangible book value of their common stock from the initial public offering price. At December 31, 2009, we had a net tangible book value of $7.2 million, or $6.47 per share of our common stock held by existing stockholders, assuming the issuance of operating partnership units in our formation transactions and the exchange of operating partnership units into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, the deduction of underwriting discounts and commissions, structuring fees and estimated offering and formation expenses, the receipt by us of the net proceeds of this offering and the use of these funds by our operating partnership as described in “Use of Proceeds,” “Certain Relationships and Related Transactions — Formation Transactions and Contribution and Acquisition of Properties” and our pro forma financial statements included elsewhere in this prospectus, the pro forma net tangible book value at December 31, 2009 attributable to the common stockholders, including the effect of the grants of restricted stock to our directors, officers and employees following the completion of this offering, would have been $213.5 million, or $13.41 per share of our common stock. This amount represents an immediate increase in net tangible book value of $6.94 per unit to existing stockholders and an immediate dilution in pro forma net tangible book value of $3.59 per share from the public offering price of $17.00 per share of our common stock to new public investors. The following table illustrates this per share dilution:

Initial public offering price per share			$17.00
Net tangible book value per share before our formation transactions and this offering(1)		$6.47
Decrease in pro forma net tangible book value per share attributable to our formation transactions, but before this offering(2)	$(14.89)
Increase in pro forma net tangible book value per share attributable to this offering(3)	$21.83

Net increase in pro forma net tangible book value per share attributable to our formation transactions and this offering		$6.94

Pro forma net tangible book value per share after our formation transactions and this offering(4)			$13.41

Dilution in pro forma net tangible book value per share to new investors(5)			$3.59

(1)

Net tangible book value per share of our common stock before our formation transactions and this offering is determined by dividing net tangible book value based on December 31, 2009 net book value of the tangible assets of our Predecessor by the number of shares of our common stock held by continuing investors.

(2)

The decrease in pro forma net tangible book value per share of our common stock attributable to our formation transactions, but before this offering, is determined by dividing the difference between (a) the pro forma net tangible book value before our formation transactions and this offering and (b) the pro forma net tangible book value after our formation transactions and before this offering, by the number of shares of common stock and operating partnership units to be issued to the contributors in our formation transactions.

(3)

Increase in net tangible book value per share of our common stock attributable to this offering is calculated after deducting the underwriters’ discounts and commissions, financial advisory fees and estimated expenses of this offering.

(4)

Pro forma net tangible book value per share after our formation transactions and this offering is based on pro forma net tangible book value of $213.5 million divided by the sum of 15,499,456 shares of our common stock to be outstanding (which does not include 702,625 shares of our common stock issuable upon conversion of outstanding operating partnership units) and 425,294 shares of restricted stock to be issued to our directors, officers and employees following the completion of this offering.

(5)

Dilution in pro forma net tangible book value per share to new investors is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to our formation transactions and this offering from the initial public offering price paid by a new investor for a share of our common stock.

SELECTED FINANCIAL DATA

The following table sets forth selected financial and operating data on a pro forma basis and on a historical basis for our Predecessor. Our Predecessor is not a legal entity, but rather a combination of real estate entities and operations invested in the properties that we refer to as Five Forks Place, Newport Towne Center, Excel Centre and Red Rock Commons. We have not presented historical information for Excel Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of 1,000 shares of common stock in connection with the initial capitalization of our company and because we believe that a discussion of the results of Excel Trust, Inc. would not be meaningful.

The following pro forma and historical information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited pro forma condensed combined financial statements and historical financial statements and related notes thereto included elsewhere in this prospectus. The historical combined balance sheet information as of December 31, 2009 and 2008 of our Predecessor and the historical combined statements of operations information for the years ended December 31, 2009, 2008 and 2007 of our Predecessor have been derived from the historical combined financial statements and related notes appearing elsewhere in this prospectus. The historical combined balance sheet information as of December 31, 2007 and the historical combined statement of operations information for the year ended December 31, 2006 have been derived from the audited combined financial statements of our Predecessor. The historical combined balance sheet information as of December 31, 2006 and 2005, and the historical combined statement of operations information for the year ended December 31, 2005, have been derived from the unaudited combined financial statements of our Predecessor. In the opinion of the management of our company, the historical combined balance sheet information as of December 31, 2006 and 2005, and the historical combined statement of operations for the year ended December 31, 2005, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein.

The unaudited pro forma condensed combined balance sheet data are presented as if this offering and our formation transactions all had occurred on December 31, 2009, and the unaudited pro forma condensed combined statement of operations and other data for the year ended December 31, 2009 are presented as if this offering and our formation transactions all had occurred on January 1, 2009. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of or for the period indicated, nor does it purport to represent our future financial position or results of operations.

	Year Ended December 31,
	Pro Forma 2009	2009	2008	2007(1)	2006	2005(2)
Operating Data	(Dollars in thousands)
Total revenues	$18,776	$4,990	$3,832	$4,533	$3,365	$2,880
Expenses:
Property operating expenses	4,459	1,229	1,148	1,002	845	663
Administrative and miscellaneous	3,808	45	43	15	14	16
Depreciation and amortization	7,646	2,045	1,403	1,575	1,092	1,092

Total expenses	15,913	3,319	2,594	2,592	1,951	1,771
Net operating income	2,863	1,671	1,238	1,941	1,414	1,109
Interest expense	(4,259)	(1,359)	(1,593)	(1,593)	(1,201)	(1,026)
Interest income	6	6	29	35	27	20

Net income (loss)	(1,390)	318	(326)	383	240	103
Net income attributable to non-controlling interest	(60)	75	56	272	205	264

Net income (loss) attributable to controlling interest	$(1,330)	$243	$(382)	$111	$35	$(161)

Pro Forma consolidated basic and diluted net loss per share	$(0.09)	—	—	—
Pro Forma consolidated weighted average common shares—basic	15,552,618	—	—	—
Pro Forma consolidated weighted average common shares—diluted	15,924,750	—	—	—

Other Data
Funds from operations(3)	$6,256	$2,363	$1,077	$1,958	$1,332	$1,195

	As of December 31,
	Pro Forma 2009	2009	2008	2007(1)	2006	2005(2)
Balance Sheet Data	(Dollars in thousands)
Properties, net	$212,842	$41,869	$37,642	$37,688	$19,414	$19,934
Cash and cash equivalents	85,555	661	538	706	258	363
Total assets	322,685	45,456	42,131	43,112	23,941	24,683
Mortgage notes payable	71,126	30,190	31,182	32,899	19,442	19,748
Total liabilities	80,915	35,934	33,445	34,328	20,432	20,730
Owners' equity	231,285	8,622	7,930	8,132	3,415	4,257
Non-controlling interests	10,485	900	756	652	—	—
Total liabilities and equity	322,685	45,456	42,131	43,112	23,941	24,683

Other Data
Operating properties
Number	17	3	3	3	2	2
Total owned gross leasable area	1,304,674	203,448	203,448	203,448	143,348	143,348
Other properties	3	1	1	1	—	—

(1)	In January 2007, we acquired Newport Towne Center and Red Rock Commons. The operating results of Newport Towne Center are included in the combined statement of operations from the acquisition date.

(2)	In July 2005, we acquired Five Forks Place. The operating results of Five Forks Place are included in the combined statement of operations from the acquisition date.

(3)

We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The following table presents a reconciliation of our pro forma and historical FFO for the period presented (in thousands):

	Year Ended December 31, 2009
	Pro Forma	Historical
Net income (loss)	$(1,390)	$318
Adjustments:
Real estate depreciation and amortization	7,646	2,045

Funds from operations	$6,256	$2,363

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with “Selected Financial Data,” the audited combined financial statements and the related notes thereto of Excel Trust, Inc. Predecessor, or our Predecessor, as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007. Where appropriate, the following discussion includes analysis of the effects of this offering and our formation transactions. These effects are reflected in the unaudited pro forma condensed combined financial statements appearing elsewhere in this prospectus. References to “we,” “us” and “our” refer to Excel Trust, Inc. or to our Predecessor, as applicable. Our Predecessor is not a legal entity, but rather a combination of real estate entities and operations invested in the properties that we refer to as Five Forks Place, Newport Towne Center, Excel Centre and Red Rock Commons.

Overview

We are a vertically integrated, self-administered, self-managed real estate firm with the principal objective of acquiring, financing, developing, leasing, owning and managing value oriented community and power centers, grocery anchored neighborhood centers and freestanding retail properties. We were organized as a Maryland corporation on December 15, 2009 and intend to elect to be taxed as a REIT beginning with our taxable year ending December 31, 2010. We will conduct substantially all of our business through our operating partnership, Excel Trust, L.P., which was formed on December 16, 2009. Purchasers of shares of our common stock in this offering will own 94.2% of the outstanding shares of our common stock, or 90.2% on a fully diluted basis assuming the exchange of all operating partnership units for shares of our common stock.

Upon the completion of this offering and our formation transactions, we expect to own an initial portfolio consisting of 16 retail properties totaling 1,222,517 square feet of gross leasable area, which were approximately 93.5% leased and had a weighted average age of approximately 5.8 years as of December 31, 2009 based on gross leasable area. We have also agreed to acquire one additional retail shopping center consisting of approximately 85,600 square feet of gross leasable area upon the completion of its development and the occupancy of its key tenants. In addition, we expect to own one commercial office property totaling 82,157 square feet of gross leasable area which was 100% leased as of December 31, 2009. We will utilize a portion of this commercial building as our headquarters. We also expect to own two land parcels comprising approximately 32.6 acres that we will have the ability to develop.

We receive income primarily from rents and reimbursement payments received from tenants under existing leases at each of our properties. Potential impacts to our income include unanticipated tenant vacancies, vacancy of space that takes longer to re-lease and, for non triple-net leases, operating costs that cannot be recovered from our tenants through contractual reimbursement formulas in our leases. Our operating results therefore depend materially on the ability of our tenants to make required payments and overall real estate market conditions.

In January 2009, we experienced some disruption in our contractual rental income when the retailer, Goody’s Family Clothing, filed for bankruptcy protection, which resulted in a store closing at Newport Towne Center that accounted for 20,020 square feet of gross leasable area at the property. In March 2010, we re-leased this space to Stage Stores. Other major leasing activity that occurred in 2009 includes our leasing of 30,052 square feet of vacant space at Excel Centre to Kaiser Permanente.

We intend to maximize total returns to our stockholders by pursuing a value oriented investment strategy targeting markets throughout the United States, especially in the Northeast, Northwest and Sunbelt regions, which have historically exhibited favorable demographic trends such as strong population and income growth. We believe the current market environment will create a substantial number of favorable investment opportunities with attractive yields on investment and significant upside potential. We expect that our acquisition targets will include high quality, well-located, dominant retail properties that generate attractive risk-adjusted returns.

After the completion of this offering, we expect to have funds available under a $150.0 million unsecured revolving credit facility to fund growth opportunities and for working capital purposes. Upon the completion of this offering and our formation transactions, we expect to have approximately $71.1 million of condensed combined indebtedness on a pro forma basis as of December 31, 2009. This debt is anticipated to be comprised of seven individual mortgage loans secured by Excel Centre, Five Forks Place, 5000 South Hulen, Grant Creek Town Center, Lowe’s, St. Mariner’s Point Shopping Center and Merchants Central Shopping Center. The weighted average interest rate on this pro forma indebtedness is expected to be 6.13% with the earliest maturity date in November 2011. Our board of directors will adopt long-term guidelines of limiting our indebtedness to 40% of our gross undepreciated asset value.

Our Predecessor’s financial information does not include general and administrative expense. Following the completion of this offering, we will incur general and administrative expenses including salaries, rent, professional fees and other corporate level activity associated with operating a public company. We anticipate that our staffing levels will increase from 20 employees at inception to between 25 and 30 employees during the next 12 to 24 months.

We anticipate managing the daily operations of our properties and do not intend to contract for such services from a third-party provider. Our Predecessor’s financial information reflects management fees that will continue after this offering and our formation transactions for internal purposes, but will not be a net cost to us since we will be self-managed. For the twelve-month periods ended December 31, 2008 and December 31, 2009, our Predecessor’s management fee expense was $118,000 and $134,000, respectively.

Excel Realty Holdings, LLC currently leases 8,274 square feet of space at Excel Centre, which we will occupy as our corporate headquarters upon the completion of this offering and our formation transactions. Our Predecessor’s financial information includes rental revenues attributable to this lease. Upon the completion of this offering and our formation transactions, this lease will be canceled and we will no longer recognize revenue for this leasable area. For the twelve-month periods ended December 31, 2008 and December 31, 2009, our Predecessor’s rental revenues related to the Excel Realty Holdings, LLC lease were $234,000 and $238,000, respectively.

In addition, the following non-recurring items associated with our formation transactions will affect our future results of operations when compared to our Predecessor’s financial information:

•	The repayment of approximately $13.1 million of indebtedness related to our contribution properties will reduce interest expense.

•

The acquisition of rental properties, including approximately $133.6 million used to fund the equity portion of our acquisition properties, will increase rental revenues and depreciation and amortization. In addition, depending on the structure of our leases, tenant recoveries and rental operations expense may also increase.

We have not had any corporate activity since our formation, other than the issuance of 1,000 shares of our common stock to Mr. Sabin in connection with our initial capitalization and activities in preparation for this offering and our formation transactions. Accordingly, we believe that a discussion of our results of operations would not be meaningful, and we have therefore set forth a discussion regarding the historical operations of our Predecessor only.

Factors That May Influence Future Results of Operations

Rental Revenue and Tenant Recoveries.    The amount of rental revenue and tenant recoveries generated by our initial portfolio upon the completion of this offering and our formation transactions depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from lease terminations. As of December 31, 2009, our retail properties were approximately 93.5% leased and our office property was 100% leased. The amount of rental revenue generated by us also depends on our ability to maintain or increase rental rates at our properties. Positive or negative trends in our geographic areas or the retail market could adversely affect our rental revenue and tenant recoveries in future periods. In addition, growth in rental income will partially depend on our ability to acquire additional retail properties that meet our investment criteria.

Lease Expirations.    Our ability to re-lease space subject to expiring leases will impact our results of operations and is affected by economic and competitive conditions in our markets as well as the desirability of our individual properties. In addition to approximately 79,661 square feet of currently available space in our initial portfolio as of December 31, 2009, the leases scheduled to expire in the twelve months ending December 31, 2010 and December 31, 2011 represent 3.3% and 7.7%, respectively, of our total gross leasable area and 6.3% and 11.4%, respectively, of our annualized base rental revenue.

Market Conditions.    We plan to seek investment opportunities throughout the United States; however, we will focus on the Northeast, Northwest and Sunbelt regions. Positive or negative changes in conditions in these markets will impact our overall performance. Future economic downturns or regional downturns affecting our target markets or downturns in the retail industry that impair our ability to renew or re-lease space as well as the ability of our tenants to fulfill their lease commitments, as such in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at our properties. Despite weakness in retail real estate throughout the United States over the past two years, we believe that our target markets are characterized by attractive demographics and property fundamental trends which could lead to outperformance as the sector rebounds.

Operating Expenses.    Our operating expenses generally consist of maintenance and repair expenses, real estate taxes, management fees and other operating expenses. For select properties, our operating expenses are controlled, in part, by negotiating expense pass-through provisions in tenant leases for most operating expenses. Leases on all of our acquisition properties require tenants to pay all of their direct operating expenses as well as their pro rata share of indirect operating expenses, including real estate taxes and insurance. Most of the leases of the contribution properties require tenants to pay all of their direct operating expenses as well as their pro rata share of substantially all of their indirect operating expenses, including common area maintenance, real estate taxes and insurance. Tenants in the office building pay for their direct operating expenses as well as their pro rata share of indirect operating expenses, including real estate taxes and insurance to the extent those expenses increase above the initial year of their respective lease. Increases or decreases in such operating expenses will impact our overall performance.

General and Administrative Expenses.    We will also incur general and administrative expenses, including legal, accounting and other expenses related to corporate governance, public reporting, and compliance with various provisions of the Sarbanes-Oxley Act of 2002. We anticipate that our staffing levels will increase from 20 employees at inception to between 25 and 30 employees during the next 12 to 24 months and, as a result, our general and administrative expenses will increase. We anticipate that our initial portfolio will generate cash flow in an amount that will exceed our first year general and administrative expenses.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our combined financial statements, which have been prepared in accordance with GAAP. Our significant accounting policies are described in the notes to our combined financial statements. The preparation of these financial statements in conformity with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base these estimates, judgments and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, as described below. We believe our critical accounting policies are as follows:

REIT Compliance

We intend to elect to be taxed as a REIT under the Code. Qualification as a REIT involves the application of highly technical and complex provisions of the Code to our operations and financial results and the determination of various factual matters and circumstances not entirely within our control. We believe that our current organization and proposed method of operation comply with the rules and regulations promulgated under the Code to enable us to qualify as a REIT beginning with our taxable year ending December 31, 2010. However, it is possible that we have been organized in a manner that would not allow us to qualify as a REIT, or that our future operations could cause us to fail to qualify.

If we fail to qualify as a REIT in any taxable year, then we will be required to pay federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. If we lose our REIT status, then our net earnings available for investment or distribution to stockholders would be significantly reduced for each of the years involved, and we would no longer be required to make distributions to our stockholders.

Investments in Real Estate

Investments in real estate are carried at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements	15 to 40 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Acquired in-place leases	Non-cancelable term of the related lease

Our estimates of useful lives have a direct impact on our net income. If expected useful lives of our investments in real estate were shortened, we would depreciate the assets over a shorter time period, resulting in an increase to depreciation expense and a corresponding decrease to net income on an annual basis.

Management must make significant assumptions in determining the value of assets and liabilities acquired. The use of different assumptions in the allocation of the purchase cost of the acquired properties would affect the timing of recognition of the related revenue and expenses. The fair value of tangible assets of an acquired property (which includes land, buildings, and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, buildings and improvements based on management’s determination of the relative fair value of these assets. Factors considered by us in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand.

The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between: (1) the contractual amounts to be paid pursuant to the lease over its remaining term, and (2) our estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in lease intangible assets, net in our accompanying combined balance sheets and amortized to rental income over the remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to below market lease values are included in lease intangible liabilities, net in our accompanying combined balance sheets and amortized to rental income over the remaining non-cancelable lease term plus any below market renewal options of the acquired leases with each property.

The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. The amounts allocated to in-place lease costs are included in lease intangible assets, net in the accompanying combined balance sheets and will be amortized over the average remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to the value of tenant relationships are included in lease intangible assets, net in our accompanying condensed combined balance sheets and are amortized over the average remaining non-cancelable lease term of the acquired leases plus a market lease term.

The value allocable to above or below market debt is determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage. The amounts allocated to above or below market debt are included in mortgage loan payables, net on our accompanying combined balance sheets and are amortized to interest expense over the remaining term of the assumed mortgage.

Costs incurred in connection with the acquisition, development or construction of properties and improvements are capitalized. Capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other direct costs incurred during the period of development. We capitalize costs on land and buildings under development until construction is substantially complete and the property is held available for occupancy. The determination of when a development project is substantially complete and when capitalization must cease involves a degree of judgment. We consider a construction project as substantially complete and held available for occupancy upon the completion of landlord-owned tenant improvements or when the lessee takes possession of the unimproved space for construction of its own improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with any remaining portion under construction. Capitalized costs associated with unsuccessful acquisitions are charged to expense when an acquisition is no longer considered probable.

Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of an asset or increase its operating efficiency. Significant replacements and betterments represent costs that extend an asset’s useful life or increase its operating efficiency.

We assess whether there has been impairment in the value of a long-lived asset by considering expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Such factors include the tenants’ ability to perform their duties and pay rent under the terms of the leases. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flows analysis, with the carrying value of the related assets. Long-lived assets classified as held for sale are measured at the lower of the carrying amount or fair value less cost to sell.

Revenue Recognition

We commence revenue recognition on our leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. In determining what constitutes the leased asset, we evaluate whether we or the lessee is the owner, for accounting purposes, of the tenant improvements. If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If we conclude that we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives, which reduce revenue recognized on a straight-line basis over the remaining non-cancelable term of the respective lease. In these circumstances, we begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. We consider a number of different factors to evaluate whether we or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	whether the lease stipulates how and on what a tenant improvement allowance may be spent,

•	whether the tenant or landlord retains legal title to the improvements,

•	the uniqueness of the improvements,

•	the expected economic life of the tenant improvements relative to the length of the lease,

•	the responsible party for construction cost overruns, and

•	who constructs or directs the construction of the improvements.

The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination we consider all of the above factors. However, no one factor is determinative in reaching a conclusion.

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the term of the related lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rent receivable on the accompanying combined balance sheets and contractually due but unpaid rents are included in accounts receivable. If a lease were to be terminated or if termination were determined to be likely (e.g., in the case of a tenant bankruptcy) prior to its contractual expiration, amortization of the related unamortized above or below market lease intangible would be accelerated and such amounts would be written off.

Substantially all of our retail rental operations expenses, consisting of real estate taxes, insurance and common area maintenance costs are recoverable from tenants under the terms of our lease agreements. Amounts recovered are dependent on several factors, including occupancy and lease terms. Revenues are recognized in the period the expenses are incurred. The reimbursements are recognized in revenues as tenant recoveries, and the expenses are recorded in rental operations expenses, as we are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and bear the credit risk.

Lease termination fees are recognized when the related leases are canceled, the amounts to be received are fixed and determinable and collectability is assured, and we have no continuing obligation to provide space to former tenants.

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent and tenant recovery payments or defaults. We may also maintain an allowance for accrued straight-line rents and amounts due from lease terminations based on our assessment of the collectability of the balance.

Results of Operations

Our Predecessor has operated through two reportable business segments: retail properties and commercial office properties. The retail segment includes Five Forks Place and Newport Towne Center, two retail properties with a total gross leasable area of 121,291 square feet, as well as Red Rock Commons, a 19.9 acre land parcel. Our Predecessor has owned and operated Five Forks Place and Newport Towne Center for more than four years and two years, respectively, and our Predecessor has owned Red Rock Commons since 2007. The commercial office segment consists of one property, Excel Centre, with a total of 82,157 leasable square feet. Our Predecessor has owned and operated Excel Centre since 2004.

Our Predecessor evaluates the performance of its segments based upon net operating income. “Net Operating Income” is defined as total revenues (rental revenue and tenant recoveries) less property operating expenses (maintenance and repairs, real estate taxes, management fees, and other operating expenses) and administrative and miscellaneous expenses. Our Predecessor also evaluates interest expense, interest income and depreciation and amortization by segment.

You should read the following discussion in conjunction with the segment information disclosed in Note 11 to our combined financial statements in accordance with ASC 280, Segment Reporting. The results of operations of our Predecessor may not be indicative of our results of operations following the completion of this offering and our formation transactions. See “— Overview” for a description of the significant differences between our expected operations and the operations of our Predecessor.

Retail Properties

The following is a comparison, for the years ended December 31, 2009 and 2008 and for the years ended December 31, 2008 and 2007, of the retail property segment operating results of our Predecessor.

Comparison of the Year Ended December 31, 2009 to the Year Ended December 31, 2008

Total revenues, which include rental revenues and tenant recoveries including insurance, property taxes and other operating expenses paid by tenants, decreased by $125,000, or 6.5%, to $1,794,000 for the year ended December 31, 2009 compared to $1,919,000 for the year ended December 31, 2008. The decrease resulted from a vacancy at Newport Towne Center. In January 2009, Goody’s Family Clothing declared bankruptcy and vacated 20,020 square feet of gross leasable area at the property. The vacancy resulted in a decrease in both rental revenues and tenant recoveries at the property.

Property operating expenses, which include maintenance and repair expenses, real estate taxes, management fees and other operating expenses including bad debts, increased by $98,000, or 20.6%, to $573,000 for the year ended December 31, 2009 compared to $475,000 for the year ended December 31, 2008. The increase resulted from bad debt reserves at Five Forks Place and Newport Towne Center for delinquent tenants over the prior year.

Administrative and miscellaneous expenses increased $5,000, or 27.8%, to $23,000 for the year ended December 31, 2009 compared to $18,000 for the year ended December 31, 2008. The increase resulted from legal expenses related to collection efforts for delinquent tenants.

Depreciation and amortization expense increased $256,000, or 30.9%, to $1,084,000 for the year ended December 31, 2009 compared to $828,000 for the year ended December 31, 2008. The increase resulted from Goody’s Family Clothing vacating their space at Newport Towne Center which caused us to depreciate the remaining tangible and intangible assets related to this tenant.

Interest expense decreased $206,000, or 27.4%, to $545,000 for the year ended December 31, 2009 compared to $751,000 for the year ended December 31, 2008. The decrease was primarily attributable to our variable rate mortgage at Newport Towne Center which incurred interest at a 30-day LIBOR rate in 2009 compared to a twelve-month LIBOR rate in 2008, with the 30-day LIBOR rate in 2009 being lower than the twelve-month LIBOR rate in 2008.

Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007

Total revenues increased by $75,000, or 4.1%, to $1,919,000 for the year ended December 31, 2008 compared to $1,844,000 for the year ended December 31, 2007. The increase resulted from an outparcel that was leased in December 2007 and an increase in tenant recoveries related to property taxes at Newport Towne Center.

Property operating expenses increased $91,000, or 23.7%, to $475,000 for the year ended December 31, 2008 compared to $384,000 for the year ended December 31, 2007. The increase resulted from bad debt expense in 2008 related to Goody’s Family Clothing and an increase in the assessment of property taxes at Newport Towne Center because of a new leased outparcel.

Administrative and miscellaneous expenses increased $15,000, or 500.0%, to $18,000 for the year ended December 31, 2008 compared to $3,000 for the year ended December 31, 2007. The increase was primarily due to legal costs related to delinquent tenants including Goody’s Family Clothing at Newport Towne Center.

Depreciation and amortization expense decreased $20,000, or 2.4%, to $828,000 for the year ended December 31, 2008 compared to $848,000 for the year ended December 31, 2007. The decrease was primarily related to fully amortized intangible assets at Five Forks Crossing.

Commercial Office Properties

The following is a comparison, for the years ended December 31, 2009 and 2008 and for the years ended December 31, 2008 and 2007, of the commercial office property segment operating results of our Predecessor.

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008

Total revenues increased by $1,283,000, or 67.1%, to $3,196,000 for the year ended December 31, 2009 compared to $1,913,000 for the year ended December 31, 2008. The increase resulted from the leasing of vacant space at Excel Centre. In March 2009, vacant space was leased to a tenant, Kaiser Permanente, which resulted in an increase of rental revenue in 2009.

Property operating expenses decreased $17,000, or 2.5%, to $656,000 for the year ended December 31, 2009 compared to $673,000 for the year ended December 31, 2008. The decrease was primarily attributable to bad debt expense in 2008 related to a tenant that was replaced by Kaiser Permanente.

Administrative and miscellaneous expenses decreased $3,000, or 12.0%, to $22,000 for the year ended December 31, 2009 compared to $25,000 for the year ended December 31, 2008. In 2008, there were general and administrative costs related to a tenant that vacated the property. These were greater than new costs in 2009 relating to Kaiser Permanente which replaced this tenant.

Depreciation and amortization expense increased $386,000, or 67.1%, to $961,000 for the year ended December 31, 2009 compared to $575,000 for the year ended December 31, 2008. The increase resulted from additional depreciation of tenant improvements added in 2009.

Interest expense decreased $28,000, or 3.3%, to $814,000 for the year ended December 31, 2009 compared to $842,000 for the year ended December 31, 2008. The decrease was attributable to a decline in principal outstanding.

Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007

Total revenues decreased by $776,000, or 28.9%, to $1,913,000 for the year ended December 31, 2008 compared to $2,689,000 for the year ended December 31, 2007. The decrease resulted from vacancies in 2008 at Excel Centre. At December 31, 2008, there was 21,300 square feet of unleased space compared to 9,582 square feet of unleased space at December 31, 2007.

Property operating expenses increased $55,000, or 8.9%, to $673,000 for the year ended December 31, 2008 compared to $618,000 for the year ended December 31, 2007. The increase was primarily due to bad debt expense relating to vacancies in 2008.

Administrative and miscellaneous expenses increased $13,000, or 108.3%, to $25,000 for the year ended December 31, 2008 compared to $12,000 for the year ended December 31, 2007. The increase was primarily due to legal costs related to collection of tenant receivables.

Depreciation and amortization expense decreased $152,000, or 20.9%, to $575,000 for the year ended December 31, 2008 compared to $727,000 for the year ended December 31, 2007. The decrease was primarily related to the depreciation and amortization of lease related assets at Excel Centre as a result of a lease that expired in early 2008.

Interest expense decreased $10,000, or 1.2%, to $842,000 for the year ended December 31, 2008 compared to $852,000 for the year ended December 31, 2007. The decrease was attributable to the principal amortization on our fixed rate mortgage at Excel Centre during 2008 and 2007.

Cash Flows

You should read the following discussion in conjunction with “Selected Financial Data,” the audited combined financial statements and related notes thereto of our Predecessor as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 appearing elsewhere in this prospectus.

The following is a comparison, for the years ended December 31, 2009 and 2008 and for the years ended December 31, 2008 and 2007, of the combined cash flows of our Predecessor.

Comparison of the Years Ended December 31, 2009 to the Years Ended December 31, 2008

Cash and cash equivalents were $661,000 and $538,000, respectively, at December 31, 2009 and 2008.

Net cash provided by operating activities increased $4,537,000 to $5,615,000 for the year ended December 31, 2009 compared to $1,078,000 for the year ended December 31, 2008. The increase was due to an increase in deferred rents related to Kaiser Permanente. In addition, there was $642,000 of additional depreciation and amortization primarily related to tenant improvements added in 2009.

Net cash used in investing activities increased $4,570,000 to $5,248,000 for the year ended December 31, 2009 compared to $678,000 for the year ended December 31, 2008. The increase was the result of $4,776,000 of additional cash used for tenant improvements in 2009 for new tenants, primarily Kaiser Permanente. There was also $477,000 of additional deferred leasing costs related to these new tenants. These increases were offset by $844,000 of additional cash flows provided by utilization of restricted cash for the tenant improvements in the year ended December 31, 2009 over the year ended December 31, 2008.

Net cash used in financing activities decreased $324,000 to $244,000 for the year ended December 31, 2009 compared to $568,000 for the year ended December 31, 2008. The decrease in 2009 was due to a $726,000 reduction in cash used to repay mortgages payable primarily related to the repayment of the mortgage debt for Red Rock Commons in 2008. There was also an increase in cash used for tenant security deposits of $611,000 primarily related to deposits for a new tenant at Excel Centre that were applied to rents in 2009.

Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007

Cash and cash equivalents were $538,000 and $706,000, respectively, at December 31, 2008 and 2007.

Net cash provided by operating activities decreased $800,000 to $1,078,000 for the year ended December 31, 2008 compared to $1,878,000 for the year ended December 31, 2007. Of this amount, $709,000 related to net (loss) income which was $326,000 of net loss in year ended 2008 compared to net income of $383,000 in 2007.

Net cash used in investing activities decreased $19,194,000 to $678,000 for the year ended December 31, 2008 compared to $19,872,000 for the year ended December 31, 2007. Cash flows used for the acquisition of property, development and property improvements declined by $18,850,000 primarily due to the acquisition of Newport Towne Center and Red Rock Commons in 2007.

Net cash provided by financing activities decreased $19,010,000 to a net use of $568,000 for the year ended December 31, 2008 compared to $18,442,000 net cash provided by financing activities for the year ended December 31, 2007. The decrease was primarily due to cash provided by new mortgage debt related to the acquisition of Newport Towne Center and Red Rock Commons in 2007 compared to no new mortgage debt in 2008. Additionally, there was a total of $676,000 of owner contributions in 2008 compared to $5,760,000 in 2007.

Liquidity and Capital Resources

Our short-term liquidity requirements consist primarily of funds to pay for operating expenses and other expenditures directly associated with our properties, including:

•	interest expense and scheduled principal payments on outstanding indebtedness,

•	general and administrative expenses,

•	future distributions expected to be paid to our stockholders and limited partners of our operating partnership, and

•	anticipated and unanticipated capital expenditures, tenant improvements and leasing commissions.

We intend to satisfy our short-term liquidity requirements through our existing working capital and cash provided by our operations. We believe our rental revenue net of operating expenses will generally provide cash inflows to meet our debt service obligations, pay general and administrative expenses and fund regular distributions.

At December 31, 2009, we had a loan secured by Newport Towne Center for $6.2 million and a loan secured by Red Rock Commons for $5.6 million, each of which matures in 2010. We anticipate that these will be repaid with proceeds from this offering. The loan secured by Newport Towne Center has two options to extend for one year each. To exercise these options, we must (1) pay an extension fee equal to 0.25% of the outstanding loan amount at the time such extension is requested, (2) pay down the outstanding loan amount so that it does not exceed 75% of the appraised fair market value of the property and (3) maintain a ratio of annualized net operating income to the outstanding amount of the loan equal to 10.4% for the first extension and 10.5% for the second extension, or pay down the loan until we meet such ratio. The loan secured by Red Rock Commons has a one year option to extend. To exercise this option, we must (1) pay an extension fee equal to 0.25% of the outstanding loan amount at the time such extension is requested and (2) pay down the loan amount so that it is equal to the lesser of (a) 70% of the appraised fair market value of the property or (b) $5.1 million. No appraisals have recently been performed on these properties. If proceeds from this offering are not available when the loans mature, we plan on exercising these options. We anticipate that amounts to pay extension fees and to pay down outstanding loan amounts in order to meet the required ratios would come from cash flow from the properties and contributions from Mr. Sabin.

We have obtained commitment letters from Wells Fargo Bank, National Association, which will act as administrative agent, Barclays Bank PLC, KeyBank National Association, Morgan Stanley Senior Funding, Inc., PNC Bank, National Association, Raymond James Bank, FSB, UBS Loan Finance LLC and U.S. Bank National Association, for a $150.0 million unsecured revolving credit facility. We expect the facility to have a term of three years and that we will have the option to extend the facility for one additional year if we meet specified requirements. We also expect the facility to have an accordion feature that may allow us to increase the availability thereunder by $250.0 million to $400.0 million. We intend to use this facility principally to fund growth opportunities and for working capital purposes.

The unsecured revolving credit facility is expected to bear interest at the rate of LIBOR plus a margin of 275 basis points to 375 basis points, depending on our leverage ratio, provided that in no event shall LIBOR be deemed to be less than 1.50%. The amount available for us to borrow under the facility will be subject to the net operating income of our properties that form the borrowing base of the facility, as well as a minimum implied debt service coverage ratio.

Our ability to borrow under this unsecured revolving credit facility will be subject to our ongoing compliance with a number of customary restrictive covenants, including:

•	a maximum leverage ratio (defined as total liabilities to total asset value) of 0.55 : 1.00,

•	a minimum fixed charge coverage ratio (defined as adjusted earnings before interest, taxes, depreciation and amortization to fixed charges) of 1.75 : 1.00,

•	a maximum secured indebtedness ratio (defined as secured indebtedness to total asset value) of 0.35 : 1.00,

•	a maximum unencumbered leverage ratio (defined as unsecured indebtedness to unencumbered asset value) of 0.55 : 1.00,

•	a minimum unencumbered interest coverage ratio (defined as unencumbered net operating income to unsecured interest expense) of 2.00 : 1.00, and

•	a minimum tangible net worth equal to at least 85% of our tangible net worth at the closing of this offering plus 80% of the net proceeds of any additional equity issuances.

Under the unsecured revolving credit facility, our distributions may not exceed the greater of (1) 95.0% of our FFO or (2) the amount required for us to qualify and maintain our REIT status. If an event of default exists, we may only make distributions sufficient to qualify and maintain our REIT status.

We expect to enter into this unsecured revolving credit facility following the completion of this offering. Although we have received commitment letters for this facility, we may be unable to close on the facility based on the terms described in this prospectus or at all.

Upon the completion of this offering and our formation transactions, we expect to have approximately $84.8 million of equity growth capital, in addition to funds available under the $150.0 million unsecured revolving credit facility described above.

Our long-term liquidity requirements consist primarily of funds to pay for scheduled debt maturities, renovations, expansions and other non-recurring capital expenditures that need to be made periodically and the costs associated with acquisitions of properties that we pursue. Upon the completion of this offering and our formation transactions, we expect to assume outstanding mortgage debt related to Five Forks Place, Excel Centre, 5000 South Hulen, Grant Creek Town Center, Lowe’s, St. Mariner’s Point Shopping Center and Merchants Central Shopping Center and to pay approximately $0.5 million in costs related to the assumption of this debt. As of December 31, 2009, the outstanding mortgage indebtedness related to these properties was approximately $72.7 million. We intend to satisfy our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations and long-term mortgage debt. In addition to our anticipated $150.0 million unsecured revolving credit facility, as a public company, we expect to have increased access to cost effective capital, including existing sources, as well as public and private debt and equity offerings.

As of December 31, 2009, the aggregate purchase price of our acquisition properties is expected to be approximately $187.9 million. We intend to fund the equity portion of these acquisitions with approximately $133.6 million of the net proceeds of this offering. We also intend to acquire the interests of the contributors of our contribution properties by the issuance of shares of our common stock and operating partnership units and the payment of approximately $1.8 million in cash. In addition, we will repay approximately $13.1 million of indebtedness with the net proceeds of this offering, including $6.2 million for debt secured by Newport Towne Center, $5.6 million for debt secured by Red Rock Commons and $1.4 million of payables due to Mr. Sabin for net advances made for mortgage debt repayments and other capital items relating to Red Rock Commons. Mr. Sabin will use this $1.4 million in its entirety to repay his personal credit facility that was used to fund the advances. These amounts reflect outstanding debt balances as of December 31, 2009.

We expect our debt to contain customary restrictive covenants, including provisions that may limit our ability, without the prior consent of the lender, to incur additional indebtedness, further mortgage or transfer the applicable property, purchase or acquire additional property, discontinue insurance coverage, change the conduct of our business or make loans or advances to, enter into any merger or consolidation with, or acquire the business, assets or equity of, any third party.

Upon the completion of this offering, we will have general and administrative expenses, including salaries, rent, professional fees and other corporate level activity expenses associated with operating as a public company. We anticipate that our staffing levels will increase from 20 employees at inception to between 25 and 30 employees during the next 12 to 24 months. We also expect to incur additional professional fees to meet the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and comply with the Sarbanes-Oxley Act of 2002. The timing and level of these costs and our ability to pay these costs with cash flow from our operations depends on our execution of our business plan, the number of properties we ultimately acquire and our ability to attract qualified individuals to fill these new positions. We believe that our initial portfolio will generate cash flow in an amount that will exceed our first year general and administrative expenses.

Commitments and Contingencies

The following table outlines the timing of our required payments (dollars in thousands) related to our indebtedness as of December 31, 2009:

	Payments by Period
	2010	2011-2012	2013-2014	Thereafter	Total
Principal payments—fixed rate debt	$387	$844	$17,166	—	$18,397
Interest payments—fixed rate debt	1,092	2,114	1,189	—	4,395
Principal payments—variable rate debt	11,793	—	—	—	11,793
Interest payments—variable rate debt (based on interest rates in effect as of December 31, 2009)	151	—	—	—	151

	$13,423	$2,958	$18,355	$—	$34,736

The following table outlines the timing of required payments (dollars in thousands) related to our indebtedness as of December 31, 2009 on a pro forma basis to reflect the indebtedness we expect to have following completion of this offering and our formation transactions:

	Payments by Period(1)
	2010	2011-2012	2013-2014	Thereafter	Total
Principal payments—fixed rate debt	$1,100	$5,792	$37,757	$26,477	$71,126
Interest payments—fixed rate debt	4,692	8,852	5,930	11,293	30,767

	$5,792	$14,644	$43,687	$37,770	$101,893

(1)

We may incur significant additional debt to finance future acquisition and development activities. In addition, we intend to have in place a $150.0 million unsecured revolving credit facility after the completion of this offering. Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of our target assets and the diversification of our portfolio. Our board of directors has adopted long-term guidelines of limiting our indebtedness to 40% of our gross undepreciated asset value.

Distribution Policy

We intend to elect to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 2010. To qualify as a REIT, we must meet a number of organizational and operational requirements, including the requirement that we distribute currently at least 90% of our REIT taxable income to our stockholders. It is our intention to comply with these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate federal, state or local income taxes on income we distribute currently (in accordance with the Code and applicable regulations) to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal, state and local income taxes at regular corporate rates and may not be able to qualify as a REIT for subsequent tax years. Even if we qualify for federal taxation as a REIT, we may be subject to certain state and local taxes on our income properties and operations and to federal income and excise taxes on our taxable income not distributed in the amounts and in the time frames prescribed by the Code and applicable regulations thereunder.

Funds From Operations

We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The following table presents a reconciliation of our pro forma and historical FFO for the period presented (in thousands):

	Year Ended December 31, 2009
	Pro Forma	Historical
Net income (loss)	$(1,390)	$318
Adjustments:
Real estate depreciation and amortization	7,646	2,045

Funds from operations	$6,256	$2,363

Inflation

Some of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). We may be adversely impacted by inflation on our leases that do not contain indexed escalation provisions. In addition, most of our leases require the tenant to pay its share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation, assuming our properties remain leased and tenants fulfill their obligations to reimburse us for such expenses.

New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board, or FASB, issued ASC 805-10, Business Combinations. In summary, ASC 805-10 requires the acquirer of a business combination to measure at fair value the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, with limited exceptions. In addition, this standard requires acquisition costs to be expensed as incurred. The standard is effective for fiscal years beginning after December 15, 2008, and is to be applied prospectively, with no earlier adoption permitted. Our Predecessor adopted this standard on January 1, 2009. The adoption of this standard did not have a material effect on our Predecessor’s combined financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards, or SFAS, No. 168, “The FASB Accounting Standards Codification, or FASB Codification, and the Hierarchy of Generally Accepted Accounting Principles.” This pronouncement establishes the FASB Codification as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Our Predecessor adopted this pronouncement on July 1, 2009 and has updated its references to specific GAAP literature to reflect the codification.

On January 1, 2009, our Predecessor adopted ASC 810-10-65, Consolidation, which clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. ASC 810-10-65 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest and requires disclosure, on the face of the consolidated statement of operations, of the amounts of combined net income (loss) attributable to the parent and to the non-controlling interest.

ASC 810-10-65 was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented. Any non-controlling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (1) the carrying amount, or (2) its redemption value as of the end of the period in which the determination is made.

In June 2009, the FASB issued ASC 855-10, Subsequent Events, which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It is effective for interim and annual periods ending after June 15, 2009. Our Predecessor has adopted this standard as of June 30, 2009. The adoption of this standard did not have a material effect on our Predecessor’s combined financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments depend upon prevailing market interest rates. Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which we believe we are exposed is interest rate risk. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control contribute to interest rate risk.

As of December 31, 2009, our total condensed combined debt outstanding on a pro forma basis is expected to be approximately $71.1 million, all of which is fixed rate debt. Changes in market interest rates impact the fair market value of our fixed-rate debt but have no impact on interest incurred or cash flow.

The fair value of mortgage notes payable at December 31, 2009 was approximately $29.8 million. A 100 basis point increase in market interest rates would result in a decrease in the fair value of our fixed-rate debt by approximately $0.6 million at December 31, 2009. A 100 basis point decrease in market interest rates would result in an increase in the fair market value of our fixed-rate debt by approximately $0.6 million at December 31, 2009.

As of December 31, 2009, on a pro forma basis, we did not have any variable rate debt, but we may incur variable rate debt in the future, including borrowings under a $150.0 million unsecured revolving credit facility that we intend to have in place after the completion of this offering. We expect that this facility will bear interest at a variable rate of LIBOR plus a margin of 275 basis points to 375 basis points, depending on our leverage ratio, provided that in no event shall LIBOR be deemed to be less than 1.50%. We cannot assure you that we will be able to enter into this new facility. Any increase in interest rates would increase our interest incurred with respect to our variable rate debt and would reduce our cash flows.

In order to modify and manage the interest rate characteristics of our outstanding debt and to limit the effects of interest rate risks on our operations, we may utilize a variety of financial instruments, including interest rate swaps, caps, floors and other interest rate exchange contracts. The use of these types of instruments to hedge our exposure to changes in interest rates carries additional risks, including counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. To limit counterparty credit risk we will seek to enter into such agreements with major financial institutions with high credit ratings. There can be no assurance that we will be able to adequately protect against the foregoing risks and that we will ultimately realize an economic benefit that exceeds the related amounts incurred in connection with engaging in such hedging activities. We do not enter into such contracts for speculative or trading purposes.

RETAIL INDUSTRY OVERVIEW

The retail shopping center industry is one of the largest industries in the United States. With an estimated annual revenue of approximately $2.3 trillion in 2009, the industry has grown at an average annual rate of 3.8% within the last decade according to the International Council of Shopping Centers, or ICSC. In order to support such strong demand, the shopping center space market has grown to 7.2 billion square feet in 2009 from 2.1 billion square feet in 1970, and the amount of freestanding retail properties has grown to 7.9 billion square feet from 5.3 billion square feet.

ICSC has defined eight principal shopping center types that include: (1) neighborhood; (2) community; (3) regional; (4) superregional; (5) lifestyle; (6) power; (7) theme/festival; and (8) outlets. According to ICSC, the centers are distinguished primarily by their merchandise orientation (i.e., the type of goods and services sold) and the size of the center. Other characteristics include the number and type of anchor tenants and the anchor ratio (i.e., the share of a center’s total square footage that is attributable to its anchors) and the primary trade area (i.e., the area from which 60% to 80% of the center’s sales originate). Regional and superregional centers, or enclosed malls, comprise approximately 16% of the total shopping center market, while the six other types of open-air centers make up the remaining 84% on a square footage basis.

We will focus on owning and managing value oriented neighborhood, community and power centers as well as freestanding retail properties. We believe that these property types are the most stable assets within the retail sector because they are typically anchored by necessity and value oriented retailers. Consumer spending on goods offered by such retailers does not experience significant fluctuations. As of December 2009, neighborhood, community and power centers made up approximately 28.2%, 23.6% and 11.6%, respectively, of the open-air shopping center space market based on a square footage basis. The table below shows the characteristics of our target shopping center types.

Characteristics of Target Shopping Centers

Center Type	Concept	Square Feet	Typical Anchors			Anchor Ratio	Primary Trade Area (miles)	% of Market(2)
			Number	Type	Examples(1)
Neighborhood	Convenience	30,000 - 150,000	1 or more	Supermarket	Publix	30% - 50%	3	28.2%

Community	General Merchandise, Convenience	100,000 - 350,000	2 or more	Discount Department Store, Supermarket, Drugstore, Home Improvement, Large Specialty/Discount Apparel	Best Buy, Ross Dress for Less, Walgreens	40% - 60%	3-6	23.6%

Power	Category-Dominant Anchors, Few Small Tenants	250,000 - 600,000	3 or more	Category Killer, Home Improvement, Discount Department Store, Warehouse Club, Off-Price	Dick's Sporting Goods, Lowe’s Home Centers, Staples	75% - 90%	5-10	11.6%

(1)	These retailers are current tenants of the properties in our operating portfolio.
(2)	Represents share of the open-air shopping center market.

Sources:	ICSC Research and CoStar Realty Information, Inc. (www.costar.com) except examples column.

Retail Property Performance

Retail real estate properties have historically outperformed all other commercial property types. According to the National Council of Real Estate Investment Fiduciaries, or NCREIF, retail properties posted a 5.7% and 10.5% total return over the last five and ten years, respectively, as of the fourth quarter of 2009. This compares favorably to the broader private real estate market that recorded a 5.6% and 8.9% total return over the same periods. In the past year, retail properties recorded a 10.9% decrease in total return compared to a 13.3% decrease for the overall NCREIF Index. The primary reasons for retail properties’ relative strong performance can be attributed to factors such as lower costs of ownership, benefit of long-term leases with anchor tenants and short-term leases for the in-line stores which allow landlords to mark-to-market store rents. In addition, retail leases typically have rent escalation clauses while passing property expenses on to tenants.

Current and Historical Trends

According to the Bureau of Labor Statistics, in 2008, retail sales (excluding automobiles) experienced its first negative year-over-year growth since 1968. This 40-year period of uninterrupted growth was driven by several trends, including demographic shifts, population growth, easy access to credit for consumers and significant household wealth creation as a result of rising equity markets and home prices. Many of the aforementioned trends reversed in 2008 and 2009; however, we believe we may be at the beginning of an economic recovery from the sharp downturn, with the inflection point of the demand drivers creating what we believe is a historically attractive opportunity to execute our investment strategy.

Retail sales declined 3.9% year-over-year in the fourth quarter of 2008 and 6.7% year-over-year in the third quarter of 2009. However, recent U.S. Census data imply consumer spending is firming and, in fact, the declining sales trend reversed in the third quarter of 2009, growing approximately 1.0% over the second quarter of 2009. The trend in sales growth exhibited further strength in the fourth quarter of 2009, growing 7.9% over the previous quarter and 1.2% year-over-year. We believe that retail sales growth typically precedes job growth by approximately six months and a turn in property fundamentals by approximately twelve months. Rosen Consulting Group, or RCG, projects sales growth in 2010 of 0.8%, increasing to 1.9% in 2011 and 3.8% in both 2012 and 2013. The chart below shows the historical and projected annual retail sales growth (excluding automobiles) from 1968 to 2013.

The retail industry’s performance is generally correlated to the overall macroeconomic conditions in the United States; however, the properties that fit within our investment criteria, which are focused on necessity and value oriented retailers, tend to be more resilient to fluctuations in the economy. Since early 2008, weaknesses in the general economy and the credit crisis have caused U.S. consumers to shift their buying focus further towards value oriented retailers, amplifying a trend that began over 20 years ago. As shown in the chart below, retail sales on certain luxury and discretionary items have declined over 10% in the last twelve months, but in spite of the recent downturn in the economy, the U.S. consumers’ spending growth on necessity goods has been positive within the last twelve months and the last five years as of December 2009. We believe there has been a fundamental shift in demand by the consumer away from luxury, discretionary items toward necessity and value oriented, non-discretionary items in open-air shopping centers and that this trend will continue for the foreseeable future. The chart shows the average annual growth in necessity and discretionary spending.

Over the past 15 years, discount department stores, warehouse clubs and superstores have steadily gained market share from conventional and national chain department stores. According to RCG, drugstores, wholesale clubs and discount stores were the only categories of retailers to post year-over-year same store growth, as of November 2009, at 2.3%, 1.9% and 0.6%, respectively, as consumers sought low-priced, non-discretionary goods. The spread between the market shares captured by the two different categories of retailers is near its top level in the last two decades with discount department stores, warehouse clubs and superstores owning approximately 78% of the market compared with 22% for conventional and national chain department stores. The data suggest that the tenants of properties that we expect to own, such as warehouse clubs, discounters, grocers and drugstores, are gaining additional market share from retailers that focus on discretionary or luxury items.

Real Estate Capital Markets

While we believe the fundamentals of our target assets are faring better than those of other retail sectors, nearly all property owners are currently suffering from falling asset values, restrictive credit markets and declining operating cash flow. We believe: (1) maturity defaults may occur because many owners will not have sufficient equity in order to refinance existing debt; (2) debt service defaults may occur because operating cash flow at many properties will fall below the necessary level to cover fixed charges; (3) cash flow after debt service at many retail properties may be insufficient to fund necessary capital expenditures such as tenant improvements; and (4) some developers may lack the capital to carry high quality projects through to completion. As a result, we also believe some retail owners and developers will be unable or unwilling to invest additional equity and may choose, or be compelled, to sell their higher quality retail properties or developments. Our near-term objective is to capitalize on these trends in the near-to-medium term and be well positioned to acquire high quality assets at attractive prices.

Access to Capital

An unprecedented flow of funds into real estate occurred between 2000 and 2008, with mortgage debt growing at a compounded annual growth rate of 10.8%, according to The Federal Reserve. A significant source of financing was the commercial mortgage-backed securities, or CMBS, market which originated over $200 billion of financing per annum in 2006 and 2007. That period of hyper-liquidity reversed in late 2007 with a credit freeze that did not begin to thaw until March 2009. The chart below shows the CMBS originated over the last ten years.

Transaction Volume

The volume of shopping center transactions has declined sharply from the peak period of 2004 to 2007 due to lack of financing and a standoff between sellers and buyers on pricing. According to Real Capital Analytics, or RCA, the transaction volume fell to $6.8 billion in 2009, representing a 36.1% decline compared with the same period one year earlier. The average price per square foot paid also fell by 23.2% to $133. Although there is a lack of visibility on capitalization rates due to the low volume of transactions, RCA reported a 100 basis point increase in the average capitalization rate from 7.3% in 2008 to 8.2% in 2009. We believe that a well-capitalized company such as ours will be well-positioned to acquire high quality properties at attractive terms. The following chart shows the transaction volume and the average capitalization rates for shopping centers from 2001 through 2009.

Distressed Situations

According to RCA, distressed retail properties (i.e., troubled properties and real estate owned by mortgage companies due to unsuccessful foreclosure auctions) totaled $38.7 billion in December 2009, compared with just $0.9 billion in June 2008. Retail properties accounted for 25.1% of all distressed properties in December 2009, ahead of hotels (20.6%) and office buildings (17.5%). In the near term, due to the continued deterioration in retail sales coupled with increasing vacancies and falling rents, which will continue to place downward pressure on cash flows for landlords, we believe that the pace of debt service defaults will continue to increase. In addition, we expect interest rates to rise, further pressuring owners as lenders will not be able or willing to “extend and pretend” troubled real estate loans. The following chart shows the increasing volume of distressed retail properties and rising delinquency rates from December 2007 to December 2009.

In addition to debt service defaults, we anticipate maturity defaults. According to NAREIT data, over $150 billion of CMBS debt is expected to mature within the next three years, with retail properties accounting for 29.5% of all CMBS debt outstanding. With curtailed lending by financial institutions, the collapse of the CMBS market and the adoption of more conservative lending policies, we expect many retail property owners will not be able to refinance maturing debt without a substantial equity infusion. Consequently, we believe many retail properties will be sold by owners to avoid foreclosure or by lenders after foreclosure, while in receivership or in cooperation with the borrowers.

As the financing markets remain challenging, we expect to see increased distressed properties sales from banks, insurance companies, public institutions, fund managers, REITs, retailers, private investors and developers. We believe the expected large volume of retail debt service and maturity defaults coupled with owners’ need to add liquidity to their balance sheets will force owners to sell high quality assets at historically attractive prices to buyers. The following charts show the amount of total upcoming CMBS maturities and percentage of total CMBS outstanding attributable to retail properties as of November 30, 2009.

Under-Capitalized Owners

Maintaining retail properties requires significant capital investments. We believe cash flow after debt service at many retail properties may be insufficient to fund necessary capital expenditures and their owners may face capital investment demands that could require additional equity investments. In addition, we believe that many cash-constrained landlords may not be able to fund required tenant improvements, leasing commissions, and building improvements to attract or retain tenants. Some developers may also lack the capital to carry high quality projects through to completion. We believe some retail owners and developers will be unable or unwilling to make the required capital investments and may choose or be compelled to sell their retail properties or developments. Thus, we would be able to acquire attractive properties or developments at distressed pricing.

Macroeconomic Conditions

Historically, retail sales performance has been highly correlated to a number of macroeconomic factors including household wealth, personal savings, employment, consumer access to credit and consumer confidence. During the most recent recession, consumer spending fell significantly which placed downward pressure on retail sales. Consumers curbed their spending as household wealth decreased due to falling stock market values and housing prices, access to credit reduced significantly, the U.S. unemployment rate rose and overall consumer confidence reached all-time lows. In addition, the average savings rate rose to a ten year high further indicating a reduction in consumer spending. However, these trends have begun to reverse and in the third quarter of 2009, retail sales posted the first quarter-over-quarter increase since the second quarter of 2008.

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Household wealth.    Consumers experienced a substantial negative wealth effect as declining stock and home prices reduced U.S. consumer assets by approximately $12.2 trillion from the peak in 2007 to September 2009, according to RCG. As indicated by the S&P/Case-Shiller Home Index, single-family home values fell 33.5% on average from the peak in June 2006 to the low in April 2009, while the S&P 500 Index fell 56.8% from an all-time high of 1,565 at closing in October 2007 to 677 in March 2009. Since reaching what we believe are likely cyclical low points, the S&P/Case-Shiller Home Index posted gains in six consecutive months beginning in May 2009 and the S&P 500 has rallied 64.8% from March 2009 to December 2009.

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Employment.    U.S. unemployment has risen sharply, reaching a rate of 10.1% in October 2009, the highest level since 1983. In spite of the historical high unemployment rates, the employment outlook has been exhibiting positive trends. In January 2010, the unemployment rate fell to 9.7%. The rate of job losses has declined significantly since the beginning of 2009, with the pace of monthly job losses slowing to approximately 20,000 in January 2010 from over approximately 779,000 in January 2009. Weekly jobless claims, which are viewed as a leading indicator, have been trending lower since March 2009. The most recent data suggest that the manufacturing sector may be recovering, which could further boost employment. The Institute for Supply Management, or ISM, reported that its manufacturing index, a leading indicator of trends in the overall economy, registered 58.4% in January 2010, marking the sixth consecutive monthly reading above 50% and the highest reading since August 2004. According to ISM, a reading above 50% indicates that the manufacturing economy is generally expanding. In addition, Moody’s projects that job creation will resume in 2011 and rapidly increase in 2012 and 2013, with 2.8, 4.6 and 4.5 million jobs being formed in 2011, 2012 and 2013, respectively. The charts below show the U.S. unemployment rate from 1999 through December 2009 and monthly job losses since January 2008.

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Personal savings and consumption.    In response to the weak economic fundamentals and the credit crisis, the U.S. consumer entered a period of frugality. The U.S. personal savings rate reached a ten year high in May 2009 of 6.4% from 0.8% in April 2008, and it has since fluctuated between approximately 3% and 5%. Similarly, after falling 1.8% in 2008, U.S. personal consumption has stabilized around $9.2 trillion per annum and has recently begun to increase. The rate of savings and consumption directly affects the broader retail market and the amount of disposable income set aside for consumption. Due to the fact that we focus on necessity goods retailers, an increase in personal savings rates has less of an impact on our property types.

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Consumer confidence.    The U.S. consumer confidence index, or CCI, which was at 110.2 in January 2007, reached an all-time low of 25.3 in February 2009. It has since rebounded to 53.6 as of December 2009, which represents about one-half the long-term average of 94.8 since 1977. The CCI is broken into two components: (1) the Present Situation Index, which measures consumers’ assessment of ongoing business conditions and labor market conditions, and is a barometer of consumer spending, and (2) the Expectations Index, which measures consumers’ expectations of business conditions, labor-market conditions and income prospects over the following six months and also forecasts changes in economic growth. The Present Situation Index remains under pressure due to continued job losses and continued concerns over job security as well as fears of rising inflation; however, the Expectations Index presents a more optimistic outlook with consumers expecting higher income in the future. The chart below shows the U.S. consumer confidence index from 1977 through November 2009.

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Consumer credit.    Consumer balance sheets are strengthening, but continue to be overleveraged. According to the Federal Reserve Board, the average consumer debt outstanding peaked in 2008 and has since fallen by approximately 5%. In addition, the Financial Obligation Ratio which (1) combines mortgage and consumer debt payments, automobile payments, rental payments, homeowners insurance and property taxes, and (2) divides that sum by disposable personal income, peaked in the first quarter of 2008. The reduction in debt has been caused by lenders reducing access to credit and by consumers paring back credit card spending. Stricter access to and use of credit has a negative impact on discretionary retail sales, but impacts necessity and value oriented retailers to a lesser extent. We view the adjustment in consumers’ attitudes towards debt-driven spending as a positive factor for the industry’s long-term health and for our investment strategy.

Real Estate Fundamentals

Vacancy Rates and Supply

The pullback by the consumer and resulting decline in retail sales has adversely impacted retail shopping center vacancies. Numerous large retail chains have filed for bankruptcy, downsized or curtailed expansion plans. ICSC reported that approximately 143,000 store closings occurred in 2008, a 5.1% increase over 2007, and that 39,000 stores (an annual rate of approximately 156,000 stores) were closed in the first quarter of 2009.

Major Retailers Recently Declaring Bankruptcy or in Closedown Mode

•Bennigan’s	•Goody’s	•Sigrid Olsen

•Bombay Company	•KB Toys	•Steve & Barry’s

•Buffets, Inc.	•Linens ‘N Things	•Talbot’s Kids & Men

•Children’s Place	•Mervyns	•Tweeter Electronics

•Circuit City	•Movie Gallery	•Whitehall Jewelers

•Comp USA	•Sharper Image	•Wickes Furniture

•Domain Home	•Shoe Pavilion

Source:	Company Reports.

According to REIS Inc., the vacancy rates for neighborhood and community centers increased to 10.6% in 2009 from 8.9% in 2008, the highest level since 1992. REIS projects the vacancy rates for neighborhood and community centers to reach 12.2% in 2011 and decline to 11.7%, 11.1% and 10.4% in 2012, 2013 and 2014, respectively. Given the current depressed level of retail sales and the lack of availability for construction financing, we expect limited new retail real estate supply, which will alleviate impacts on vacancies and rents. New completions decreased 60.0% from 25.0 million square feet in 2008 to 10.1 million square feet in 2009. REIS forecasts new completions will remain sparse for the next few years, reaching 2008 levels by 2014 but still remaining below the ten-year average. The chart below depicts the historical and projected supply and demand trends for shopping centers.

Despite the recent store closings by major retailers such as Circuit City and Linens ‘N Things, some retailers have indicated plans to expand in 2010. Retailers that are expanding or absorbing some of the anchor space created by the larger bankruptcies and store closings include grocers and value oriented retailers. The table below lists a number of necessity and value oriented retailers who are expanding store counts as consumer demand for value oriented goods rises.

Necessity and Value Oriented Retailer Expansions

•Big 5 Sporting Goods	•Dollar Tree	•Michael’s

•Bed Bath & Beyond	•El Super	•Nordstrom Rack

•Best Buy	•Family Dollar	•PetSmart

•Big Lots	•Forever 21	•Publix

•Burlington Coat	•Fresh & Easy	•Ross Dress for Less

•Costco	•Fresh Market	•Sam’s Club

•Dick’s Sporting Goods	•Hobby Lobby	•Sprouts

•DSW	•Jo-Ann	•TJX Companies

•Dollar General	•Kohl’s	•Wal-Mart

Source:	Company Reports.

Rents

Weakening retail sales and increasing vacancies have put downward pressure on rental rates. According to REIS, asking rents, which are the listing prices, and effective rents, which are the average rents per square foot paid by tenants over the term of a lease, continued to decline in 2009 as retail property landlords faced continuing pressure from tenants who were downsizing space requirements, negotiating more favorable lease terms or going out of business altogether. Effective rents for shopping centers fell by 0.8% in the fourth quarter of 2009, resulting in seven consecutive quarters of decline since the fourth quarter of 2008. This is the first time in almost ten years that REIS has observed rent declines for four consecutive quarters, and the year-over-year declines of 3.7% and 3.6% in the third and fourth quarters, respectively, represent the largest magnitude of deterioration over a twelve-month period since REIS began tracking shopping center rent data. In addition to rent concessions, we believe the cost to attract and retain tenants (e.g., tenant improvements) has also been increasing. REIS projects modest rental rate declines in 2010 and 2011 followed by growth in 2012 through 2014. The chart below shows historical and projected effective rents for neighborhood and community shopping centers from 2000 to 2014.

Market Outlook

Our senior management team has had a high degree of success over the past 30 years in identifying and capitalizing on opportunities that arise during times of economic weakness and the expansion periods that follow. Accordingly, we believe that in the short to intermediate term we will be able to capitalize on opportunities to purchase high quality properties from distressed owners that need to sell and, on a select basis, to acquire distressed properties that meet our investment criteria. We will seek high quality properties in dominant locations whose vacancies stem from recent retail dislocations or mismanagement rather than weak property fundamentals. As such, we expect to acquire assets with potential high initial yields and where little or no value is attributed to vacant space.

Furthermore, retail property values appear to be at their cyclical lows and we believe the ensuing rebound may be similar to those of past economic downturns, which are illustrated in the chart below. Retail sales recorded average year-over-year growth rates of 6.4%, 6.4% and 5.1% during the three years following the recessions of 1982, 1990 and 2001, respectively; however, there is no guarantee that comparable growth rates will occur in the future. We believe that the recent lack of construction combined with the anticipated economic recovery will yield an environment of increasing rents and therefore increasing operating cash flows and property values. The chart below shows retail sales growth following recent recessions.

Over the longer-term, population growth will continue to support commercial real estate, including retail properties. According to the U.S. Census, annual population growth will remain near historical averages at approximately 1%. Moreover, the number of 20- to 34-year-old consumers, one of the primary drivers of household formation, is expected to grow from 62 million in 2008 to approximately 66 million by 2015. We believe that new household formation is a primary demand driver for necessity goods that are sold at our target assets. The chart below shows the number of 20- to 34-year-old consumers since 2000 and projections through 2045.

Conclusion

We have witnessed the worst retail contraction since the Great Depression, characterized by widespread vacancies and bankruptcies due to anemic consumer spending. While there are signs pointing to an economic recovery, for many retail property owners the recovery will be neither swift nor robust enough to stave off debt service and monetary defaults. We anticipate that the need to fix balance sheets and remargin debt will force some owners to part with their better assets, opening a window of opportunity for acquiring “Class A” assets at “Class B” prices. We believe our liquidity combined with our senior management team’s proven track record and extensive relationships with owners, landlords and retailers will allow us to capitalize on this market dislocation. Acquiring such high quality properties at discounted prices should provide significant yields which we can grow over time through aggressive property management as the economy recovers.

BUSINESS AND PROPERTIES

Overview

We are a vertically integrated, self-administered, self-managed real estate firm with the principal objective of acquiring, financing, developing, leasing, owning and managing value oriented community and power centers, grocery anchored neighborhood centers and freestanding retail properties. Our strategy is to acquire high quality, well-located, dominant retail properties that generate attractive risk-adjusted returns. We will target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We consider competitively protected properties to be located in the most prominent shopping districts in their respective markets, ideally situated at major “Main and Main” intersections. We generally lease our properties to national and regional supermarket chains, big-box retailers and select national retailers that offer necessity and value oriented items and generate regular consumer traffic. Our tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, which we believe generates more predictable property-level cash flows.

Upon the completion of this offering and our formation transactions, we expect to own an initial portfolio consisting of 16 retail properties totaling 1,222,517 square feet of gross leasable area, which were approximately 93.5% leased and had a weighted average age of approximately 5.8 years as of December 31, 2009 based on gross leasable area. We have also agreed to acquire one additional retail shopping center consisting of approximately 85,600 square feet of gross leasable area upon the completion of its development and the occupancy of its key tenants. In addition, we expect to own one commercial office property totaling 82,157 square feet of gross leasable area which was 100% leased as of December 31, 2009. We utilize a portion of this commercial building as our headquarters. We also expect to own two land parcels comprising approximately 32.6 acres that we will have the ability to develop.

We believe the current market environment will create a substantial number of favorable investment opportunities with attractive yields on investment and significant upside potential. We have identified a pipeline of potential acquisitions from which we will seek to purchase properties that best meet our acquisition criteria and that will enhance our initial portfolio. Since December 15, 2009, the date of our incorporation, we have signed agreements contingent upon the completion of this offering to acquire eleven properties from our pipeline having an aggregate purchase price of approximately $163.8 million. As of March 31, 2010, we were actively negotiating an additional 13 potential property acquisitions from our pipeline, which have an estimated aggregate purchase price of approximately $550 million and comprise approximately 3.5 million square feet of gross leasable area. These properties include neighborhood centers, community centers and power centers located in Alabama, California, South Carolina, Texas and Virginia. Our management team sourced the properties in our pipeline through their extensive relationships with banks, insurance companies, public institutions, fund managers, REITs, retailers, private investors and developers, established over the last three decades. More than 75% of the potential property acquisitions we are actively negotiating from our pipeline are off-market transactions sourced through these relationships. Upon the completion of this offering and our formation transactions, we expect to have approximately $84.8 million of equity growth capital, in addition to funds available under a $150.0 million unsecured revolving credit facility that we intend to have in place after the completion of this offering, to invest in retail properties.

Gary Sabin, our Chairman and Chief Executive Officer, has over 30 years of experience in the real estate sector having overseen more than $4 billion of retail-related acquisitions and developments. We have an integrated team of 20 professionals with experience across all stages of the real estate investment cycle. Our senior management team includes Spencer Plumb, our President and Chief Operating Officer, James Nakagawa, our Chief Financial Officer, Mark Burton, our Chief Investment Officer and Senior Vice President of Acquisitions, and Eric Ottesen, our Senior Vice President and General Counsel. Mr. Sabin has worked with Mr. Plumb for 12 years, Mr. Nakagawa for 15 years, Mr. Burton for 26 years and Mr. Ottesen for 15 years. Excel Trust will represent our senior management team’s fifth U.S. publicly listed company focused on retail real estate. See “ — Management History and Experience.”

We were organized as a Maryland corporation on December 15, 2009 and intend to elect to be taxed as a REIT beginning with our taxable year ending December 31, 2010. We will conduct substantially all of our business through Excel Trust, L.P., a Delaware limited partnership, or our operating partnership. We are structured as an UPREIT, which means that we will own most of our properties through our operating partnership and its subsidiaries. We are the sole general partner of our operating partnership. As an UPREIT, we may be able to acquire properties on more attractive terms from sellers who can defer tax obligations by contributing properties to our operating partnership in exchange for operating partnership units, which will be redeemable for cash or exchangeable for shares of our common stock at our election. Our primary offices are located in San Diego, California and Salt Lake City, Utah. Our headquarters is located at 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128. Our telephone number is (858) 613-1800. Our Internet address is www.ExcelTrust.com. Our Internet website and the information contained therein or connected thereto does not constitute a part of this prospectus or any amendment or supplement hereto.

Market Opportunity

We believe the challenging real estate capital markets in conjunction with weakened economic and real estate fundamentals have pushed the broader real estate sector near its cyclical low, presenting a rare opportunity for well-capitalized companies to acquire high quality retail properties at attractive prices. From 2003 to 2007, increased discretionary spending, fueled by factors such as household wealth creation and easy access to credit, contributed to robust sales growth for the U.S. retail market and strong fundamentals for the retail property market. In addition, record levels of capital flowed into the debt and equity commercial real estate markets which compressed capitalization rates to record low levels and boosted asset values. During this time, many commercial real estate buyers flush with liquidity due, in part, to relaxed lending standards paid “Class A” prices for “Class B” properties. We believe a unique opportunity exists today to accomplish the reverse — acquire “Class A” properties for “Class B” prices. The distinctions between classes of properties are subjective and are determined independently by each real estate buyer, seller or tenant, and may vary by region or city. We believe that “Class A” properties are properties that have premium location and access, attract investors and high quality tenants, are managed professionally, are constructed from high quality building materials and command competitive rents. “Class B” properties, which may still attract high quality tenants, have average (as compared to premium) locations, management and construction.

In late 2007, with the onset of the sub-prime mortgage contagion and the ensuing credit crisis, the U.S. consumer retrenched, leading to a severe decline in the retail industry. Significantly reduced consumer spending resulted in lower retail sales, causing retailers to close stores or curtail expansion plans and landlords to confront increasing vacancies and declining rents. At the same time, the real estate capital markets froze, access to traditional sources of financing for retail properties became limited and real estate company capital structures began to fail. The confluence of these events that began in late 2007 contributed to retail real estate asset values posting their biggest decline in over 30 years.

In spite of the overall weakness in the retail sector, our target property types, which are anchored by necessity and value oriented retailers, have fared better than other retail property types in terms of operating fundamentals. This is primarily because consumer spending on necessity and value oriented goods has remained strong. In addition, we believe we may be at the beginning of an economic recovery period and the ensuing rebound in the retail market may be similar to those of past economic downturns. According to the U.S. Census data, retail sales recorded average year-over-year growth rates of 6.4%, 6.4% and 5.1% during the three years following the recessions of 1982, 1990 and 2001, respectively; however, there is no guarantee that comparable growth rates will occur in the future.

We believe that the current environment, which is characterized by the difficulty of refinancing existing debt and the risk of foreclosure, has resulted and will continue to result in distressed sellers. We believe that many cash-constrained landlords may not be able to fund required tenant improvements, leasing commissions and building improvements to attract or retain tenants and, because of this, these landlords may seek to dispose of their properties. As a result, we believe we will have the opportunity to purchase high quality, well-located, retail properties, and on a select basis, distressed assets, at attractive prices that can potentially generate substantial initial yields with the opportunity to grow cash flow over time through active management.

Given our liquidity and the proven track record of our senior management team, we believe we will be well positioned to take advantage of the current dislocation in the market and acquire retail properties at attractive pricing. Our management team has extensive contacts in the U.S. real estate market to source investment opportunities, in particular through access to both distressed and more conventional sellers such as banks, insurance companies, public institutions, fund managers, REITs, retailers, private investors and developers.

Our Competitive Advantages

We distinguish ourselves from our peers through the following competitive advantages:

•

Experienced and committed senior management team with a proven track record.    Gary Sabin, our Chairman and Chief Executive Officer, has over 30 years of experience in the real estate sector having overseen more than $4 billion of retail-related acquisitions and developments. Furthermore, Mr. Sabin and our senior management team have repeatedly demonstrated both public and private market success in the retail property industry while generating significant returns on invested capital. Despite their prior success, our senior management team has experienced significant challenges in periods of severe industry downturn, in particular during the period that followed September 11, 2001. Excel Trust will represent our senior management team’s fifth U.S. publicly listed company focused on retail real estate. Mr. Sabin has worked with each member of our senior management team for a minimum of twelve years, a consistency in executive leadership that we believe differentiates us from most existing and prospective public REITs. In addition, upon the completion of this offering and our formation transactions, our executive officers are expected to own approximately 8.6% of our aggregate equity interests on a fully diluted basis (assuming the exchange of all operating partnership units for shares of our common stock), which we believe will strongly align their interests with those of our stockholders.

•

Vertically integrated real estate platform.    Our vertically integrated real estate platform includes in-house capabilities in the areas of asset underwriting, leasing, property management, legal and construction management. We have been able to establish this vertically integrated real estate platform despite having only 20 employees as a result of the expertise, experience and cohesiveness of our senior management team. Utilizing experience gained over the last 30 years in these areas, our team is prepared to pursue opportunities to acquire high quality assets held by distressed property owners and purchase distressed assets resulting from the current market environment. We also have the flexibility and experience to take advantage of opportunities across market cycles, as demonstrated by our willingness to sell assets when it meets our investment objectives and to refrain from making investments in unfavorable market conditions or at unattractive valuations. As economic challenges and the consumer landscape continue to evolve, we believe that companies such as ours with experience and a platform covering all aspects of the real estate investment cycle will operate at a competitive advantage.

•

Cornerstone portfolio which supports future growth.    Upon the completion of this offering and our formation transactions, we expect to own an initial portfolio consisting of 16 retail properties, one additional retail shopping center upon the completion of its development and the occupancy of its key tenants, one commercial office property and two land parcels that we expect will generate cash flow in an amount that will exceed our first year general and administrative expenses. The retail properties that are part of our initial portfolio fit within our target property acquisition profile as they are competitively protected, anchored by tenants that sell necessity and value oriented items, such as supermarkets and drug stores, and are located in local markets that exhibit stable demographics and have historically exhibited favorable trends, such as strong population and income growth. These properties represent a component of the larger portfolio that we expect to build over time.

•

Access to an extensive pipeline of investment opportunities through quality relationships and reputation.    We have identified a pipeline of potential acquisitions from which we will seek to purchase properties that best meet our acquisition criteria and that will enhance our initial portfolio. Since December 15, 2009, the date of our incorporation, we have signed agreements contingent upon the completion of this offering to acquire eleven properties from our pipeline having an aggregate purchase price of approximately $163.8 million. As of March 31, 2010, we were actively negotiating an additional 13 potential property acquisitions from our pipeline, which have an estimated aggregate purchase price of approximately $550 million and comprise approximately 3.5 million square feet of gross leasable area. These properties include neighborhood centers, community centers and power centers located in Alabama, California, South Carolina, Texas and Virginia. Our existing pipeline has been sourced primarily through the quality relationships our management team has formed over the past 30 years transacting with banks, insurance companies, public institutions, fund managers, REITs, retailers, private investors and developers. We believe the breadth of our relationships will generate a continual source of attractive investment opportunities that we can execute by utilizing our integrated platform. For example, more than 75% of the potential property acquisitions we are actively negotiating from our pipeline are off-market transactions sourced through these relationships. Furthermore, we believe our reputation as a preferred counterparty, established by executing fair and timely transactions through several real estate cycles, will provide access to off-market transactions. The ability to source quality investment opportunities and target acquisitions employing our proprietary underwriting methodologies will enhance our ability to utilize our growth capital in an efficient timeframe.

•

Growth oriented capital structure with no legacy issues.    Upon the completion of this offering and our formation transactions, we expect to have approximately $84.8 million of equity growth capital, in addition to funds available under a $150.0 million unsecured revolving credit facility that we intend to have in place after the completion of this offering, to invest in retail properties. Some of our peers face challenges from the recent economic downturn, which we refer to as legacy issues, such as significant declines in cash flows, excessive leverage with near-term maturities and funding requirements for joint venture partnerships. We believe that being free of such legacy issues positions us well to acquire properties and selectively leverage our assets to make future investments. We expect to assume approximately $72.7 million of outstanding mortgage indebtedness as of December 31, 2009. This debt is comprised of seven individual mortgage loans secured by Excel Centre, Five Forks Place, 5000 South Hulen, Grant Creek Town Center, Lowe’s, St. Mariner’s Point Shopping Center and Merchants Central Shopping Center. The weighted average interest rate on this pro forma indebtedness is expected to be 6.13% with the earliest maturity date in November 2011. We plan to employ a financing strategy that takes advantage of our unencumbered asset base. We anticipate that our unencumbered asset base will enable us to have in place a $150.0 million unsecured revolving credit facility after the completion of this offering that will allow us to maintain our financial flexibility while providing us with incremental growth capital. We cannot assure you that we will be able to enter into this new facility. We also believe that as a well-capitalized public company we will have access to multiple sources of financing currently unavailable to our private market peers or overleveraged public competitors.

Our Business Objective and Growth Strategies

Our objective is to maximize total returns to our stockholders through the pursuit of the following business and growth strategies:

Pursue value oriented investment strategy targeting core retail properties.    Our strategy is to acquire high-quality, well-located, dominant retail properties that generate attractive risk-adjusted returns. We believe the types of retail properties we seek to acquire will provide better risk-adjusted returns compared to other properties in the retail asset class, as well as other property types in general, due to the anticipated improvement in consumer spending habits resulting from a strengthening economy coupled with the long-term nature of the underlying leases and predictability of cash flows.

We will acquire retail properties based on identified market and property characteristics, including:

•

Property type.    We intend to focus our investment strategy on value oriented community and power centers, grocery anchored neighborhood centers and freestanding retail properties. We will target these types of properties because they tend to be more focused on necessity and value oriented items as opposed to enclosed malls, which we believe are more oriented to discretionary spending that is susceptible to cyclical fluctuations. We intend to target a leasing mix where anchor tenants consist of 50 to 70% of our portfolio’s gross leasable area.

¡

Neighborhood centers.    A neighborhood center is designed to provide convenience shopping for the day-to-day needs of consumers in the immediate neighborhood. Neighborhood centers are often anchored by a supermarket or drugstore. The anchors are supported by outparcels typically occupied by restaurants, fast food operators, financial institutions and in-line stores offering various products and services ranging from soft goods, healthcare and electronics.

¡

Community centers.    A community center typically offers a wider range of apparel and other soft goods relative to a neighborhood center and in addition to supermarkets and drugstores, can include discount department stores as anchor tenants.

¡

Power centers.    A power center is dominated by several large anchors, including discount department stores, warehouse clubs or category killers. Power centers typically consist of several freestanding (unconnected) anchors and only a minimal amount of small specialty tenants.

¡

Freestanding retail property.    A freestanding retail property constitutes any retail building that is typically occupied by a single tenant. The lease terms are generally structured as triple-net with the tenant agreeing to pay rent as well as all taxes, insurance and maintenance expenses that arise from the use of the property. Additionally, freestanding, single tenant retail properties often feature “bond lease” terms, wherein the tenant not only agrees to pay triple-net expenses, but also roof and structure expenses. The lease term for a single tenant, triple-net property typically ranges from 10 to 25 years.

•

Anchor tenant type.    We will target properties with anchor tenants that offer necessity and value oriented items that are less impacted by fluctuations in consumers’ disposable income. We believe nationally and regionally recognized anchor tenants that offer necessity and value oriented items provide more predictable property-level cash flows as they are typically higher credit quality tenants that generate stable revenues. We feel these properties will act as a catalyst for incremental leasing demand through increased property foot traffic. We will identify the credit quality of our anchor tenants by conducting a thorough analysis including, but not limited to, a review of tenant operating performance, liquidity and balance sheet strength.

•

Lease terms.    In the near term, we intend to acquire properties that feature one or more of the following characteristics in their tenants’ lease structure: properties with long-term leases for anchor tenants; properties under triple-net leases that minimize our expenses; and properties with leases which incorporate percentage rent and/or rental escalations that act as an inflation hedge while maximizing operating cash flows. As a longer-term strategy, we will look to acquire properties with shorter-term lease structures for in-line tenants that have below market rents that can be renewed at higher market rates. We also have the ability to utilize our integrated platform and operating experience to acquire properties with the capacity to generate incremental cash flow through lease-up and repositioning.

•

Geographic markets and demographics.    We plan to seek investment opportunities throughout the United States; however, we will focus on the Northeast, Northwest and Sunbelt regions, which are characterized by attractive demographic and property fundamental trends. We will target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. These communities will also have a combination of the following characteristics:

¡	established trade areas with high barriers to entry (avoid outer areas where housing construction has halted),

¡	high population base with expected annual growth rate higher than the national average,

¡	high retail sales per square foot compared to the national average,

¡	above-average household income and expected growth,

¡	above-average household density,

¡	favorable infrastructure such as schools to retain and attract residents, and

¡	below-average unemployment rate.

The graphic below illustrates that the areas with the highest projected population growth are consistent with our target markets.

Capitalize on network of relationships to pursue off-market transactions.    We plan to pursue off-market transactions in our target markets through the long-term relationships we have developed over the past three decades. These relationships have been the source of approximately 75% of the properties that we expect to acquire from third parties in our formation transactions, as well as the source of more than 75% of the potential property acquisitions that we are actively negotiating from our pipeline. Leveraging these relationships, we will target property owners that our management team has transacted with previously, many of whom, we feel, will consider us a preferred counterparty due to our track record of completing fair and timely transactions. We believe this dynamic gives us a competitive advantage in negotiating and executing favorable acquisitions.

We believe the current dislocation in the real estate capital markets will allow us to supplement this strategy in the near term by targeting opportunities resulting from both troubled owners and distressed real estate. We will target overleveraged property owners facing liquidity constraints or solvency issues. Potential sellers include banks, insurance companies, public institutions, fund managers, REITs, retailers, private investors and developers that are burdened by the demands of excessive leverage in the challenging operating environment. We also intend to target properties that, although well-located, are challenged by tenant bankruptcies, mismanagement or neglect. We believe these sellers will provide us the opportunity to obtain high quality, well-located, dominant retail properties at attractive valuations.

Maximize value through proactive asset management.    We believe our market expertise, targeted leasing strategies and proactive approach to asset management will enable us to maximize the operating performance of our portfolio. We will continue to implement an active asset management program to increase the long-term value of each of our properties. This may include expanding existing tenants, re-entitling site plans to allow for additional outparcels and repositioning tenant mixes to maximize traffic, tenant sales and percentage rents. As we grow our portfolio, we will seek to maintain a diverse pool of assets with respect to both geographic distribution and tenant mix, helping to minimize our portfolio risk. In addition, we will seek to stagger lease maturities to avoid significant turnover in any given year. We will utilize our experience and market knowledge to effectively allocate capital to implement our investment strategy. We continually monitor our markets for opportunities to selectively dispose of properties where returns appear to have been maximized and redeploy proceeds into new acquisitions that have greater return prospects.

Leverage our experienced property management platform.    Our management team has an extensive track record of managing, operating and leasing retail properties. We believe tenants value our commitment to maintaining the high standards of our properties through our handling of many property management functions in-house. Furthermore, we consider ourselves to be in the best position to oversee the day-to-day operations of our properties, which in turn helps us service our tenants. We feel this generates higher renewal and occupancy rates, minimizes rent interruptions, reduces renewal costs and helps us achieve stronger operating results. Along with this, a major component of our leasing strategy is to cultivate long-term relationships through consistent tenant dialogue in conjunction with a proactive approach to meeting the space requirements of our tenants.

Grow our platform through a comprehensive financing strategy.    Our capital structure will provide us with significant financial capacity and flexibility to fund future growth. As a well-capitalized public company, we believe we will have access to multiple sources of financing that are currently unavailable to many of our private market peers or overleveraged public competitors, which will provide us with a competitive advantage. Over time, these financing alternatives may include follow-on offerings of our common stock, unsecured corporate level debt, preferred equity and credit facilities. Initially, we will utilize growth capital raised through this offering, in addition to the funds available under a $150.0 million unsecured revolving credit facility that we intend to have in place after the completion of this offering, to fund acquisitions. This strategy will enable us to continue to grow our asset base well into the future. Our board of directors will adopt long-term guidelines of limiting our indebtedness to 40% of our gross undepreciated asset value.

Management History and Experience

Gary Sabin founded his first private real estate company in 1978 focused predominantly on the retail sector and continued private operations for over a decade. In 1989, he consolidated several properties to create a public non-traded REIT, Excel Realty Trust, Inc. Mr. Sabin served as its Chairman, President and Chief Executive Officer, while other members of our senior management team served as executive officers of the company. Excel Realty Trust was a self-administered, self-managed retail REIT focused predominantly on the acquisition, ownership and management of retail properties and was subsequently listed on the NYSE on August 4, 1993, raising gross proceeds of $118.5 million in a concurrent offering of six million shares of common stock.

In September 1998, Excel Realty Trust combined with New Plan Realty Trust in a merger of equals in which Excel Realty Trust was the surviving entity in the merger. The total consideration for Excel Realty Trust was approximately $1.4 billion, and the combined company was renamed New Plan Excel Realty Trust, Inc. This transaction created the largest community and neighborhood shopping center REIT in the United States at the time, consisting of 355 properties in 31 states, comprising approximately 37.5 million square feet of gross leasable area with total assets of approximately $2.9 billion. Investors who purchased shares in Excel Realty Trust for $19.75 per share in the concurrent offering that was conducted in connection with its initial listing on the NYSE in 1993 realized a total return of 125.3% through the date of the closing of the New Plan Realty Trust merger. Mr. Sabin became a director and served as President of New Plan Excel Realty Trust while other members of our senior management team served as executive officers of the company. New Plan Excel Realty Trust represented Mr. Sabin and our senior management team’s second public company focused on retail real estate.

In March 1998, Mr. Sabin became Chairman, President and Chief Executive Officer of Excel Legacy Corporation, a company focused on retail development and property management operations that was spun-off from Excel Realty Trust in March 1998 with a fair value, estimated at the time of the spin-off by the Excel Realty Trust board of directors, of approximately $56.0 million, or $2.39 per share of Excel Realty Trust. Excel Legacy Corporation was organized as a corporation and focused on growth, particularly through long-term real estate development projects. Excel Legacy Corporation represented Mr. Sabin and our senior management team’s third public company focused on retail real estate.

In April 1999, Mr. Sabin and our senior management team departed New Plan Excel Realty Trust to focus full time on managing Excel Legacy Corporation. In May 1999, Excel Legacy Corporation purchased 91% of the common stock of Price Enterprises, Inc. In addition to acquiring substantially all of the economic interest in Price Enterprises, our senior management team also took over the day-to-day management of Price Enterprises at that time. In September 2001, Excel Legacy Corporation merged with Price Enterprises to form Price Legacy Corporation, a REIT with a total combined asset value of approximately $1.2 billion. The purpose of the merger was to simplify the capital structure and economic ownership of the two companies, which our senior management team believed would enable investors to more easily value the combined entity. Mr. Sabin and our senior management team continued to manage Price Legacy Corporation, their fourth public company focused on retail real estate, following the merger. At its peak in 2001, Price Legacy Corporation owned directly or in joint venture with third parties a total of 55 shopping centers located in 13 states comprised of approximately 9.0 million square feet of gross leasable area.

While at Price Legacy Corporation, our senior management team engineered an important recapitalization transaction which later led to the conversion of a substantial portion of Price Legacy Corporation’s preferred stock into common stock. This recapitalization transaction was intended to improve and further simplify Price Legacy Corporation’s capital structure (which prior to the recapitalization was heavily weighted towards preferred stock) and to increase the marketability and liquidity of its common stock. This transaction was also a critical step in allowing Price Legacy Corporation to begin a formal process that would lead to its eventual sale. Aware that this process was about to commence, Mr. Sabin and most of our senior management team resigned from Price Legacy Corporation in October 2003 in order to pursue a separate bid for the company. While Mr. Sabin and our senior management team were not the successful bidders, this process ultimately led to the sale of Price Legacy Corporation to PL Retail LLC, a joint venture involving DRA Advisors LLC and Kimco Realty Corporation, in December 2004.

Since leaving Price Legacy Corporation in October 2003, and after having spent over 14 years managing public real estate companies, Mr. Sabin and our senior management team have not worked for a public company. In October 2003, Mr. Sabin and our senior management team formed Excel Realty Holdings, LLC, which has selectively acquired and/or developed properties on its own behalf. Substantially all real estate related activity of Excel Realty Holdings has been financed and conducted by Mr. Sabin as principal.

Despite the successes detailed above, our senior management team has had, on occasion, individual property transactions result in losses. For example, while at Excel Realty Trust, our senior management team sold

20 properties during the period from 1995 to 1998. Of these 20 properties, seven were sold for an aggregate loss of approximately $0.5 million. In addition, our senior management team has experienced significant challenges during periods of severe industry downturn, in particular while at Price Legacy Corporation during the period that followed September 11, 2001. This period was characterized by deteriorating economic conditions and rising capitalization rates, which caused a decline in the appraised value of the assets in Price Legacy Corporation’s portfolio and resulted in a decrease in the net asset value of that company. Our senior management team did not dispose of any material properties during this time, and as a result, no material loss was realized as a result of the decline. With improved economic conditions, including increased liquidity in the financial markets, the appraised value of the assets in Price Legacy Corporation’s portfolio subsequently increased. Owing to market fluctuations, certain investors, depending on the timing of their investments and holding periods, may not have earned positive returns on their investments in our senior management team’s public companies.

Excel Realty Holdings owns several non-retail properties and manages retail and non-retail assets on behalf of third parties, but no competitive projects will be owned by Excel Realty Holdings after our formation transactions. Our initial assets will include several properties contributed by Excel Realty Holdings that are consistent with our business objectives. In addition to the business activities mentioned above, members of our senior management team are involved with several charitable organizations. For example, Mr. Sabin created The Sabin Children’s Foundation, a non-profit entity dedicated to relieving the distress of underprivileged children around the world.

Mr. Sabin and our senior management team have exclusively directed the operations of three U.S. public companies and have served as part of the senior management team of a fourth U.S. public company, all of which were focused on retail real estate. Mr. Sabin has worked with each member of our senior management team for a minimum of twelve years. We believe we will benefit from this cohesive, experienced and highly capable management team’s long standing record of acquiring, developing, owning and managing high quality commercial real estate portfolios.

All performance information detailed here regarding public companies in which Mr. Sabin and our senior management team were employees is a reflection of the past performance of these companies, and is not intended to be indicative of, or a guarantee or prediction of, the returns that we may achieve in the future. The performance of these prior companies may have been impacted by general market trends and other external factors unrelated to Mr. Sabin and our senior management team’s performance. We can offer no assurance that we will replicate the historical performance of these companies, and our returns could be substantially lower than the returns achieved by these companies. In addition, we intend to employ prudent amounts of leverage to finance the acquisition of our target assets, and our board of directors will adopt long-term guidelines of limiting our indebtedness to 40% of our gross undepreciated asset value. The prior public companies for which Mr. Sabin and our senior management team were employees incurred indebtedness in amounts that may be greater or less than the indebtedness that we may incur, and the use of leverage impacts returns.

Shareholder Total Return

The tables below set forth shareholder total return information for the public companies for which Mr. Sabin served as Chairman and Chief Executive Officer and other members of our senior management team served as executive officers. The tables below also provide a comparison of the stock performance of these companies against the FTSE NAREIT Equity REITs Index and the S&P 500, together with net income per share information during the same periods.

The FTSE NAREIT Equity REITs Index is a free-float market capitalization-weighted index measuring the performance of all publicly traded REITs that invest predominantly in the equity ownership of real estate, meet minimum size and liquidity criteria, and are traded on the NYSE, NYSE Amex Equities and the NASDAQ Stock Market. The FTSE NAREIT Equity REITs Index is calculated on a total-return basis with dividends reinvested. The REITs that are included in the FTSE NAREIT Equity REITs Index reflect a broad spectrum of real estate sectors, including the diversified, healthcare, self storage, lodging/resorts, residential, specialty, industrial/office and retail sectors. We believe that the FTSE NAREIT Equity REITs Index is a benchmark that is commonly used by investors for purposes of comparing stock performance and stockholder returns of REITs. The S&P 500, which is a market-weighted index of 500 widely held stocks and is generally viewed as a benchmark for the overall U.S. stock market, is also commonly used by investors to compare stock performance and stockholder returns. We believe the FTSE NAREIT Equity REITs Index is an appropriate benchmark for the performance of Excel Realty Trust because it was organized as a REIT and this index is commonly used by investors for purposes of comparing stock performance and stockholder returns of REITs. We believe the S&P 500 is an appropriate benchmark for the performance of Excel Legacy Corporation because it was organized as a corporation that focused on growth, particularly through long-term real estate development projects, rather than as an income producing REIT, and as such is better compared to a broad market index. We believe the FTSE NAREIT Equity REITs Index is an appropriate benchmark for the performance of Price Legacy Corporation because it was organized as a REIT and had a portfolio of income producing real estate, a portion of which included income from the projects initially under development at Excel Legacy Corporation. However, comparison of the return performance of each of these companies to the performance of the FTSE NAREIT Equity REITs Index and the S&P 500 may be limited due to the differences between these companies and the companies represented in the FTSE NAREIT Equity REITs Index and the S&P 500, including with respect to size, asset type, geographic concentration and investment strategy.

Excel Realty Trust, Ticker: XEL

							Shareholder Returns
	Date		Equity Raised(1)		Entry Price ($/sh)	Exit Value ($/sh)(4)		For the Years Ended December 31,(2)
	Beginning Date(3)	End Date(3)	Shares (MM)	$MM			Total Returns(4)	1998(5)	1997	1996	1995	1994	1993(6)
Excel Realty Trust	8/5/1993	9/28/1998	12.1	249.2	19.75	44.51	125.3%	(1.8)%	32.8%	34.7%	35.9%	(1.2)%	(4.4)%
FTSE NAREIT Equity REITs Index	—	—	—	—	—	—	54.9%	(19.6)%	20.3%	35.3%	15.3%	3.2%	(0.5)%
S&P 500	—	—	—	—	—	—	163.1%	9.3%	33.4%	23.0%	37.6%	1.3%	5.3%
Net income per share— diluted ($/sh)	—	—	—	—	—	—	—	1.86	1.97	1.62	1.51	1.27	0.55

Excel Legacy Corporation / Price Legacy Corporation, Ticker: XLG/PLRE

							Shareholder Returns
	Date		Equity Raised(1)		Entry Price ($/sh)(10)	Exit Value ($/sh)(11)		For the Years Ended December 31,(7)
	Beginning Date(9)	End Date(9)	Shares (MM)	$MM			Total Returns(11)	2003(12) (End Date)	2002	2001(13)	2000	1999	1998(14)
Excel Legacy Corp. / Price Legacy Corp.(8)	3/31/1998	10/15/2003	—	—	2.39	2.45	2.4%	31.1%	(11.4)%	(11.3)%	(28.3)%	(17.2)%	67.4%
FTSE NAREIT Equity REITs Index	—	—	—	—	—	—	53.1%	29.6%	3.8%	13.9%	26.4%	(4.6)%	(17.1)%
S&P 500	—	—	—	—	—	—	2.8%	20.7%	(22.1)%	(11.9)%	(9.1)%	21.0%	12.8%
Net income (loss) per share—diluted ($/sh)	—	—	—	—	—	—	—	(3.30)	(0.19)	0.02	(0.36)	(0.02)	0.02

(1)	Includes gross proceeds raised in initial public offerings and follow-on offerings of common stock.

(2)	Except as otherwise indicated, shareholder returns for the years presented are calculated based on the increase or decrease in the closing price of the company’s common stock on the NYSE on December 31 of the applicable year compared to December 31 of the prior year and take into account the reinvestment of dividends paid in the applicable year as described in footnote 4 below.

(3)	Beginning Date represents the date of the initial listing of Excel Realty Trust on the NYSE and End Date represents the date of the closing of the merger with New Plan Realty Trust on September 28, 1998. In connection with the merger with New Plan Realty Trust, holders of common stock of Excel Realty Trust participated in a six for five stock split and then became holders of common stock of New Plan Excel Realty Trust on a one-for-one basis.

(4)	Shareholder total returns depicts the returns generated in respect of one share of Excel Realty Trust common stock assuming the share was purchased on the Beginning Date for $19.75 per share and sold on the End Date and assumes the reinvestment of all cash dividends paid by Excel Realty Trust on its common stock through such period in additional shares of common stock on the ex-dividend date and takes into account (i) the six for five stock split described in footnote 3 above on September 28, 1998, and (ii) the receipt of common stock of Excel Legacy Corporation in connection with the spin-off of Excel Legacy Corporation from Excel Realty Trust on March 31, 1998, as described in paragraph (a) below. As shown below, on the End Date, one share purchased on the Beginning Date would have grown, through reinvestment of all cash dividends and taking into account the six for five stock split, to a total of 1.818 shares.

Dividend Payment Date	Closing Share Price on Dividend Payment Date ($)		Dividend Paid ($)	Beginning Shares Owned	Shares Acquired Through Dividend Reinvestment		Shares Received in Stock Split		Ending Shares Owned
9/24/1993	19.75		0.230	1.000	0.012		—		1.012
12/27/1993	18.75		0.415	1.012	0.022		—		1.034
3/25/1994	21.75		0.415	1.034	0.020		—		1.054
6/24/1994	19.50		0.430	1.054	0.023		—		1.077
9/26/1994	18.88		0.430	1.077	0.025		—		1.102
12/23/1994	16.63		0.430	1.102	0.028		—		1.130
3/27/1995	18.75		0.430	1.130	0.026		—		1.156
6/28/1995	19.50		0.445	1.156	0.026		—		1.182
9/27/1995	19.38		0.445	1.182	0.027		—		1.209
12/27/1995	20.50		0.445	1.209	0.026		—		1.236
3/28/1996	19.25		0.445	1.236	0.029		—		1.264
6/27/1996	20.50		0.460	1.264	0.028		—		1.293
9/27/1996	21.50		0.460	1.293	0.028		—		1.320
12/27/1996	24.63		0.460	1.320	0.025		—		1.345
3/27/1997	25.38		0.460	1.345	0.024		—		1.369
6/27/1997	26.38		0.460	1.369	0.024		—		1.393
9/29/1997	30.88		0.500	1.393	0.023		—		1.416
12/29/1997	30.56		0.500	1.416	0.023		—		1.439
3/30/1998	35.00		0.500	1.439	0.021		—		1.460
3/31/1998	NA	(a)	2.390	—	NA	(a)	—		N/A
6/29/1998	28.38		0.500	1.460	0.026		—		1.485
8/28/1998	25.00		0.500	1.485	0.030		—		1.515
9/28/1998	—		—	1.515	—		0.303	(b)	1.818

(a)

Reflects the receipt of common stock of Excel Legacy Corporation with a fair value of $2.39 per share, as estimated by the board of directors of Excel Realty Trust at the time of the spin-off of Excel Legacy Corporation from Excel Realty Trust. Assumes no reinvestment of shares spun-off from Excel Legacy Corporation.

(b)

In connection with the merger with New Plan Realty Trust, holders of common stock of Excel Realty Trust participated in a six for five stock split and then became holders of common stock of New Plan Excel Realty Trust on a one-for-one basis.

The closing price of one share of New Plan Excel Realty Trust common stock on the NYSE was $22.56 on the End Date which, when multiplied by the Ending Shares Owned (1.818) on the End Date, produces a total value of approximately $41.02. The fair value of one share of Excel Legacy Corporation common stock received in connection with the spin-off of Excel Legacy Corporation from Excel Realty Trust was $2.39 per share, and when multiplied by the Ending Shares Owned at the time of the spin-off (1.460), produces a value of approximately $3.49. Taking these two values together produces a total equivalent value of $44.51 per share and a total return of approximately 125.3%.

Returns for the FTSE NAREIT Equity REITs Index and the S&P 500 are calculated from August 5, 1993 through September 28, 1998.

(5)	As described in footnote 3 above, on September 28, 1998, Excel Realty Trust merged with New Plan Realty Trust, and the merged entity was renamed New Plan Excel Realty Trust. Returns for Excel Realty Trust for the year ended December 31, 1998 are calculated based on the closing price of Excel Realty Trust common stock on the NYSE on December 31, 1997 compared to the closing price of Excel Realty Trust common stock on the NYSE on September 28, 1998 and taking into account the reinvestment of dividends, stock split and receipt of Excel Legacy Corporation common stock, in each case as described in footnote 4 above. Returns for the FTSE NAREIT Equity REITs Index and S&P 500 are calculated from December 31, 1997 through September 28, 1998. Net income per share represents Excel Realty Trust net income per share for the six months ended June 30, 1998, annualized.

(6)	Returns for Excel Realty Trust for the year ended December 31, 1993 are calculated based on the closing price of Excel Realty Trust common stock on the NYSE on August 5, 1993 compared to the closing price on December 31, 1993 and taking into account the reinvestment of dividends as described in footnote 4 above. Returns for the FTSE NAREIT Equity REITs Index and the S&P 500 are calculated from August 5, 1993 through December 31, 1993. Net income per share represents Excel Realty Trust net income per share for the year ended December 31, 1993.

(7)	Except as otherwise indicated, shareholder returns for the years presented are calculated based on the increase or decrease in the closing price of the company’s common stock on the applicable securities exchange on December 31 of the applicable year compared to December 31 of the prior year and taking into account the reinvestment of any dividends paid in the applicable year as described in footnote 11 below.

(8)	Excel Legacy Corporation was spun off from Excel Realty Trust on March 31, 1998 and subsequently, on September 18, 2001, merged with Price Enterprises to form Price Legacy Corporation. In connection with the merger, Excel Legacy Corporation shareholders received 0.6667 of a share of Price Enterprises common stock for each share of Excel Legacy Corporation common stock. Except as otherwise indicated, information for Excel Legacy Corporation and Price Legacy Corporation is presented on a combined basis to reflect the continuity of Excel Legacy Corporation’s management and assets following the merger.

(9)	Beginning Date represents the date of the spin-off of Excel Legacy Corporation from Excel Realty Trust and End Date represents the date Mr. Sabin and most of our senior management team resigned from Price Legacy Corporation.

(10)	Represents the fair value of the spun-off shares of Excel Legacy Corporation, as estimated at the time of the spin-off by the Excel Realty Trust board of directors.

(11)

Shareholder total returns depicts the returns generated in respect of one share of Excel Legacy Corporation common stock assuming the share was acquired on the Beginning Date, held through the merger with Price Enterprises forming Price Legacy Corporation, and sold on the End Date. On the End Date, the closing price of Price Legacy Corporation common stock was $3.67 per share. On the End Date, one share acquired on the Beginning Date with a fair value of $2.39 would have become, taking into account the 0.6667 exchange ratio in the merger between Excel Legacy Corporation and Price Enterprises, 0.6667 of a share representing a value of $2.45 producing a total return of approximately 2.4%.

Returns for the FTSE NAREIT Equity REITs Index and the S&P 500 are calculated from March 31, 1998 through October 15, 2003.

(12)	Returns for Excel Legacy Corporation / Price Legacy Corporation for the year ended December 31, 2003 are calculated based on the closing price of Price Legacy Corporation common stock on the Nasdaq National Market on December 31, 2002 compared to the closing price on October 15, 2003. Returns for the FTSE NAREIT Equity REITs Index and the S&P 500 are calculated from December 31, 2002 through October 15, 2003. Net income per share represents Price Legacy Corporation net income per share for the nine months ended September 30, 2003, annualized.

(13)	Returns for Excel Legacy Corporation / Price Legacy Corporation for the year ended December 31, 2001 are calculated based on the closing price of Excel Legacy Corporation common stock on the American Stock Exchange on December 31, 2000 compared to the closing price of Price Legacy Corporation common stock on the Nasdaq National Market on December 31, 2001 and taking into account the exchange ratio described in footnote 11 above. Net income per share represents Excel Legacy Corporation net income per share for the six months ended June 30, 2001, annualized.

(14)	Returns for Excel Legacy Corporation / Price Legacy Corporation for the year ended December 31, 1998 are calculated based on the fair value of Excel Legacy Corporation common stock on March 31, 1998 as described in footnote 10 above compared to the closing price of Excel Legacy Corporation common stock on the American Stock Exchange on December 31, 1998. Returns for the FTSE NAREIT Equity REITs Index and the S&P 500 are calculated from March 31, 1998 through December 31, 1998. Net income per share represents Excel Legacy Corporation net income per share for the five months ended December 31, 1998, annualized.

Source:	Factset, Bloomberg, Public filings for Excel Realty Trust, New Plan Excel Realty Trust, Excel Legacy Corporation and Price Legacy Corporation.

The number of REITs grew dramatically during the mid-1990s in an effort to take advantage of depressed commercial property values following the effects of the savings and loan crisis and other factors. Between 1993 and 1998, 150 REITs became publicly owned while many others merged to create larger companies. Excel Realty Trust outperformed the FTSE NAREIT Equity REITs Index by 20.6% in 1995, 12.5% in 1997 and 17.8% in 1998, but underperformed this index by 3.9% in 1993, 4.4% in 1994 and 0.6% in 1996. The S&P 500 outperformed the FTSE NAREIT Equity REITs Index during the period from 1993 through 1998, with the exception of 1994 and 1996.

The real estate cycle began to mature in the late 1990s and expected returns from new investments moderated as acquisition prices moved higher. Overall, REIT stock prices declined significantly in 1998 and 1999. The returns of large capitalization, growth and technology stocks turned sharply negative in 2000 and continued into early 2003. At the same time, the shares of companies more appropriately characterized by “value” with predictable cash flow, including REITs, had above average performance during the period from 2000 through 2003. Excel Legacy Corporation and Price Legacy Corporation operated against this backdrop. Excel Legacy Corporation outperformed the S&P 500 by 54.6% in 1998 and 0.6% in 2001 (taking into account the merger with Price Enterprises in September 2001 and the stock price of Price Legacy Corporation on December 31, 2001), but underperformed this index by 38.2% in 1999 and 19.2% in 2000. The S&P 500 outperformed the FTSE NAREIT Equity REITs Index in 1998 and 1999, while the reverse was true in 2000 and 2001. Excel Legacy Corporation merged with Price Enterprises to form Price Legacy Corporation in September 2001. Price Legacy Corporation underperformed the FTSE NAREIT Equity REITs Index by 15.2% in 2002, but outperformed this index by 1.5% in 2003 (through October 15, 2003, the date Mr. Sabin and most of our senior management team resigned from Price Legacy Corporation). The FTSE NAREIT Equity REITs Index outperformed the S&P 500 from 2002 through 2003.

Investment Process

We seek to leverage the deep experience of our management team in developing a rigorous process for underwriting and selecting portfolio investments. Our management team has refined its method for making investment decisions and has developed a proprietary framework of analysis to assist us in the acquisition process. We consider our underwriting and research capabilities as one of our primary strengths and a driving factor behind our management team’s past track record of success.

Mark Burton, our Chief Investment Officer and Senior Vice President of Acquisitions, leads our investment team, which, including Mr. Burton, is comprised of five members who have extensive experience as detailed in the chart below:

Position	Background/Experience	Area of Expertise
Chief Investment Officer and Senior Vice President of Acquisitions	Commercial real estate transaction experience since 1983, overseeing more than $4 billion of real estate acquisitions and/or development.	Deal structuring and negotiation.

Valuation Expert	Commercial real estate analyst since 1995 with deep expertise across all the acquisition and disposition processes. Background in commercial real estate appraisals emphasizing market studies and feasibility analysis.	Property sensitivity and feasibility analysis with a focus on lease analysis and revenue projection.

Property Risk Manager, Tenant Relations	Commercial real estate analyst for over ten years with previous experience as property manager and lease administrator, commercial loan officer and asset manager for a publicly traded national bank.	Property risk analysis and management. Leasing and tenant relations.

Deal Sourcing Specialist	Asset management and project management expertise garnered over ten years with a background in commercial real estate acquisition sourcing and analysis.	Deal sourcing and in-depth property analysis.

Financial and Property Analyst	Commercial real estate analyst for nine years serving previously as real estate investment agent for Marcus & Millichap.	Property, financial analysis and modeling with expertise in evaluating and synthesizing market studies. Extensive disposition experience.

Our investment process that has been developed through more than 30 years of industry experience is outlined below:

•

Identify opportunities.    We generate internal referrals by utilizing networks of tenants, brokers, property owners, developers and partners in the capital markets. We augment our referrals with the use of national property databases dating back to the early 1990s to source investment opportunities.

•

Initial screening and due diligence.    Since 2003, we have reviewed an average of over 1,000 properties per year to identify potential opportunities. We conduct a thorough in-house analysis to ensure they meet preliminary screening criteria, prior to issuing a letter of intent, or LOI. Key metrics we analyze include the property tenants, sales per square foot trends, in-place and mark-to-market rents, location and capitalization rates. Due to our stringent preliminary screening process, transactions in which we enter into an LOI have a high closing percentage.

•

Property and market analysis.    We conduct a thorough market study to evaluate the underlying fundamentals of a property. Our market studies consist of initial site inspections, demographic filters, comparable property analysis, review of competition and barriers to entry, among others. If we deem the opportunity to be attractive after the market review, we will continue further due diligence.

•

Financial analysis.    We construct proprietary financial models, analyze net operating income and cashflow sensitivities, and perform further detailed financial analysis which includes tenant sales analysis, credit checks, lease reviews and diligence on in-place debt.

•	Risk analysis and mitigation. We review macro/microeconomic risks, including any environmental, legal or contractual issues facing the property, as well as analysis of revenue and cost stress testing.

•

Investment approval.    Our board of directors will have approval rights over investments exceeding thresholds that it will identify. All other investment decisions are at management’s discretion. Once approval is received, we will proceed with closing the transaction.

After an initial investment, we seek to utilize our vertically integrated platform to ensure the property benefits from the full services and expertise we are capable of, primarily through a strategy of proactive property management. We believe that focusing on property management, leasing and tenant retention is essential to improving property operations and thereby maximizing the cash flow and the value of our properties while achieving our return objectives.

Our teams work to augment property management efforts with an active asset management program at each property to increase long-term value. Our representatives are experienced in the markets in which they operate, and based on their knowledge of the local environment and individual property conditions, our teams constantly evaluate a buy/hold analysis for our investments. When it is deemed appropriate and our investment objectives have been achieved or an attractive exit opportunity exists, our teams will pursue select asset sales and coordinate the disposition of a property, completing the life cycle of our investment process.

Our Properties

Upon the completion of this offering and our formation transactions, we expect to own 20 properties. These properties will include four assets that will be contributed to us in exchange for cash, shares of our common stock and operating partnership units. We refer to these properties as our contribution properties, and they consist of Five Forks Place, Newport Towne Center, Excel Centre and Red Rock Commons. In addition to the contribution properties, we have signed agreements contingent upon the completion of this offering to acquire an additional 16 properties. We refer to these properties as our acquisition properties, and they consist of six retail shopping centers, including Plaza at Rockwall Phase I, 5000 South Hulen, Grant Creek Town Center, Main Street Plaza, St. Mariner’s Point Shopping Center and Merchants Central Shopping Center, one single tenant retail property leased by Lowe’s Home Centers, one single tenant retail property leased by SuperValu, the parent of the grocery store Shop ’n Save, one single tenant retail property leased by the grocery store Jewel-Osco, a subsidiary of SuperValu, five single tenant retail properties leased by Walgreen Co., Shops at Foxwood, which we have agreed to acquire upon the completion of this retail shopping center’s development and the occupancy of its key tenants, and Plaza at Rockwall Phase II, a 12.7 acre land parcel located adjacent to Plaza at Rockwall Phase I. We refer to the contribution and acquisition properties, collectively, as our initial portfolio.

Operating Properties

The table below sets forth relevant information with respect to the operating properties in our initial portfolio as of December 31, 2009.

Property/Location(1)	Year Built(2)		Total GLA(3)		Percent Leased		Number of Tenants		Major Tenant(4)	Major Lease Expiration Date	Annualized Base Rent(5) ($ in 000s)		% Base Annualized Rent Related to Anchor Tenants(6)
Retail Properties
Five Forks Place, Simpsonville, SC	2002		61,191		100.0%		13		Publix*	2022	$744		63.0%
Newport Towne Center, Newport, TN	2006		60,100		55.5	(7)	11		Dollar Tree(7) Stores, Inc.	2011	408	(7)	—	(7)
Plaza at Rockwall Phase I, Rockwall, TX	2007		334,027	(8)	93.6		13		J.C. Penney*	2028	2,977	(9)	72.6
5000 South Hulen, Fort Worth, TX	2005		86,838		94.3	(10)	19	(10)	Barnes & Noble*	2015	1,915	(10)	35.8
Grant Creek Town Center, Missoula, MT	1998		163,774		90.7	(11)	26	(11)	Ross Dress for Less*	2013	1,656	(11)	44.7	(11)
Main Street Plaza, El Cajon, CA	1993	(12)	79,797		96.6		3		24 Hour Fitness*	2024	1,482		91.3
Lowe’s, Shippensburg, PA	2008		171,069		100.0		1		Lowe’s Home Centers*	2031	1,475		100.0
Shop ’n Save, Ballwin, MO	2007		53,411		100.0		1		Shop ’n Save*	2027	721	(13)	100.0
Jewel-Osco, Morris, IL	1999	(14)	51,762		100.0		1		Jewel-Osco*	2024	660		100.0
Walgreens, Beckley, WV	2009		14,820		100.0		1		Walgreens*(15)	2034	575		100.0
St. Mariner’s Point Shopping Center, St. Marys, GA	2001		45,215		86.9		16		Shoe Show(16)	2011	573		—	(16)
Merchants Central Shopping Center, Milledgeville, GA	2004		45,013		93.8		16		Dollar Tree(17)	2014	567		—	(17)
Walgreens, Cross Lanes, Charleston, WV	2009		14,550		100.0		1		Walgreens*(15)	2034	400		100.0
Walgreens, Barbourville, KY	2008		13,650		100.0		1		Walgreens*(15)	2033	337		100.0
Walgreens, Corbin, KY—South	2009		13,650		100.0		1		Walgreens*(15)	2034	335		100.0
Walgreens, Corbin, KY—North	2009		13,650		100.0		1		Walgreens*(15)	2034	282		100.0

Subtotal Weighted Average Retail Properties			1,222,517		93.5%		125				$15,107		67.5%
Office Property
Excel Centre, San Diego, CA	1999		82,157		100.0		12		Kaiser Permanente	2019	2,959		39.7

Total/Weighted Average			1,304,674		93.9%		137				$18,066		62.9%

*	Denotes anchor tenant.

(1)

We have entered into agreements pursuant to which we expect that these properties will be contributed to, or acquired by, us at or promptly following the completion of this offering. We cannot assure you that any of these transactions will be completed. Our operating portfolio does not include Shops at Foxwood, which we have agreed to acquire upon the completion of this retail shopping center’s development and the occupancy of its key tenants, Red Rock Commons, a 19.9 acre land parcel that we will have the ability to develop, or Plaza at Rockwall Phase II, a 12.7 acre land parcel located adjacent to Plaza at Rockwall Phase I that we will have the ability to develop.

(2)	Year built represents the year in which construction was completed.

(3)	Total GLA represents total gross leasable area owned by us at the property.

(4)	Major tenant represents the tenant in each property that has the highest annualized base rent.

(5)

Annualized base rent means the annualized fixed base rental amount in effect under existing leases as of December 31, 2009. In the case of triple-net leases, annualized base rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants. Does not reflect amounts attributable to percentage rent increases, where applicable.

(6)	Amount represents the percentage of annualized base rent attributable to anchor tenants.

(7)

The anchor tenant of Newport Towne Center, Goody’s Family Clothing, declared bankruptcy in January 2009 and vacated its space. Although Dollar Tree Stores is the largest current tenant at Newport Towne Center, it is not the anchor tenant of the property. We have signed a lease agreement for 20,020 square feet with Stage Stores, which purchased the Goody’s Family Clothing name out of bankruptcy. The lease commences in April 2010 and Stage Stores is expected to operate a retail clothing store under the Goody’s Family Clothing name. Under the lease with Stage Stores, we will receive 6.5% of gross sales as rental income. The previous tenant, Goody’s Family Clothing, for the two years immediately prior to vacating its space, had an estimated average of $2,547 of annual sales. As of March 2, 2010, the date of this lease, Newport Towne Center was 88.8% leased.

(8)	Of the total GLA for Plaza at Rockwall Phase I, 104,294 square feet and 75,524 square feet are leased under ground leases to J.C. Penney and Belk Department Store, respectively.

(9)	Amount includes rent attributable to ground leases to J.C. Penney and Belk Department Store.

(10)

Percent leased, number of tenants and annualized base rent include two tenants who have ceased paying their rent and vacated their space. The first tenant, which is under a lease for 1,661 square feet and annualized base rent of $49.8, stopped paying rent in October 2009. The seller is negotiating the terms of the lease with this tenant. The other tenant, which is under a lease for 1,685 square feet and annualized base rent of $56.9, stopped paying rent and vacated its space in March 2010.

(11)

Percent leased and number of tenants include REI’s lease of 27,251 square feet executed on December 22, 2009. Annualized base rent and percentage of base annualized rent related to anchor tenants do not include rent from the lease with REI, as REI is not required to commence paying rent until May 2010 under the terms of its lease. Upon the commencement of rent payments, REI will have an annualized base rent of $282.3. REI will be an anchor tenant of the property. Percent leased, number of tenants and annualized base rent do not include three additional leases that were executed subsequent to December 31, 2009 for an aggregate of 8,003 square feet and an aggregate annualized base rent of $103.8.

(12)	Main Street Plaza was originally constructed in 1993 and was completely renovated in 2009.

(13)	Amount does not include $13.8 related to a cell tower lease.

(14)	Jewel-Osco was originally constructed in 1999 and was completely renovated in 2008.

(15)

Represents the earliest date these leases can be terminated by the tenant. Without early termination, the leases for Walgreens, Corbin, KY – North, Walgreens, Corbin, KY – South, Walgreens, Beckley, WV, and Walgreens, Cross Lanes, WV will expire in 2084 and the lease for Walgreens, Barbourville, KY will expire in 2083.

(16)	Shoe Show is not the anchor tenant of this property. St. Mariner’s Point Shopping Center is anchored by a non-owned Super Wal-Mart.

(17)	Dollar Tree is not the anchor tenant of this property. Merchants Central Shopping Center is anchored by a non-owned Super Wal-Mart.

Contribution Properties

The following three properties represent the contribution properties that are components of our operating portfolio.

Five Forks Place:    Five Forks Place is a 61,191 square foot grocery anchored neighborhood center built in 2002. The property is occupied by 13 tenants operating in various businesses including retail and services and is located in Simpsonville, South Carolina. Five Forks Place is situated on 8.0 acres and is anchored by Publix Supermarkets, Inc.

Publix Supermarkets leases 44,271 square feet of gross leasable area representing 72.3% of the gross leasable area of Five Forks Place. The Publix Supermarkets lease expires on November 30, 2022 and has six renewal options for five years each. Annual rent under the lease is $469,273. Publix Supermarkets has a right of first refusal to purchase this property.

The following table sets forth the percentage leased and annualized rent per leased square foot for Five Forks Place as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot
December 31, 2009	100.0%	$12.17
December 31, 2008	100.0	11.99
December 31, 2007	100.0	11.98
December 31, 2006	98.1	11.56
December 31, 2005(1)	98.1	11.79

(1)	This property was acquired in July 2005.

The following table sets forth the lease expirations for leases in place at Five Forks Place as of December 31, 2009, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent ($ in 000s)	Percentage of Property Annualized Base Rent
Available	—	—	—%	$—	—%
2010	3	3,000	4.9	50	6.7
2011	6	9,760	16.0	153	20.6
2012	—	—	—	—	—
2013	2	2,800	4.6	48	6.5
2014	1	1,360	2.2	24	3.2
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	—	—	—	—	—
2018	—	—	—	—	—
2019 and thereafter	1	44,271	72.3	469	63.0

Total/Weighted Average	13	61,191	100.0%	$744	100.0%

Newport Towne Center:    Newport Towne Center is a 60,100 square foot retail community shopping center built in 2006. The property is occupied by eleven tenants operating in various businesses, including retail and services, and is located in Newport, Tennessee. Newport Towne Center is situated on 6.5 acres. The property is located between a Wal-Mart Supercenter and a Lowe’s Home Improvement Center.

Dollar Tree Stores, Inc., a discount variety store, leases 10,000 square feet of gross leasable area representing 16.6% of the gross leasable area of Newport Towne Center. The Dollar Tree Stores lease expires in April 2011 and has three renewal options for five years each. Annual rent under the lease is $80,000.

In January 2009, the anchor tenant of Newport Towne Center, Goody’s Family Clothing, declared bankruptcy and vacated its space. As a result of the vacancy created by this anchor tenant, other tenants at the property have been paying reduced rent under their leases. We re-leased this vacant space to Stage Stores, which purchased the Goody’s Family Clothing name out of bankruptcy. The lease commences in April 2010 and Stage Stores is expected to operate a retail clothing store under the Goody’s Family Clothing name. Upon occupancy of this space, the other tenants at this property will no longer pay reduced rent and our annualized rent per leased square foot for this property will increase.

The following table sets forth the percentage leased and annualized rent per leased square foot for Newport Towne Center as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot
December 31, 2009(1)	55.5%	$12.22
December 31, 2008	100.0	11.47
December 31, 2007(2)	96.5	12.05

(1)

The anchor tenant of Newport Towne Center, Goody’s Family Clothing, declared bankruptcy in January 2009 and vacated its space. We have leased this vacant space to Stage Stores, which is expected to commence operations at Newport Towne Center in April 2010. As of March 1, 2010, the date of the lease to Stage Stores, Newport Towne Center was 88.8% leased.

(2)	This property was acquired in January 2007.

The following table sets forth the lease expirations for leases in place at Newport Towne Center as of December 31, 2009, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent ($ in 000s)	Percentage of Property Annualized Base Rent
Available	—	26,770	44.5%	$—	—%
2010	—	—	—	—	—
2011	7	24,850	41.3	230	56.4
2012	2	3,000	5	49	12.0
2013	1	2,080	3.5	29	7.1
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	—	—	—	—	—
2018	1	3,400	5.7	100	24.5
2019 and thereafter	—	—	—	—	—

Total/Weighted Average	11	60,100	100.0%	$408	100.0%

Excel Centre:    The Excel Centre office building has 82,157 square feet of gross leasable area occupied by twelve tenants in addition to our corporate headquarters. The tenants operate in various businesses, including healthcare, construction, financial services and real estate. Built in 1999, this three-story property located in Rancho Bernardo, a northern residential community within San Diego, California, was developed by our senior management team and was 100% leased as of December 31, 2009.

The following table summarizes information regarding the primary tenants of Excel Centre as of December 31, 2009:

Name	Principal Nature of Business	Lease Expiration	Renewal Options	Total Gross Leased Area	Percentage of Property Gross Leased Area	Annualized Base Rent ($ in 000s)
Kaiser Permanente(1)	Healthcare	Feb. 2019	2 x 5yr	30,052	36.6%	$1,176
Swinerton Inc.	Construction	Dec. 2011	—	13,503	16.4	495
UBS Financial Services	Financial Services	Aug. 2010	2 x 5yr	11,940	14.5	449
Excel Realty Holdings(2)	Real Estate	Oct. 2018	3 x 5yr	8,274	10.1	230

(1)	Kaiser Permanente has a right of first offer to purchase this property.

(2)	This lease will be canceled and we will occupy this space upon the completion of this offering and our formation transactions.

The following table sets forth the percentage leased and annualized rent per leased square foot for Excel Centre as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot
December 31, 2009	100.0%	$36.02
December 31, 2008	74.1	31.76
December 31, 2007	86.4	32.11
December 31, 2006	98.9	30.29
December 31, 2005	85.9	30.35

The following table sets forth the lease expirations for leases in place at Excel Centre as of December 31, 2009, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent ($ in 000s)	Percentage of Property Annualized Base Rent
Available	—	—	—%	$—	—%
2010	5	22,389	27.2	764	25.8
2011	4	19,438	23.7	710	24.0
2012	1	2,004	2.4	79	2.7
2013	—	—	—	—	—
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	—	—	—	—	—
2018	1	8,274	10.1	230	7.8
2019 and thereafter	1	30,052	36.6	1,176	39.7

Total/Weighted Average	12	82,157	100.0%	$2,959	100.0%

Acquisition Properties

We have entered into binding agreements to acquire the properties discussed below at or promptly following the completion of this offering. Although agreements have been executed with respect to these properties, we cannot assure you that any of these transactions will be completed.

Upon the completion of this offering and our formation transactions, each of the following three acquisition properties will represent more than 10% of our total assets or more than 10% of our gross revenues. We consider these properties to be our significant acquisition properties.

Plaza at Rockwall Phase I: In February 2010, we entered into a binding LOI to purchase Plaza at Rockwall Phase I for a purchase price of approximately $35.0 million. Plaza at Rockwall Phase I is a 334,027 square foot power center built in 2007. Plaza at Rockwall Phase I is occupied by 13 tenants operating in various businesses including retail and services and is situated on 30.8 acres located in Rockwall, Texas. The property is anchored by a J.C. Penney and a Belk Department Store which are under ground leases for 104,294 square feet and 75,524 square feet, respectively. The property is also anchored by a Dick’s Sporting Goods, a Staples and a Best Buy. Plaza at Rockwall Phase I is adjacent to a 12.7 acre land parcel, which we refer to as Plaza at Rockwall Phase II, discussed below. We expect to use proceeds from this offering to acquire Plaza at Rockwall Phase I upon the completion of this offering.

The following table summarizes information regarding the primary tenants of Plaza at Rockwall Phase I as of December 31, 2009:

Name	Lease Expiration	Renewal Options	Total Gross Leased Area	Percentage of Property Gross Leased Area	Annualized Base Rent ($ in 000s)
J.C. Penney (Ground Lease)	Feb. 2028	10 x 5 yrs	104,294	31.2%	$337
Belk (Ground Lease)	Oct. 2027	4 x 5 yrs	75,524	22.6	283
Dick’s Sporting Goods	Jan. 2018	4 x 5 yrs	50,000	15.0	815

The following table sets forth the percentage leased and annualized rent per leased square foot for Plaza at Rockwall Phase I as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot
December 31, 2009	93.6%	$9.52
December 31, 2008	97.0	9.39
December 31, 2007(1)	94.3	9.37

(1)	This property opened in 2007.

The following table sets forth the lease expirations for leases in place at Plaza at Rockwall Phase I as of December 31, 2009, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent ($ in 000s)	Percentage of Property Annualized Base Rent
Available	—	21,320	6.4%	$—	—%
2010	—	—	—	—	—
2011	—	—	—	—	—
2012	—	—	—	—	—
2013	4	12,221	3.7	359	12.1
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	—	—	—	—	—
2018	5	114,531	34.3	1,851	62.2
2019 and thereafter	4	185,955	55.6	767	25.7

Total/Weighted Average	13	334,027	100.0%	$2,977	100.0%

5000 South Hulen: In March 2010, we entered into a purchase agreement to acquire 5000 South Hulen for a purchase price of approximately $21.9 million. 5000 South Hulen is an 86,838 square foot community shopping center built in 2005. As of December 31, 2009, the property was occupied by 19 tenants operating in various businesses, including retail and services, and is located in Fort Worth, Texas. The property is anchored by a Barnes & Noble and an Old Navy. Two tenants of 5000 South Hulen have ceased paying their rent and vacated their space. The first tenant, which is under a lease for 1,661 square feet and annualized base rent of $49.8, stopped paying rent in October 2009. The seller is negotiating the terms of the lease with this tenant. The other tenant, which is under a lease for 1,685 square feet and annualized base rent of $56.9, stopped paying rent and vacated its space in March 2010. We expect to use proceeds from this offering to acquire 5000 South Hulen upon the completion of this offering.

The following table summarizes information regarding the primary tenants of 5000 South Hulen as of December 31, 2009:

Name	Lease Expiration	Renewal Options	Total Gross Leased Area	Percentage of Property Gross Leased Area	Annualized Base Rent ($ in 000s)
Barnes & Noble	Jun. 2015	3 x 5 yrs	25,002	28.8%	$450
Old Navy	Apr. 2015	2 x 5 yrs	16,786	19.3	$235

The following table sets forth the percentage leased and annualized rent per leased square foot for 5000 South Hulen as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot
December 31, 2009	94.3%	$23.39
December 31, 2008	95.4	23.40
December 31, 2007	98.6	23.47
December 31, 2006	86.8	22.65
December 31, 2005	73.2	16.63

The following table sets forth the lease expirations for leases in place at 5000 South Hulen as of December 31, 2009, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent ($ in 000s)	Percentage of Property Annualized Base Rent
Available	—	4,973	5.7%	$—	—%
2010	3	3,538	4.1	113	5.9
2011	8	18,159	20.9	562	29.3
2012	1	2,741	3.2	77	4.0
2013	—	—	—	—	—
2014	—	—	—	—	—
2015	4	45,794	52.7	818	42.7
2016	1	3,649	4.2	89	4.7
2017	1	4,835	5.6	155	8.1
2018	—	—	—	—	—
2019 and thereafter	1	3,149	3.6	101	5.3

Total/Weighted Average	19	86,838	100.0%	$1,915	100.0%

Grant Creek Town Center: In December 2009, we entered into a binding LOI to purchase Grant Creek Town Center. The total purchase price is approximately $21.8 million and includes approximately $16.4 million of assumed indebtedness. The purchase price will be increased by an amount equal to the difference between the actual annualized net operating income on the closing date and October 1, 2011, divided by 9.0%, adjusted for certain expenses. Grant Creek Town Center is a 163,774 square foot community shopping center built in 2002. The property is occupied by 25 tenants operating in various businesses including retail and services and is situated on 15.1 acres located in Missoula, Montana. The property is anchored by a Ross Dress for Less, a TJ Maxx and a Famous Footwear. The property will also be anchored by REI under a lease which begins in May 2010. We expect to use proceeds from this offering to acquire Grant Creek Town Center upon the completion of this offering.

The following table summarizes information regarding the primary tenants of Grant Creek Town Center as of December 31, 2009:

Name	Lease Expiration	Renewal Options	Total Gross Leased Area	Percentage of Property Gross Leased Area	Annualized Base Rent ($ in 000s)
Ross Dress for Less	Jan. 2013	4 x 5 yrs	29,974	18.3%	$270
TJ Maxx	Apr. 2012	3 x 5 yrs	28,000	17.1	280
REI(1)	Dec. 2019	2 x 5 yrs	27,251	16.6	—

(1)	In December 2009, we entered into a lease agreement with REI for 27,251 square feet. REI will not commence rent payments under this lease until May 2010.

The following table sets forth the percentage leased and annualized rent per leased square foot for Grant Creek Town Center as of the indicated dates:

Date	Percent Leased		Annualized Rent Per Leased Square Foot
December 31, 2009	90.7	%(1)	$13.64
December 31, 2008	93.8		13.33
December 31, 2007	95.8		13.30
December 31, 2006	93.2		13.20
December 31, 2005	93.0		13.11

(1)	In December 2009, we entered into a lease agreement with REI for 27,251 square feet. REI will not commence rent payments under this lease until May 2010.

The following table sets forth the lease expirations for leases in place at Grant Creek Town Center as of December 31, 2009, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent ($ in 000s)	Percentage of Property Annualized Base Rent
Available	—	15,156	9.3%	$—	—%
2010	3	3,766	2.3	64	3.9
2011	2	3,000	1.8	52	3.1
2012	6	45,049	27.5	603	36.4
2013	3	33,584	20.5	328	19.8
2014	7	7,610	4.6	137	8.3
2015	—	—	—	—	—
2016	3	16,358	10.0	244	14.7
2017	—	—	—	—	—
2018	—	—	—	—	—
2019 and thereafter	2	39,251	24.0	228	13.8

Total/Weighted Average	26	163,774	100.0%	$1,656	100.0%

Upon the completion of this offering and our formation transactions, each of the following eleven acquisition properties will represent less than 10% of our total assets and less than 10% of our gross revenues.

Main Street Plaza: In March 2010, we entered into a binding LOI to purchase Main Street Plaza located in El Cajon, California. The total purchase price is approximately $17.8 million. Main Street Plaza, which has 79,797 square feet of gross leasable area, was built in 1993. The property was 96.6% leased as of December 31, 2009 by three tenants, 24 Hour Fitness, Ross Dress for Less and the County of San Diego. We expect to use proceeds from this offering to acquire Main Street Plaza upon the completion of this offering.

Lowe’s: In February 2010, we entered into a binding LOI to purchase the Lowe’s property located in Shippensburg, Pennsylvania for a purchase price of approximately $17.6 million, which includes approximately $14.5 million of assumed indebtedness. The Lowe’s property has approximately 171,069 square feet of gross leasable area, which was 100% leased as of December 31, 2009, and was built in 2008. The Lowe’s property is a freestanding retail property under a triple-net lease with Lowe’s Home Centers as the tenant. We expect to use proceeds from this offering to acquire the Lowe’s property upon the completion of this offering. The purchase of this property will be subject to Lowe’s Home Centers’ right of first refusal to purchase the property.

Shop ’n Save: In February 2010, we entered into a purchase agreement to acquire the Shop ’n Save property located in Ballwin, Missouri for a purchase price of approximately $8.5 million. The Shop ’n Save property has approximately 53,411 square feet of gross leasable area, which was 100% leased as of December

31, 2009, and was built in 2007. The Shop ’n Save property is a freestanding retail property under a triple-net lease to SuperValu, with its subsidiary Shop ’n Save as the tenant. We expect to use proceeds from this offering to acquire the Shop ’n Save property upon the completion of this offering.

Jewel-Osco: In February 2010, we entered into a purchase agreement to acquire the Jewel-Osco property located in Morris, Illinois for a purchase price of approximately $8.2 million. The Jewel-Osco property, which was built in 1999 and completely renovated in 2008, has approximately 51,762 square feet of gross leasable area that was 100% leased as of December 31, 2009. The Jewel-Osco property is a freestanding retail property under a bond lease with Jewel-Osco as the tenant. We expect to use proceeds from this offering to acquire the Jewel-Osco property upon the completion of this offering.

Walgreens, Beckley, WV:    In January 2010, we entered into a purchase agreement to acquire the Beckley, WV property located in Beckley, West Virginia for a total purchase price of approximately $7.2 million. The Beckley, WV property has 14,820 square feet of gross leasable area, which was 100% leased as of December 31, 2009, and was built in 2009. The Beckley, WV property is a freestanding retail property under a bond lease with Walgreen Co. as the tenant. We expect to use proceeds from this offering to acquire the Beckley, WV property upon the completion of this offering. Walgreens has a right of first refusal to purchase this property.

St. Mariner’s Point Shopping Center: In February 2010, we entered into a purchase agreement to acquire St. Mariner’s Point Shopping Center for a purchase price of approximately $6.6 million, which includes approximately $3.5 million of assumed indebtedness. St. Mariner’s Point Shopping Center, which is located in St. Marys, Georgia, has 45,215 of gross leasable area that was 86.9% leased as of December 31, 2009, and was built in 2001. St. Mariner’s Point is anchored by a non-owned Super Wal-Mart. We expect to use proceeds from this offering to acquire St. Mariner’s Point Shopping Center upon the completion of this offering.

Merchants Central Shopping Center: In February 2010, we entered into a purchase agreement to acquire Merchants Shopping Center for a purchase price of approximately $6.2 million, which includes approximately $4.7 million of assumed indebtedness. Merchants Central Shopping Center, which is located in Milledgeville, Georgia, has 45,013 of gross leasable area that was 93.8% leased as of December 31, 2009, and was built in 2004. Merchants Central Shopping Center is anchored by a non-owned Super Wal-Mart. We expect to use proceeds from this offering to acquire Merchants Central Shopping Center upon the completion of this offering.

Walgreens, Cross Lanes, WV:    In January 2010, we entered into a purchase agreement to acquire the Cross Lanes, WV property located in Cross Lanes, West Virginia for a total purchase price of approximately $5.0 million. The Cross Lanes, WV property has 14,550 square feet of gross leasable area, which was 100% leased as of December 31, 2009, and was built in 2009. The Cross Lanes, WV property is a freestanding retail property under a bond lease with Walgreen Co. as the tenant. We expect to use proceeds from this offering to acquire the Cross Lanes, WV property upon the completion of this offering. Walgreens has a right of first refusal to purchase this property.

Walgreens, Barbourville, KY:    In January 2010, we entered into a purchase agreement to acquire the Barbourville, KY property located in Barbourville, Kentucky for a total purchase price of approximately $4.2 million. The Barbourville, KY property has 13,650 square feet of gross leasable area, which was 100% leased as of December 31, 2009, and was built in 2008. The Barbourville, KY property is a freestanding retail property under a bond lease with Walgreen Co. as the tenant. We expect to use proceeds from this offering to acquire the Barbourville, KY property upon the completion of this offering. Walgreens has a right of first refusal to purchase this property.

Walgreens, Corbin, KY — South:    In January 2010, we entered into a purchase agreement to acquire the Corbin, KY — South property located in Corbin, Kentucky for a total purchase price of approximately $4.2 million. The Corbin, KY — South property has 13,650 square feet of gross leasable area, which was 100% leased as of December 31, 2009, and was built in 2009. The Corbin, KY — South property is a freestanding retail property under a bond lease with Walgreen Co. as the tenant. We expect to use proceeds from this offering to acquire the Corbin, KY — South property upon the completion of this offering. Walgreens has a right of first refusal to purchase this property.

Walgreens, Corbin, KY — North:    In January 2010, we entered into a purchase agreement to acquire the Corbin, KY — North property located in Corbin, Kentucky for a total purchase price of approximately $3.5 million. The Corbin, KY — North property has 13,650 square feet of gross leasable area, which was 100% leased as of December 31, 2009, and was built in 2009. The Corbin, KY — North property is a freestanding retail property under a bond lease with Walgreen Co. as the tenant. We expect to use proceeds from this offering to acquire the Corbin, KY — North property upon the completion of this offering. Walgreens has a right of first refusal to purchase this property.

While we believe that we will consummate these acquisitions, we cannot guarantee that they will close on the terms described above, or at all. The properties under binding LOIs are subject to the execution of a definitive purchase agreement, the completion of our due diligence and the satisfaction of customary closing conditions. The properties under purchase agreements are subject to the satisfaction of customary closing conditions and, if debt is assumed, the prior consent of the lenders of the financing for such properties, and there can be no assurance that we will be able to obtain the consent of these lenders. In addition, the Lowe’s property is subject to a right of first refusal of Lowe’s Home Centers.

Non-Operating Properties

Shops at Foxwood:    In February 2010, we entered into binding LOIs to purchase Shops at Foxwood, located in Ocala, Florida. Shops at Foxwood is a grocery anchored neighborhood center that is currently under development. We have agreed to purchase this property upon the completion of its development and the occupancy of its key tenants, which is anticipated to occur in the fourth quarter of 2010, and we expect to use proceeds from this offering for that purpose. The property will be anchored by Publix Supermarkets, Inc. and will have approximately 85,600 square feet of gross leasable area, including ground leases of 3,444 square feet to McDonald’s and approximately 3,500 square feet to Gateway Bank. We will pay a base purchase price for Shops at Foxwood consisting of (1) an amount equal to the actual annualized net operating income generated by this property (excluding ground leases to McDonald’s and Gateway Bank) at the time of the closing of the sale, divided by 8.25%, and adjusted for certain expenses, plus (2) approximately $1.7 million with respect to ground leases to McDonald’s and Gateway Bank. One year after the closing of the sale, we will pay an additional purchase price equal to (1) the difference between the actual annualized net operating income on the closing date and the one-year anniversary date, divided by 8.25%, and adjusted for certain expenses, plus (2) a vacant space fee of $130 per square foot for any remaining vacant building square footage. Assuming full occupancy at the time of the purchase of this property, the aggregate purchase price for Shops at Foxwood is expected to be approximately $14.5 million. The seller is responsible for leasing available space through the one-year anniversary date of the closing of the sale. The purchase of this property will be subject to rights of first refusal of each of Publix Supermarkets, McDonald’s and Gateway Bank on their respective portions of the property.

Red Rock Commons:    In addition to the operating portfolio described above, upon the completion of this offering and our formation transactions, we will have the ability to develop a 19.9 acre land parcel located in St. George, Utah. We are currently evaluating plans to develop this property and have entered into discussions with potential tenants.

Plaza at Rockwall Phase II:    In February 2010, we entered into a binding LOI to purchase Plaza at Rockwall Phase II for a purchase price of approximately $6.0 million. Plaza at Rockwall Phase II is a 12.7 acre land parcel located adjacent to Plaza at Rockwall Phase I in Rockwall, Texas. We are currently evaluating plans to develop this property and have entered into discussions with potential tenants.

While we believe that we will consummate these acquisitions, we cannot guarantee that they will close on the terms described above, or at all. The properties under binding LOIs are subject to the execution of a definitive purchase agreement, the completion of our due diligence and the satisfaction of customary closing conditions.

Outstanding Indebtedness

After we complete this offering and our formation transactions, we expect to assume outstanding mortgage indebtedness secured by seven properties. As of December 31, 2009, the outstanding mortgage indebtedness secured by these seven properties was approximately $72.7 million, which does not reflect mark-to-market adjustments of approximately $1.6 million, which would result in an aggregate of approximately $71.1 million of condensed combined indebtedness on a pro forma basis. The weighted average interest rate on this pro forma indebtedness is expected to be 6.13%. We expect that all of our pro forma condensed combined debt will be fixed rate debt. Although we intend to assume each of these loans in connection with our formation transactions, the assumption is subject to the prior consent of the lenders and there can be no assurance that we will be able to obtain their consent. The following table sets forth information with respect to such indebtedness (dollars in thousands):

	Amount of Debt Outstanding as of December 31, 2009	Weighted Average Interest Rate	Maturity Date	Amortization Period	Annual Debt Service	Balance At Maturity
Excel Centre	$12,989	6.08%	June 1, 2014	30 years	$1,016	$11,900
Five Forks Place	5,408	5.50%	July 1, 2013	25 years	463	4,785
5000 South Hulen	15,182	5.60%	June 30, 2014	30 years	1,057	13,179
Grant Creek Town Center	16,372	5.75%	June 1, 2013	30 years	1,261	15,155
Lowe’s	14,455	7.20%	October 31, 2031	22 years	1,315	—
St. Mariner’s Point Shopping Center	3,546	7.10%	November 1, 2011	30 years	304	3,427
Merchants Central Shopping Center	4,729	5.94%	July 1, 2014	30 years	365	4,318

	$72,681

The Excel Centre loan is closed to prepayment during a lock-out period until March 1, 2014. After the expiration of the lock-out period, the loan is open to prepayment in whole only, subject to certain conditions. We may defease this loan during a limited period of time pursuant to the applicable loan agreement. The Five Forks Place loan may be prepaid in whole, but not in part, on or after May 2013. We may also defease this loan during a limited period of time pursuant to the applicable loan agreement. The Merchants Central Shopping Center loan is closed to prepayment during a lock-out period until April 1, 2014. We may defease this loan during a limited period of time pursuant to the applicable loan agreement. The St. Mariner’s Point Shopping Center loan is closed to prepayment during a lock-out period until September 1, 2011. After the expiration of the lock-out period, the loan is open to prepayment in whole only, subject to certain conditions. We may defease this loan during a limited period of time pursuant to the applicable loan agreement. The Grant Creek Town Center loan is not open to prepayment during a lock-out period until March 1, 2013. After the expiration of the lock-out period, the loan is open to prepayment in whole only, subject to certain conditions. We may defease this loan. The 5000 South Hulen loan may not be repaid prior to January 1, 2017 without payment of a prepayment fee equal to the greater of (1) the present value of all remaining payments of principal and interest and (2) 1% of the amount of the principal being prepaid. The Lowe’s loan is open to prepayment, in whole only, at any time during the life of the loan, upon payment of a prepayment fee in an amount calculated so as to maintain the same yield on the note as if the note had been carried through its full term.

Major Tenants

Upon the completion of this offering and our formation transactions, we expect to have leases with 104 distinct retail tenants, many of which are nationally recognized retailers. The following table sets forth information regarding the ten largest tenants in our operating portfolio based on annualized base rent as of December 31, 2009.

Retail Tenants	Total GLA	Percent of Total Retail GLA	Annualized Base Rent ($ in 000s)	Percent of Total Retail Annualized Base Rent	Base Rent per leased square foot
Walgreen Co.	70,320	5.8%	$1,929	12.8%	$27.43
Lowe’s Home Centers, Inc.	171,069	14.0	1,475	9.8	8.62
24 Hour Fitness USA, Inc.	42,000	3.4	920	6.1	21.90
Dick’s Sporting Goods	50,000	4.1	815	5.4	16.30
SuperValu Inc.	53,411	4.4	721	4.8	13.50
Ross Dress for Less, Inc.	59,849	4.9	703	4.7	11.75
Jewel-Osco	51,762	4.2	660	4.4	12.75
Publix Supermarkets, Inc.	44,271	3.6	469	3.1	10.59
Barnes & Noble, Inc.	25,002	2.0	450	3.0	18.00
Best Buy	30,000	2.5	450	3.0	15.00

Total Top Ten Tenants/Weighted Average	597,684	48.9%	$8,592	57.1%	$14.38

Upon the completion of this offering and our formation transactions, we expect to have leases with more than twelve distinct office tenants. The following table sets forth information regarding the ten largest office tenants in our operating portfolio based on annualized base rent as of December 31, 2009.

Office Tenants	Total GLA	Percent of Total Office GLA	Annualized Base Rent ($ in 000s)	Percent of Total Office Annualized Base Rent	Base Rent per leased square foot
Kaiser Permanente	30,052	36.6%	$1,176	39.7%	$39.13
Swinerton, Inc.	13,503	16.4	495	16.7	36.66
UBS Financial Services	11,940	14.5	449	15.2	37.60
Excel Realty Holdings, LLC(1)	8,274	10.1	230	7.8	27.80
Cornerstone Wealth Management	3,389	4.1	119	4.0	35.11
Cadence Design Systems, Inc.	2,987	3.6	103	3.5	34.48
Progress Software Corporation	2,434	3.0	97	3.3	39.85
Price Self Storage Management, LLC	2,045	2.5	81	2.7	39.61
Wells Fargo Securities	2,004	2.4	79	2.7	39.42
Plan For Success	1,500	1.8	56	1.9	37.33

Total Top Ten Tenants/Weighted Average	78,128	95.0%	$2,885	97.5%	$36.93

(1)	This lease will be canceled and we will occupy this space upon the completion of this offering and our formation transactions.

Lease Expirations

Upon the completion of this offering and our formation transactions, we will have operating properties with well-staggered lease expirations. The following table sets forth information with respect to the lease expirations of our retail and office properties as of December 31, 2009.

Lease Expiration Year	Number of Expiring Leases	Total Expiring GLA	Percent of Total GLA Expiring	Expiring Base Rent	Percent of Total Base Rent	Expiring Base Rent per leased square foot
Available	—	79,661	6.1%	$—	—%	$—
2010	19	43,121	3.3	1,139	6.3	26.41
2011	36	100,327	7.7	2,064	11.4	20.57
2012	13	60,394	4.6	921	5.1	15.25
2013	14	62,285	4.8	996	5.5	15.99
2014	18	35,370	2.7	513	2.8	14.50
2015	6	51,354	3.9	884	4.9	17.21
2016	4	20,007	1.5	334	1.8	16.69
2017	1	4,835	0.4	155	0.9	32.06
2018	7	126,205	9.7	2,181	12.1	17.28
2019 and thereafter	19	721,115	55.3	8,879	49.2	12.31

Total/Weighted Average	137	1,304,674	100.0	$18,066	100.0%	$14.75

Excluded Properties

Excel Realty Holdings and its affiliates, including certain of our directors and executive officers, will continue to manage various retail centers and interests in properties that do not fit our target property type or are otherwise not practical to be owned by us due to their current ownership structure. However, these directors and executive officers will enter into employment agreements with us pursuant to which they will be required to devote substantially all of their business time to our affairs. Further, with the exception of the ownership and management of the properties described below, our directors and executive officers will be limited by our code of business conduct and ethics from engaging in any activity that is competitive with the business activities and operations of our company. See “Policies with Respect to Certain Activities — Conflict of Interest Policies.” The following properties will not be contributed to us in connection with this offering or our formation transactions:

Bluffton Commons:    In 2004, Excel Realty Holdings agreed to manage and operate Bluffton Commons Shopping Center in Bluffton, South Carolina on behalf of a third-party investor pursuant to a master lease of the property. Bluffton Commons is a 87,620 square foot grocery anchored neighborhood center built in 2003. The property was 96.4% leased as of December 31, 2009 and is anchored by Publix Supermarkets. Other tenants include Sally Beauty Supply, Papa John’s and Subway. Excel Realty Holdings has an option to purchase Bluffton Commons and the third-party investor has an option to put Bluffton Commons to Excel Realty Holdings, both of which can be exercised in September 2014. Excel Realty Holdings’ option to purchase Bluffton Commons is subject to a right of first refusal of Publix Supermarkets to purchase the property upon a sale by the third-party investor.

Kennerly Crossing:    In 2004, Excel Realty Holdings agreed to manage and operate Kennerly Crossing in Irmo, South Carolina on behalf of a third-party investor pursuant to a master lease of the property. Kennerly Crossing is a 64,191 square foot grocery anchored neighborhood center built in 2004. The property was 87.6% leased as of December 31, 2009 and is anchored by Publix Supermarkets. Other tenants include Allsouth Federal Credit Union and Advance America. Excel Realty Holdings has an option to purchase Kennerly Crossing and the third-party investor has an option to put Kennerly Crossing to Excel Realty Holdings, both of which can be exercised in September 2014. Excel Realty Holdings’ option to purchase Bluffton Commons is subject to a right of first refusal of Publix Supermarkets to purchase the property upon a sale by the third-party investor.

Anaheim Garden Walk:    In 2008, Excel Realty Holdings developed The Shops at Anaheim Garden Walk, or Anaheim Garden Walk, in Anaheim, California on behalf of an investment group in which it owns a 5% economic stake. In April 2010, the group of banks that were the lenders to Anaheim Garden Walk foreclosed on the property. Excel Realty Holdings’ ownership interest in Anaheim Garden Walk was eliminated as a result of the foreclosure, however, Excel Realty Holdings has agreed with the lenders to continue to manage Anaheim Garden Walk on a transitional basis. Anaheim Garden Walk is a multi-story retail and entertainment complex with 431,552 square feet of gross leasable area, which was 66.9% leased as of December 31, 2009. Tenants include Cheesecake Factory, Harley Davidson, P.F. Chang’s China Bistro, White House/Black Market, a 14-screen movie theatre and AMC 300 bowling lanes.

LA Fitness:    Excel Realty Holdings owns a 75% interest in a LA Fitness property located in Irving, Texas. The facility is a 45,000 square foot freestanding property under a bond lease that was 100% leased to LA Fitness as of December 31, 2009.

Property Management and Leasing Strategy

Our property management and substantially all of our leasing activities and operating and administrative functions (including leasing, legal, acquisitions, development, data processing, finance and accounting) are administered or coordinated by our personnel. On-site functions such as maintenance, landscaping, sweeping, plumbing and electrical are subcontracted out at each location and, to the extent permitted by their respective leases, the cost of these functions is passed on to the tenants.

We believe that focused property management, leasing and customer retention are essential to maximizing the sales per square foot, operating cash flow and value of our properties. Our primary goal in property management is to maintain an attractive shopping environment on a cost effective basis for our tenants.

The majority of our property management and leasing functions are supervised and administered by personnel at our San Diego, California office. Our property managers maintain regular contact with our tenants and frequently visit each asset to ensure the proper implementation and execution of our market strategies. As part of our ongoing property management, we conduct regular physical property reviews to improve our properties, react to changing market conditions and ensure proper maintenance.

Our leasing representatives have become experienced in the markets in which we operate by becoming familiar with current tenants as well as potential local, regional and national tenants that would complement our current tenant base. We study demographics, customer sales and merchandising mix to optimize the sales performance of our centers and thereby increase rents. We believe this hands-on approach maximizes the value of our shopping centers.

Depreciation

We will use the carryover basis for determining the tax basis for the Excel Centre property that will be contributed in exchange for operating partnership units. For federal income tax purposes, we intend to depreciate six of our depreciable properties over the same remaining useful lives and using the same methods previously used by the owners of the properties. However, under the technical termination rules of Section 708(b)(1)(B) of the Code, our operating partnership will be required to depreciate the carryover basis for the other contributed properties over new useful lives. Depreciation with respect to the real property components of our properties (other than land) generally will be computed using the straight-line method over a useful life of 15 to 39 years, for a depreciation rate ranging from 2.56% to 6.67% per year.

Our operating partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our operating partnership (except to the extent that the partnership is required under Section 704(c) of the Code to use a method for allocating depreciation deductions that results in us receiving a disproportionately larger share of the deductions). Because the initial basis in the Excel Centre property that will be contributed in exchange for operating partnership units will be less than the fair market value of that property on the date of contribution, our depreciation deductions may be less than they otherwise would have been if we had purchased Excel Centre for cash or shares of our common stock. The following table sets forth depreciation information for our contribution properties and our significant acquisition properties as of December 31, 2009.

Property/Location	Federal Tax Basis ($ in 000s)	Depreciation Rate	Method of Depreciation	Useful Life Claimed
Excel Centre, San Diego, CA	$12,261	2.56%	Straight Line	39
Five Forks Place, Simpsonville, SC	8,470	2.56%	Straight Line	39
Newport Towne Center, Newport, TN	7,831	2.56%	Straight Line	39
Red Rock Commons, St. George, UT(1)	12,046	N/A	N/A	N/A
Plaza at Rockwall Phase I, Rockwall, TX	35,031	2.56%	Straight Line	39
Grant Creek Town Center, Missoula, MT	21,765	2.56%	Straight Line	39
5000 South Hulen, Fort Worth, TX	21,850	2.56%	Straight Line	39

(1)	Property consists of vacant land and is not being depreciated yet.

Real Estate Taxes

The following table sets forth real estate tax information for our operating contribution properties and our significant acquisition properties:

Property/Location	2009 Realty Tax Rate	Total Annual Real Estate Taxes for the 2009 Tax Year
Excel Centre, San Diego, CA	1.09%	$203,519
Five Forks Place, Simpsonville, SC	1.57	95,215
Newport Towne Center — City, Newport, TN	2.04	58,136
Newport Towne Center — County, Newport, TN	2.48	70,676
Plaza at Rockwall Phase I, Rockwall, TX	2.35	1,098,111
Grant Creek Town Center, Missoula, MT	2.28	242,693
5000 South Hulen, Fort Worth, TX	3.04	358,793

Under each of our retail leases, the tenant is responsible for the payment of real estate taxes.

We do not believe that any capital improvements made during the twelve-month period immediately following this offering should result in an increase in annual property taxes.

Regulation

General

Our properties are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that we have the necessary permits and approvals to operate each of our properties.

Americans with Disabilities Act

Our properties must comply with Title III of the ADA to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that the contribution properties were built in substantial conformance with the building codes of their respective cities, including in substantial compliance with the applicable ADA requirements at the time of construction. Although we believe that the acquisition properties substantially comply with present requirements of the ADA, we have not conducted an audit of all such properties to determine compliance. The tenants are generally responsible for any additional amounts required to conform their construction projects to the ADA. Non-compliance could result in imposition of fines by the U.S. government or an award of damages and/or attorneys’ fees to private litigants, or both. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and remove hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable for property damage and for investigation, clean-up and monitoring costs incurred in connection with the actual or threatened contamination. Such laws typically impose clean-up responsibility and liability without regard to fault, or whether the owner, or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from the other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. Some of the properties in our portfolio contain, may have contained or are adjacent to or near other properties that have contained or currently contain underground storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations may have released, or have the potential to release, such substances into the environment. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using such property as collateral, and may adversely impact our investment on that property.

Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed ACMs, and potential ACMs in their building. The regulations also set forth employee training, record-keeping and due diligence requirements pertaining to ACMs and potential ACMs. Significant fines can be assessed for violating these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs as a result of these regulations. The regulations may affect the value of a building containing ACMs and potential ACMs in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACMs and potential ACMs when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of ACMs and potential ACMs and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with ACMs and potential ACMs.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. The presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability to our tenants, their or our employees, and others if property damage or health concerns arise.

Federal, state and local laws and regulations also require removing or upgrading certain underground storage tanks and regulate the discharge of storm water, wastewater and any water pollutants; the emission of air pollutants; the generation, management and disposal of hazardous or toxic chemicals, substances or wastes; and workplace health and safety. Some of our properties have tenants which may use hazardous or toxic substances in the routine course of their businesses. Although we believe that the tenants’ activities involving such materials comply in all material respects with applicable laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, we could be held liable for any damages that result, and any such liability could exceed our resources and our environmental remediation insurance coverage. See “Risk Factors — Risks Related to the Real Estate Industry — We could incur significant costs related to government regulation and private litigation over environmental matters involving the presence, discharge or threat of discharge of hazardous or toxic substances, which could adversely affect our operations, the value of our properties, and our ability to make distributions to you.”

In addition, our leases generally provide that (1) the tenant is responsible for all environmental liabilities relating to the tenant’s operations, (2) we are indemnified for such liabilities and (3) the tenant must comply with all environmental laws and regulations. Such a contractual arrangement, however, does not eliminate our statutory liability or preclude claims against us by governmental authorities or persons who are not parties to such an arrangement. Noncompliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. In addition, if there is a violation of such a requirement in connection with a tenant’s operations, it is possible that we, as the owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation and pay related fines.

Prior to closing any property acquisition, we obtain environmental assessments in a manner we believe prudent in order to attempt to identify potential environment concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

While we may purchase our properties on an “as is” basis, all of our purchase contracts contain an environmental contingency clause, which permits us to reject a property because of any environmental hazard at such property. We receive Phase I reports on all prospective properties.

We believe that our properties comply in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters. However, there can be no assurance that we will not be subject to any liabilities or costs relating to hazardous or toxic substances or other environmental matters. Any substantial unexpected costs or liabilities that we may incur could significantly harm our financial condition and results of operations.

Insurance

We carry comprehensive general liability, fire and extended coverage and loss of rental insurance covering all of the contribution properties under a blanket portfolio policy. We believe the policy specifications and insured limits are adequate given the relative risk of loss, cost of the coverage and standard industry practice. We intend to carry similar insurance with respect to future acquisitions as appropriate. Our headquarters is one of the contribution properties and is located in San Diego, California, which is an area that is more likely to be subject to earthquakes. We presently do not carry earthquake insurance on our headquarters. See “Risk Factors — Risks Related to the Real Estate Industry — Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.” However, upon the completion of this offering and our formation transactions, we believe that all of our properties will be adequately insured, consistent with industry standards.

Competition

We believe that competition for the acquisition, operation and development of retail shopping centers is highly fragmented. We compete with numerous owners, operators and developers for acquisitions and development of retail shopping centers, including institutional investors, other REITs and other owner-operators of community and neighborhood shopping centers, some of which own or may in the future own properties similar to ours in the same markets in which our properties are located. We also face significant competition in leasing available space to prospective tenants at our operating and development properties. Recent economic conditions have caused a greater than normal amount of space to be available for lease generally and in the markets in which our properties are located. The actual competition for tenants varies depending upon the characteristics of each local market (including current economic conditions) in which we own and manage property. We believe that the principal competitive factors in attracting tenants in our market areas are location, demographics, price, the presence of anchor stores and the appearance of properties.

Our competitors may have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage. In the future, competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Further, as a result of their greater resources, such entities may have more flexibility than we do in their ability to offer rental concessions to attract tenants. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire.

Employees

We currently have approximately 20 employees. We anticipate that our staffing levels will increase from our current level to between 25 and 30 employees during the next 12 to 24 months. We believe that our relations with our employees are good. None of our employees are unionized.

Offices

Our principal executive office is located at 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128. Our telephone number is (858) 613-1800. We also maintain a regional office in Utah. We believe that our current facilities are adequate for our present and future operations.

Legal Proceedings

We are not presently involved in any material litigation nor, to our knowledge, is any material litigation threatened against us or our properties. We are involved in routine litigation arising in the ordinary course of business, none of which we believe to be material.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our directors, executive officers and other significant employees, as well as persons who have agreed to become directors upon the completion of this offering:

Name	Age	Position
Gary B. Sabin	56	Chairman of the Board of Directors and Chief Executive Officer
Spencer G. Plumb*	35	President, Chief Operating Officer and Director Nominee
James Y. Nakagawa	44	Chief Financial Officer and Treasurer
Mark T. Burton*	49	Chief Investment Officer, Senior Vice President of Acquisitions and Director Nominee
S. Eric Ottesen	54	Senior Vice President, General Counsel and Secretary
Matthew S. Romney	38	Senior Vice President of Capital Markets
William J. Stone	66	Senior Vice President of Asset Management / Development
Bruce G. Blakley*	64	Director Nominee
Burland B. East III*	50	Director Nominee
Robert E. Parsons, Jr.*	54	Director Nominee
Warren R. Staley*	67	Director Nominee

*	Persons who have agreed to become directors upon the completion of this offering.

Gary B. Sabin has served as our Chairman and Chief Executive Officer since our formation in December 2009. Mr. Sabin may be deemed a promoter of ours because he participated in the founding and organization of our company. Since October 2003, Mr. Sabin has served as Chairman, Chief Executive Officer and President of Excel Realty Holdings. From September 2001 to October 2003, Mr. Sabin served as Co-Chairman and Chief Executive Officer of Price Legacy Corporation. From November 1997 to September 2001, Mr. Sabin served as Chairman, President and Chief Executive Officer of Excel Legacy Corporation. From September 1998 to April 1999, Mr. Sabin served as a Director and President of New Plan Excel Realty Trust. From January 1989 to September 1998, Mr. Sabin served as Chairman, President and Chief Executive Officer of Excel Realty Trust. In addition, Mr. Sabin has served as Chief Executive Officer of various companies since his founding of Excel Realty Trust Inc.’s predecessor company and its affiliates beginning in 1978. He has been active for over 30 years in diverse aspects of the real estate industry, including the evaluation and negotiation of real estate acquisitions, management, financing, development and dispositions. Mr. Sabin also currently serves as chairman of The Sabin Children’s Foundation and Vice Chairman of the Cystic Fibrosis Foundation. Mr. Sabin received a Master’s Degree in Management from Stanford University as a Sloan Fellow and a Bachelor of Science in Finance from Brigham Young University. Mr. Sabin is the father-in-law of Spencer Plumb. Mr. Sabin was selected to serve as our Chairman based on his executive leadership experience in public REITs and other real estate companies, his entrepreneurship and creativity, his network of relationships with real estate professionals across the United States and his experience in finance.

Spencer G. Plumb has served as our President and Chief Operating Officer since our formation in December 2009 and has agreed to become a director upon the completion of this offering. Mr. Plumb may be deemed a promoter of ours because he participated in the founding and organization of our company. Since January 2008, Mr. Plumb has served as Chief Operating Officer of Excel Realty Holdings. From October 2003 to January 2008, Mr. Plumb served as Senior Vice President of Investments of Excel Realty Holdings. From September 2001 to October 2003, Mr. Plumb served as Investment Analyst of Price Legacy Corporation. From November 1997 to September 2001, Mr. Plumb served as Investment Analyst of Excel Legacy Corporation. From September 1998 to April 1999, Mr. Plumb served as Property Analyst, Asset Management of New Plan Excel Realty Trust. From May 1997 to September 1998, Mr. Plumb served as Property Analyst of Excel Realty Trust. Mr. Plumb also currently serves on the investment committee of The Sabin Children’s Foundation and as a director of the San Diego chapter of the Cystic Fibrosis Foundation. Mr. Plumb received a Bachelor of Arts in Economics from Brigham Young University. Mr. Plumb is the son-in-law of Gary Sabin. Mr. Plumb was selected to serve as a director based on his experience working with public REITs and other real estate companies and his experience with public markets.

James Y. Nakagawa has served as our Chief Financial Officer and Treasurer since our formation in December 2009. Mr. Nakagawa may be deemed a promoter of ours because he participated in the founding and organization of our company. Since October 2003, Mr. Nakagawa has served as Chief Financial Officer of Excel Realty Holdings. From September 2001 to January 2004, Mr. Nakagawa served as Chief Financial Officer of Price Legacy Corporation. From October 1998 to September 2001, Mr. Nakagawa served as Chief Financial Officer, and from March 1998 to October 1998, as Controller of Excel Legacy Corporation. From September 1998 to April 1999, Mr. Nakagawa served as Controller of New Plan Excel Realty Trust. From September 1994 to September 1998, Mr. Nakagawa served as Controller of Excel Realty Trust. Prior to joining Excel Realty Trust, Mr. Nakagawa was a manager at Coopers & Lybrand LLP. Mr. Nakagawa serves as a director of NP Strategies, a nonprofit strategy consulting organization. Mr. Nakagawa received a Bachelor of Science in Business Administration with a concentration in accounting from San Diego State University and is a certified public accountant. He is a member of the AICPA and the California Society of CPAs.

Mark T. Burton has served as our Chief Investment Officer and Senior Vice President of Acquisitions since our formation in December 2009 and has agreed to become a director upon the completion of this offering. Mr. Burton may be deemed a promoter of ours because he participated in the founding and organization of our company. Since October 2003, Mr. Burton has served as Senior Vice President of Acquisitions/Dispositions of Excel Realty Holdings. From September 2001 to February 2004, Mr. Burton served as Senior Vice President — Acquisitions of Price Legacy Corporation. From November 1997 to September 2001, Mr. Burton served as Senior Vice President — Acquisitions of Excel Legacy Corporation. From September 1998 to April 1999, Mr. Burton served as Senior Vice President — Acquisitions of New Plan Excel Realty Trust. From October 1995 to September 1998, Mr. Burton served as Senior Vice President — Acquisitions, and from January 1989 to October 1995 as Vice President — Acquisitions, of Excel Realty Trust. Mr. Burton was associated with Excel Realty Trust and its affiliates beginning in 1983, primarily in the evaluation and selection of property acquisitions. Mr. Burton also currently serves as a director of The Sabin Children’s Foundation. Mr. Burton received a Bachelor of Arts in Finance from Brigham Young University. Mr. Burton was selected to serve as a director based on his extensive experience directing acquisitions and dispositions for public and private real estate companies, including REITs.

S. Eric Ottesen has served as our Senior Vice President, General Counsel and Secretary since our formation in December 2009. Mr. Ottesen may be deemed a promoter of ours because he participated in the founding and organization of our company. Since October 2003, Mr. Ottesen has served as Senior Vice President, General Counsel and Secretary of Excel Realty Holdings. From September 2001 to October 2003, Mr. Ottesen served as Senior Vice President, General Counsel and Secretary of Price Legacy Corporation. From November 1997 to September 2001, Mr. Ottesen served as Senior Vice President, General Counsel and Assistant Secretary of Excel Legacy Corporation. From September 1998 to April 1999, Mr. Ottesen served as Senior Vice President — Legal Affairs and Secretary of New Plan Excel Realty Trust. From September 1996 to September 1998, Mr. Ottesen served as Senior Vice President, General Counsel and Assistant Secretary of Excel Realty Trust. From 1987 to 1995, he was a senior partner in a San Diego law firm. Mr. Ottesen also currently serves as a director of The Sabin Children’s Foundation and the San Diego chapter of the Cystic Fibrosis Foundation. Mr. Ottesen received a Juris Doctor from Southwestern University and a Bachelor of Arts in English from Brigham Young University.

Matthew S. Romney has served as Senior Vice President of Capital Markets since our formation in December 2009. Since January 2008, Mr. Romney has served as Vice President of Strategy/Investments of Excel Realty Holdings. From September 2005 to January 2008, Mr. Romney served as Vice President Property Management for Excel Realty Holdings. From September 2003 to July 2005, Mr. Romney served as Product

Manager for Microsoft Corporation. Prior to joining Microsoft Corporation, Mr. Romney held various marketing and project management positions for Lavastorm, Inc. and Polaroid Corporation. Mr. Romney received a Master’s Degree in Business Administration from Harvard Business School and a Bachelor of Arts in Political Science from Brigham Young University.

William J. Stone has served as our Senior Vice President of Asset Management/Development since our formation in December 2009. Since October 2003, Mr. Stone has served as Senior Vice President of Development of Excel Realty Holdings. From September 2001 to October 2003, Mr. Stone served as Senior Vice President of Development of Price Legacy Corporation. From October 1999 to September 2001, Mr. Stone served as Senior Vice President of Development of Excel Legacy Corporation. Prior to joining Excel Legacy Corporation, Mr. Stone served as Executive Vice President of DDR/Oliver McMillan where he oversaw the development of urban retail redevelopment projects. Mr. Stone attended Cal Poly Pomona.

Bruce G. Blakley has agreed to become a director upon the completion of this offering. Mr. Blakley retired from PricewaterhouseCoopers LLP in 2005 after a career of 32 years, including 23 years as an audit partner. Mr. Blakley currently serves as an adjunct faculty member at the Rady School of Management at the University of California, San Diego. He currently serves on the board of directors of Cubic Corporation, a public company, where he chairs the Audit Committee, HDOS Enterprises, a private company, where he serves on the Audit Committee, and NP Strategies, a not-for-profit. Mr. Blakley received a Bachelor of Arts in Business with an accounting major from Bowling Green State University. Mr. Blakley is a certified public accountant, retired, in California. Mr. Blakley was selected to serve as a director and as chairman of the audit committee based on his career with PricewaterhouseCoopers LLP, his significant public REIT experience, particularly in the areas of finance, tax and audit, and his service on other boards and audit committees.

Burland B. East III has agreed to become a director upon the completion of this offering. Mr. East has been a Managing Principal of Silver Portal Capital, LLC, a FINRA-regulated investment bank specializing in institutional real estate since October 2001. From August 1992 to February 2001, Mr. East was a Managing Director, Senior Equity Analyst and Group Co-Head at First Union Securities, EVEREN Securities Inc. and Kemper Securities Inc, with primary responsibility for equity research coverage of all forms of publicly traded real estate companies and related investment banking. Since 2003, Mr. East has served on the Leadership Council of the Lusk Center for Real Estate at the University of Southern California. Mr. East is a NAREIT member and was a NAREIT Board Associate in 1998/1999. Mr. East received both a Bachelor of Arts in Business and Master’s Degree in Business Administration from Loyola College in Maryland. Mr. East holds a Chartered Financial Analyst (CFA) designation. Mr. East was selected to serve as a director based on his depth of experience working with institutional and retail real estate investors, as well as his significant experience in general commercial real estate matters.

Robert E. Parsons, Jr. has agreed to become a director upon the completion of this offering. Mr. Parsons has served as Executive Vice President and Chief Financial Officer of Exclusive Resorts, LLC since June 2004. Prior to joining Exclusive Resorts, Mr. Parsons had worked for over 20 years at Marriott Corporation and then Host Marriott Corporation in various financial positions, including serving as Executive Vice President and Chief Financial Officer of Host Marriott Corporation for more than seven years. Mr. Parsons served on the board of directors of Tenfold Corporation from September 2004 to May 2008 and CNL Hotels & Resorts, Inc. from September 2003 to April 2007. Mr. Parsons received a Master’s Degree in Business Administration from the Graduate School of Management at Brigham Young University and a Bachelor of Arts in Accounting from Brigham Young University. Mr. Parsons was selected to serve as a director based on his extensive experience as a director and senior officer in public REITs and other real estate companies and his experience in finance.

Warren R. Staley has agreed to become a director upon the completion of this offering. Mr. Staley served as Chief Executive Officer of Cargill, Inc., an international marketer, processor and distributor of agricultural food, financial and industrial products, from 1999 until his retirement in 2007. He served on Cargill’s board of directors from 1995 to 2007, including as Chairman from 2000 to 2007. Mr. Staley currently serves on the board of directors of PACCAR Inc., and previously served on the boards of directors of U.S. Bancorp from 1999 to 2008 and Target Corporation from 2001 to 2007. Mr. Staley received a Master’s Degree in Business

Administration from Cornell University and a Bachelor of Science in Electrical Engineering from Kansas State University. Mr. Staley was selected to serve as a director based on his global and diversified business knowledge, leadership expertise and experience as a director and senior officer of large public and private companies.

Corporate Governance Profile

We have organized our corporate structure to align our interests with those of our stockholders. For instance, upon the completion of this offering, our board will consist of seven directors, four of whom are independent as determined in accordance with the listing standards established by the NYSE, and our board will make an affirmative determination as to the independence of each of our directors on an annual basis. We will also adopt a code of business conduct and ethics and corporate governance guidelines.

Code of Business Conduct and Ethics

Our code of business conduct and ethics will apply to our officers, directors and employees, will be designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our Securities and Exchange Commission reports and other public communications; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of code to appropriate persons indentified in the code; and accountability for adherence to the code.

Board Committees

Upon the completion of this offering, our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee. The composition of each committee must comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees will have at least three directors and will be composed exclusively of independent directors, as defined by the rules, regulations and listing qualifications of the NYSE, which generally deem a director to be independent if the director has no relationship to us that may interfere with the exercise of his or her independence from management. Matters put to a vote at any one of our three board committees will have to be approved by a majority of the directors on the committee who are present at a meeting, in person or as otherwise permitted by our bylaws, at which there is a quorum or by unanimous written consent of the directors of that committee.

Audit Committee.    Upon the completion of this offering, we will have adopted an audit committee charter, which will detail the principal functions of the audit committee. In general, the audit committee will help ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditor. The audit committee will select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that federal securities laws require be included in our annual proxy statement. Mr. Blakley will be designated as chair of the audit committee and Messrs. East and Parsons will be appointed as members of the audit committee. Upon the completion of this offering, our board of directors will have determined that Mr. Blakley, our audit committee chair, qualifies as an “audit committee financial expert” defined by the applicable Securities and Exchange Commission regulations and NYSE corporate governance listing standards.

Compensation Committee. Upon the completion of this offering, we will have adopted a compensation committee charter, which will detail the principal functions of the compensation committee. In general, the compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders. Mr. Parsons will be designated as chair of the compensation committee and Messrs. East and Staley will be appointed as members of the compensation committee.

Nominating and Corporate Governance Committee. Upon the completion of this offering, we will have adopted a nominating and corporate governance committee charter, which will detail the principal functions of the nominating and corporate governance committee. In general, the nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, adopt a code of business conduct and ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors, recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and recommend to our board of directors the slate of directors to be elected at each annual meeting of our stockholders. Mr. East will be designated as chair and Messrs. Blakley and Staley will be appointed as members of the nominating and corporate governance committee.

Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee will be independent directors. Upon the completion of this offering, none of these directors or any of our executive officers will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation of Directors

Upon the completion of this offering, each of our directors who is not an employee of our company or our subsidiaries will receive an upfront equity award of such number of shares of restricted stock as is determined by dividing (1) $100,000 by (2) the fair market value per share of our common stock on the date of grant (as determined under our equity incentive award plan). Similarly, we will grant such number of shares of restricted stock as is determined by dividing (1) $100,000 by (2) the fair market value per share of our common stock on the date of grant (as determined under our equity incentive award plan) to each non-employee director who is initially elected or appointed to our board of directors after this offering on the date of such initial election or appointment. These initial awards will vest pro-rata in monthly installments over four years.

Each of our non-employee directors will also receive an annual equity award of such number of shares of restricted stock as is determined by dividing (1) $20,000 by (2) the fair market value per share of our common stock on the date of grant (as determined under our equity incentive award plan) on the date of each annual meeting of stockholders. These annual awards will vest pro-rata in monthly installments over one year.

Each of our non-employee directors will also receive an annual cash retainer of $20,000. Directors will also be reimbursed for reasonable expenses incurred to attend board of directors and committee meetings. Directors who are employees of our company or our subsidiaries will not receive compensation for their services as directors.

Compensation Discussion and Analysis

Because we were only recently organized, meaningful individual compensation information is not available for periods prior to our organization. We expect to pay base salaries and annual bonuses and make grants of restricted stock awards under our equity incentive award plan to our executive officers, effective upon the completion of the offering. The initial restricted stock awards under our equity incentive award plan will be granted to provide performance and retention incentives to these individuals and to recognize such individuals’ efforts on our behalf in connection with our formation and this offering.

We strive to create an environment that supports its employees in order to achieve its growth strategy and other goals established by our board of directors so as to increase stockholder value over the long term.

The primary goals and objectives of our compensation program are to: compensate senior management, key employees, independent contractors and consultants on a market competitive basis in order to attract, motivate and retain high quality, high performance individuals who will achieve our short-term and long-term goals; motivate and reward executive officers whose knowledge, skill and performance are critical to our success; align the interests of our executive officers and stockholders through equity based long-term incentive awards that motivate executive officers to increase stockholder value and reward executive officers when stockholder value increases; and ensure fairness among the senior management team by recognizing the contributions that each executive officer makes to our success.

The compensation committee has established these goals in order to enhance stockholder value. We believe that it is important for variable/incentive compensation (where executive officers have a significant portion of their total incentive compensation — annual and long-term incentive compensation — at risk) to constitute a significant portion of total compensation and such variable/incentive compensation be designed so as to reward effective team work through the achievement of company-wide financial goals, functional/business unit goals and individual goals. We believe that this three tier approach (company, business unit and individual) best aligns the executive officers with the interests of stockholders.

With respect to the annual incentive or cash bonus program, the compensation committee anticipates the use of a variety of operating performance metrics, and with respect to the long-term incentive program, the compensation committee anticipates the use of longer-term/value creation metrics (total stockholder return over a multi-year period for example).

We will enter into employment agreements with each of our executive officers that will become effective upon the completion of this offering (see “— Employment Agreements” below). Each of our executive officers named in the Summary Compensation Table below (the “named executive officers”) will receive the initial base salary and other compensation indentified in this table commencing upon the completion of this offering.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Gary B. Sabin Chairman and Chief Executive Officer	2010	325,000	325,000	—	—	—	—	650,000
Spencer G. Plumb President and Chief Operating Officer	2010	175,000	131,250	—	—	—	—	306,250
James Y. Nakagawa Chief Financial Officer	2010	175,000	131,250	—	—	—	—	306,250
Mark T. Burton Chief Investment Officer and Senior Vice President of Acquisitions	2010	175,000	131,250	—	—	—	—	306,250
S. Eric Ottesen Senior Vice President, General Counsel and Secretary	2010	175,000	131,250	—	—	—	—	306,250

(1)

Salary amounts are annualized for the year ending December 31, 2010, based on employment agreements to be effective upon the completion of this offering. Bonus amounts are annualized and represent target bonus levels for the year ending December 31, 2010. See “— Employment Agreements” below.

(2)

To date, none of our named executive officers have been granted any equity awards. Upon the completion of this offering, awards of restricted common stock will be issued to our named executive officers as described under “— Employment Agreements” below. The number of shares of restricted stock to be issued to each executive officer will be determined by dividing the following aggregate values by the per share public offering price in this offering: $1.6 million for Mr. Sabin and $800,000 for each of Messrs. Plumb, Nakagawa, Burton and Ottesen. These awards will vest over four years with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments thereafter.

Other than the grants of restricted common stock to be issued to our named executive officers upon completion of this offering, we do not intend to grant any additional equity awards to our named executive officers as compensation for services performed in 2010.

Employment Agreements

We will enter into employment agreements, effective as of the completion of this offering, with each of our executive officers. Under the employment agreement with Mr. Sabin, we will use our best efforts to cause Mr. Sabin to be nominated and elected as Chairman of our board of directors.

The employment agreements will have a term of three years. Each employment agreement will provide for automatic one-year extensions thereafter, unless either party provides at least three months’ notice of non-renewal. These employment agreements will require each executive officer to devote substantially all of their business time to our affairs.

The employment agreements will provide for:

•

an annual base salary of $325,000 for Mr. Sabin and $175,000 for each of the other executives, subject to further increases on an annual basis in the discretion of our board of directors or the compensation committee of our board of directors,

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of directors or the compensation committee of our board of directors,

•	participation in our long-term incentive program, as well as other incentive, savings and retirement plans applicable generally to our senior executives, and

•	medical and other group welfare plan coverage provided to our senior executives.

Mr. Sabin will have a target annual cash performance bonus equal to 100% of his base salary. Each of the other executives will have a target annual cash performance bonus equal to 75% of his base salary.

In addition, upon completion of this offering, each of our executive officers will receive an award of restricted common stock. The aggregate estimated grant date fair values of such awards will be $1,600,000 for Mr. Sabin and $800,000 for each of our other executive officers. The number of shares of restricted common stock to be issued to each executive will be determined by dividing (1) the foregoing values by (2) the per share public offering price in this offering. These awards will vest over four years with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments thereafter.

The employment agreements will provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•

an amount equal to the sum of the executive’s then-current annual base salary plus his annual average bonus over the prior three years, multiplied by (1) three, for Mr. Sabin, or (2) one and one-half, for the other executives, which amount shall be paid in a lump sum,

•	health benefits for the executive and his eligible family members for twelve months following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, and

•	100% of the unvested stock awards held by the executive will become fully vested and/or exercisable.

Each employment agreement will also provide that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries, will receive:

•

an amount equal to the sum of the executive’s then-current annual base salary plus his annual average bonus over the prior three years, multiplied by (1) three, for Mr. Sabin, or (2) one and one-half, for the other executive officers, and

•

health benefits for the executive and/or his eligible family members for twelve months following the executive’s termination of employment at the same level as in effect immediately preceding executive’s death or disability.

The employment agreements will also contain standard confidentiality provisions, which will apply indefinitely and non-competition provisions, which will apply during the term of the employment agreements.

2010 Equity Incentive Award Plan

We intend to adopt the 2010 Equity Incentive Award Plan of Excel Trust, Inc. and Excel Trust, L.P., or the 2010 Plan, prior to the completion of this offering. Following adoption of the 2010 Plan by our board of directors, the 2010 Plan will be submitted to our stockholders for approval. The 2010 Plan will become effective immediately prior to the completion of this offering.

The 2010 Plan authorizes discretionary grants to our employees, consultants and non-employee directors, and to the employees and consultants of our subsidiaries, of stock options, restricted stock, stock appreciation rights and other stock-based awards. The vesting schedules of such discretionary grants will be determined on an award-by-award basis. Only employees of our company and its qualifying subsidiaries are eligible to receive incentive stock options under the 2010 Plan.

Securities Subject to the 2010 Plan

We have reserved a total of 1,350,000 shares of our common stock for issuance pursuant to the 2010 Plan, of which 425,294 shares of restricted stock will be issued to our directors, officers and employees in connection with this offering (calculated based on restricted stock grants having an aggregate value of approximately $7.23 million divided by the public offering price in this offering). That number may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “— Changes in Control and Corporate Transactions.”

To the extent that an award expires, terminates or lapses, or an award is settled in cash without the delivery of shares of common stock to the participant, then any unexercised shares subject to the award will be available for future grant or sale under the 2010 Plan. Shares of restricted stock which are forfeited or repurchased by us pursuant to the 2010 Plan may again be optioned, granted or awarded under the 2010 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2010 Plan.

Under the 2010 Plan, each LTIP unit issued pursuant to an award shall be counted against the share reserve under the plan as one share of common stock, but only to the extent that such LTIP unit is convertible into shares of common stock, and on the same basis as the conversion ratio applicable to the LTIP unit.

The maximum number of shares that may be subject to awards granted under the 2010 Plan to any individual in any calendar year may not exceed 1,000,000. The maximum cash performance award payable to an employee under the 2010 Plan will not exceed $10.0 million with respect to any calendar year. However, these limits will not apply until the earliest to occur of:

•	the first material modification of the 2010 Plan;

•	the issuance of all of the shares reserved for issuance under the 2010 Plan;

•	the expiration of the 2010 Plan;

•	the first meeting of our stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which this offering occurs; or

•	such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.

Administration

The 2010 Plan will generally be administered by the compensation committee of our board of directors, or the plan administrator. However, our board of directors determines the terms and conditions of, interprets and administers the 2010 Plan for awards granted to our non-employee directors and, with respect to these awards, the term “ plan administrator” refers to our board of directors. As appropriate, administration of the 2010 Plan may be revested in our board of directors. In addition, for administrative convenience, our board of directors or the compensation committee may determine to grant to one or more members of our board of directors or to one or more officers the authority to make grants to individuals who are not directors or executive officers.

Awards under the Plan

Stock Options.    The 2010 Plan provides for discretionary grants of non-qualified stock options, or NQSOs, to employees, non-employee directors and consultants. The 2010 Plan also provides for the grant of incentive stock options, or ISOs, which may only be granted to our employees and employees of our qualifying subsidiaries. Options may be granted with terms determined by the plan administrator; provided that ISOs must meet the requirements of Section 422 of the Code. The exercise price for stock options granted under the 2010 Plan is set by the plan administrator and may not be less than fair market value on the date of grant.

Restricted Stock.    A restricted stock award is an award of shares of our common stock that may be subject to restrictions on transferability and other restrictions, including forfeiture and repurchase restrictions as the plan administrator determines. The restrictions, if any, may lapse over a specified period of time or upon the satisfaction of conditions, as determined by the plan administrator. Unless otherwise provided in the applicable award agreement, participants generally have all of the rights of a stockholder with respect to restricted stock. Restricted stock may be issued for a nominal purchase price. Any dividends or other distributions paid on restricted stock are also subject to restrictions to the same extent as the underlying stock.

Stock Appreciation Rights.    The 2010 Plan provides for discretionary grants of stock appreciation rights to employees, non-employee directors and consultants. Stock appreciation rights may be granted with terms determined by the plan administrator, provided that the exercise price for stock appreciation rights may not be less than fair market value on the date of grant. The plan administrator may pay amounts owed upon exercise of a stock appreciation right in shares of common stock or cash or a combination of both, at the plan administrator’s discretion.

Performance Bonus Awards.    The 2010 Plan provides for grants of cash-based performance bonus awards to employees, non-employee directors and consultants based upon objectively determinable bonus formulas relating to the performance criteria (described below) included in the 2010 Plan.

Other Stock-Based Awards.    The 2010 Plan allows for various other awards including dividend equivalents, stock payments, restricted stock units, LTIP unit awards and other incentive awards, with such terms generally as the plan administrator may determine in its discretion, provided that no dividend equivalents may be payable with respect to options or stock appreciation rights.

LTIP unit awards under the 2010 Plan are substantially similar to restricted stock awards. Like restricted stock awards, the LTIP units may be made subject to restrictions that lapse over a period of time or upon the satisfaction of certain conditions, as determined by the plan administrator. However, an LTIP unit represents an equity interest in our operating partnership, rather than us. Initially, LTIP units will not have full parity with common units of our operating partnership with respect to liquidating distributions. Upon the occurrence of certain “triggering events,” the LTIP units can over time achieve full parity with common units of our operating partnership for all purposes, and therefore accrete to an economic value equivalent to one share of our common stock on a one-for-one basis. If such parity is reached, vested LTIP units may be redeemed for cash in an amount equal to the then fair market value of an equal number of shares of our common stock or converted into an equal number of shares of our common stock, as determined by us at our election. The plan administrator will specify the purchase price, if any, to be paid by the recipient for an LTIP unit.

LTIP unit awards that constitute “profits interests” within the meaning of the Code and published Internal Revenue Service guidance will generally not be taxed at the time of grant, though the holder will be required to report on his income tax return his allocable share of the issuing partnership’s income, gain, loss, deduction and credit, regardless of whether the issuing partnership makes a distribution of cash. Instead, such units are generally taxed upon a disposition of the unit or distributions of money to the extent that such amounts received exceed the basis in the units. Generally, no deduction is available to us upon the grant, vesting or disposition of the LTIP units. If LTIP units are granted to a recipient who is an employee, the issuance of those units may cause wages paid to the recipient to be characterized and subject to taxation as self-employment income. If treated as a self-employed partner, the recipient will be required to make quarterly income tax payments rather than having amounts withheld by us. Additionally, if self-employed, the recipient must pay the full amount of all FICA employment taxes on the employee’s compensation, whereas regular employees are only responsible for 50% of these taxes. To date, the Internal Revenue Service has not issued definitive guidance regarding the treatment of wages paid to partner-employees.

Non-Employee Director Awards

Our non-employee directors are eligible for ongoing, annual restricted stock awards under the 2010 Plan, as described above under “— Compensation of Directors.”

Performance Criteria

The compensation committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The compensation committee may grant to such covered employees restricted stock, dividend equivalents, stock payments, restricted stock units, cash bonuses and other stock-based awards that are paid, vest or become exercisable upon the attainment of company performance criteria which are related to one or more of the following performance criteria as applicable to our performance or the performance of a division, business unit or an individual, measured either in absolute terms, on a same-property basis, as compared to any incremental increase or as compared to results of a peer group:

•	total shareholder return,

•	net earnings (either before or after interest, taxes, depreciation and amortization),

•	gross or net sales or revenue,

•	net income (either before or after taxes),

•	adjusted net income,

•	operating earnings,

•	cash flow (including, but not limited to, operating cash flow and free cash flow),

•	return on net assets,

•	return on capital,

•	return on shareholders’ equity,

•	return on sales,

•	gross or net profit or operating margin,

•	costs,

•	expenses,

•	working capital,

•	FFO,

•	earnings per share,

•	adjusted earnings per share,

•	price per share of common stock,

•	implementation or completion of critical projects,

•	comparisions with various stock market indices,

•	debt reduction,

•	operating efficiency,

•	financial ratios, or

•	financing and other capital raising transactions.

The compensation committee may provide that one or more objectively determinable adjustments will be made to one or more of the performance goals established for any performance period. Such adjustments may include one or more of the following:

•	items related to a change in accounting principle,

•	items relating to financing activities,

•	expenses for restructuring or productivity initiatives,

•	other non-operating items,

•	items related to acquisitions,

•	items attributable to the business operations of any entity acquired by us during the performance period,

•	items related to the disposal of a business of segment of a business,

•	items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards,

•	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period,

•	any other items of significant income or expense which are determined to be appropriate adjustments,

•	items relating to unusual or extraordinary corporate transactions, events or developments,

•	items related to amortization of acquired intangible assets,

•	items that are outside the scope of our core, on-going business activities,

•	items relating to changes in tax laws,

•	items relating to gains and losses for litigation, arbitration or contractual settlements, or

•	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Awards Generally Not Transferable

Awards under the 2010 Plan are generally not transferable during the award holder’s lifetime without the consent of the plan administrator. The plan administrator may allow an award to be transferable to certain permitted transferees for estate or tax planning purposes.

Changes in Control and Corporate Transactions

In the event of certain changes in the capitalization of our company or certain corporate transactions involving our company (such as a stock split, stock dividend, a combination or exchange of shares, merger, recapitalization, distribution of assets to stockholders (other than normal cash dividends) or any other corporate event affecting our stock or the share price of our stock) and certain other events (including a change in control, as defined in the 2010 Plan), the plan administrator may make proportionate adjustments to:

•	the aggregate number and type of shares that may be issued under the 2010 Plan;

•	the limitations on the maximum number of shares that may be subject to awards granted under the 2010 Plan to any individual in any calendar year;

•	the terms and conditions of any outstanding awards under the 2010 Plan; and

•	the grant or exercise price per share for any outstanding awards under the 2010 Plan.

Should any of the foregoing events or certain other events (including a change in control, as defined in the 2010 Plan) occur, the plan administrator is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of awards under the 2010 Plan. Except as may be set forth in the applicable award agreement, if a change in control occurs and the holder’s awards are not continued, converted, assumed or replaced, those awards become fully exercisable and vested. Award holders will also have an opportunity to exercise any vested awards prior to the consummation of such changes in control or other corporate transactions or events.

Term of the Plan; Amendment and Termination

The 2010 Plan will be in effect until the tenth anniversary of the date it is approved by our board of directors, unless our board of directors terminates the 2010 Plan at an earlier date. Our board of directors may terminate the 2010 Plan at any time with respect to any shares not then subject to an award under the Plan. Our board of directors may also modify the 2010 Plan from time to time, except that our board of directors may not, without prior stockholder approval, (1) amend the 2010 Plan so as to increase the number of shares of stock that may be issued under the 2010 Plan, or (2) amend the 2010 Plan in any manner which would require stockholder approval to comply with any applicable law, regulation or rule.

401(k) Plan

We may establish and maintain a retirement savings plan under section 401(k) of the Code to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We may match employees’ annual contributions, within prescribed limits.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in such proceeding. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was a result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination as to the entitlement to indemnification to (1) any present or former director or officer or (2) any individual who, while a director or officer of our company and, at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise as a trustee, director, officer, employee, agent or partner, against any claim or liability arising from his or her service in that capacity and to pay or reimburse such individual’s reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and to any employee or agent of us or a predecessor of our company.

Indemnification Agreements

We will enter into indemnification agreements with our directors and certain executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements require us to indemnify the director or officer, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on behalf of us. In addition, the indemnification agreements require us to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on behalf of us. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreements require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us. A copy of the form of the indemnification agreement is attached as an exhibit to the registration statement of which this prospectus is a part.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

We will conduct all of our investment activities through our operating partnership. Our investment objectives are to provide quarterly distributions and achieve long-term capital appreciation through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and acquisition and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives primarily through our operating partnership’s ownership of our contribution properties and other acquired properties. We currently intend to invest primarily in value oriented community and power centers, grocery anchored neighborhood centers and freestanding retail properties. Our strategy is to acquire high quality, well-located, dominant retail properties that generate attractive risk-adjusted returns. We will target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We consider competitively protected properties to be located in the most prominent shopping districts in their respective markets, ideally situated at major “Main and Main” intersections. We will generally lease our properties to national and regional supermarket chains, big-box retailers and other select national retailers that offer necessity and value oriented items and generate regular consumer traffic. While we plan to seek investment opportunities throughout the United States, we will focus on the Northeast, Northwest and Sunbelt regions. Although we intend to focus on the property types, markets and locations discussed above, our future investment or development activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we intend to purchase or lease income-producing properties for long-term investment. We may also expand and improve the properties we will own upon the completion of this offering and our formation transactions or that we may subsequently acquire, and we may sell such properties, in whole or in part, when circumstances warrant.

We also may participate with third parties in property ownership, through joint ventures, partnerships or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in contributed or acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness we incur when we acquire or refinance these investments. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

While our initial portfolio will consist of, and our business objectives emphasize, equity investments in retail shopping centers, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment. We do not presently intend to invest in real estate mortgages.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or other issuers, including for the purpose of exercising control over such entities. We do not presently intend to invest in these types of securities.

Dispositions

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in our stockholders’ best interests. Any decision to dispose of a property will be made by our board of directors. Directors and executive officers holding operating partnership units may be influenced as to the desirability of a proposed disposition by the tax consequences to them resulting from the disposition of a certain property, and any such disposition will be subject to approval by a majority of our non-interested directors.

Financing Policies

Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of our target assets and the diversification of our portfolio. Our board of directors will adopt long-term guidelines of limiting our indebtedness to 40% of our gross undepreciated asset value. However, our organizational documents do not limit the amount or percentage of debt that we may incur, nor do they limit the types of properties we may acquire or develop. The amount of leverage we will deploy for particular investments in our target assets will depend upon our management team’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our investment portfolio, the potential for losses, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope and volatility of interest rates, the credit quality of our target assets and the collateral underlying our target assets. However, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. We expect that our ratio of debt-to-gross undepreciated asset value upon the completion of this offering and our formation transactions will be approximately 21.9%.

Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Our board of directors may from time to time modify our debt guidelines in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of indebtedness beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our stockholders. See “Risk Factors — Risks Related to Our Capital Structure — Debt obligations expose us to increased risk of property losses and may have adverse consequences on our business operations and our ability to make distributions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Conflict of Interest Policies

We will adopt a code of business conduct and ethics that prohibits conflicts of interest between our officers, employees and directors on the one hand, and our company on the other hand, except in compliance with the policy. Our code of business conduct and ethics will state that a conflict of interest exists when a person’s private interest interferes with our interest. For example, a conflict of interest will arise when any of our employees, officers or directors or any immediate family member of such employee, officer or director receives improper personal benefits as a result of his or her position with us. Our code of business conduct and ethics will also limit our employees, officers and directors from engaging in any activity that is competitive with the business activities and operations of our company, except as disclosed in this prospectus. Waivers of our code of business conduct and ethics will be required to be disclosed in accordance with NYSE and Securities and Exchange Commission requirements. In addition, we will adopt corporate governance guidelines to assist our board of directors in the exercise of its responsibilities and to serve our interests and those of our stockholders. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•

the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or a duly authorized committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or

•

the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes or shares owned of record or beneficially by the interested director or corporation or other entity, or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Delaware law (where our operating partnership is formed), we, as general partner, may have a fiduciary duty to the limited partners of our operating partnership and, consequently, such transactions also may be subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership (to the extent such duties have not been modified pursuant to the terms of the partnership agreement). We will adopt a policy that requires that all contracts, transactions and relationships between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Policies with Respect to Other Activities

We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. Except in connection with our formation transactions, we have not issued common stock, operating partnership units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the Treasury regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

We intend to make available to our stockholders audited annual financial statements and annual reports. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission. See “Where You Can Find More Information.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions and Contribution and Acquisition of Properties

Excel Trust was formed as a Maryland corporation on December 15, 2009. We formed our operating partnership, Excel Trust, L.P., as a Delaware limited partnership on December 16, 2009. Upon the completion of this offering and our formation transactions, we will own properties or interests in properties through our operating partnership. Each of these properties is currently owned by a limited partnership or limited liability company. The investors in these entities include Messrs. Sabin, Plumb, Nakagawa, Burton, Ottesen and Romney, entities affiliated with them, and private investors and tenants who are not affiliated with them. Prior to or simultaneously with the completion of this offering, we will engage in our formation transactions described below.

Four properties wholly or majority owned by our directors and officers will be contributed to our operating partnership. In exchange for these properties, we will make cash payments of $1.8 million, issue 499,456 shares of our common stock and 702,625 operating partnership units to the contributors and assume $18.4 million of debt. The amount of cash and number of shares of common stock and operating partnership units to be issued in exchange for our contribution properties will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties, which repayments amounted to an aggregate of approximately $363,000 as of December 31, 2009 (an aggregate of approximately $580,000 as of March 31, 2010). In addition, we will repay approximately $13.1 million of indebtedness with the net proceeds of this offering, including $6.2 million for debt secured by Newport Towne Center, $5.6 million for debt secured by Red Rock Commons and $1.4 million of payables due to Mr. Sabin for net advances made for mortgage debt repayments and other capital items relating to Red Rock Commons. Mr. Sabin will use this $1.4 million in its entirety to repay his personal credit facility that was used to fund the advances. These amounts reflect outstanding debt balances as of December 31, 2009. We will also pay approximately $0.2 million of costs related to the assumption of debt on these properties. None of our directors or officers will receive any cash in exchange for our contribution properties.

The following chart reflects the value of consideration (dollars in thousands) to be paid in exchange for each of our contribution properties. The total value of consideration represents the cash payments, the value of the shares of common stock and operating partnership units issued and the value of the debt assumed or repaid in exchange for 100% of the property interests. Debt amounts reflect outstanding balances as of December 31, 2009.

Property/Location	Cash Payments(1)		Shares of Common Stock Issued(1)	Operating Partnership Units Issued(1)	Debt Repaid Subsequent to September 30, 2009(1)	Debt to be Repaid Upon Acquisition		Debt to be Assumed and Not Repaid Upon Acquisition	Total Value of Consideration(2)
Five Forks Place, Simpsonville, SC	$—		186,588	—	$39	$—		$5,408	$8,619
Newport Towne Center, Newport, TN	—		18,162	—	19	6,198		—	6,526
Excel Centre, San Diego, CA	1,792	(3)	—	702,625	65	—		12,989	26,791
Red Rock Commons, St. George, UT	—		294,706	—	240	6,950	(4)	—	12,200

Total	$1,792	(3)	499,456	702,625	$363	$13,148		$18,397	$54,136

(1)

The amount of cash and number of shares of common stock and operating partnership units to be issued in exchange for our contribution properties will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties. During the period from September 30, 2009 to March 31, 2010, the following amounts of debt were repaid: (a) $81 relating to Five Forks Place, (b) $57 relating to Newport Towne Center, (c) $112 relating to Excel Centre and (d) $330 relating to Red Rock Commons. See “— Contribution Agreements.”

(2)	Based on the mid-point of the range of prices set forth on the cover page of this prospectus.

(3)	None of our directors or officers will receive any cash in exchange for our contribution properties.

(4)

Includes approximately $1,355 of payables due to Mr. Sabin for net advances made for mortgage debt repayments and other capital items relating to Red Rock Commons. Mr. Sabin will use this amount in its entirety to repay his personal credit facility that was used to fund the advances.

Four of our officers, Messrs. Sabin, Nakagawa, Burton and Ottesen, directly or indirectly own 62.5%, 7.5%, 7.5% and 7.5%, respectively, of the ownership interests of the entity that owns Excel Centre. Mr. Sabin owns 100% of the ownership interests of the entities that own Five Forks Place and Newport Towne Center. Four of our officers, Messrs. Sabin, Plumb, Burton and Romney, directly or indirectly own 82.8%, 0.6%, 0.4% and 1.7%, respectively, of the ownership interests of the entity that owns Red Rock Commons. In exchange for these properties, we will pay to our officers total consideration valued at $19.7 million in the form of 456,723 shares of our common stock and 702,625 operating partnership units. The amount of cash and number of shares of common stock and operating partnership units to be issued in exchange for our contribution properties will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties. In addition, we will pay approximately $1.4 million of payables due to Mr. Sabin for net advances made for mortgage debt repayments and other capital items relating to Red Rock Commons. Mr. Sabin will use this amount in its entirety to repay his personal credit facility that was used to fund the advances.

The following chart reflects the shares of common stock and operating partnership units issued and the total value of consideration (dollars in thousands) to be received by our directors and officers in connection with our formation transactions:

Contributor(1)	Shares of Common Stock Issued(2)	Operating Partnership Units Issued(2)	Total Value of Consideration(2)(3)
Gary B. Sabin	448,766	516,637	$16,412
Spencer G. Plumb	1,768	—	30
James Y. Nakagawa	—	61,996	1,054
Mark T. Burton	1,179	61,996	1,074
S. Eric Ottesen	—	61,996	1,054
Matthew S. Romney	5,010	—	85

Total	456,723	702,625	$19,709

(1)	None of our directors or officers will receive any cash in exchange for our contribution properties.

(2)

The amount of cash and number of shares of common stock and operating partnership units to be issued in exchange for our contribution properties will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties, which repayments amounted to an aggregate of approximately $363 as of December 31, 2009 (an aggregate of approximately $580 as of March 31, 2010). See “— Contribution Agreements.”

(3)	Based on the mid-point of the range of prices set forth on the cover page of this prospectus.

The contributors named above have agreed to receive shares of our common stock in exchange for the contribution properties in which they had a higher tax basis and operating partnership units in exchange for the contribution properties in which they had a lower tax basis.

The amount of shares of common stock and operating partnership units that we will pay in exchange for our contribution properties was determined by our executive officers based on a discounted cash flow analysis, a capitalization rate analysis, an internal rate of return analysis and an assessment of the fair market value of the properties. No single factor was given greater weight than any other in valuing the properties, and the values attributed to the properties do not necessarily bear any relationship to the book value for the applicable property. We did not obtain any recent third-party property appraisals of the properties to be contributed to us in our formation transactions, or any other independent third-party valuations or fairness opinions in connection with our formation transactions. As a result, the consideration we pay for these properties and other assets in our formation transactions may exceed their fair market value.

We will assume $18.4 million of mortgage and other debt secured by one or more of our contribution properties. In addition, we will repay approximately $13.1 million of debt with the proceeds of this offering, including $6.2 million for debt secured by Newport Towne Center, $5.6 million for debt secured by Red Rock Commons and $1.4 million of payables due to Mr. Sabin for net advances made for mortgage debt repayments and other capital items relating to Red Rock Commons. Mr. Sabin will use this $1.4 million in its entirety to repay his personal credit facility that was used to fund the advances. Amounts reflect outstanding debt balances as of December 31, 2009.

As part of our formation transactions, our operating partnership expects to purchase 16 acquisition properties, located in California, Florida, Georgia, Illinois, Kentucky, Missouri, Montana, Pennsylvania, Texas and West Virginia, from unaffiliated third parties for an aggregate purchase price of approximately $187.9 million. We will fund the cash consideration of $133.6 million, excluding closing costs, with the proceeds of this offering. We will also assume $54.3 million of existing mortgage debt associated with five of these properties. The consideration to be paid for these acquisition properties was negotiated between us and the sellers of the properties.

Contribution Agreements

We will receive the interests in our contribution properties under contribution agreements with the individuals or entities that hold those interests. Each contribution is subject to all of the terms and conditions of the applicable contribution agreement, including the completion of this offering. The contributors will transfer their interests in the properties or the entities that hold them to our operating partnership for common stock, operating partnership units or cash, or a combination thereof. We will assume or succeed to all of each contributor’s rights, obligations and responsibilities with respect to the properties and the property entities contributed. The contribution agreements generally contain representations by the contributors with respect to the ownership of their interests, litigation and other limited matters. Messrs. Sabin, Nakagawa, Burton and Ottesen made additional customary representations and warranties regarding various matters concerning the contributed properties, including environmental conditions on the properties and compliance with environmental laws, payment of applicable taxes, physical condition of the properties, no current condemnation or similar proceedings that would affect the properties and compliance with laws generally. The contributors have agreed to indemnify our operating partnership for breach of these representations and warranties for one year after we complete this offering, subject to certain thresholds.

The amount of cash and number of shares of common stock and operating partnership units to be issued under the contribution agreements will increase at the closing of the contributions on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional shares of common stock and operating partnership units to be issued, one share of common stock or one operating partnership unit will have a value equal to the public offering price of one share of common stock set forth on the cover of this prospectus. During the period from September 30, 2009 to December 31, 2009, the following amounts of debt were repaid: (1) approximately $39,400 relating to Five Forks Place, (2) approximately $18,900 relating to Newport Towne Center, (3) approximately $65,300 relating to Excel Centre and (4) approximately $240,000 relating to Red Rock Commons.

We have agreed for a period of up to ten years following the date of this offering to use commercially reasonable efforts consistent with our fiduciary duties to maintain at least $457,500 of debt and to enable the contributors of the Excel Centre property to guarantee such debt in order to defer the taxable gain such contributors may otherwise incur.

We will provide registration rights to holders of our common stock (including common stock issuable upon redemption of operating partnership units) that will be issued in connection with our formation transactions. See “Shares Eligible for Future Sale — Registration Rights.”

Redemption or Exchange of the Operating Partnership Units

Beginning on or after the first anniversary of the completion of this offering, limited partners of our operating partnership, including Mr. Sabin, Nakagawa, Burton and Ottesen, will have the right to require our operating partnership to redeem all or a part of their operating partnership units for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock in exchange for such operating partnership units, subject to certain ownership limits set forth in our charter and described under the section entitled “Restrictions on Ownership and Transfer.” We presently anticipate that we will elect to issue shares of our common stock in exchange for operating partnership units in connection with each redemption request, rather than having our operating partnership redeem the operating partnership units for cash. With each redemption or exchange of operating partnership units, we will increase our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses. In addition, with each exchange of operating partnership units, we will dilute stockholders’ percentage ownership interest in our common stock. See “Description of the Partnership Agreement of Excel Trust, L.P.” Upon the completion of this offering and our formation transactions, the limited partners of our operating partnership will hold operating partnership units exchangeable for an aggregate of 702,625 shares of our common stock, which amount will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties, assuming the exchange of operating partnership units into shares of our common stock on a one-for-one basis.

Employment Agreement; Grants of Restricted Stock

Upon the completion of this offering we will enter into employment agreements with certain of our officers and will make grants of restricted stock to non-employee directors under our equity incentive award plan. See “Management — Employment Agreements” and “Management — Compensation of Directors.”

Conflicts of Interest

The terms of the contribution agreements relating to the properties to be contributed to our operating partnership were not negotiated in an arm’s length transaction but were determined by our management team. In connection with our formation transactions, Messrs. Sabin, Plumb, Nakagawa, Burton, Ottesen and Romney will receive shares of our common stock and/or operating partnership units that are exchangeable for shares of our common stock. The amount of cash, shares of common stock and operating partnership units that we will pay in exchange for our contribution properties was determined by our executive officers based on a discounted cash flow analysis, a capitalization rate analysis, an internal rate of return analysis and an assessment of the fair market value of the properties. No single factor was given greater weight than any other in valuing the properties, and the values attributed to the properties do not necessarily bear any relationship to the book value for the applicable property. We did not obtain any recent third-party property appraisals of the properties to be contributed to us in our formation transactions, or any other independent third-party valuations or fairness opinions in connection with our formation transactions. As a result, the consideration we pay for these properties and other assets in our formation transactions may exceed their fair market value. As of December 31, 2009, the aggregate historical carrying value of the interests in the contribution properties, net of accumulated depreciation and amortization, was approximately $41.9 million. Other than Messrs. Sabin, Plumb, Nakagawa, Burton, Ottesen and Romney, the contributors are not affiliated with us or our management.

Upon the completion of this offering and our formation transactions, there will exist conflicts of interest with respect to certain transactions between the operating partnership unit holders, including some of our directors and officers, on the one hand, and us and our stockholders, on the other. Under the debt maintenance obligations of the contributors’ contribution agreements for the Excel Centre property, we have agreed for a period of up to ten years following the date of this offering to use commercially reasonable efforts consistent with our fiduciary duties to maintain at least $457,500 of debt to enable these contributors to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt. See “— Contribution Agreements.”

Each of our executive officers will also have conflicts of interest with us because they will be parties to employment agreements with us. Because of our desire to maintain our relationships with the members of our senior management team with whom we have entered into contribution agreements in connection with our formation transactions and employment agreements, we may choose not to enforce, or may enforce less vigorously, our rights under these agreements. In addition, Mr. Sabin and members of our senior management own interests in and will continue to manage properties that have not been contributed to us, and their outside business interests could require time and attention away from the management of our affairs. See “Business and Properties — Excluded Properties.”

We will adopt a code of business conduct and ethics and corporate governance guidelines that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of our operating partnership will agree that if there is a conflict in the duties we owe to our stockholders and, in our capacity as general partner of our operating partnership, to such limited partners, we will act in the best interests of our stockholders. See “Policies with Respect to Certain Activities — Conflict of Interest Policies” and “Description of the Partnership Agreement of Excel Trust, L.P.” In addition, our initial board of directors will consist of four independent directors, out of a total of seven, and the listing standards of the NYSE require that a majority of our board of directors be independent directors. Transactions between us and our directors and other entities in which our directors have a material financial interest are subject to certain provisions of Maryland law that address such transactions. We cannot assure you that these policies and protections always will be successful in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might not fully reflect the interests of all of our stockholders.

We expect that affiliates of the underwriters, including Morgan Stanley & Co. Incorporated, Barclays Capital Inc., UBS Securities LLC, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc., Raymond James & Associates, Inc. and PNC Capital Markets LLC, will participate as lenders under our $150.0 million unsecured revolving credit facility and will be entitled to receive customary fees. This creates a potential conflict of interest because the underwriters and their affiliates have an interest in the successful completion of this offering beyond the underwriting discounts and commissions and structuring fees they will receive.

In addition, we expect to use a portion of the proceeds of this offering to repay debt secured by Newport Towne Center that was issued by an affiliate of Wells Fargo Securities, LLC, which is one of the underwriters.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Partnership

We anticipate completing the acquisition of the contribution properties and acquisition properties at or promptly following the completion of this offering. Following the completion of this offering and our formation transactions, substantially all of our assets will be held by, and our operations conducted through, our operating partnership. We will contribute the net proceeds of this offering to our operating partnership in exchange for operating partnership units. Individuals and entities who will contribute the contribution properties will own the remaining operating partnership units and will be limited partners of our operating partnership. Our interest in our operating partnership will entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As sole general partner of our operating partnership, we generally will have the exclusive power under the partnership agreement to manage and conduct its business, including with respect to property sales and refinancing decisions, subject to certain limited approval and voting rights of the limited partners described more fully below in “Description of the Partnership Agreement of Excel Trust, L.P.” Our board of directors will manage the affairs of our company by directing the affairs of our operating partnership.

Our formation transactions are designed to consolidate the ownership of our contribution properties and acquisition properties into our operating partnership, facilitate this offering, enable us to raise necessary capital to repay existing indebtedness related to certain of the properties in our portfolio and other obligations, enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2010 and preserve the tax position of certain continuing investors.

We will sell 15,000,000 shares of our common stock in this offering, and an additional 2,250,000 shares if the underwriters exercise their over-allotment option in full, and we will contribute the net proceeds of this offering to our operating partnership. In return for our capital contribution, we will receive operating partnership units and initially will own 95.5% of the operating partnership units in our operating partnership, or 96.1% if the underwriters exercise their over-allotment option in full. Individuals and entities who will contribute the contribution properties will own the remaining 4.5% of the operating partnership units and will be limited partners of our operating partnership.

Consequences of this Offering and Our Formation Transactions

Upon the completion of this offering and our formation transactions:

•	Our operating partnership expects to directly or indirectly own a fee simple interest in our 20 properties.

•	Our operating partnership may own its interests in the other contribution properties and acquisition properties through wholly owned limited liability companies or other entities.

•	We will be the sole general partner of our operating partnership and will own 95.5% of its operating partnership units.

•

Purchasers of our common stock in this offering will own 94.2% of the outstanding shares of our common stock, or 90.2% on a fully diluted basis assuming the exchange of all operating partnership units for shares of our common stock. Our independent directors and executive officers will own 0.1% and 4.6%, respectively, of the outstanding shares of our common stock.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF EXCEL TRUST, L.P.

The material terms and provisions of the Agreement of Limited Partnership of Excel Trust, L.P. which we refer to as the “partnership agreement” are summarized below. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to Excel Trust, Inc.

Management of the Partnership

Our operating partnership, Excel Trust, L.P., is a Delaware limited partnership that was formed on December 16, 2009. We are the sole general partner of the operating partnership and conduct substantially all of our business through it.

As the sole general partner of the operating partnership, we exercise exclusive and complete discretion in its day-to-day management and control, subject to the consent of the limited partners in certain limited circumstances (as discussed below) and except as expressly limited in the partnership agreement. We can cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings and cause changes in its line of business, capital structure and distribution policies. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, the operating partnership, except as provided in the partnership agreement and as required by applicable law. Some restrictions in the partnership agreement restrict our ability to engage in a business combination as more fully described in “— Transferability of Partnership Interests; Termination Transactions” below.

Indemnification of our Officers and Directors

To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers and directors and any other persons we may designate. Similarly, the partnership agreement limits our liability, as well as that of our officers and directors, to the operating partnership.

Transferability of Partnership Interests; Termination Transactions

The limited partners may not remove us as general partner of the operating partnership, with or without cause, other than with our consent. Generally, we may not voluntarily withdraw from or transfer or assign our interest in the operating partnership, other than to our affiliates (as defined under federal securities laws), without the consent of limited partners holding more than 50% of the partnership interests of all limited partners (other than those held by us or our subsidiaries).

The limited partners have agreed not to transfer, assign, sell, encumber or otherwise dispose of their interest in the operating partnership without our consent for the twelve-month period following the completion of this offering, other than to us, as general partner, or to family members, affiliates (as defined under federal securities laws), original limited partners and charitable organizations and as collateral in connection with certain lending transactions, subject to specified limitations. After the twelve-month period following the completion of this offering, any transfer of operating partnership units by the limited partners, except to the parties specified above, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act. In each case, the transferee must agree to assume the transferor’s obligations under the partnership agreements.

In addition, without our consent, limited partners may not transfer their operating partnership units:

•	to any person who lacks the legal right, power or capacity to own the operating partnership units,

•	in violation of applicable law,

•	where the transfer is for only a portion of the rights represented by the operating partnership units, such as the partner’s capital account or right to distributions,

•	if we believe the transfer could cause the termination of the operating partnership or could cause it to no longer be classified as a partnership for federal or state income tax purposes,

•

if the transfer would cause the operating partnership to become a party-in-interest within the meaning of the Employee Retirement Income Security Act of 1974, or ERISA, or would cause its assets to constitute assets of an employee benefit plan under applicable regulations,

•	if the transfer would require registration under applicable federal or state securities laws,

•	if the transfer could be treated as effectuated through an “established security market” or a “secondary market” under the Code and applicable Treasury regulations,

•	if the transfer could cause the operating partnership to become a “publicly traded partnership” under the Code,

•	if the transfer could cause the operating partnership to fail one or more of the “safe harbors” provided by the Code or applicable Treasury regulations,

•	if the transfer would cause the operating partnership to become a reporting company under the Exchange Act,

•	if the transfer could cause the operating partnership to be regulated under the 1940 Act, the Investment Advisors Act of 1940, as amended, or ERISA,

•	if the transferee or assignee is unable to make the representations regarding ownership required by the partnership agreement, or

•	if the transfer would adversely affect our ability to maintain our qualification as a REIT or subject us to additional taxes.

We may not engage in a merger, consolidation or other combination with or into another entity, sale of all or substantially all of our assets, or any reclassification, recapitalization or change of our outstanding equity interests, each of which we refer to as a “termination transaction,” unless the termination transaction has been approved by partners holding more than 50% of all outstanding partnership interests, or in connection with which all limited partners will either receive, or will have the right to elect to receive, for each operating partnership unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of common stock into which each common unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of common stock in consideration for one share of common stock pursuant to the termination transaction.

If, in connection with a termination transaction, a purchase, tender or exchange offer is made to holders of our common stock, and the common stockholders accept this purchase, tender or exchange offer, each holder of operating partnership units must either receive, or must have the right to elect to receive, the greatest amount of cash, securities or other property which that holder would have received if immediately prior to the expiration of the purchase, tender or exchange offer, it had exercised its right to redemption, received shares of common stock in exchange for its operating partnership units, and accepted the purchase, tender or exchange offer.

We also may merge or otherwise combine our assets with another entity if the following conditions are met:

•

immediately after the merger or other combination, substantially all of the assets directly or indirectly owned by the surviving entity, other than operating partnership units held by us as general partner, are owned directly or indirectly by the operating partnership as the surviving partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with the operating partnership,

•

the limited partners own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of the operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction,

•

the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership, and

•

the limited partners may exchange their interests in the surviving partnership for at least one of (1) the consideration available to the limited partners pursuant to the second preceding paragraph, (2) the right to redeem their operating partnership units for cash on terms equivalent to those in effect with respect to their operating partnership units immediately prior to the consummation of the transaction or (3) if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Our board of directors will reasonably determine relative fair market values and rights, preferences and privileges of the limited partners as of the time of the termination transaction. These values may not be less favorable to the limited partners than the relative values reflected in the terms of the termination transaction.

We must use commercially reasonable efforts to structure transactions like those described above to avoid causing the limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in the transaction. In addition, the operating partnership must use commercially reasonable efforts to cooperate with the limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or other disposition of its assets.

Issuance of Additional Operating Partnership Units Representing Partnership Interests

As sole general partner, we have the ability to cause the operating partnership to issue additional operating partnership units representing general and limited partnership interests or other partnership interests in one or more classes, or one or more series of any such classes. These additional operating partnership units may include preferred operating partnership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the securities that we have issued.

Capital Contributions

We will contribute to our operating partnership all of the net proceeds of this offering as our initial capital contribution in exchange for a 95.5% general partnership interest. Some of our directors, officers and their affiliates will contribute properties and assets to our operating partnership and become limited partners and, together with other limited partners, initially will own the remaining 4.5% limited partnership interest.

The partnership agreement provides that we, as general partner, may determine that our operating partnership requires additional funds for the acquisition of additional properties or for other purposes. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of stock as additional capital to our operating partnership. Our operating partnership is authorized to cause partnership interests to be issued for no tangible value or less than fair market value if we conclude in good faith that such issuance is in the interests of our operating partnership.

The partnership agreement provides that we may make additional capital contributions, including properties, to our operating partnership in exchange for additional operating partnership units. If we contribute additional capital and receive additional partnership interests for the capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of the additional capital contributions and the value of our operating partnership at the time of the contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital and receive additional partnership interests for the capital contribution, the capital accounts of the partners may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof. No person has any preemptive, preferential or other similar right with respect to making additional capital contributions or loans to the operating partnership or the issuance or sale of any operating partnership units or other partnership interests.

Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests that our wholly owned subsidiaries own.

Amendment of the Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the operating partnership units held by limited partners.

Generally, the partnership agreement may be amended, modified or terminated only with the approval of partners holding 50% of all outstanding operating partnership units (including the operating partnership units held by us as general partner and as a limited partner). However, as general partner, we will have the power to unilaterally amend the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners,

•

reflect the issuance of additional operating partnership units or the admission, substitution, termination, reduction in operating partnership units or withdrawal of partners in accordance with the terms of the partnership agreement,

•	set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued by the operating partnership,

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect,

•

cure any ambiguity in, correct or supplement any provisions in, or make other changes with respect to matters arising under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law,

•	satisfy any requirements, conditions or guidelines of federal or state law,

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT,

•	modify the manner in which capital accounts are computed, and

•	amend or modify any provision of the partnership agreement in connection with a termination transaction.

We must approve, and each limited partner that would be adversely affected must approve, certain amendments to the partnership agreement, including amendments effected directly or indirectly through a merger or sale of assets of the operating partnership or otherwise, that would, among other things,

•	convert a limited partner’s interest into a general partner’s interest,

•	modify the limited liability of a limited partner,

•	alter a partner’s right to receive any distributions or allocations of profits or losses, or

•	materially alter the limited partner’s redemption or exchange right.

Redemption/Exchange Rights

Limited partners who acquire operating partnership units in our formation transactions have the right, commencing on or after the date that is twelve months after the completion of this offering, to require our operating partnership to redeem part or all of their operating partnership units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those operating partnership units tendered for redemption in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, reverse stock splits, issuances of stock rights, warrants and options, distributions of evidence of indebtedness and similar events. We presently anticipate that we will elect to issue shares of our common stock in exchange for operating partnership units in connection with each redemption request, rather than having our operating partnership redeem the operating partnership units for cash. With each redemption or exchange, we will increase our company’s percentage ownership interest in our operating partnership. This redemption/exchange right will be limited when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our company’s ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors. See “Restrictions on Ownership and Transfer.”

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly will acknowledge that as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

Tax Matters That Affect the Operating Partnership

We have the authority under the partnership agreement to make tax elections under the Code on our operating partnership’s behalf.

Allocations of Net Income and Net Losses to Partners

The net income or net loss of our operating partnership generally will be allocated to us, as the general partner, and to the limited partners in accordance with our respective percentage interests in our operating partnership. However, in some cases gain or loss may be disproportionately allocated to partners who have contributed appreciated property or guaranteed debt of our operating partnership. The allocations described above are subject to special rules relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations. See “Material United States Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.” In addition, upon the occurrence of certain specific events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to holders of long-term incentive operating partnership units, or LTIP units, if any, to equalize the capital account balances of such holders with the capital account balances of holders of operating partnership units.

Operations and Distributions

We intend to operate the operating partnership in a manner that will enable us to maintain our qualification as a REIT and avoid any federal income tax liability. The partnership agreement provides that we will distribute from time to time, but not less frequently than quarterly, the net operating cash revenues of the operating partnership, as well as net sales and refinancing proceeds, pro rata in accordance with the partners’ respective percentage interests.

The partnership agreement further provides that the operating partnership will assume and pay when due, or reimburse us for payment of, all expenses that we incur relating to the ownership and operation of, or for the benefit of, the operating partnership and all costs and expenses relating to our operations.

Term of the Partnership Agreement

Our operating partnership will continue in full force and effect until December 31, 2109, or until sooner dissolved in accordance with the terms of the partnership agreement.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of our common stock and shares of our common stock into which operating partnership units are exchangeable immediately following the completion of this offering and our formation transactions for (1) each person who is expected to be the beneficial owner of 5% or more of the outstanding common stock immediately following the completion of this offering, (2) directors, director nominees and executive officers and (3) directors, director nominees and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to operating partnership units is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o Excel Trust, Inc., 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128.

Name of Beneficial Owner	Number of Shares and/or Operating Partnership Units Beneficially Owned(1)	Percent of All Shares(2)	Percent of All Shares and Operating Partnership Units(3)
Gary B. Sabin(4)(5)	1,059,520	6.4%	6.4%
Mark T. Burton(4)(6)	110,233	*	*
James Y. Nakagawa(4)(7)	109,054	*	*
S. Eric Ottesen(4)(8)	109,054	*	*
Spencer G. Plumb(4)(9)	48,826	*	*
Bruce G. Blakley	5,882	*	*
Burland B. East	5,882	*	*
Robert E. Parsons	5,882	*	*
Warren R. Staley	5,882	*	*
All directors, director nominees and executive officers as a group (nine persons)	1,460,215	8.8	8.8

*	Less than one percent
(1)

Includes the following restricted stock grants (based on the mid-point of the range of prices set forth on the cover page of this prospectus): Mr. Sabin — 94,117 shares ($1.6 million); Mr. Burton — 47,058 shares ($800,000); Mr. Nakagawa — 47,058 shares ($800,000); Mr. Ottesen — 47,058 shares ($800,000); Mr. Plumb — 47,058 shares ($800,000); Mr. Blakley — 5,882 shares ($100,000); Mr. East — 5,882 shares ($100,000); Mr. Parsons — 5,882 shares ($100,000); and Mr. Staley — 5,882 shares ($100,000).

(2)

Assumes 15,924,750 shares of our common stock are outstanding immediately following this offering. In addition, amounts for each person listed assumes that all operating partnership units held by the person are exchanged for shares of our common stock, and amounts for all directors and officers as a group assume all operating partnership units held by them are exchanged for shares of our common stock, but none of the operating partnership units held by other persons are exchanged for shares of our common stock.

(3)

Assumes a total of 16,627,375 shares of our common stock and operating partnership units are outstanding immediately following this offering, comprised of 15,924,750 shares of our common stock and 702,625 operating partnership units, which may be exchanged for shares of common stock under certain circumstances.

(4)

The number of shares of common stock and operating partnership units to be issued in exchange for our contribution properties will increase to the extent that debt relating to our contribution properties is repaid subsequent to September 30, 2009 and prior to our acquisition of the contribution properties.

(5)

Includes 448,766 shares of our common stock and 516,637 operating partnership units held by the Gary B. Sabin Family Trust dated May 20, 1982, for which Mr. Sabin is the trustee. Mr. Sabin disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Sabin’s operating partnership units will be subject to a security agreement relating to a personal loan. The lender has agreed to waive Mr. Sabin’s obligation to pledge his operating partnership units as security for this loan until the expiration of the twelve-month lock-up period contained in his contribution agreement. Upon the expiration of such twelve-month lock-up period, Mr. Sabin will be obligated to pledge his operating partnership units as security for this loan.

(6)	Includes 1,179 shares of our common stock and 61,996 operating partnership units.

(7)	Includes 61,996 operating partnership units.

(8)	Includes 61,996 operating partnership units.

(9)	Includes 1,768 shares of our common stock.

DESCRIPTION OF SECURITIES

This prospectus describes the general terms and provisions of our capital stock. The description of our capital stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Maryland General Corporation Law, or MGCL, and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 200,000,000 shares of our common stock, par value $0.01 per share, or common stock, and 50,000,000 shares of preferred stock, par value $0.01 per share, or preferred stock. Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the number of authorized shares of any class or series without stockholder approval. Upon the completion of this offering and our formation transactions, 15,924,750 shares of our common stock and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such action is advised by our board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Under the MGCL, the term “substantially all of the company’s assets” is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Our charter provides, except with respect to an amendment to the section relating to the removal of directors and the corresponding reference in the general amendment provision, that the foregoing items may be approved by a majority of all the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons, including a subsidiary, if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, operating assets may be held by a corporation’s subsidiaries, as in our situation, and these subsidiaries may be able to transfer all or substantially all of such assets without a vote of the parent corporation’s stockholders.

Preferred Stock; Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to establish the number of shares in each class or series and to set, subject to the provisions of our charter regarding the restrictions on transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of our common stock. Although our board of directors does not have the intention of doing so at this present time, it could establish a series of preferred stock, that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide the company with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Power to Increase Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase the number of authorized shares of stock, to cause us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

To assist us in complying with certain federal income tax requirements applicable to REITs, we have adopted certain restrictions relating to the ownership and transfer of our stock. See “Restrictions on Ownership and Transfer.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The following summary with respect to restrictions on ownership and transfer of our stock sets forth certain general terms and provisions of our charter. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our charter, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter, subject to certain exceptions, contains restrictions on the amount of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value of the aggregate of our outstanding shares of capital stock. In addition, no person may acquire or hold, directly or indirectly, shares of common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common stock.

Our charter further prohibits (1) any person beneficially or constructively from owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (2) any person from transferring shares of our capital stock if the transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire shares of our capital stock that may violate any of these restrictions on ownership and transfer, or who is the intended transferee of shares of our capital stock which are transferred to a trust, as described below, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of directors may, in its sole discretion, waive the applicable ownership limit with respect to a particular stockholder if:

•

the board of directors determines that such ownership will not cause any individual’s beneficial or constructive ownership of shares of our capital stock to result in our being “closely held” under Section 856(h) of the Code or that any exemption from the ownership limit will not jeopardize our status as a REIT,

•

the board of directors determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code, and

•

the particular stockholder agrees that any violation or attempted violation of such representations or undertakings will result in such shares of capital stock being automatically transferred to a trust.

As a condition of our waiver, our board of directors may require an opinion of counsel or an Internal Revenue Service, or IRS, ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

Our charter provides that attempted transfer of our capital stock which, if effective, would result in our capital stock being owned by fewer than 100 persons will be null and void. Our charter provides that any attempted transfer of our capital stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of capital stock held in the trust, will have no rights to dividends, to vote the shares, or to any other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of a charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee (net of any commissions and other expenses of the sale) from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares will be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If any shares of our capital stock are represented by certificates, such certificates will bear a legend referring to the restrictions described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our capital stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

CERTAIN PROVISIONS OF MARYLAND LAW

AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that our board of directors may establish, increase and decrease the number of directors of our company as long as the number is not fewer than the minimum required under the MGCL (which is one) nor, unless our bylaws are amended, more than 15. Any vacancy on our board of directors may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.

Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors, subject to any rights of the holders of shares of our preferred stock to elect and remove directors elected by such holders under certain circumstances. The MGCL does not define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. This provision, when coupled with the provisions in our charter and bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock, or

•

an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock, and

•

two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution opting out of this statute. However, this resolution may be altered or repealed in whole or in part at any time.

We can provide no assurance that our board of directors will not amend or rescind this resolution in the future. If this resolution is repealed, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by directors who are our employees, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. We can provide no assurance that our board of directors will not amend or eliminate such provision in the future. Should this happen, the control share acquisition statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Other Anti-Takeover Provisions of Maryland Law

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement to remove a director,

•	a requirement that the number of directors be fixed only by the vote of the directors,

•

a requirement that a vacancy on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred rather than until the next annual meeting of stockholders as would otherwise be the case, and

•	a majority requirement for the calling of a special meeting of stockholders.

A corporation can elect into this statute by provision in its charter or bylaws or by a resolution of its board of directors, without stockholder approval. Furthermore, a corporation can elect to be subject to the above provisions regardless of any contrary provisions in the charter or bylaws.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, (1) the number of directors may be fixed only by the vote of the directors, (2) a two-thirds vote is required to remove any director from our board of directors, which removal is only allowed for cause and (3) unless called by our chairman of the board of directors, chief executive officer, president or board of directors, the written request of stockholders holding not less than a majority of all the votes entitled to be cast at such meeting is required to call a special meeting.

If we made an election to be subject to such statutory provisions and our board of directors was divided into three classes with staggered terms of office of three years each, the classification and staggered terms of office of our directors would make it more difficult for a third party to gain control of our board of directors since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of our board of directors.

Amendment to Our Charter and Bylaws

Our charter may generally be amended only if declared advisable by our board of directors and approved by the affirmative vote of the stockholders holding at least a majority of all the votes entitled to be cast on the matter under consideration. However, the provision regarding director removal and the corresponding amendment provision may be amended only if advised by our board of directors and approved by the affirmative vote of the stockholders holding not less than two-thirds of all of the votes entitled to be cast on the matter. Our bylaws provide that only our board of directors may amend or repeal our bylaws or adopt new laws.

Dissolution

Under the MGCL, we may be dissolved if a majority of our entire board of directors determines by resolution that dissolution is advisable and submits a proposal for dissolution for consideration at any annual or special meeting of stockholders, and this proposal is approved by the affirmative vote of the holders of a majority of the shares of stock entitled to vote on the dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting,

•	by or at the direction of our board of directors, or

•

by a stockholder who is a stockholder of record both at the time of giving the stockholder’s notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting,

•	by or at the direction of our board of directors, or

•

provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving the stockholder’s notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Meetings of Stockholders

Our bylaws provide for annual meetings of stockholders to elect our board of directors and transact such other business as may properly be brought before the meeting. The chairman of our board of directors, our chief executive officer and our president, and our board of directors, may call a special meeting of stockholders.

Additionally, our bylaws provide that our secretary will call a special meeting of the stockholders upon the written request of the holders of not less than a majority of our outstanding shares of stock entitled to vote.

The MGCL provides that stockholders may act without a meeting with respect to any action that they are required or permitted to take at a meeting, if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed in paper or electronic form with the records of the stockholders’ meetings.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws, and certain other provisions of our charter and bylaws, could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stockholders or otherwise be in their best interest. Likewise, if our board of directors were to rescind the resolution exempting business combinations from the business combination provisions of the MGCL (or does not otherwise approve a business combination) or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, or if we elect to be subject to the unsolicited takeover provisions of the MGCL, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

Our charter provides that no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. We refer to this restriction as the “ownership limit.” For a more detailed description of this restriction and the constructive ownership rules, see “Restrictions on Ownership and Transfer.”

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon the completion of this offering and our formation transactions, we will have outstanding 15,924,750 shares of our common stock (18,174,750 shares if the underwriters’ over-allotment option is exercised in full). In addition, 702,625 shares of our common stock are reserved for issuance upon exchange of operating partnership units.

Of these shares, the 15,000,000 shares sold in this offering (17,250,000 shares if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. Any shares purchased by affiliates in this offering and the shares of our common stock owned by affiliates upon conversion of operating partnership units will be “restricted shares” as defined in Rule 144. See “Restrictions on Ownership and Transfer.” For a description of certain restrictions on transfers of our common stock held by our directors and officers, see “— Lock-up Agreements and Other Contractual Restrictions on Resale” below and “Underwriting.”

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the NYSE during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Redemption/Exchange Rights

In connection with our formation transactions, our operating partnership will issue an aggregate of 702,625 operating partnership units to contributors for their interests in the Excel Centre property. Beginning on the date that is twelve months after we complete this offering, our operating partnership’s limited partners will have the right to require our operating partnership to redeem part or all of their operating partnership units for cash, or, at our election, shares of our common stock. The price at which we must redeem operating partnership units is based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. If we wish to redeem operating partnership units by issuing new shares of our common stock, the issuance would be subject to the ownership limits in our charter and described under the section entitled “Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of Excel Trust, L.P.”

Registration Rights

We have granted registration rights to those persons who will receive common stock (including common stock issuable upon redemption of operating partnership units) in our formation transactions. These registration rights require us to seek to register all such shares of our common stock approximately twelve months after we complete this offering. We will bear expenses incident to these registration requirements except that we will not bear the costs of (1) any underwriting fees, discounts or commissions, (2) any out-of-pocket expenses of the persons exercising the redemption/exchange rights or (3) any transfer taxes.

Equity Incentive Award Plan

We intend to adopt the 2010 Plan, which will provide for the grant to employees, non-employee directors and consultants of our company and our operating partnership (and their respective subsidiaries) of stock options, restricted stock and other stock-based awards. We have reserved a total of 1,350,000 shares of our common stock for issuance pursuant to the 2010 Plan, of which 425,294 shares of restricted stock will be issued to our directors, officers and employees in connection with this offering (calculated based on restricted stock grants having an aggregate value of approximately $7.23 million divided by the public offering price in this offering).

We anticipate that we will file a registration statement with respect to the shares of our common stock issuable under the incentive award plan immediately prior to the completion of this offering. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements and Other Contractual Restrictions on Resale

In addition to the limits placed on the sale of shares of our common stock by operation of Rule 144 and other provisions of the Securities Act, (1) our officers and directors have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, any shares of our common stock or securities convertible into or exercisable or exchangeable for common stock (including operating partnership units) owned by them at the completion of this offering or thereafter acquired by them for a period of 180 days after the completion of this offering without the consent of the Representatives and (2) we have agreed that we will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of, directly or indirectly, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the Representatives for a period of 180 days after the date of this prospectus, subject to certain limited exceptions set forth in “Underwriting.”

Additionally, pursuant to the contribution agreements, each holder of interests in our contribution properties or the entities that own the contribution properties has agreed that for a period of twelve months following the closing of the relevant formation transaction, the holder will not, without our prior written consent, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any operating partnership units or shares of our common stock that such holder receives in our formation transactions.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material United States federal income tax considerations regarding our company and this offering of common stock. For purposes of this section under the heading “Material United States Federal Income Tax Considerations,” references to “Excel Trust, Inc.,” “we,” “our,” and “us” mean only Excel Trust, Inc., and not its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on current law, including:

•	the Code,

•	current, temporary and proposed Treasury regulations promulgated under the Code,

•	the legislative history of the Code,

•	current administrative interpretations and practices of the Internal Revenue Service, or IRS, and

•	court decisions,

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged. State, local and foreign income tax laws may differ substantially from any corresponding federal income tax laws. This discussion does not address any aspect of the laws of any state, local or foreign jurisdiction, or any federal tax other than the income tax, associated with the acquisition, ownership, sale or other disposition of our common stock or our election to be taxed as a REIT.

You are urged to consult your tax advisors regarding the specific tax consequences to you of:

•	the acquisition, ownership, and/or sale or other disposition of the common stock offered under this prospectus, including the federal, state, local, foreign and other tax consequences,

•	our election to be taxed as a REIT for federal income tax purposes, and

•	potential changes in the applicable tax laws.

Taxation of Our Company

General.    We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2010. We believe that we have been organized and have operated in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2010, and we intend to continue to be organized and operate in this manner. However, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operated, in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify.”

The sections of the Code and the corresponding Treasury regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Latham &Watkins LLP has acted as our tax counsel in connection with our offering of common stock and our election to be taxed as a REIT. In connection with the registration statement of which this prospectus is a part, Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ending December 31, 2010, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham &Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “— Failure to Qualify.”

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that is generally required to pay tax at the corporate level. Double taxation means taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when that income is distributed. We will, however, be required to pay federal income tax as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•

If we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property and for which an election is in effect.

•

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (b) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets that caused us to fail such test.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury regulations on its tax return for the year in which we acquire an asset from the C corporation.

•

We will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to our tenants by a “taxable REIT subsidiary” of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. See “— Penalty Tax.”

•	From time to time, we may own certain subsidiaries that are C corporations, the earnings of which will be subject to United States federal corporate income tax.

Requirements for Qualification as a Real Estate Investment Trust.    The Code defines a “REIT” as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors,

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership,

(3)	that would be taxable as a domestic corporation, but for special Code provisions applicable to REITs,

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code,

(5)	that is beneficially owned by 100 or more persons,

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year, and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, have operated and have issued sufficient shares of common stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive during the relevant time periods. In addition, our charter provides for restrictions regarding the ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. In addition, if our failure to satisfy the share ownership requirements is due to reasonable cause and not willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure. See the section below entitled “— Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships and Limited Liability Companies.    In the case of a REIT which is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in the hands of the REIT, including for purposes of satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the REIT income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “— Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.” The treatment described above also applies with respect to the ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in a partnership or limited liability company. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we could be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below. See “— Failure to Qualify.”

Ownership of Interests in Qualified REIT Subsidiaries.    We may from time to time own certain wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and we do not elect with the corporation to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal income tax requirements described in this summary, any corporation in which we own a 100% interest (other than a taxable REIT subsidiary) is ignored, and all assets, liabilities, and items of income, gain, loss, deduction and credit of such corporation are treated as our assets, liabilities and items of income, gain, loss, deduction, and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities described below under “— Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation, other than a REIT, with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of its taxable REIT subsidiaries will not be subject to the 10% or 5% asset tests described below. See “— Asset Tests.”

We currently do not hold any interest in a taxable REIT subsidiary, but we may acquire securities in one or more taxable REIT subsidiaries in the future.

Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains, from (a) investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or (b) some types of temporary investments. Second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, certain designated hedges of indebtedness, and certain foreign currency gains, from the real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent must not be based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales,

•

We, or an actual or constructive owner of 10% or more of our common stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is also our taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value,

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”, and

•

We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be non-qualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we conclude, based on the advice of our tax counsel, the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determinations of value.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. The term “hedging transaction” generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income we derive from a hedging transaction, including gain from the sale or disposition thereof, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test and from the 75% gross income test. To the extent that we do not properly identify such transactions as hedges, we hedge other risks or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure our hedging transactions in a manner that does not jeopardize our status as a REIT.

Dividends paid by a taxable REIT subsidiary of ours will qualify under the 95%, but not the 75%, REIT gross income test. We will monitor the amount of the dividend and other income we derive from any taxable REIT subsidiary and we will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the REIT income tests. While we expect these actions will prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

We believe that the aggregate amount of our non-qualifying income, from all sources, in any taxable year will not exceed the limit on non-qualifying income under the gross income tests. If we fail to satisfy one or both of the

75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued, and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Taxation of Our Company —General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income.    Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by our taxable REIT subsidiary to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

If, in the future, a taxable REIT subsidiary of ours provides services to our tenants, we intend to set the fees paid to the taxable REIT subsidiary for such services at arm’s length rates, although the fees paid may not satisfy the safe harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests.    At the close of each calendar quarter of our taxable year, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets, including our allocable share of the assets held by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest)

in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and our taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Solely for purposes of the 10% value test, however, certain securities including, but not limited to “straight debt” securities having specified characteristics, loans to an individual or an estate, obligations to pay rents from real property and securities issued by a REIT, are disregarded as securities. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that the value of the securities of any such issuer has not exceeded 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 10% voting securities limitation, the 10% value limitation and the 75% asset test. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will agree with our determinations of value.

The asset tests described above must be satisfied at the close of each calendar quarter of our taxable year. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values unless we (directly or through our operating partnership) acquire securities in the applicable issuer, increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership or other partnerships and limited liability companies which own such securities), or acquire other assets. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, including as a result of an increase in our interest in our operating partnership, we may cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such actions within the 30 days after the close of any calendar quarter as may be required to cure any noncompliance.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our non-qualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the non-qualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (1) the disposition of sufficient non-qualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued and (2) disclosing certain information to the IRS. In such case, we will be required to pay a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any calendar quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or a reduction in our operating partnership’s overall interest in an issuer will not be required. If we fail to timely cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT. See “— Failure to Qualify” below.

Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognize on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset, over (2) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions generally are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential — i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner, to take such steps as may be necessary to cause our operating partnership to distribute an amount sufficient to permit us to meet these distribution requirements.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other noncash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above.

However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may be required to borrow funds to pay cash dividends or to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.

Recent guidance issued by the IRS extends and clarifies earlier guidance regarding certain part-stock and part-cash dividends distributed by REITs. Pursuant to IRS Revenue Procedure 2010-12, certain part-stock and part-cash dividends distributed by publicly traded REITs with respect to calendar years 2008 through 2011, and in some cases declared as late as December 31, 2012, will be treated as distributions for purposes of the REIT distribution requirements. Under the terms of this Revenue Procedure, up to 90% of our distributions could be paid in shares of our stock. If we make such a distribution, taxable stockholders would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for federal income tax purposes, as described under the headings “— Taxable U.S. Holders Generally — Distributions Generally” and “— Taxation of Non-U.S. Holders — Distributions Generally.” As a result, our stockholders could recognize taxable income in excess of cash received and may be required to pay tax with respect to such dividends in excess of cash received. If a taxable stockholder sells the stock it receives as a dividend, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to non-U.S. holders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirements for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirements and 4% excise tax described above, distributions declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges.    We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

Specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status.

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction and individuals may be eligible for the preferential tax rates on the qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General.    All of our investments are held through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships (or disregarded entities) for federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for federal income tax purposes are treated as “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests and subject to special rules relating to the 10% asset test described above, we will include our pro rata share of the assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interest. See “— Taxation of Our Company.”

Entity Classification.    Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of one or more of these entities as a partnership (or disregarded entity). For example, an entity that would otherwise be classified as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury regulations. We do not anticipate that our operating partnership, or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership which is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Taxation of Our Company — Asset Tests” and “— Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership’s or a subsidiary partnership’s or limited liability company’s tax status might be treated as a taxable event. In that case, we might incur a tax liability without any related cash distributions. We believe our operating partnership and each of our other partnerships and limited liability companies will be classified as a partnership or a disregarded entity for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction.    The operating partnership agreement generally provides that items of operating income and loss will be allocated to the holders of operating partnership units in proportion to the number of operating partnership units held by each such unit holder. Certain limited partners have agreed to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of operating partnership units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us. In addition, the partnership agreement further provides that holders of LTIP units will be entitled to receive special allocations of gain in the event of a sale or hypothetical sale of assets of our operating partnership prior to the allocation of gain to holders of common operating partnership units. This special allocation of gain is intended to enable the holders of LTIP units to convert their LTIP units into common units.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation would be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.

Tax Allocations With Respect to the Properties.    Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with our formation. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. This could cause us to be allocated (1) lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties had a tax basis equal to their fair market value at the time of the contribution and (2) taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in the preceding sentence might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of Our Company — Requirements for Qualification as a Real Estate Investment Trust” and “— Annual Distribution Requirements.” To the extent our depreciation is reduced, or our gain on sale is increased, a greater portion of our distributions may be taxed as dividend income. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We have not yet decided what method will be used to account for book-tax differences for properties that may be acquired by our operating partnership in the future.

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Federal Income Tax Considerations for Holders of Our Common Stock

The following summary describes the material federal income tax consequences to you of purchasing, owning and disposing of our common stock. This summary assumes that shares of our common stock offered by this prospectus are held as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). Your tax treatment will vary depending on your particular situation, and this discussion does not address all the tax consequences that may be relevant to you in light of your particular circumstances. This discussion does not address the tax consequences relevant to persons who receive special treatment under the United States federal income tax law, except to the extent discussed specifically herein. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts,

•	insurance companies,

•	tax-exempt organizations,

•	“S” corporations,

•	traders in securities that elect to mark to market,

•	partnerships, pass-through entities and persons holding our securities through a partnership or other pass-through entity,

•	holders subject to the alternative minimum tax,

•	regulated investment companies and REITs,

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States,

•	broker-dealers or dealers in securities or currencies,

•	United States expatriates,

•	persons holding our securities as a hedge against currency risks or as a position in a straddle,

•	except to the extent discussed below, non-U.S. holders (as defined below), and

•	U.S. holders (as defined below) whose functional currency is not the United States dollar.

If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction.

When we use the term “U.S. holder,” we mean a holder of shares of our common stock who, for United States federal income tax purposes:

•	is a citizen or resident of the United States,

•

is a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for United States federal income tax purposes created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise,

•	is an estate the income of which is subject to United States federal income taxation regardless of its source, or

•

is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or a trust that has a valid election in place to be treated as a United States person.

If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor.

If you hold shares of our common stock and are not a U.S. holder, you are a “non-U.S. holder.”

Taxable U.S. Holders Generally

Distributions Generally.    Distributions out of our current or accumulated earnings and profits, other than capital gain dividends and certain amounts subject to corporate level taxation as discussed below, will constitute dividends taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “— Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends received deduction in the case of U.S. holders that are corporations or, except to the extent provided in “— Tax Rates” below, the preferential tax rates on qualified dividend income applicable to non-corporate taxpayers.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in its shares of our common stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gains. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their income tax returns any of our net operating losses or capital losses.

Certain stock dividends, including dividends partially paid in our capital stock and partially paid in cash that comply with IRS Revenue Procedure 2010-12, will be taxable to the recipient U.S. holder to the same extent as if paid in cash.

Capital Gain Dividends.    Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. These dividends may be taxable to non-corporate U.S. holders at a 15% or 25% rate. U.S. holders that are corporations, however, may be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our common stock for the year to the holders of our common stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of such class of common stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

Retention of Net Capital Gains.    We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally would:

•

include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable,

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s long-term capital gains,

•	receive a credit or refund for the amount of tax deemed paid by it,

•	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it, and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations.    Distributions we make and gain arising from the sale or exchange by a U.S. holder of our shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock.    If a U.S. holder sells or disposes of shares of common stock to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the common stock for more than one year. However, if a U.S. holder recognizes loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

We report to our U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s federal income tax liability, provided the required information is timely filed with the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Holders.”

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year). The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. In addition, U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Newly enacted legislation requires certain U.S. stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our common stock generally should not be unrelated business taxable income to a tax-exempt stockholder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, “debt-financed property” is property, the acquisition or holding of which is financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this is or will always be the case.

Taxation of Non-U.S. Holders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-U.S. holder in light of its particular circumstances and does not address any state, local or foreign tax consequences. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership, and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally.    Distributions (including certain stock dividends) that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. As a result, except with respect to certain distributions attributable to the sale of United States real property interests as described below, we expect to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate, or

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock, as applicable, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. holder’s common stock, they will give rise to gain from the sale or exchange of such common stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as if made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.    Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1) the investment in our common stock is treated as effectively connected with the non-U.S. holder’s United States trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

(2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, or FIRPTA, distributions to a non-U.S. holder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. holders would generally be taxed at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 35% (or 15% to the extent provided in Treasury regulations) of any distribution to non-U.S. holders that is designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided in Treasury regulations) of a distribution to the non-U.S. holders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. holder’s United States federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated in the same manner as ordinary dividend distributions.

Retention of Net Capital Gains.    Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. holder’s proportionate share of such tax paid by us exceeds its actual United States federal income tax liability.

Sale of Our Common Stock.    Gain recognized by a non-U.S. holder upon the sale or exchange of our common stock generally will not be subject to United States federal income taxation unless such stock constitutes a “United States real property interest” within the meaning of FIRPTA. Our common stock will not constitute a “United States real property interest” so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. holders. We believe, but cannot guarantee, that we have been a domestically-controlled qualified investment entity, and because our common stock will be publicly traded, no assurance can be given that we will continue to be a domestically-controlled qualified investment entity.

Notwithstanding the foregoing, gain from the sale or exchange of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in our common stock is treated as effectively connected with the non-U.S. holder’s United States trade or business or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we qualify as a domestically controlled qualified investment entity, upon disposition of our common stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of United States real property interest if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). Non-U.S. holders should contact their tax advisors regarding the tax consequences of any sale, exchange, or other taxable disposition of our common stock.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. holder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a United States real property interest if:

(1) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE, and

(2) such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the applicable testing period.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or exchange of our common stock were subject to taxation under FIRPTA, and if shares of our common stock were not “regularly traded” on an established securities market, the purchaser of such common stock would be required to withhold and remit to the IRS 10% of the purchase price. If amounts withheld on a sale, redemption, repurchase, or exchange of our common stock exceed the non-U.S. holder’s substantive tax liability resulting from such disposition, such excess may be refunded or credited against such non-U.S. holder’s federal income tax liability, provided that the required information is provided to the IRS on a timely basis. Amounts withheld on any such sale, exchange or other taxable disposition of our common stock may not satisfy a non-U.S. holder’s entire tax liability under FIRPTA, and such non-U.S. holder remains liable for the timely payment of any remaining tax liability.

Backup Withholding Tax and Information Reporting.    Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction or any federal tax other than the income tax. You should consult your tax advisors regarding the effect of state and local tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. holders who own the shares through foreign accounts or foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the common shares. Accordingly, such fiduciary should consider (1) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (2) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (3) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a plan fiduciary considering an investment in our common shares also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL. Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares on behalf of such a plan should consider whether the acquisition or the continued holding of the shares might violate any such similar restrictions.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common shares to be “widely held” upon the completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our declaration of trust on the transfer of our shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common shares to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common shares will be “widely held” and “freely transferable,” we believe that our common shares will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common shares.

Each holder of our common shares will be deemed to have represented and agreed that its purchase and holding of such common shares (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated as of the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and UBS Securities LLC are acting as Representatives and joint book-running managers, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
UBS Securities LLC
Wells Fargo Securities, LLC
KeyBanc Capital Markets Inc.
Raymond James & Associates, Inc.
Stifel, Nicolaus & Company, Incorporated
HFF Securities L.P.
PNC Capital Markets LLC
Total

The underwriters and the Representatives are collectively referred to as the “underwriters” and the “Representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers which may include the underwriters, at such offering price less a selling concession not in excess of $             per share. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the Representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,250,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions (excluding structuring fees), and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,250,000 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses	$	$	$

(1)	Excludes a structuring fee of 0.75% of the public offering price in the aggregate payable to Morgan Stanley & Co. Incorporated, Barclays Capital Inc., UBS Securities LLC and HFF Securities L.P.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions and structuring fees, are approximately $3.1 million.

The underwriters have informed us that they do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of shares of common stock offered by them.

Our common stock has been authorized for listing on the NYSE following the completion of this offering under the trading symbol “EXL.”

We have agreed that, without the prior written consent of the Representatives on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock,

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, or

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to (1) the sale of shares to the underwriters, (2) the issuance by us of shares of our common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing, (3) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that such plan does not provide for the transfer of shares of our common stock during the 180-day restricted period, (4) the filing of a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of an equity incentive plan, (5) the grant of restricted stock, options, long-term incentive units or other securities pursuant to an equity incentive plan, or (6) the issuance by us of up to the number of shares representing 10% of the total number of outstanding shares of our common stock (or options, warrants, operating partnership units or other securities convertible into or exchangeable for shares of our common stock) in connection with bona fide mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions, provided, in the case of this clause (6) that each acquirer agrees to similar restrictions.

In addition, each of our directors and officers have agreed that, without the prior written consent of the Representatives on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock,

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

•	make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock,

whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraph do not apply to (1) transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, (2) transfers of shares of our common stock or any security convertible into shares of our common stock as a bona fide gift, (3) transfers of shares of our common stock or any security convertible into or exchangeable for shares of our common stock to any trust for the direct or indirect benefit of a director or officer or the immediate family of the director or officer, (4) distributions of shares of our common stock or any security convertible into or exchangeable for shares of our common stock to affiliates of a director or officer, including limited partners, members or stockholders of the director or officer, or (5) establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of our common stock, provided, in the case of clauses (2) through (4) above, that each donee or distributee, as the case may be, agrees to similar restrictions and no filing under Section 16(a) of the Exchange Act will be required or will be voluntarily made during the 180-day restricted period. In addition, with respect to clause (5) above, the Rule 10b5-1 plan does not provide for the transfer of our common stock during the 180-day restricted period.

The 180 day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180 day restricted period we issue an earnings release or material news event relating to us occurs, or

•	prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The Representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the Representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Affiliations

Some of the underwriters and their affiliates may from time to time engage in investment banking and other commercial transactions with us and perform services for us in the ordinary course of business. They are expected to receive customary fees and commissions for these transactions. Morgan Stanley & Co. Incorporated, Barclays Capital Inc., UBS Securities LLC and HFF Securities L.P. will receive a structuring fee equal to 0.75% of the public offering price in the aggregate. In addition, we expect to use a portion of the proceeds of this offering to repay debt secured by Newport Towne Center that was issued by an affiliate of Wells Fargo Securities, LLC, which is one of the underwriters.

We expect that affiliates of the underwriters, including Morgan Stanley & Co. Incorporated, Barclays Capital Inc., UBS Securities LLC, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc., Raymond James & Associates, Inc. and PNC Capital Markets LLC, will participate as lenders under our $150.0 million unsecured revolving credit facility and will be entitled to receive customary fees. This creates a potential conflict of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions and structuring fees they will receive.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares of our common stock to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares of our common stock to the public in that Member State:

(a) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Latham & Watkins LLP, San Diego, California, and for the underwriters by Clifford Chance US LLP, New York, New York. Ballard Spahr LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby.

EXPERTS

The combined financial statements and financial statement schedules as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009 of Excel Trust Inc. Predecessor and the consolidated balance sheet as of December 31, 2009 of Excel Trust, Inc., included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement. Such financial statements and financial statement schedules have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, of which this prospectus is a part, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website at http://www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file annual, quarterly and other periodic reports and proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma financial information of Excel Trust, Inc. (the “Company”) is based on the historical financial statements of Excel Trust, Inc. Predecessor, the predecessor of the Company, included elsewhere in this prospectus, and historical financial statements of various probable real estate acquisitions. The unaudited pro forma condensed combined balance sheet as of December 31, 2009 gives effect to the Company’s initial public offering and the related formation transactions as if these events had occurred on December 31, 2009. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2009 give effect to the Company’s initial public offering and the related formation transactions as if these events had occurred January 1, 2009. The pro forma adjustments give effect to the following:

•

The probable acquisitions of Grant Creek Town Center, 5000 South Hulen, Plaza at Rockwall, Main Street Plaza, St. Mariner’s Point Shopping Center, Merchants Central Shopping Center, five real estate properties leased to Walgreen Co., a property leased to SuperValu Inc., the parent of the tenant Shop ‘n Save, a property leased to Jewel-Osco, a property leased to Lowe’s Home Centers, Inc. and the Shops at Foxwood, which are under contract or binding letter of intent.

•	The completion of the formation transactions and our initial public offering, repayment of indebtedness and other use of proceeds from the offering.

This unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the Company’s results of operations or financial position would actually have been had the Company’s initial public offering and the related formation transactions occurred on the dates specified, nor does the information purport to project the Company’s results of operations or financial position for any future period or at any future date. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon completion of the Company’s initial public offering and the related formation transactions. The pro forma financial information does not include adjustments relating to acquisition of any other properties as it is not currently probable that any of these properties will be acquired by us. They also do not include general and administrative expense expected to be incurred to operate as a public company as these costs are not known yet except for known salaries and target bonuses to the senior officers pursuant to employment agreements the Company will enter into and compensation expense related to shares to be issued under the 2010 Equity Incentive Award Plan. The pro forma statements of operations also assume that the Company qualified and elected to be taxed as a REIT and distributed all of its taxable income, and therefore no income taxes have been provided for the periods presented.

Once we have determined the final purchase price to be paid in connection with the related formation transactions and finalized the purchase price allocations, the unaudited pro forma financial information will be subject to adjustment. Such adjustments will likely result in changes to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations to reflect, among other things, the final allocation of the purchase price. There can be no assurance that such changes will not be material.

EXCEL TRUST, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2009

(Dollars in thousands)

	Excel Trust, Inc. Predecessor	Acquisition of Grant Creek Town Center Missoula, MT (A)	Acquisition of 5000 South Hulen Fort Worth, TX (B)	Acquisition of Plaza at Rockwall Rockwall, TX (C)	Acquisition of Main Street Plaza El Cajon, CA (D)	Acquisition of St. Mariner's Point Shopping Center St. Marys, GA (E)	Acquisition of Merchants Central Shopping Center Milledgeville, GA (F)
ASSETS:
Property, net	$41,869	$20,554	$18,527	$36,985	$16,818	$6,113	$5,241
Cash and cash equivalents	661	(5,588)	(6,774)	(41,000)	(17,792)	(3,036)	(1,423)

Lease intangibles, net	1,118	3,576	2,477	6,301	974	490	792
Other	1,808	194	106	—	—	—	—

Total Assets	$45,456	$18,736	$14,336	$2,286	$—	$3,567	$4,610

LIABILITIES AND EQUITY:
Liabilities:
Mortgage notes payable	$30,190	$16,372	$13,797	$—	$—	$3,546	$4,559
Due to owner	1,216	—	—	—	—	—	—
Other liabilities	4,528	2,364	539	2,286	—	21	51

Total liabilities	35,934	18,736	14,336	2,286	—	3,567	4,610
Equity:
Owners' equity	8,622	—	—	—	—	—	—

Non-controlling interests	900	—	—	—	—	—	—

Total equity	9,522	—	—	—	—	—	—

Total liabilities and equity	$45,456	$18,736	$14,336	$2,286	$—	$3,567	$4,610

See accompanying notes.

EXCEL TRUST, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet (Continued)

As of December 31, 2009

(Dollars in thousands)

	Acquisition of Walgreens (G)	Acquisition of Shop ‘n Save Ballwin, MO (H)	Acquisition of Jewel-Osco Morris, IL (I)	Acquisition of Lowe’s Home Centers Shippensburg, PA (J)	Acquisition of the Shops at Foxwood Ocala, FL (K)	Initial Public Offering		Pro Forma As Adjusted
ASSETS:
Property, net	$21,941	$6,821	$7,457	$15,984	$14,532	$—		$212,842
Cash and cash equivalents	(24,102)	(8,450)	(8,150)	(3,270)	(14,532)	234,050	(L)
						(12,021	)(M)
						(1,216	)(N)
						(1,802	)(P)	85,555
Lease intangibles, net	2,161	1,629	693	1,566	—	—		21,777
Other	—	—	—	175	—	228	(M)	2,511

Total Assets	$—	$—	$—	$14,455	$—	$219,239		$322,685

LIABILITIES AND EQUITY:
Liabilities:
Mortgage notes payable	—	—	—	$14,455	$—	$(11,793	)(M)	$71,126
Due to owner	—	—	—	—	—	(1,216	)(N)	—
Other liabilities	—	—	—	—	—	—		9,789

Total liabilities	—	—	—	14,455	—	(13,009)		80,915
Equity:
Owners' equity	—	—	—	—	—	234,050	(L)
						(9,585	)(O)
						(1,802	)(P)	231,285
Non-controlling interests	—	—	—	—	—	9,585	(O)	10,485

Total equity	—	—	—	—	—	232,248		241,770

Total liabilities and equity	$—	$—	$—	$14,455	$—	$219,239		$322,685

See accompanying notes.

EXCEL TRUST, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2009

(Dollars in thousands, except per share amounts)

	Excel Trust, Inc. Predecessor	Acquisition of Grant Creek Town Center Missoula, MT (A)	Acquisition of 5000 South Hulen Fort Worth, TX (B)	Acquisition of Plaza at Rockwall Rockwall, TX (C)	Acquisition of Main Street Plaza El Cajon, CA (D)	Acquisition of St. Mariner's Point Shopping Center St. Marys, GA (E)	Acquisition of Merchants Central Shopping Center Milledgeville, GA (F)
Revenues:
Rental revenue	$4,731	$1,536	$1,967	$3,095	$306	$597	$540

Tenant recoveries	259	374	443	1,149	35	104	79
Other income	—	41	139	10	—	—	—

Total revenues	4,990	1,951	2,549	4,254	341	701	619
Expenses
Operating expenses	1,229	538	655	1,479	172	147	120

Administrative and miscellaneous	45	—	—	—	—	—	—
Depreciation and amortization	2,045	1,091	1,080	1,440	484	289	304

Total expenses	3,319	1,629	1,735	2,919	656	436	424
Net operating income	1,671	322	814	1,335	(315)	265	195
Interest expense	(1,359)	(998)	(1,056)	—	—	(258)	(317)

Interest income	6	—	—	—	—	—	—

Net income (loss)	318	(676)	(242)	1,335	(315)	7	(122)
Net income (loss) attributable to non-controlling interest	75	—	—	—	—	—	—

Net income (loss) attributable to controlling interests	$243	$(676)	$(242)	$1,335	$(315)	$7	$(122)

Basic and diluted net income (loss) per share	$—

Weighted average number of common shares—basic	—

Weighted average number of common shares—diluted	—

See accompanying notes.

EXCEL TRUST, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations (Continued)

For the Year Ended December 31, 2009

(Dollars in thousands, except per share amounts)

	Acquisition of Walgreens (G)	Acquisition of Shop ‘n Save Ballwin, MO (H)	Acquisition of Jewel-Osco Morris, IL (I)	Acquisition of Lowe’s Home Centers Shippensburg, PA (J)	Initial Public Offering		Pro Forma As Adjusted
Revenues:
Rental revenue	$1,235	$694	$672	$615	$(228	)(N)	$15,760
Tenant recoveries	—	—	—	—	383	(O)	2,826
Other income	—	—	—	—	—		190

Total revenues	1,235	694	672	615	155		18,776
Expenses
Operating expenses	—	—	—	—	(445	)(M)
					564	(O)	4,459
Administrative and miscellaneous	—	—	—	—	3,763	(P)	3,808
Depreciation and amortization	327	174	212	200	—		7,646

Total expenses	327	174	212	200	3,882		15,913
Net operating income	908	520	460	415	(3,727)		2,863
Interest expense	—	—	—	(440)	230	(K)
					(61	)(K)	(4,259)
Interest income	—	—	—	—			6

Net income (loss)	908	520	460	(25)	(3,558)		(1,390)
Net income (loss) attributable to non- controlling interest	—	—	—	—	(135	)(L)	(60)

Net income (loss) attributable to controlling interests	$908	$520	$460	$(25)	$(3,423)		$(1,330)

Basic and diluted net loss per share							$(0.09)

Weighted average number of common shares—basic							15,552,618

Weighted average number of common shares—diluted							15,924,750

See accompanying notes.

EXCEL TRUST, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Combined Financial Statements

(Dollars in thousands)

1.    Basis of Presentation

Excel Trust, Inc. Predecessor (“ETP”), which is not a legal entity but rather a combination of real estate entities and operations as described below, is engaged in the business of owning, managing, leasing, acquiring and developing real estate, consisting of retail properties, an office property and undeveloped land (the “Properties”). The Properties are located in South Carolina, Tennessee, California and Utah.

During all periods presented in the accompanying combined financial statements, ETP was, and is, the general partner or managing member of the real estate entities that directly or indirectly own these properties, and ETP had and has responsibility for the day-to-day operations of such entities. The ultimate owners of ETP are Mr. Gary B. Sabin and certain others who have non-controlling interests (collectively, the “Principals”).

Concurrent with the consummation of an initial public offering (the “Offering”) of common stock of Excel Trust, Inc. (the “Company”) which is anticipated to be completed in 2010, the Company and a newly formed partnership, Excel Trust, L.P. (the “Operating Partnership”) for which the Company is the sole general partner, will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) continue the operations of ETP, (ii) enable the Company to raise the necessary capital to acquire increased interests in certain of the properties, (iii) fund joint venture capital commitments, (iv) provide a vehicle for future acquisitions, (v) fund certain development costs at the development property, and (vi) establish a corporate reserve for general corporate purposes.

Shares of the Company’s common stock and units of the Operating Partnership (the “OP Units”) to be issued to the Principals in exchange for certain real estate entities and the service companies will be recorded based on the historical cost of the related assets exchanged.

2.    Adjustments to Pro Forma Condensed Combined Balance Sheet

(A) To reflect the acquisition of Grant Creek Town Center as if it was acquired on December 31, 2009 for a purchase price of $21,766. Also added to the initial purchase price is $1,905 for the fair value of contingent consideration that may be paid to the seller after closing for additional lease-up of vacant space for a total of $23,761. Other liabilities includes this contingent payment of $1,905. The pro forma adjustments assume that the existing loan with a balance of $16,372 at December 31, 2009 is assumed as part of the acquisition and the cash required is from proceeds received from the offering. The loan bears interest at 5.75% and comes due in 2013. Total monthly debt service is $105. Assumption fees are 1% per the loan agreement and estimated legal and other third party reports are $30. These total costs to assume the loan of $194 are included as other assets. The acquisition method of accounting was used to allocate the purchase price to tangible and identified intangible assets and liabilities according to their fair values. The pro forma adjustments are comprised of the following:

Land	$6,466
Building	12,724
Site Improvements	1,007
Tenant Improvements	357

20,554

Above Market Leases	717
Leases in Place	2,162
Leasing Commissions	697

3,576

Below Market Leases	(459)
Contingent Consideration	(1,905)

(2,364)

$21,766

EXCEL TRUST, INC.

Notes and Management’s Assumptions to Unaudited — (Continued)

Pro Forma Condensed Combined Financial Statements

(Dollars in thousands)

(B) To reflect the acquisition of 5000 South Hulen as if it was acquired on December 31, 2009 for a purchase price of $21,850. The pro forma adjustments assume that the existing loan with a balance of $15,182 at December 31, 2009 is assumed as part of the acquisition and the cash required is from proceeds received from the offering. This is netted by $1,385 related to the mark to market of this mortgage. The loan bears interest at 5.60% and comes due in 2014. Total monthly debt service is $88. Assumption fees are 0.5% per the loan agreement and estimated legal and other third party reports are $30. These total costs to assume the loan of $106 are included as other assets. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The pro forma adjustments are comprised of the following:

Land	$2,177
Building	14,707
Site Improvements	1,019
Tenant Improvements	624

18,527

Above Market Leases	9
Leases in Place	2,084
Leasing Commissions	384

2,477
Debt assumed	1,385
Below Market Leases	(539)

$21,850

(C) To reflect the acquisition of Plaza at Rockwall as if it was acquired on December 31, 2009 for a purchase price of $41,000. The pro forma adjustments also assume the acquisition was purchased on an all-cash basis with proceeds received from the offering. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The pro forma adjustments are comprised of the following:

Land	$15,645
Building	16,856
Site Improvements	2,005
Tenant Improvements	2,479

36,985

Above Market Leases	80
Leases in Place	4,949
Leasing Commissions	1,272

6,301

Below Market Leases	(2,286)

$41,000

EXCEL TRUST, INC.

Notes and Management’s Assumptions to Unaudited — (Continued)

Pro Forma Condensed Combined Financial Statements

(Dollars in thousands)

(D) To reflect the acquisition of Main Street Plaza as if it was acquired on December 31, 2009 for a purchase price of $17,792. The pro forma adjustments also assume the acquisition was purchased on an all-cash basis with proceeds received from the offering. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The pro forma adjustments are comprised of the following:

Land	$4,591
Building	10,125
Site Improvements	1,330
Tenant Improvements	772

16,818

Leases in Place	950
Leasing Commissions	24

974

$17,792

(E) To reflect the acquisition of St. Mariner’s Point Shopping Center as if it was acquired on December 31, 2009 for a purchase price of $6,582. The pro forma adjustments assume that the existing loan with a balance of $3,546 at December 31, 2009 is assumed as part of the acquisition and the cash required is from proceeds received from the offering. The loan bears interest at 7.10% and comes due in 2011. Total monthly debt service is $25. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The pro forma adjustments are comprised of the following:

Land	$2,007
Building	3,944
Site Improvements	112
Tenant Improvements	50

6,113

Above Market Leases	12
Leases in Place	400
Leasing Commissions	78

490

Below Market Leases	(21)

$6,582

EXCEL TRUST, INC.

Notes and Management’s Assumptions to Unaudited — (Continued)

Pro Forma Condensed Combined Financial Statements

(Dollars in thousands)

(F) To reflect the acquisition of Merchants Central Shopping Center as if it was acquired on December 31, 2009 for a purchase price of $6,152. The pro forma adjustments assume that the existing loan with a balance of $4,729 at December 31, 2009 is assumed as part of the acquisition and the cash required is from proceeds received from the offering. This is netted by $170 related to the mark to market of this mortgage. The loan bears interest at 5.94% and comes due in 2014. Total monthly debt service is $30. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The pro forma adjustments are comprised of the following:

Land	$1,043
Building	3,798
Site Improvements	308
Tenant Improvements	92

5,241

Above Market Leases	10
Leases in Place	656
Leasing Commissions	126

792
Debt assumed	170
Below Market Leases	(51)

$6,152

(G) To reflect the acquisition of the Walgreens portfolio as if they were acquired on December 31, 2009 for a total purchase price of $24,102. The pro forma adjustments also assume the acquisitions were purchased on an all-cash basis with proceeds received from the offering. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The pro forma adjustments are comprised of the following:

	Corbin, KY North	Corbin, KY South	Beckley, WV	Cross Lanes, WV	Barbourville, KY	Total
Land	$736	$1,949	$2,228	$1,795	$1,980	$8,688
Building	1,752	1,192	3,547	1,954	1,165	9,610
Site Improvements	308	313	320	341	289	1,571
Tenant Improvements	415	352	452	449	404	2,072

	3,211	3,806	6,547	4,539	3,838	21,941

Leases in Place	90	107	178	135	106	616
Leasing Commissions	225	268	462	321	269	1,545

	315	375	640	456	375	2,161

Total	$3,526	$4,181	$7,187	$4,995	$4,213	$24,102

EXCEL TRUST, INC.

Notes and Management’s Assumptions to Unaudited — (Continued)

Pro Forma Condensed Combined Financial Statements

(Dollars in thousands)

(H) To reflect the acquisition of a property leased to SuperValu Inc., the parent of the tenant Shop ’n Save, as if it was acquired on December 31, 2009 for a purchase price of $8,450. The pro forma adjustments also assume the acquisition was purchased on an all-cash basis with proceeds received from the offering. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The pro forma adjustments are comprised of the following:

Land	$2,931
Building	3,386
Site Improvements	268
Tenant Improvements	236

6,821

Above/Below Market Leases	814
Leases in Place	315
Leasing Commissions	500

1,629

$8,450

(I) To reflect the acquisition of a property leased to Jewel-Osco, which is wholly-owned by SuperValu Inc. as if it was acquired on December 31, 2009 for a purchase price of $8,150. The pro forma adjustments also assume the acquisition was purchased on an all-cash basis with proceeds received from the offering. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The pro forma adjustments are comprised of the following:

Land	$1,786
Building	5,186
Site Improvements	246
Tenant Improvements	239

7,457

Leases in Place	192
Leasing Commissions	501

693

$8,150

EXCEL TRUST, INC.

Notes and Management’s Assumptions to Unaudited — (Continued)

Pro Forma Condensed Combined Financial Statements

(Dollars in thousands)

(J) To reflect the acquisition of a property leased to Lowe’s Home Centers, Inc. as if it was acquired on December 31, 2009 for a purchase price of $17,550. The pro forma adjustments assume that the existing loan with a balance of $14,455 at December 31, 2009 is assumed as part of the acquisition and the cash required is from proceeds received from the offering. The loan bears interest at 7.2% and comes due in 2031. Total monthly debt service is $110. Assumption fees are 1% per the loan agreement and estimated legal and other third party reports are $30. These total costs to assume the loan of $175 are included as other assets. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The pro forma adjustments are comprised of the following:

Land	$7,012
Building	5,478
Site Improvements	1,790
Tenant Improvements	1,704

15,984

Leases in Place	871
Leasing Commissions	695

1,566

$17,550

(K) To reflect the acquisition of the Shops at Foxwood, as if it was acquired on December 31, 2009 for a purchase price of $14,532. This property is under construction and is expected to be completed in 2010. As it was not completed in 2009, an allocation of the purchase price to tangible and identified intangible assets and liabilities according to their fair values has not yet been made.

(L) To reflect the issuance of 15,000,000 shares to the public at an aggregate price of $255,000, less estimated costs to complete the transaction of $20,950.

(M) To reflect the (1) use of offering proceeds totaling $11,793 for the retirement of ETP mortgage debt and (2) assumption fees and costs relating to the transfer of $18,397 of ETP mortgage debt to the Company. Assumption fees are 1% per related loan agreements and estimated legal and other third party fees are $44.

(N) To reflect the use of offering proceeds of $1,216 for the repayment of amounts due to Mr. Sabin.

(O) To reflect the issuance of OP units and shares of common stock of the Company to the Principals in exchange for their ownership interests in ETP.

(P) To reflect the cash payment to ETP non-controlling interest Principals who have elected to receive cash in exchange for their ownership interests.

EXCEL TRUST, INC.

Notes and Management’s Assumptions to Unaudited — (Continued)

Pro Forma Condensed Combined Financial Statements

(Dollars in thousands)

3.    Adjustments to Pro Forma Condensed Combined Statements of Operations

The adjustments to the pro forma condensed combined statements of operations for the year ended December 31, 2009 are as follows:

(A) To reflect the acquisition of Grant Creek Town Center as if it was acquired on January 1, 2009. The pro forma adjustments include the pro forma operations of the property and assume that the existing loan with a balance of $16,372 at December 31, 2009 is assumed as part of the acquisition. The loan bears interest at 5.75%. Assumption fees are 1% per the loan agreement and estimated legal and other third party reports are $30. These costs are amortized and included as part of interest expense. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The amount allocated to building, site improvements and tenant improvements is depreciated over an estimated useful life of 40 years, six years and an average of six years, respectively. The amounts allocated to intangible lease assets are amortized over the lives of the leases with an average life of six years.

(B) To reflect the acquisition of 5000 South Hulen as if it was acquired on January 1, 2009. The pro forma adjustments include the pro forma operations of the property and assume that the existing loan with a balance of $15,182 at December 31, 2009 is assumed as part of the acquisition. The loan bears interest at 5.60%. Assumption fees are 0.5% per the loan agreement and estimated legal and other third party reports are $30. There is also $1,385 related to the mark to market of the debt being assumed. These costs and fair value adjustment are amortized and included as part of interest expense. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The amount allocated to building, site improvements and tenant improvements is depreciated over an estimated useful life of 40 years, 10 years and an average of six years, respectively. The amounts allocated to intangible lease assets are amortized over the lives of the leases with an average life of six years. Historical rental revenue of $1,880 is increased by $87 for the pro forma net amortization of above and below market leases and straight-line rent adjustment.

(C) To reflect the acquisition of Plaza at Rockwall as if it was acquired on January 1, 2009. The pro forma adjustments include the pro forma operations of the property. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The amount allocated to building, site improvements and tenant improvements is depreciated over an estimated useful life of 40 years, 14 years and an average of 15 years, respectively. The amounts allocated to intangible lease assets are amortized over the lives of the leases with an average life of 15 years. Historical rental revenue of $2,909 is increased by $186 for the pro forma net amortization of above and below market leases and straight-line rent adjustment.

(D) To reflect the acquisition of Main Street Plaza as if it was acquired on January 1, 2009. The pro forma adjustments include the pro forma operations of the property. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The amount allocated to building, site improvements and tenant improvements is depreciated over an estimated useful life of 40 years, 14 years and an average of 15 years, respectively. The amounts allocated to intangible lease assets are amortized over the lives of the leases with an average life of 15 years.

EXCEL TRUST, INC.

Notes and Management’s Assumptions to Unaudited — (Continued)

Pro Forma Condensed Combined Financial Statements

(Dollars in thousands)

(E) To reflect the acquisition of St. Mariner’s Point Shopping Center as if it was acquired on January 1, 2009. The pro forma adjustments include the pro forma operations of the property and assume that the existing loan is assumed. The loan bears interest at 7.10%. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The amount allocated to building, site improvements and tenant improvements is depreciated over an estimated useful life of 40 years, six years and an average of three years, respectively. The amounts allocated to intangible lease assets are amortized over the lives of the leases with an average life of three years. Historical rental revenue of $594 is increased by $3 for the pro forma net amortization of above and below market leases.

(F) To reflect the acquisition of Merchants Central Shopping Center as if it was acquired on January 1, 2009. The pro forma adjustments include the pro forma operations of the property and assume that the existing loan is assumed. The loan bears interest at 5.94%. There is $170 related to the mark to market of the debt being assumed. These costs and fair value adjustment are amortized and included as part of interest expense. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The amount allocated to building, site improvements and tenant improvements is depreciated over an estimated useful life of 40 years, 12 years and an average of five years, respectively. The amounts allocated to intangible lease assets are amortized over the lives of the leases with an average life of 5 years. Historical rental revenue of $530 is increased by $10 for the pro forma net amortization of above and below market leases and straight line rent adjustment.

(G) To reflect the acquisition of the Walgreens portfolio as if it were acquired on January 1, 2009. The pro forma adjustments include the pro forma operations of the property. The acquisition method of accounting was used to allocate the amount to be paid to tangible and indentified intangible assets according to their fair values. The amount allocated to building, site improvements and tenant improvements is depreciated over an estimated useful life of 40 years, 15 years and 12 years, respectively. The amounts allocated to intangible lease assets are amortized over the lives of the related leases having a weighted average life of 25 years. Each of the five properties in the Walgreens portfolio was newly constructed and opened during 2008 or 2009. Amounts reflected in the statements of operations are as of each store’s opening date.

(H) To reflect the acquisition of a property leased to SuperValu Inc., the parent of the tenant, Shop ’n Save, as if it was acquired on January 1, 2009. The pro forma adjustments include the pro forma operations of the property. The acquisition method of accounting was used to allocate the amount to be paid to tangible and indentified intangible assets according to their fair values. The amount allocated to building, site improvements and tenant improvements is depreciated over an estimated useful life of 40 years, 12 years and 19 years, respectively. The amounts allocated to intangible lease assets are amortized over the lives of the lease with a life of 20 years.

(I) To reflect the acquisition of a property leased to Jewel-Osco which is wholly-owned by SuperValu Inc. as if it was acquired on January 1, 2009. The pro forma adjustments include the pro forma operations of the property. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The amount allocated to building, site improvements and tenant improvements is depreciated over an estimated useful life of 40 years, 10 years and 15 years, respectively. The amounts allocated to intangible lease assets are amortized over the lives of the lease with a life of 15 years.

EXCEL TRUST, INC.

Notes and Management’s Assumptions to Unaudited — (Continued)

Pro Forma Condensed Combined Financial Statements

(Dollars in thousands)

(J) To reflect the acquisition of a property leased to Lowe’s Home Centers, Inc. as if it was acquired on January 1, 2009. The pro forma adjustments include the pro forma operations of the property and assume that the existing loan with a balance of $14,455 at December 31, 2009 is assumed as part of the acquisition and the cash required is from proceeds received from the offering. The loan bears interest at 7.2%. Assumption fees are 1% per the loan agreement and estimated legal and other third party reports are $30. These costs are amortized and included as part of interest expense. The acquisition method of accounting was used to allocate the purchase price to tangible and indentified intangible assets and liabilities according to their fair values. The amount allocated to building, site improvements and tenant improvements is depreciated over an estimated useful life of 40 years, 15 years and 21 years, respectively. The amounts allocated to intangible lease assets are amortized over the lives of the leases with a life of 21 years.

(K) To reflect the retirement of $11,793 of ETP mortgage debt and the amortization of assumption fees and costs related to the transfer of $18,397 of existing ETP mortgage debt to the Company. Assumption fees are 1% per the related loan agreements and estimated legal and other fees are $44.

(L) To reflect the issuance of OP units and shares of common stock of the Company to the Principals in exchange for their ownership interests in ETP. The OP units are not reflected in the diluted net income (loss) available to common shareholders per share calculation because the exchange of common units into common stock is on a one for one basis, and the common units are allocated net income on a per share basis equal to common stock. Accordingly, any exchange would not have any effect on diluted per share net income available to common shareholders.

(M) To reflect the elimination of property management fees as ETP will be self-managed and there are no property management contracts in place for the Company.

(N) To reflect the elimination of rent to Excel Realty Holdings, LLC whose lease will be canceled.

(O) To reflect increased property tax expense and the corresponding recoveries from tenants from the various probable property acquisitions.

(P) To reflect (i) salaries of $1,105 and target bonuses of $850 to the Company’s senior executives pursuant to employment agreements the Company will enter into and (ii) compensation expense of $1,808 related to shares to be issued under the 2010 Equity Incentive Award Plan. Other general and administrative expense expected to be incurred to operate as a public company are not included as these costs are not yet known.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Owners of Excel Trust, Inc. Predecessor:

We have audited the accompanying combined balance sheets of Excel Trust, Inc. Predecessor (the “Company”) as of December 31, 2009 and 2008, and the related combined statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the combined financial statement schedules listed in the Index to the Financial Statements. These financial statements and the financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such combined financial statement schedules, when considered in relation to the basic combined financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 4, 2010

EXCEL TRUST, INC. PREDECESSOR

COMBINED BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2009	2008
ASSETS:

Property:
Land	$15,300	$15,300
Building	20,538	20,538
Site improvements	2,445	2,445
Tenant improvements	6,629	1,477
Construction in progress	1,438	980
Less accumulated depreciation	(4,481)	(3,098)

Property, net	41,869	37,642
Cash and cash equivalents	661	538
Restricted cash	524	1,324
Tenant receivables, net	97	214
Lease intangibles, net	1,118	1,795
Deferred rent receivable	583	400
Other assets	604	218

Total assets	$45,456	$42,131

LIABILITIES AND EQUITY:

Liabilities:

Mortgage notes payable	$30,190	$31,182
Accounts payable and other liabilities	3,873	385
Tenant security deposits	100	438
Lease intangibles, net	555	792
Due to owner	1,216	648

Total liabilities	35,934	33,445

Equity:

Owner’s equity	8,622	7,930
Non-controlling interests	900	756

Total equity	9,522	8,686

Total liabilities and equity	$45,456	$42,131

The accompanying notes are an integral part of these financial statements

EXCEL TRUST, INC. PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Years ended December 31,
	2009	2008	2007

REVENUES:

Rental revenue	$4,731	$3,540	$4,160
Tenant recoveries	259	292	373

Total revenues	4,990	3,832	4,533

EXPENSES:

Maintenance and repairs	245	210	224
Real estate taxes	399	404	400
Management fees	134	118	140
Other operating expenses	451	416	238
Administrative and miscellaneous	45	43	15
Depreciation and amortization	2,045	1,403	1,575

Total expenses	3,319	2,594	2,592

Net operating income	1,671	1,238	1,941

Interest expense	(1,359)	(1,593)	(1,593)
Interest income	6	29	35

Net income (loss)	318	(326)	383

Non-controlling interests	75	56	272

Net income (loss) attributable to controlling interest	$243	$(382)	$111

The accompanying notes are an integral part of these financial statements

EXCEL TRUST, INC. PREDECESSOR

COMBINED STATEMENTS OF EQUITY

(Dollars in thousands)

	Total Owner’s Equity	Non-controlling Interests	Total Equity
Balance January 1, 2007	3,416	—	3,416
Contributions	5,108	652	5,760
Distributions	(503)	(272)	(775)
Net income	111	272	383

Balance December 31, 2007	8,132	652	8,784
Contributions	572	104	676
Distributions	(392)	(56)	(448)
Net income (loss)	(382)	56	(326)

Balance December 31, 2008	7,930	756	8,686
Contributions	674	144	818
Distributions	(225)	(75)	(300)
Net income	243	75	318

Balance December 31, 2009	$8,622	$900	$9,522

The accompanying notes are an integral part of these financial statements

EXCEL TRUST, INC. PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years ended December 31,
	2009	2008	2007

Cash flows from operating activities:
Net income (loss)	$318	$(326)	$383
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,045	1,403	1,575
Deferred rent receivable	(183)	37	(190)
Amortization of above and below market leases	(167)	(85)	6
Bad debt expense	189	175	—
Change in assets and liabilities:
Tenant and other receivables	(72)	(190)	(55)
Other assets	(3)	(12)	(50)
Accounts payable and other liabilities	3,488	76	209

Net cash provided by operating activities	5,615	1,078	1,878

Cash flows from investing activities:
Acquisitions of property, development and property improvements	(5,609)	(833)	(19,683)
Deferred leasing costs	(439)	38	22
Due from owner	—	161	(161)
Restricted cash	800	(44)	(50)

Net cash used in investing activities	(5,248)	(678)	(19,872)

Cash flows from financing activities:
Payments on mortgages payable	(992)	(1,718)	(426)
Proceeds from mortgages payable	—	—	13,883
Net proceeds from parent advances	568	649	—
Contributions from controlling interests	674	572	5,108
Contributions from non-controlling interests	144	104	652
Distributions to controlling interests	(225)	(392)	(503)
Distributions to non-controlling interests	(75)	(56)	(272)
Tenant security deposits	(338)	273	—

Net cash (used in) provided by financing activities	(244)	(568)	18,442

Net increase (decrease)	123	(168)	448
Cash and cash equivalents, beginning of year	538	706	258

Cash and cash equivalents, end of period	$661	$538	$706

Supplemental cash flow information:
Cash payments for interest, net of amounts capitalized	$1,293	$1,540	$1,565

Non-cash investing and financing activity:
Accrued additions to development	$56	$—	$—

The accompanying notes are an integral part of these financial statements

EXCEL TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in thousands)

1.    Organization and Description of Business

Excel Trust, Inc. Predecessor (“ETP”), which is not a legal entity but rather a combination of real estate entities and operations as described below, is engaged in the business of owning, managing, leasing acquiring and developing commercial real estate, consisting of retail properties, an office property and undeveloped land (the “Properties”). The Properties are located in South Carolina, Tennessee, California and Utah. During all periods presented in the accompanying combined financial statements, ETP was, and is the general partner or managing member of the real estate entities that directly or indirectly own these properties and ETP had and has responsibility for the day-to-day operations of such entities. The ultimate owners of ETP are Mr. Gary B. Sabin and certain others who have non-controlling interests.

Concurrent with the consummation of an initial public offering (the “Offering”) of common stock of Excel Trust, Inc. (the “Company”) which is anticipated to be completed in 2010, the Company and a newly formed partnership, Excel Trust, L.P. (the “Operating Partnership”) for which the Company is the sole general partner, will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) continue the operations of ETP, (ii) enable the Company to raise the necessary capital to acquire increased interests in certain of the properties, (iii) fund joint venture capital commitments, (iv) provide a vehicle for future acquisitions, (v) fund certain development costs at the development property, and (vi) establish a corporate reserve for general corporate purposes. The exchange of entities or interests therein for shares of common stock of the Company and operating partnership interests of the Operating Partnership (the “OP Units”) will be accounted for as a reorganization of entities under common control, and accordingly, the related assets and liabilities will be reflected at their historical cost basis.

The operations of the Company will be carried on primarily through the Operating Partnership. Pursuant to contribution agreements among the owners of ETP, the Company and the Operating Partnership, the Operating Partnership will receive a contribution of interests in the Properties as well as the property management, leasing and real estate development operations of the Properties in exchange for the issuance of shares of Company common stock or OP Units and/or the payment of cash to the contributors and the assumption of debt and other specified liabilities. The Company and Operating Partnership will be vertically integrated, self-administered and self-managed.

The accompanying combined financial statements do not include certain investments in real estate entities owned by Mr. Sabin that will not be contributed to the Operating Partnership upon consummation of the Offering. As of December 31, 2009, ETP was invested in the following real estate properties:

Acquisition Date	Property	Type	Location
May 2004	Excel Centre	Office Building	San Diego, California
July 2005	Five Forks Crossing	Retail Shopping Center	Simpsonville, South Carolina
January 2007	Newport Towne Center	Retail Shopping Center	Newport, Tennessee
October 2007	Red Rock Commons	Undeveloped Land	St. George, Utah

Five Forks Crossing and Newport Towne Center are directly or indirectly 100% owned by Mr. Sabin. Excel Centre and Red Rock Commons are directly or indirectly 62.5% and 82.8% owned respectively, by Mr. Sabin. The remaining ownership interests of Excel Centre and Red Rock Commons are reflected in the ETP financial statements as non-controlling interests.

EXCEL TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

2.    Summary of Significant Accounting Policies

Basis of Presentation:

The four above properties have been presented on a combined historical cost basis because of their common ownership. All significant intercompany balances and transactions have been eliminated in combination.

Cash and Cash Equivalents:

ETP considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents, for which cost approximates fair value.

Restricted Cash:

Restricted cash is comprised of impound reserve accounts for property taxes, insurance, capital improvements and tenant improvements.

Accounts Payable and Other Liabilities:

Included in accounts payable and other liabilities are deferred rents in the amount of $3,427 and $0 at December 31, 2009 and December 31, 2008, respectively.

Revenues:

Minimum rental revenues are recognized on a straight-line basis over the terms of the related lease. The difference between the amount of rent due in a year and the amount recorded as rental income is referred to as the “straight-line rent adjustment.” Rental income was increased (decreased) by $181, $(31), and $185 in the years ended December 2009, 2008 and 2007, respectively, due to the straight-line rent adjustment.

Estimated recoveries from certain tenants for their pro rata share of real estate taxes, insurance and other operating expenses are recognized as revenues in the period the applicable expenses are incurred or as specified in the leases. Other tenants pay a fixed rate and these tenant recoveries are recognized as revenue on a straight-line basis over the term of the related leases.

Property:

Costs incurred in connection with the acquisition, development or construction of properties and improvements are capitalized. Capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other direct costs incurred during the period of development. ETP capitalizes costs on land and buildings under development until construction is substantially complete and the property is held available for occupancy. The determination of when a development project is substantially complete and when capitalization must cease involves a degree of judgment. ETP considers a construction project as substantially complete and held available for occupancy upon the completion of landlord-owned tenant improvements or when the lessee takes possession of the unimproved space for construction of its own improvements, but no later than one year from cessation of major construction activity. ETP ceases capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalizes only those costs associated with any remaining portion under construction. Capitalized costs associated with unsuccessful acquisitions are charged to expense when an acquisition is no longer considered probable.

EXCEL TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

Maintenance and repairs expenses are charged to operations as incurred. Costs for major replacements and betterments, which includes HVAC equipment, roofs, parking lots, etc., are capitalized and depreciated over their estimated useful lives. Gains and losses are recognized upon disposal or retirement of the related assets and are reflected in earnings.

Property is recorded at cost and is depreciated using a straight-line method over the estimated lives of the assets as follows:

Building and improvements	15 to 40 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases

ETP assesses whether there has been impairment in the value of its long-lived assets by considering expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Such factors include the tenants’ ability to perform their duties and pay rent under the terms of the leases. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flows analysis, with the carrying value of the related assets. Long-lived assets classified as held for sale are measured at the lower of the carrying amount or fair value less cost to sell. There was no impairment charge recorded for the years ended December 31, 2009, 2008 or 2007.

Purchase Accounting:

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations (prior to the effective date of SFAS 141R, Business Combinations, Accounting Standards Codification (“ASC”) 805-10, which ETP adopted on January 1, 2009) ETP, with the assistance of independent valuation specialists, allocates the purchase price of acquired properties to tangible and identified intangible assets and liabilities based on their respective fair values. The allocation to tangible assets (building and land) is based upon ETP’s determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in place leases, the value of in place leases, tenant relationships and above or below market debt assumed.

The value allocable to the above or below market component of the acquired in place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between: (1) the contractual amounts to be paid pursuant to the lease over its remaining term, and (2) our estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in lease intangible assets, net in our accompanying combined balance sheets and amortized to rental income over the remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to below market lease values are included in lease intangible liabilities, net in ETP’s accompanying combined balance sheets and amortized to rental income over the remaining non-cancelable lease term plus any below market renewal options of the acquired leases with each property.

The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered in allocating these values include the

EXCEL TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

nature and extent of the credit quality and expectations of lease renewals, among other factors. The amounts allocated to in-place lease costs are included in lease intangible assets, net in the accompanying combined balance sheets and will be amortized over the average remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to the value of tenant relationships are included in lease intangible assets, net in our accompanying combined balance sheets and are amortized over the average remaining non-cancelable lease term of the acquired leases plus a market lease term.

The value allocable to above or below market debt is determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage. The amounts allocated to above or below market debt are included in mortgage loan payables, net on our accompanying combined balance sheets and are amortized to interest expense over the remaining term of the assumed mortgage.

Tenant receivables:

Tenant receivables and unbilled deferred rent receivables are carried net of the allowances for uncollectible current tenant receivables and unbilled deferred rent. An allowance is maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their lease agreements. ETP maintains an allowance for deferred rent receivables arising from the straight-lining of rents. Such allowance is charged to bad debt expense which is included in general and administrative expense on our accompanying combined statement of operations. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the tenant’s financial condition, security deposits, letters of credit, lease guarantees, current economic conditions and other relevant factors. At December 31, 2009 and December 31, 2008, ETP had $58 and $175, respectively, in allowances for uncollectible accounts as determined to be necessary to reduce receivables to the estimate of the amount recoverable. During the years ended December 31, 2009, 2008, and 2007, $189, $175 and $0, respectively, of receivables were charged to bad debt expense.

Deferred Charges:

Costs relating to obtaining tenant leases are deferred and amortized over the initial term of the agreement using the straight-line method. Costs relating to financing of properties are deferred and amortized over the life of the related loan using the straight-line method, which approximates the effective interest method. The range of terms of the agreements is as follows:

Deferred lease costs	1 to 14 years
Deferred finance costs	1 to 10 years

Deferred charges are included in other assets on the accompanying combined balance sheets.

Fair Value of Financial Instruments:

On January 1, 2008, ETP adopted Financial Accounting Standard Board (“FASB”) ASC 820-10, Fair Value Measurements and Disclosures. ASC 820-10 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The fair value hierarchy distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions.

EXCEL TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities that ETP has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. ETP’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

ETP calculates the fair value of financial instruments and includes this additional information in the notes to its combined financial statements when the fair value is different than the carrying value of those financial instruments. When the fair value of financial instruments reasonably approximates its carrying value, no additional disclosure is made.

Concentration of Risk:

ETP maintains its cash accounts in a number of commercial banks. Accounts at these banks are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250. At various times during the year, ETP had deposits in excess of the FDIC insurance limit.

In the years ended December 31, 2009, 2008 and 2007, there were two tenants who each accounted for more than 10% of revenues. In 2009, the two tenants accounted for 25.9% and 11.8% of total revenues, respectively. In 2008, the two tenants accounted for 15.3% and 11.3% of total revenues, respectively. In 2007, the two tenants accounted for 13.0% and 10.5% of total revenues, respectively.

Management Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements:

In December 2007, the FASB issued ASC 805-10, Business Combinations. In summary, ASC 805-10 requires the acquirer of a business combination to measure at fair value the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, with limited exceptions. In addition, this standard requires acquisition costs to be expensed as incurred. The standard is effective for fiscal years beginning after December 15, 2008, and is to be applied prospectively, with no earlier adoption permitted. ETP adopted this standard on January 1, 2009. The adoption of this standard did not have a material effect on ETP’s combined financial statements.

EXCEL TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification (“FASB Codification”) and the Hierarchy of Generally Accepted Accounting Principles.” This pronouncement establishes the FASB Codification as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. ETP adopted this pronouncement on July 1, 2009 and has updated its references to specific GAAP literature to reflect the codification.

On January 1, 2009, ETP adopted ASC 810-10-65, Consolidation, which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. ASC 810-10-65 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of operations, of the amounts of combined net income (loss) attributable to the parent and to the noncontrolling interest.

ASC 810-10-65 was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented. ETP adopted the standard as of January 1, 2009. The adoption of this standard did not have a material effect on ETP’s financial statements.

In June 2009, the FASB issued ASC 855-10, Subsequent Events, which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It is effective for interim and annual periods ending after June 15, 2009. ETP has adopted this standard as of June 30, 2009. The adoption of this standard did not have a material effect on ETP’s combined financial statements.

3.    Lease Intangible Assets, Net

Lease intangible assets, net consisted of the following:

	December 31,
	2009	2008

In-place leases, net of accumulated amortization of $2,245 and $1,849 as of December 31, 2009 and December 31, 2008, respectively, (with a weighted average remaining life of 155 and 271 months as of December 31, 2009 and December 31, 2008, respectively).	$578	$975
Above market leases, net of accumulated amortization of $850 and $780 as of December 31, 2009 and December 31, 2008, respectively, (with a weighted average remaining life of 14 and 24 months as of December 31, 2009 and December 31, 2008, respectively).	57	128
Leasing commissions, net of accumulated amortization of $944 and $732 as of December 31, 2009 and December 31, 2008, respectively, (with a weighted average remaining life of 160 and 255 months as of December 31, 2009 and December 31, 2008, respectively).	483	692

	$1,118	$1,795

Amortization expense recorded on the lease intangible assets for the years ended December 31, 2009, 2008 and 2007 was $677, $545 and $800, respectively. Included in these amounts is $70, $161 and $167, respectively, of amortization recorded against rental income for above market leases.

EXCEL TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

Estimated amortization expense on the lease intangible assets as of December 31, 2009 and for each of the next five years and thereafter is as follows:

Year	Amount
2010	$379
2011	165
2012	115
2013	109
2014	103
Thereafter	247

Total	$1,118

4.    Lease Intangible Liabilities, Net

Lease intangible liabilities, net consisted of the following:

	December 31,
	2009	2008

Below market leases, net of accumulated amortization of $678 and $441 as of December 31, 2009 and December 31, 2008, respectively, (with a weighted average remaining life of 116 and 189 months as of December 31, 2009 and December 31, 2008, respectively).	$555	$792

	$555	$792

Amortization expense recorded on the lease intangible liabilities for the years ended December 31, 2009, 2008 and 2007 was $237, $121 and $163, respectively, which is recorded to rental income in our combined statements of operations.

Estimated amortization expense on the lease intangible liabilities as of December 31, 2009 and for each of the next five years and thereafter is as follows:

Year	Amount
2010	$131
2011	69
2012	61
2013	61
2014	59
Thereafter	174

Total	$555

EXCEL TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

5.    Mortgage Notes Payable

Mortgage notes payable at December 31, 2009 and December 31, 2008 consist of the following:

	Carrying Amount of Mortgage Notes		Interest Rate	Monthly Payment(a)	Maturity Date
	December 31, 2009	December 31, 2008
Property Pledged as Collateral
Excel Centre(b)	$12,989	$13,211	6.08%	85	2014
Five Forks Crossing	5,408	5,566	5.50%	39	2013
Newport Towne Centre(c)	6,198	6,301	3.50%	28	2010
Red Rock Commons(d)	5,595	6,104	5.50%	57	2010

	$30,190	$31,182

(a)	This represents the monthly payment of principal and interest at December 31, 2009.

(b)	Mr. Sabin’s interests in Excel Centre have been pledged as collateral in connection with debt of affiliated entities.

(c)

The loan is guaranteed by Mr. Gary B. Sabin. The loan bore interest at a rate of LIBOR plus 3.25% and 1.80% at December 31, 2009 and 2008. The total interest rate was 3.50% and 4.12%, respectively. The loan was scheduled to mature in January 2010 and was extended to June 1, 2010.

(d)

The acquisition of this land was financed with two loans: One was a $6,175 mortgage payable secured by the property and the other was a $1,192 unsecured loan guaranteed by Mr. Sabin. Both loans bore interest at a rate of LIBOR plus 1.60% and matured November 1, 2008. Upon maturity, an affiliate of Mr. Sabin advanced $1,128 to ETP to repay the unsecured loan. The new note bears interest at the higher of prime or 4.5% and matured in November 2009. It is guaranteed by Mr. Sabin. In 2009, this loan was paid down by $200 and the loan was extended to July 1, 2010. The new interest rate is the greater of prime + 1.0% or 5.5% (5.5% at December 31, 2009) with monthly principal payments of $30.

Total interest cost capitalized for the years ended December 31, 2009, 2008 and 2007 was $282, $354 and $48, respectively.

The fair value of mortgage notes payable at December 31, 2009 and 2008 was $29,833 and $30,453, respectively, based on current interest rates for comparable loans. The method for computing fair value was determined using a present value model and an interest rate that included a credit value adjustment based on the estimated value of the property that serves as collateral for the underlying debt.

The above debt matures as of December 31, 2009 and the next five years ending December 31 as follows:

Year Ending December 31,	Amount
2010	$12,180
2011	411
2012	433
2013	5,149
2014	12,017

$30,190

ETP has two loans totaling $11,793 maturing in 2010. ETP anticipates that these will be repaid with proceeds from the Offering. Each of these loans has a one-year option to extend subject to certain debt-to-value ratios. If proceeds of the Offering are not available when the loans mature, ETP plans on exercising these options. ETP anticipates that cash requirements for the options would come from cash flow from the properties and contributions from Mr. Sabin.

EXCEL TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

6.    Related Party Transactions

Excel Realty Holdings, LLC, a wholly-owned company of Mr. Sabin (“ERH”), managed operations of ETP under various management agreements. Fees paid to ERH for property management services were $134, $118, and $140 in the years ending December 31, 2009, 2008 and 2007, respectively.

At December 31, 2009 and December 31, 2008 there were $1,355 and $728, respectively, of payables due to Mr. Sabin’s affiliates for net advances made to ETP for certain mortgage debt repayments and other capital items. These balances are included in due to owner in the accompanying combined balance sheets. Also in the due from owner balances are net cash flows from the Newport Towne Center for which cash accounts are held by a wholly-owned subsidiary of Mr. Sabin and not by ETP. These amounts are $139 and $80 at December 31, 2009 and December 31, 2008, respectively.

In 2009, a tenant of Excel Centre paid to ERH $153 related to services for the building of its tenant improvements.

7.    Income Taxes

ETP’s real estate entities are partnerships and limited liability companies. Under applicable federal and state income tax rules, the allocated share of net income or loss from partnerships and limited liability companies is reportable in the income tax returns of the partners and members. Accordingly, no income tax provision is included in the accompanying combined financial statements.

8.    Commitments and Contingencies

Litigation:

ETP is not presently subject to any material litigation nor, to its knowledge, is any material litigation threatened against it which if determined unfavorably to ETP, would have a material adverse effect on the combined financial position, results of operations or cash flows.

Environmental Matters:

ETP follows the policy of monitoring its properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, ETP is not currently aware of any environmental liability with respect to its properties that would have a material effect on the combined financial position, results of operations or cash flows. Further, ETP is not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that it believes would require additional disclosure or the recording of a loss contingency.

Other

ETP’s other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business. In ETP’s opinion, these matters are not expected to have a material adverse effect on the combined financial position, results of operations or cash flows.

EXCEL TRUST, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)

9.    Future Rental Revenues

Under existing non-cancelable operating lease agreements, tenants are committed to pay the following minimum rental payments to ETP:

Year	Amount
2010	$3,957
2011	3,228
2012	2,379
2013	2,292
2014	2,284
Thereafter	11,297

$25,437

Certain tenants have lease termination options built into their leases, which are subject to termination fees. In the event that a tenant does exercise its option to terminate its lease early and the terminated space is not subsequently leased out, the amount of future minimum rent received will be reduced.

10.    Segment Disclosure

ETP’s reportable segments consist of the two types of commercial real estate properties for which ETP’s chief operating decision-makers internally evaluate operating performance and financial results: Office Properties and Retail Properties. Retail Properties also includes undeveloped land which ETP may develop into a retail property.

ETP evaluates the performance of its segments based upon net operating income. “Net Operating Income” is defined as operating revenues (rental revenue and tenant recoveries) less property operating expenses (maintenance and repairs, real estate taxes, management fees, and other operating expenses) and administrative and miscellaneous expenses and excludes other non-property income, interest expense, depreciation and amortization. There is no intersegment activity.

The following tables reconcile ETP’s segment activity to its combined results of operations and financial position for the years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008.

	Year Ended December 31,
	2009	2008	2007
Office Properties:
Total revenues	$3,196	$1,913	$2,689
Property operating expenses	656	673	618
Administrative and miscellaneous	22	25	12

Net operating income, as defined	2,518	1,215	2,059
Depreciation and amortization	961	575	727
Interest expense	814	842	852
Interest income	4	27	30

Net income (loss)	747	(175)	510
Retail Properties:
Total revenues	1,794	1,919	1,844
Property operating expenses	573	475	384
Administrative and miscellaneous	23	18	3

Net operating income, as defined	1,198	1,426	1,457
Depreciation and amortization	1,084	828	848
Interest expense	545	751	741
Interest income	2	2	5

Net loss	(429)	(151)	(127)
Total Reportable Segments:
Total revenues	4,990	3,832	4,533
Property operating expenses	1,229	1,148	1,002
Administrative and miscellaneous	45	43	15

Net operating income, as defined	3,716	2,641	3,516
Depreciation and amortization	2,045	1,403	1,575
Interest expense	1,359	1,593	1,593
Interest income	6	29	35

Net income (loss)	318	(326)	383
Reconciliation to Combined Net Income Attributable to Controlling Interest:
Total net income (loss) for reportable segments	318	(326)	383
Net income attributable to non-controlling interests	75	56	272

Net income (loss) attributable to controlling interest	$243	$(382)	$111

	December 31,
	2009	2008
Assets:
Office Properties:
Total assets	$17,163	$13,175
Retail Properties:
Total assets	28,293	28,956

Total Reportable Segments & Combined Assets:
Total assets	$45,456	$42,131

EXCEL TRUST, INC. PREDECESSOR

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(Dollars in thousands)

		Additions	Deductions
	Balance at Beginning of Year	Charged to Bad Debt Expense	Accounts Receivable Written-off	Balance at End of Year

Allowance for bad debts:
Year ended December 31, 2009	$175	$189	$(306)	$58

Year ended December 31, 2008	$—	$175	$—	$175

Year ended December 31, 2007	$—	$—	$—	$—

EXCEL TRUST, INC. PREDECESSOR

SCHEDULE III — COMBINED REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2009

(Dollars in thousands)

	Encumbrances	Initial Cost		Cost Capitalized Subsequent to Acquisition		Gross Carry Amount Close of Period			Accumulated Depreciation	Year Built	Year Acquired
Name		Land	Building & Improvements	Land	Building & Improvements	Land	Building & Improvements	TOTAL
Excel Centre	$12,989	$1,095	$10,716	$—	$5,451	$1,095	$16,167	$17,262	$(2,440)	1999	2004
Five Forks Crossing	5,408	1,796	6,874	—	—	1,796	6,874	8,670	(1,091)	2002	2004
Newport Towne Center	6,198	1,586	6,571	—	—	1,586	6,571	8,157	(950)	2006	2007
Red Rock Commons	5,595	10,823	—	—	1,438	10,823	1,438	12,261	—	—	2007

	$30,190	$15,300	$24,161	$—	$6,889	$15,300	$31,050	$46,350	$(4,481)

The following is a reconciliation of total real estate carrying value and related accumulated depreciation for the years ended December 31:

	2009	2008	2007
Real Estate:
Balance at beginning of period:	$40,740	$39,963	$20,775
Acquisitions and additions	5,610	777	19,188

Balance at the close of period:	$46,350	$40,740	$39,963

Accumulated Depreciation:
Balance at beginning of period:	$(3,098)	$(2,275)	$(1,360)
Depreciation expense	(1,383)	(823)	(915)

Balance at the close of period:	$(4,481)	$(3,098)	$(2,275)

ETP’s Federal Tax Basis at December 31, 2009 was approximately $40,608.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners of Excel Trust, Inc. Predecessor

We have audited the accompanying statement of revenues and certain expenses, (the “Historical Summary”) of Grant Creek Town Center located in Missoula, Montana (the “Property”) for the year ended December 31, 2009. This Historical Summary is the responsibility of the Property’s management. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Registration Statement on Form S-11 of Excel Trust, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the Historical Summary of the Property presents fairly, in all material respects, the revenues and certain expenses described in Note 1 to the Historical Summary of Grant Creek Town Center located in Missoula, Montana for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

March 4, 2010

GRANT CREEK TOWN CENTER, MISSOULA, MONTANA

STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the Year Ended December 31, 2009

Year ended December 31, 2009
Revenues
Rental revenue	$1,536,000
Tenant reimbursements	374,000
Other income	41,000

Total revenues	1,951,000

Certain expenses
Property operating and maintenance	259,000
Property taxes	242,000
Insurance	37,000

Total certain expenses	538,000

Revenues in excess of certain expenses	$1,413,000

See accompanying notes to statements of revenues and certain expenses.

GRANT CREEK TOWN CENTER, MISSOULA, MONTANA

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1.    Organization and Summary of Significant Accounting Policies

Organization

The accompanying statement of revenues and certain expenses includes the operations of Grant Creek Town Center located in Missoula, Montana (the “Property”) which is anticipated to be acquired by Excel Trust, Inc. Predecessor (the “Company”), from a nonaffiliated third party. The Property is anticipated to be acquired for approximately $21.8 million and has 163,774 of leasable square feet .

Basis of Presentation

The statement of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and the Historical Summary is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of depreciation, interest expense and federal and state income taxes.

The accompanying statement is not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Property have been excluded.

In the preparation of the accompanying Historical Summary, subsequent events were evaluated through March 4, 2010, the date the financial statements were issued.

Revenue Recognition

Rental revenue is recognized on an accrual basis as it is earned over the lives of the respective tenant leases on a straight-line basis. Rental receivables are periodically evaluated for collectibility.

Included in other income for the year ended December 31, 2009 is $30,000 of lease termination income.

Repairs and Maintenance

Expenditures for repairs and maintenance are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from the estimates in the near term.

Concentration of Credit Risk

The Property had two tenants account for more than 10% of the revenues in 2009. These tenants represented approximately 13.2% and 10.8% of total revenues, respectively.

2.    Leases

The aggregate annual future minimum lease payments to be received under existing operating leases as of December 31, 2009, are as follows:

2010	$1,613,000
2011	1,534,000
2012	1,046,000
2013	644,000
2014	544,000
2015 and thereafter	1,593,000

$6,974,000

The Property’s last phase was completed in 2002 and was approximately 90.7% occupied at December 31, 2009. The Property is generally leased to tenants under lease terms that provide for the tenants to pay a pro rata share of their operating expenses. The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

Certain tenants have lease termination options built into their leases, which are subject to termination fees. In the event that a tenant does exercise its option to terminate its lease early and the terminated space is not subsequently leased out, the amount of future minimum rent received will be reduced.

3.    Related Party Transactions

In 2009, $73,000 in property management fees was paid to a company affiliated with the current owners of the Property.

4.    Commitments and Contingencies

The Company may be subject to legal claims in the ordinary course of business as a property owner. The Company believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners of Excel Trust, Inc. Predecessor

We have audited the accompanying statement of revenues and certain expenses, (the “Historical Summary”) of 5000 South Hulen located in Fort Worth, Texas (the “Property”) for the year ended December 31, 2009. This Historical Summary is the responsibility of the Property’s management. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Registration Statement on Form S-11 of Excel Trust, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the Historical Summary of the Property presents fairly, in all material respects, the revenues and certain expenses described in Note 1 to the Historical Summary of 5000 South Hulen located in Fort Worth, Texas for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

March 4, 2010

5000 SOUTH HULEN, FORT WORTH, TEXAS

STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the Year Ended December 31, 2009

Year ended December 31, 2009
Revenues
Rental revenue	$1,880,000
Tenant reimbursements	443,000
Other income	139,000

Total revenues	2,462,000

Certain expenses
Property operating and maintenance	271,000
Property taxes	360,000
Insurance	24,000

Total certain expenses	655,000

Revenues in excess of certain expenses	$1,807,000

See accompanying notes to statements of revenues and certain expenses.

5000 SOUTH HULEN, FORT WORTH, TEXAS

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1.    Organization and Summary of Significant Accounting Policies

Organization

The accompanying statement of revenues and certain expenses includes the operations of 5000 South Hulen located in Fort Worth, Texas (the “Property”) which is anticipated to be acquired by Excel Trust, Inc. Predecessor (the “Company”), from a nonaffiliated third party. The Property is anticipated to be acquired for approximately $21.9 million and has 86,838 of leasable square feet .

Basis of Presentation

The statement of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and the Historical Summary is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of depreciation, interest expense and federal and state income taxes.

The accompanying statement is not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Property have been excluded.

In the preparation of the accompanying Historical Summary, subsequent events were evaluated through March 4, 2010, the date the financial statements were issued.

Revenue Recognition

Rental revenue is recognized on an accrual basis as it is earned over the lives of the respective tenant leases on a straight-line basis. Rental receivables are periodically evaluated for collectibility.

Included in other income for the year ended December 31, 2009 is $137,000 of lease termination income.

Repairs and Maintenance

Expenditures for repairs and maintenance are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from the estimates in the near term.

Concentration of Credit Risk

The Property had two tenants account for more than 10% of the revenues in 2009. These tenants represented approximately 18.7% and 13.7% of total revenues, respectively.

2.    Leases

The aggregate annual future minimum lease payments to be received under existing operating leases as of December 31, 2009, are as follows:

2010	$1,855,000
2011	1,535,000
2012	1,295,000
2013	1,227,000
2014	1,232,000
2015 and thereafter	1,552,000

$8,696,000

The Property was built in 2005 and was approximately 94.3% occupied at December 31, 2009. The Property is generally leased to tenants under lease terms that provide for the tenants to pay a pro rata share of their operating expenses. The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

Certain tenants have lease termination options built into their leases, which are subject to termination fees. In the event that a tenant does exercise its option to terminate its lease early and the terminated space is not subsequently leased out, the amount of future minimum rent received will be reduced.

3.    Related Party Transactions

In 2009, $95,000 in property management fees was paid to a company affiliated with the current owners of the Property.

4.    Commitments and Contingencies

The Company may be subject to legal claims in the ordinary course of business as a property owner. The Company believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners of Excel Trust, Inc. Predecessor

We have audited the accompanying statement of revenues and certain expenses, (the “Historical Summary”) of Plaza at Rockwall located in Rockwall, Texas (the “Property”) for the year ended December 31, 2009. This Historical Summary is the responsibility of the Property’s management. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Registration Statement on Form S-11 of Excel Trust, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the Historical Summary of the Property presents fairly, in all material respects, the revenues and certain expenses described in Note 1 to the Historical Summary of Plaza at Rockwall located in Rockwall, Texas for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

March 4, 2010

PLAZA AT ROCKWALL, ROCKWALL, TEXAS

STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the Year Ended December 31, 2009

Year ended December 31, 2009
Revenues
Rental revenue	$2,909,000
Tenant reimbursements	1,149,000
Other income	10,000

Total revenues	4,068,000

Certain expenses
Property operating and maintenance	345,000
Property taxes	1,098,000
Insurance	36,000

Total certain expenses	1,479,000

Revenues in excess of certain expenses	$2,589,000

See accompanying notes to statements of revenues and certain expenses.

PLAZA AT ROCKWALL, ROCKWALL, TEXAS

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1.    Organization and Summary of Significant Accounting Policies

Organization

The accompanying statement of revenues and certain expenses includes the operations of Plaza at Rockwall located in Rockwall, Texas (the “Property”) which is anticipated to be acquired by Excel Trust, Inc. Predecessor (the “Company”), from a nonaffiliated third party. The Property is anticipated to be acquired for approximately $41.0 million and has 334,027 of leasable square feet and approximately 12.7 acres of vacant land for future development.

Basis of Presentation

The statement of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and the Historical Summary is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of depreciation, interest expense and federal and state income taxes.

The accompanying statement is not representative of the actual operations for the period presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Property have been excluded.

In the preparation of the accompanying Historical Summary, subsequent events were evaluated through March 4, 2010 the date the financial statements were issued.

Revenue Recognition

Rental revenue is recognized on an accrual basis as it is earned over the lives of the respective tenant leases on a straight-line basis. Rental receivables are periodically evaluated for collectibility.

Repairs and Maintenance

Expenditures for repairs and maintenance are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from the estimates in the near term.

Concentration of Credit Risk

The Property had two tenants account for more than 10% of the revenues in 2009. These tenants represented approximately 21.5% and 11.8% of total revenues, respectively.

2.    Leases

The aggregate annual future minimum lease payments to be received under existing operating leases as of December 31, 2009, are as follows:

2010	$2,945,000
2011	2,971,000
2012	2,978,000
2013	2,812,000
2014	2,741,000
2015 and thereafter	15,549,000

$29,996,000

The Property was built in 2007 and was approximately 93.6% occupied at December 31, 2009. The Property is generally leased to tenants under lease terms that provide for the tenants to pay a pro rata share of their operating expenses. The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

Certain tenants have lease termination options built into their leases, which are subject to termination fees. In the event that a tenant does exercise its option to terminate its lease early and the terminated space is not subsequently leased out, the amount of future minimum rent received will be reduced.

3.    Related Party Transactions

In 2009, $86,000 in property management fees was paid to a company affiliated with the current owners of the Property.

4.    Commitments and Contingencies

The Company may be subject to legal claims in the ordinary course of business as a property owner. The Company believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners of Excel Trust, Inc. Predecessor

We have audited the accompanying statement of revenues and certain expenses, (the “Historical Summary”) of Main Street Plaza located in El Cajon, California, (the “Property”) for the year ended December 31, 2009. This Historical Summary is the responsibility of the Property’s management. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Registration Statement on Form S-11 of Excel Trust, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the Historical Summary of the Property presents fairly, in all material respects, the revenues and certain expenses described in Note 1 to the Historical Summary of Main Street Plaza located in El Cajon, California for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

March 4, 2010

MAIN STREET PLAZA, EL CAJON, CALIFORNIA

STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the Year Ended December 31, 2009

(Dollars in thousands)

Year ended December 31, 2009
Revenues
Rental revenue	$306,000
Tenant reimbursements	35,000

Total revenues	341,000

Certain expenses
Property operating and maintenance	126,000
Property taxes	43,000
Insurance	3,000

Total certain expenses	172,000

Revenues in excess of certain expenses	$169,000

See accompanying notes to statements of revenues and certain expenses.

MAIN STREET PLAZA, EL CAJON, CALIFORNIA

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1.    Organization and Summary of Significant Accounting Policies

Organization

The accompanying statement of revenues and certain expenses includes the operations of Main Street Plaza (the “Property”) located in El Cajon, California which is anticipated to be acquired by Excel Trust, Inc. Predecessor (the “Company”), from a nonaffiliated third party. The Property is anticipated to be acquired for approximately $17.8 million and has 79,797 of leasable square feet .

Basis of Presentation

The statement of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and the Historical Summary is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of depreciation, interest expense and federal and state income taxes.

The accompanying statement is not representative of the actual operations for the periods presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Property have been excluded.

In the preparation of the accompanying Historical Summary, subsequent events were evaluated through March 4, 2010, the date the financial statements were issued.

Revenue Recognition

Rental revenue is recognized on an accrual basis as it is earned over the lives of the respective tenant leases on a straight-line basis. Rental receivables are periodically evaluated for collectibility.

Repairs and Maintenance

Expenditures for repairs and maintenance are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from the estimates in the near term.

Concentration of Credit Risk

The Property’s three tenants each accounted for more than 10% of the revenues in 2009.

2.    Leases

The aggregate annual future minimum lease payments to be received under existing operating leases as of December 31, 2009, are as follows:

2010	$1,099,000
2011	1,486,000
2012	1,490,000
2013	1,468,000
2014	1,370,000
2015 and thereafter	13,188,000

$20,101,000

The Property was built in 2009 and was approximately 96.6% occupied at December 31, 2009. The Property is generally leased to tenants under lease terms that provide for the tenants to pay a pro rata share of their operating expenses. The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

Certain tenants have lease termination options built into their leases, which are subject to termination fees. In the event that a tenant does exercise its option to terminate its lease early and the terminated space is not subsequently leased out, the amount of future minimum rent received will be reduced.

4.    Related Party Transactions

In 2009, $18,000 in property management fees was paid to a company affiliated with the current owners of the Property.

5.    Commitments and Contingencies

The Company may be subject to legal claims in the ordinary course of business as a property owner. The Company believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners of Excel Trust, Inc. Predecessor

We have audited the accompanying statement of revenues and certain expenses, (the “Historical Summary”) of St. Mariner’s Point Shopping Center located in St. Marys, Georgia, (the “Property”) for the year ended December 31, 2009. This Historical Summary is the responsibility of the Property’s management. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Registration Statement on Form S-11 of Excel Trust, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the Historical Summary of the Property presents fairly, in all material respects, the revenues and certain expenses described in Note 1 to the Historical Summary of St. Mariner’s Point Shopping Center located in St. Marys, Georgia, for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

March 4, 2010

ST. MARINER’S POINT SHOPPING CENTER, ST. MARYS, GA

STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the Year Ended December 31, 2009

(Dollars in thousands)

Year ended December 31, 2009
Revenues
Rental revenue	$594,000
Tenant reimbursements	104,000

Total revenues	698,000

Certain expenses
Property operating and maintenance	68,000
Property taxes	62,000
Insurance	17,000

Total certain expenses	147,000

Revenues in excess of certain expenses	$551,000

See accompanying notes to statements of revenues and certain expenses.

ST. MARINER’S POINT SHOPPING CENTER, ST. MARYS, GA

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1.    Organization and Summary of Significant Accounting Policies

Organization

The accompanying statement of revenues and certain expenses includes the operations of St. Mariner’s Point Shopping Center, (the “Property”) located in St. Marys, Georgia which is anticipated to be acquired by Excel Trust, Inc. Predecessor (the “Company”), from a nonaffiliated third party. The Property is anticipated to be acquired for approximately $6.6 million and has 45,215 of leasable square feet .

Basis of Presentation

The statement of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and the Historical Summary is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of depreciation, interest expense and federal and state income taxes.

The accompanying statement is not representative of the actual operations for the periods presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Property have been excluded.

In the preparation of the accompanying Historical Summary, subsequent events were evaluated through March 4, 2010, the date the financial statements were issued.

Revenue Recognition

Rental revenue is recognized on an accrual basis as it is earned over the lives of the respective tenant leases on a straight-line basis. Rental receivables are periodically evaluated for collectibility.

Repairs and Maintenance

Expenditures for repairs and maintenance are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from the estimates in the near term.

Concentration of Credit Risk

The Property had three tenants account for more than 10% of the revenues in 2009. These tenants represented approximately 13.3%, 11.3% and 11.4% of total revenues, respectively.

2.    Leases

The aggregate annual future minimum lease payments to be received under existing operating leases as of December 31, 2009, are as follows:

2010	$512,000
2011	251,000
2012	179,000
2013	114,000
2014	56,000
2015 and thereafter	4,000

$1,116,000

The Property was built in 2001 and was approximately 86.9% occupied at December 31, 2009. The Property is generally leased to tenants under lease terms that provide for the tenants to pay a pro rata share of their operating expenses. The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

Certain tenants have lease termination options built into their leases, which are subject to termination fees. In the event that a tenant does exercise its option to terminate its lease early and the terminated space is not subsequently leased out, the amount of future minimum rent received will be reduced.

3.    Related Party Transactions

In 2009, $27,000 in property management fees was paid to a company affiliated with the current owners of the Property.

4.    Commitments and Contingencies

The Company may be subject to legal claims in the ordinary course of business as a property owner. The Company believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners of Excel Trust, Inc. Predecessor

We have audited the accompanying statement of revenues and certain expenses, (the “Historical Summary”) of Merchants Central Shopping Center located in Milledgeville, Georgia, (the “Property”) for the year ended December 31, 2009. This Historical Summary is the responsibility of the Property’s management. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Registration Statement on Form S-11 of Excel Trust, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the Historical Summary of the Property presents fairly, in all material respects, the revenues and certain expenses described in Note 1 to the Historical Summary of Merchants Central Shopping Center located in Milledgeville, Georgia, for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

March 4, 2010

MERCHANTS CENTRAL SHOPPING CENTER, MILLEDGEVILLE, GA

STATEMENT OF REVENUES AND CERTAIN EXPENSES

For the Year Ended December 31, 2009

(Dollars in thousands)

Year ended December 31, 2009
Revenues
Rental revenue	$530,000
Tenant reimbursements	79,000

Total revenues	609,000

Certain expenses
Property operating and maintenance	60,000
Property taxes	46,000
Insurance	14,000

Total certain expenses	120,000

Revenues in excess of certain expenses	$489,000

See accompanying notes to statements of revenues and certain expenses.

MERCHANTS CENTRAL SHOPPING CENTER, MILLEDGEVILLE, GA

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1.    Organization and Summary of Significant Accounting Policies

Organization

The accompanying statement of revenues and certain expenses includes the operations of Merchants Central Shopping Center, (the “Property”) located in Milledgeville, Georgia which is anticipated to be acquired by Excel Trust, Inc. Predecessor (the “Company”), from a nonaffiliated third party. The Property is anticipated to be acquired for approximately $6.2 million and has 45,013 of leasable square feet .

Basis of Presentation

The statement of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property. Material amounts that would not be directly attributable to future operating results of the Property are excluded, and the Historical Summary is not intended to be a complete presentation of the Property’s revenues and expenses. Items excluded consist of depreciation, interest expense and federal and state income taxes.

The accompanying statement is not representative of the actual operations for the periods presented, as certain expenses that may not be comparable to the expenses expected to be incurred by the Company in the future operations of the Property have been excluded.

In the preparation of the accompanying Historical Summary, subsequent events were evaluated through March 4, 2010, the date the financial statements were issued.

Revenue Recognition

Rental revenue is recognized on an accrual basis as it is earned over the lives of the respective tenant leases on a straight-line basis. Rental receivables are periodically evaluated for collectibility.

Repairs and Maintenance

Expenditures for repairs and maintenance are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ materially from the estimates in the near term.

Concentration of Credit Risk

The Property had three tenants account for more than 10% of the revenues in 2009. These tenants represented approximately 15.1%, 12.5% and 12.2% of total revenues, respectively.

2.    Leases

The aggregate annual future minimum lease payments to be received under existing operating leases as of December 31, 2009, are as follows:

2010	$529,000
2011	513,000
2012	429,000
2013	381,000
2014	170,000
2015 and thereafter	4,000

$2,026,000

The Property was built in 2004 and was approximately 93.8% occupied at December 31, 2009. The Property is generally leased to tenants under lease terms that provide for the tenants to pay a pro rata share of their operating expenses. The above future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

Certain tenants have lease termination options built into their leases, which are subject to termination fees. In the event that a tenant does exercise its option to terminate its lease early and the terminated space is not subsequently leased out, the amount of future minimum rent received will be reduced.

3.    Related Party Transactions

In 2009, $12,000 in property management fees was paid to a company is affiliated with the current owners of the Property.

4.    Commitments and Contingencies

The Company may be subject to legal claims in the ordinary course of business as a property owner. The Company believes that the ultimate settlement of any potential claims will not have a material impact on the Property’s results of operations.

SUMMARY FINANCIAL DATA

WALGREEN CO.

We intend to acquire the following properties leased to Walgreen Co. (“Walgreens”) for which we have a signed purchase contract on:

Property Location	Store Opening Date	Purchase Price	Square Feet	Year Built
Corbin, KY	8/28/2009	$3,526,000	13,650	2009
Corbin, KY	8/14/2009	4,181,000	13,650	2009
Beckley, WV	3/6/2009	7,187,000	14,820	2009
Cross Lanes, WV	10/10/2009	4,995,000	14,550	2009
Barbourville, KY	11/21/2008	4,213,000	13,650	2008

Total		$24,102,000	70,320

Walgreens operates over 7,400 stores in 50 states, the District of Columbia, Puerto Rico and Guam. Walgreens has a Standard & Poor’s credit rating of “A+”, a Moody’s credit rating of “A2” on its long term debt and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “WAG”.

In evaluating the Walgreens properties as potential acquisitions and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors are considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

Because the Walgreens properties are each 100% leased to a single tenant on a long-term basis under a net- lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, Walgreens, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the properties are subject to a net lease and all have less than one year of operating results, the historical property financial statements provide limited information other than rental income, which is disclosed in the section “Business and Properties — Operating Properties”. As a result, pursuant to the guidance provided by the Securities and Exchange Commission, we have not provided audited statements of the properties acquired.

Walgreens currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Walgreens are taken from its previously filed public reports:

	For the Three Months Ended (Unaudited)		For the Fiscal Year Ended
	11/30/2009	11/30/2008	8/31/2009	8/31/2008	8/31/2007
	(In millions)
Consolidated Statements of Earnings
Net Sales	$16,364	$14,947	$63,335	$59,034	$53,762
Operating Income	797	669	3,247	3,441	3,151
Net Earnings	489	408	2,006	2,157	2,041

	As of
	11/30/2009	8/31/2009	8/31/2008	8/31/2007
	(In millions)
Consolidated Balance Sheets
Total Assets	$26,548	$25,142	$22,410	$19,314
Long-term Debt	2,366	2,336	1,337	22
Stockholders’ Equity	14,621	14,376	12,869	11,104

For more detailed financial information regarding Walgreens, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

SUMMARY FINANCIAL DATA

SUPERVALU INC.

We intend to acquire the following two properties leased to SuperValu Inc., the parent of the tenant Shop ‘n Save, and Jewel-Osco for which we have binding signed letters of intent on:

Tenant/Property Location	Lease Commencement Dates	Purchase Price	Square Feet	Year Built
Shop ‘n Save/Ballwin, MO	11/14/2007	$8,450,000	53,411	2007
Jewel-Osco, Morris, IL	5/21/1999	8,150,000	51,762	1999

Total		$16,600,000	105,173

Shop ‘n Save and Jewel-Osco are owned by SuperValu Inc. (“SuperValu”). SuperValu is one of the largest companies in the United States grocery channel. It conducts its retail operations under the following banners: Acme Markets, Albertsons, Bristol Farms, bigg’s, Cub Foods, Farm Fresh, Hornbacher’s, Jewel-Osco, Lucky, Save-A-Lot, Shaw’s Supemarkets, Shop ’n Save, Shoppers Food & Pharmacy and Star Markets. SuperValu has a Standard & Poor’s debt credit rating of “BB-” and a Moody’s credit rating of “Ba3” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “SVU”.

In evaluating the properties as potential acquisitions and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors are considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

Because these properties are each 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, SuperValu, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the properties are subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section “Business and Properties—Operating Properties.” As a result, pursuant to the guidance provided by the Securities and Exchange Commission, we have not provided audited statements of the properties acquired.

SuperValu currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding SuperValu are taken from its previously filed public reports (information for the nine months ended 12/5/2009 and 11/29/2008 and as of 12/5/2009 is unaudited):

	For the Nine Months Ended		For the Fiscal Year Ended
	12/5/2009	11/29/2008	2/28/2009	2/23/2008	2/24/2007
	(In millions)
Consolidated Statements of Earnings
Net Sales	$31,392	$33,744	$44,564	$44,048	$37,406
Operating Earnings (Loss)	915	(2,093)	(2,157)	1,684	1,305
Net Earnings (Loss)	296	(2,654)	(2,855)	593	452

	As of
	12/5/2009	2/28/2009	2/23/2008	2/24/2007
	(In millions)
Consolidated Balance Sheets
Total Assets	$17,174	$17,604	$21,062	$21,702
Total Liabilities	14,387	15,023	15,109	16,396
Stockholders’ Equity	2,787	2,581	5,953	5,306

For more detailed financial information regarding SuperValu, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

SUMMARY FINANCIAL DATA

LOWE’S COMPANIES, INC.

We intend to acquire the following property leased to Lowe’s Home Centers, Inc. for which we have binding signed letter of intent on:

Tenant/Property Location	Lease Commencement Date	Purchase Price	Square Feet	Year Built
Lowe’s Home Centers, Inc. Shippensburg, PA	7/1/2009	$17,550,000	171,069	2008

Lowe’s Companies, Inc. and subsidiaries, including Lowe’s Home Centers, Inc. (“Lowe’s”), is the world’s second largest home improvement retailer. As of January 30, 2009, Lowe’s operated 1,638 stores across 50 states and 11 stores in Canada. The 1,649 stores represented approximately 187 million square feet of retail selling space. At January 30, 2009, Lowe’s had a Standard & Poor’s credit rating of “A+” and “A1” and a Moody’s credit rating of “A1” and “P1” for its Senior Debt and Commercial Paper, respectively. Lowe’s is publicly traded on the New York Stock Exchange under the ticker symbol “LOW”.

In evaluating the Lowe’s property as potential acquisition and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors are considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

Because this property is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, Walgreens, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the properties are subject to a net lease and the historical property financial statements provide limited information other than rental income, which is disclosed in the section “Business and Properties—Operating Properties”. As a result, pursuant to the guidance provided by the Securities and Exchange Commission, we have not provided audited statements of the properties acquired.

Lowe’s currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Lowe’s are taken from its previously filed public reports (information for the nine months ended 10/30/2009 and 10/31/2008 and as of 10/30/2009 is unaudited):

	For the Nine Months Ended		For the Fiscal Year Ended
	10/30/2009	10/31/2008	1/30/2009	2/1/2008	2/2/2007
	(In millions)
Consolidated Statements of Earnings
Net Sales	$37,052	$38,246	$48,230	$48,283	$46,927
Gross Margin	12,909	13,133	16,501	16,727	16,198
Net Earnings	1,578	2,033	2,195	2,809	3,105

	As of
	10/30/2009	1/30/2009	2/1/2008	2/2/2007
	(In millions)
Consolidated Balance Sheets
Total Assets	$34,409	$32,686	$30,869	$27,767
Total Liabilities	14,990	14,631	14,771	12,042
Stockholders’ Equity	19,419	18,055	16,098	15,725

For more detailed financial information regarding Lowe’s, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Excel Trust, Inc.:

We have audited the accompanying consolidated balance sheet of Excel Trust, Inc. and subsidiary (the “Company”) as of December 31, 2009. This consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company as of December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 4, 2010

EXCEL TRUST, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

December 31, 2009

(In thousands, except share data)

ASSETS
Cash	$1

Total assets	$1

LIABILITIES AND STOCKHOLDER’S EQUITY
Stockholder’s equity:
Common stock, $.01 par value, 100,000 shares authorized; 1,000 shares issued and outstanding	$—
Additional paid-in capital	1

Total stockholder’s equity	$1

See accompanying notes to consolidated balance sheet.

EXCEL TRUST, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2009

1.    Organization and Description of Business

Excel Trust, Inc. (“the Company”) was incorporated in the State of Maryland on December 15, 2009. Concurrent with the consummation of an initial public offering (the “Offering”) of the common stock of the Company, which is expected to be completed in 2010, the Company and a newly formed limited partnership, Excel Trust, L.P. (the “Operating Partnership”) for which the Company is the sole general partner, together with the partners and members of the affiliated partnerships and limited liability companies of ETP and other parties which hold direct or indirect ownership interests in the Properties will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) continue the operations of ETP, (ii) enable the Company to raise the necessary capital to acquire increased interests in certain of the Properties, (iii) fund joint venture capital commitments, (iv) provide capital for future acquisitions, (v) fund certain development costs at the Company’s development property, and (vi) establish a capital reserve for general corporate purposes.

Excel Trust, Inc. Predecessor (“ETP”), which is not a legal entity but rather a combination of real estate entities and operations engaged in the business of owning, managing, leasing acquiring and developing commercial real estate, consisting of retail properties, an office property and undeveloped land. The Properties are located in South Carolina, Tennessee, California and Utah. During all periods presented in the accompanying combined financial statements, ETP was, and is the general partner or managing member of the real estate entities that directly or indirectly own these properties and ETP had and has responsibility for the day-to-day operations of such entities. The ultimate owners of ETP are Mr. Gary B. Sabin and certain others who have non-controlling interests.

The operations of the Company will be carried on primarily through the Operating Partnership. Pursuant to contribution agreements among the owners of ETP, the Company and the Operating Partnership will receive a contribution of interests in the Properties as well as the property management, leasing and real estate development operations of the Properties in exchange for the issuance of Company common stock or OP Units and/or the payment of cash to the contributors and the assumption of debt and other specified liabilities. The Company and Operating Partnership will be vertically integrated, self-administered and self-managed.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statement includes the accounts of the Company and the Operating Partnership. All significant intercompany balances and transactions have been eliminated in combination.

EXCEL TRUST

Publix

Five Forks Place – Simpsonville, SC*

Walgreens
Grand Opening!

Walgreens – Corbin, KY – South**

STAPLES
BEST BUY
FIRE LANE NO PARKING

Plaza at Rockwall Phase I – Rockwall, TX**

*Contribution Property.

**Acquisition Property.

Until             , 2010 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

15,000,000 Shares

Common Stock

P R O S P E C T U S

Morgan Stanley

Barclays Capital

UBS Investment Bank

Wells Fargo Securities

KeyBanc Capital Markets

Raymond James

Stifel Nicolaus

HFF Securities L.P.

PNC Capital Markets LLC

                    , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuances and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder, other than underwriting discounts and commissions and structuring fees. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the FINRA filing fee.

Securities and Exchange Commission Registration Fee	$21,390
NYSE Listing Fee	125,000
FINRA Filing Fee	30,500
Printing and Engraving Expenses	350,000
Legal Fees and Expenses (other than Blue Sky)	1,500,000
Blue Sky Fees and Expenses	10,000
Accounting Fees and Expenses	850,000
Transfer Agent and Registrar Fees	20,000
Miscellaneous	193,110

Total	3,100,000

We will pay all of the costs identified above.

Item 32.    Sales to Special Parties.

None.

Item 33.    Recent Sales of Unregistered Securities.

On December 16, 2009, in connection with our formation, Mr. Sabin was issued 1,000 shares of our common stock for total consideration of $1,000 in cash in order to provide our initial capitalization. We will repurchase these shares at cost upon the completion of this offering. The issuance of such shares was effected and the repurchase of such shares will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended, or the Securities Act.

In connection with our formation transactions:

•

On December 24, 2009, we entered into contribution agreements with Mr. Sabin and agreed to issue 352,103 shares of our common stock and 511,470 operating partnership units in exchange for the contribution to us of interests in certain of the contribution properties or the entities that own them and certain related assets. The operating partnership units are exchangeable on a one-for-one basis for shares of our common stock. The number of shares of common stock and operating partnership units to be issued under these contribution agreements will increase at the closing of the contributions on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional shares of common stock and operating partnership units to be issued, one share of common stock or one operating partnership unit will have a value equal to the price of one share of common stock to be issued pursuant to this Registration Statement. In addition, the value of the consideration due to such contributor may increase or decrease based on our equity capitalization implied by this offering.

•

On December 24, 2009, we entered into a contribution agreement with Mr. Nakagawa and agreed to issue 61,376 operating partnership units in exchange for the contribution to us of interests in certain of the contribution properties or the entities that own them and certain related assets. The operating partnership units are exchangeable on a one-for-one basis for shares of our common stock. The number of operating partnership units to be issued under this contribution agreement will increase at the closing of the contribution on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional operating partnership units to be issued, one operating partnership unit will have a value equal to the price of one share of common stock to be issued pursuant to this Registration Statement. In addition, the value of the consideration due to such contributor may increase or decrease based on our equity capitalization implied by this offering.

•

On December 24, 2009, we entered into a contribution agreement with Mr. Burton and agreed to issue 61,376 operating partnership units in exchange for the contribution to us of interests in certain of the contribution properties or the entities that own them and certain related assets. The operating partnership units are exchangeable on a one-for-one basis for shares of our common stock. The number of operating partnership units to be issued under this contribution agreement will increase at the closing of the contribution on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional operating partnership units to be issued, one operating partnership unit will have a value equal to the price of one share of common stock to be issued pursuant to this Registration Statement. In addition, the value of the consideration due to such contributor may increase or decrease based on our equity capitalization implied by this offering.

•

On December 24, 2009, we entered into a contribution agreement with Mr. Ottesen and agreed to issue 61,376 operating partnership units in exchange for the contribution to us of interests in certain of the contribution properties or the entities that own them and certain related assets. The operating partnership units are exchangeable on a one-for-one basis for shares of our common stock. The number of operating partnership units to be issued under this contribution agreement will increase at the closing of the contribution on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional operating partnership units to be issued, one operating partnership unit will have a value equal to the price of one share of common stock to be issued pursuant to this Registration Statement. In addition, the value of the consideration due to such contributor may increase or decrease based on our equity capitalization implied by this offering.

•

On December 24, 2009, we entered into a contribution agreement with a partnership affiliated with Messrs. Sabin, Plumb, Burton and Romney, and agreed to issue 147,353 shares of common stock in exchange for the contribution to us of interests in certain of the contribution properties or the entities that own them and certain related assets. Based on their ownership in the partnership, 96,663 shares are attributable to Mr. Sabin, 1,768 shares are attributable to Mr. Plumb, 1,179 shares are attributable to Mr. Burton and 5,010 shares are attributable to Mr. Romney. The number of operating partnership units to be issued under this contribution agreement will increase at the closing of the contribution on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional operating partnership units to be issued, one operating partnership unit will have a value equal to the price of one share of common stock to be issued pursuant to this Registration Statement. In addition, the value of the consideration due to such contributor may increase or decrease based on our equity capitalization implied by this offering.

•

On December 24, 2009, we entered into a contribution agreement with a corporation affiliated with Messrs. Sabin, Nakagawa, Ottesen and Burton, and agreed to issue 7,027 operating partnership units in exchange for the contribution to us of interests in certain of the contribution properties or the entities that own them and certain related assets. Based on their ownership in the corporation, 5,167 operating partnership units are attributable to Mr. Sabin and 620 operating partnership units are attributable to each of Messrs. Nakagawa, Ottesen and Burton. The number of operating partnership units to be issued under this contribution agreement will increase at the closing of the contribution on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional operating partnership units to be issued, one operating partnership unit will have a value equal to the price of one share of common stock to be issued pursuant to this Registration Statement. In addition, the value of the consideration due to such contributor may increase or decrease based on our equity capitalization implied by this offering.

All of such persons irrevocably committed to the transfer of such interests and assets prior to the filing of this Registration Statement, and are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such operating partnership units was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

Item 34.    Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination as to the entitlement to indemnification to (1) any present or former director or officer or (2) any individual who, while a director or officer of our company and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a trustee, director, officer, employee, agent or partner of such REIT, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise from and against any claim or liability to which such individual may become subject or which such individual may incur by reason of his or her service in such capacity. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while a director or officer of our company and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise as a trustee, director, officer, employee, agent or partner and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was a result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our executive officers and directors whereby we agree to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. The indemnification agreements require us to indemnify the director or officer party thereto, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on behalf of us. In addition, the indemnification agreements require us to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on behalf of us. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreements require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Excel Trust, L.P., the partnership in which we serve as sole general partner.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered.

None.

Item 36.    Financial Statements and Exhibits.

(a) Financial Statements.    See Index to Financial Statements.

(b) Exhibits.    The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
1.1*	Form of Underwriting Agreement among Excel Trust, Inc. and the underwriters named therein.

3.1**	Form of Articles of Amendment and Restatement of the Registrant.

3.2**	Form of Amended and Restated Bylaws of the Registrant.

4.1*	Form of Certificate of Common Stock of the Registrant.

5.1*	Opinion of Ballard Spahr LLP with respect to the legality of the shares being registered.

8.1*	Opinion of Latham & Watkins LLP with respect to tax matters.

10.1***	Form of Agreement of Limited Partnership of Excel Trust, L.P.

10.2**	Form of Registration Rights Agreement among Excel Trust, Inc. and the persons named therein.

10.3**	Contribution Agreement (common stock) between Excel Trust, Inc. and Gary B. Sabin dated as of December 24, 2009.

10.4**	Contribution Agreement (common stock) between Excel Trust, Inc. and additional contributors dated as of December 24, 2009.

10.5**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and Gary B. Sabin dated as of December 24, 2009.

10.6**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and James Y. Nakagawa dated as of December 24, 2009.

10.7**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and S. Eric Ottesen dated as of December 24, 2009.

10.8**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and Mark T. Burton dated as of December 24, 2009.

10.9**	Form of Contribution Agreement (operating partnership units) between Excel Trust, L.P. and additional contributors dated as of December 24, 2009.

10.10**	Form of 2010 Equity Incentive Award Plan.

10.11**	Form of Restricted Stock Award Agreement under the 2010 Equity Incentive Award Plan.

10.12**	Form of Indemnification Agreement between Excel Trust, Inc. and each of its directors and officers.

10.13**	Form of Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and Gary B. Sabin.

10.14**	Form of Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and their other executive officers.

10.15**	Form of Excel Trust, Inc. and Excel Trust, L.P. Incentive Bonus Plan.

21.1***	List of Subsidiaries of the Registrant.

23.1*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.3***	Consent of Deloitte & Touche LLP.

24.1**	Power of Attorney (included on the Signature Page).

99.1**	Consent of Bruce G. Blakley to be named as a proposed director.

99.2**	Consent of Burland B. East to be named as a proposed director.

99.3**	Consent of Robert E. Parsons, Jr. to be named as a proposed director.

99.4**	Consent of Warren R. Staley to be named as a proposed director.

*	To be filed by amendment.
**	Previously filed.
***	Filed herewith.

Item 37.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 12th day of April, 2010.

EXCEL TRUST, INC.

By:	/s/ Gary B. Sabin
Gary B. Sabin Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary B. Sabin	Chairman and	April 12, 2010
Gary B. Sabin	Chief Executive Officer
(Principal Executive Officer)

/s/ James Y. Nakagawa	Chief Financial Officer	April 12, 2010
James Y. Nakagawa	(Principal Financial Officer and
Principal Accounting Officer)

EXHIBIT INDEX

Exhibit
1.1*	Form of Underwriting Agreement among Excel Trust, Inc. and the underwriters named therein.

3.1**	Form of Articles of Amendment and Restatement of the Registrant.

3.2**	Form of Amended and Restated Bylaws of the Registrant.

4.1*	Form of Certificate of Common Stock of the Registrant.

5.1*	Opinion of Ballard Spahr LLP with respect to the legality of the shares being registered.

8.1*	Opinion of Latham & Watkins LLP with respect to tax matters.

10.1***	Form of Agreement of Limited Partnership of Excel Trust, L.P.

10.2**	Form of Registration Rights Agreement among Excel Trust, Inc. and the persons named therein.

10.3**	Contribution Agreement (common stock) between Excel Trust, Inc. and Gary B. Sabin dated as of December 24, 2009.

10.4**	Contribution Agreement (common stock) between Excel Trust, Inc. and additional contributors dated as of December 24, 2009.

10.5**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and Gary B. Sabin dated as of December 24, 2009.

10.6**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and James Y. Nakagawa dated as of December 24, 2009.

10.7**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and S. Eric Ottesen dated as of December 24, 2009.

10.8**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and Mark T. Burton dated as of December 24, 2009.

10.9**	Form of Contribution Agreement (operating partnership units) between Excel Trust, L.P. and additional contributors dated as of December 24, 2009.

10.10**	Form of 2010 Equity Incentive Award Plan.

10.11**	Form of Restricted Stock Award Agreement under the 2010 Equity Incentive Award Plan.

10.12**	Form of Indemnification Agreement between Excel Trust, Inc. and each of its directors and officers.

10.13**	Form of Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and Gary B. Sabin.

10.14**	Form of Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and their other executive officers.

10.15**	Form of Excel Trust, Inc. and Excel Trust, L.P. Incentive Bonus Plan.

21.1***	List of Subsidiaries of the Registrant.

23.1*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.3***	Consent of Deloitte & Touche LLP.

Exhibit
24.1**	Power of Attorney (included on the Signature Page).

99.1**	Consent of Bruce G. Blakley to be named as a proposed director.

99.2**	Consent of Burland B. East to be named as a proposed director.

99.3**	Consent of Robert E. Parsons, Jr. to be named as a proposed director.

99.4**	Consent of Warren R. Staley to be named as a proposed director.

*	To be filed by amendment.
**	Previously filed.
***	Filed herewith.